      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2000



                                                      REGISTRATION NO. 333-34972

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                 PRE-EFFECTIVE
                               AMENDMENT NO. 1 TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              GENZYME CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MASSACHUSETTS                              2836                               06-1047163
    (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                           --------------------------

               ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500


         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                  PETER WIRTH
                              GENZYME CORPORATION
                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                        COPIES OF ALL CORRESPONDENCE TO:

              PAUL M. KINSELLA                                   JUSTIN P. MORREALE
             PALMER & DODGE LLP                                   BINGHAM DANA LLP
             ONE BEACON STREET                                   150 FEDERAL STREET
        BOSTON, MASSACHUSETTS 02108                         BOSTON, MASSACHUSETTS 02110
               (617) 573-0100                                      (617) 951-8000

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:


 As soon as practicable after the effective time of this Registration Statement and the effective time of the merger contemplated by the Agreement and Plan of
       Merger among Genzyme Corporation, Seagull Merger Corporation, and Biomatrix, Inc., dated as of March 6, 2000, as amended, which is attached as
     Annex A to the joint proxy statement/prospectus forming a part of this
                            Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE      AGGREGATE OFFERING     AGGREGATE OFFERING         REGISTRATION
           TO BE REGISTERED                   REGISTERED         PRICE PER UNIT              PRICE                   FEE
Genzyme Biosurgery Division Common
 Stock, par value $0.01 per share......     44,074,241(1)              N/A            $632,733,907.29(2)        $167,042.48(3)



                                                 (FOOTNOTES APPEAR ON NEXT PAGE)


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(FOOTNOTES FROM PREVIOUS PAGE)


(1) Represents the estimated maximum number of shares of Genzyme Biosurgery Common Stock of the Registrant ("GZBX Stock") to be issued in connection with (a) the merger of Biomatrix with and into a wholly owned subsidiary of the Registrant and (b) the exchange of shares of the Registrant's outstanding Genzyme Surgical Products Common Stock ("GZSP Stock") and Genzyme Tissue Repair Common Stock ("GZTR Stock") in a recapitalization. Assumes the Registrant issues (a) (based on a one-for-one exchange ratio) up to 18,743,626 shares of GZBX Stock in exchange for up to 72.68% of (i) the 23,360,071 shares of Biomatrix common stock outstanding on April 13, 2000 and (ii) 2,429,179 shares of Biomatrix common stock that may be issued prior to the merger; (b) (based on a 0.3352-for-one exchange ratio) up to 12,703,681 shares of GZBX Stock in exchange for (i) the 28,660,489 shares of GZTR Stock outstanding on April 13, 2000 and (ii) 9,238,321 shares of GZTR Stock that may be issued prior to the recapitalization; and (c) (based on a 0.6060-for-one exchange ratio) up to 12,210,900 shares of GZBX Stock in exchange for (i) the 14,900,715 shares of GZSP Stock outstanding on April 13, 2000 and (ii) 5,249,285 shares of GZSP Stock that may be issued prior to the recapitalization. The percentage of the shares of Biomatrix common stock that convert into shares of GZBX Stock in the merger may be increased (and, therefore, the number of shares of GZBX Stock that are issuable in exchange for shares of Biomatrix common stock in the merger may be increased) in order to ensure that the value of the GZBX Stock issued in the merger is at least 45% of the total merger consideration. The shares registered hereby also may be used to satisfy such an increase. The shares of GZBX Stock include the associated purchase rights that will be evidenced by certificates for shares of GZBX Stock and will automatically trade with such shares.



(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). Of the maximum offering price of $623,733,907.29, $477,903,545.32 is based upon the average of the high and low prices of the Biomatrix Stock, GZSP Stock and GZTR Stock as reported for April 14, 2000, with regard to 35,367,311 shares of GZBX Stock for which a registration fee was paid with the initial filing of this Registration Statement. The remaining $154,830,361.97 is based upon the average of the high and low prices of those stocks as reported for June 27, 2000, with regard to the additional 8,290,896 shares being registered under this Amendment No. 1 to the Registration Statement.



(3) Calculated pursuant to Rules 457(f) and 457(c) under the Securities Act. $126,166.48 of the registration fee was previously paid to register 35,367,311 shares of GZBX Stock in connection with the initial filing of this Registration Statement on April 18, 2000. An additional $40,876 is being paid herewith in connection with the registration of an additional 8,706,930 shares of GZBX Stock. The portion of the registration fee paid on April 18, 2000 was calculated on the basis of market values per Biomatrix Stock, GZSP Stock and GZTR Stock as reported for April 14, 2000; the portion of the registration fee paid with this Amendment No. 1 to the Registration Statement is calculated on the basis of market values per Biomatrix Stock, GZSP Stock and GZTR Stock as reported for June 27, 2000.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 3, 2000



                                                             GENZYME CORPORATION
                                                             One Kendall Square
 [LOGO]                                                      Cambridge, MA 02139
                                                             (617) 252-7500


                                 JULY   , 2000


Dear Stockholders:

    We cordially invite you to attend a special meeting of the stockholders of
Genzyme Corporation at             , Massachusetts on         , 2000, at
      a.m. Boston time.

    At the special meeting, we will ask you to vote on several proposals related to a recapitalization of the company and a merger with Biomatrix, Inc.

    The merger agreement provides for the acquisition of Biomatrix in exchange for cash and shares of a new series of Genzyme common stock that is intended to reflect the value and track the performance of Genzyme Biosurgery, a new division of Genzyme that we propose to establish. We refer to this new series of stock as Genzyme Biosurgery Division Common Stock. Concurrently with the merger, Genzyme Tissue Repair and Genzyme Surgical Products, together with Biomatrix, will be combined to form Genzyme Biosurgery.


    The key items on the agenda for the special meeting are proposals to:



    - amend our charter to cancel Genzyme Surgical Products Division Common Stock and Genzyme Tissue Repair Division Common Stock and create the Genzyme Biosurgery Division Common Stock;



    - approve the exchange of each outstanding share of Genzyme Surgical Products Division Common Stock for 0.6060 share of Genzyme Biosurgery Division Common Stock; and



    - approve the exchange of each outstanding share of Genzyme Tissue Repair Division Common Stock for 0.3352 share of Genzyme Biosurgery Division Common Stock.



    If approved, the above proposals will become effective only if and when the merger becomes effective. Genzyme has applied for quotation of the Genzyme Biosurgery Division Common Stock on the Nasdaq National Market under the trading symbol "GZBX."


    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSALS RELATED TO THE RECAPITALIZATION AND THE MERGER AND DETERMINED THAT THE RECAPITALIZATION AND THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF GENZYME AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS.


    ACCOMPANYING THIS LETTER IS A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND A JOINT PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS AND TO CONSIDER CAREFULLY THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE BEFORE VOTING.


    Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy in the enclosed envelope. YOUR VOTE IS VERY IMPORTANT.

                                          Sincerely,
                                          Henri A. Termeer
                                          Chairman of the Board, President and
                                          Chief Executive Officer


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE RECAPITALIZATION OR MERGER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS OR THE GENZYME BIOSURGERY DIVISION COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER AND THE

RECAPITALIZATION, OR DETERMINED IF THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JULY   , 2000
      AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JULY   , 2000.

                              GENZYME CORPORATION

                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON             , 2000 AT     A.M.
                            ------------------------

To the Stockholders of Genzyme Corporation:

    We will hold a special meeting of the stockholders of Genzyme Corporation at
            , Massachusetts, on             , 2000, at     a.m., Boston time,
for the following purposes:


    1. To consider and vote upon a proposal to amend and restate the Genzyme charter to create a new series of common stock designated as Genzyme Biosurgery Division Common Stock and to cancel the Genzyme Surgical Products Division Common Stock and the Genzyme Tissue Repair Division Common Stock, after which the authorized capitalization of Genzyme will include 390,000,000 shares of common stock, 200,000,000 shares of which will be designated as Genzyme General Division Stock, 40,000,000 shares of which will be designated Genzyme Molecular Oncology Division Common Stock, 100,000,000 shares of which will be designated Genzyme Biosurgery Division Common Stock and 50,000,000 shares of which will be undesignated, all as contemplated by the merger agreement among Genzyme Corporation, a specially formed, wholly owned subsidiary of Genzyme and Biomatrix, Inc.


    2. For the holders of Genzyme Surgical Products Division Common Stock, voting as a separate class, to consider and vote upon a proposal to cancel the Genzyme Surgical Products Division Common Stock and receive in exchange 0.6060 share of Genzyme Biosurgery Division Common Stock for each share of Genzyme Surgical Products Division Common Stock, and to transfer the assets of Genzyme Surgical Products to Genzyme Biosurgery as contemplated by the merger agreement.

    3. For the holders of Genzyme Tissue Repair Division Common Stock, voting as a separate class, to consider and vote upon a proposal to cancel the Genzyme Tissue Repair Division Common Stock and receive in exchange
       0.3352 share of Genzyme Biosurgery Division Common Stock for each share of Genzyme Tissue Repair Division Common Stock, and to transfer the assets of Genzyme Tissue Repair to Genzyme Biosurgery as contemplated by the merger agreement.

    4. To transact such other business as may properly be brought before the special meeting or any adjournment of it by the Genzyme board of directors.


    We cannot take the actions contemplated in paragraph (1) unless holders of a majority of the outstanding shares of all series of Genzyme common stock voting together as a single class affirmatively approve the proposal. We cannot take the actions contemplated in paragraph (2) unless the holders of a majority of the outstanding shares of all Genzyme Surgical Products Division Common Stock, voting separately as a class, approve of the proposal. We cannot take the actions contemplated in paragraph (3) unless the holders of a majority of the outstanding shares of all Genzyme Tissue Repair Division Common Stock, voting as a separate class, approve of the proposal. We cannot complete the merger unless the actions contemplated in paragraphs (1), (2), and (3), which we refer to together as the recapitalization, are approved. Likewise, the recapitalization, if approved, will not be effected unless the merger is approved by the Biomatrix stockholders. Only stockholders who owned shares of Genzyme common stock at the
close of business on       , 2000, the record date for the special meeting, are
entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

    Under Massachusetts law, a holder of Genzyme Surgical Products Division Common Stock or Genzyme Tissue Repair Division Common Stock is entitled to assert dissenters' rights of appraisal if the recapitalization is adopted and made effective. If the recapitalization proposals are approved by Genzyme's stockholders and effected by Genzyme, then any holder of Genzyme Surgical Products Division Common Stock or Genzyme Tissue Repair Division Common Stock:

    - who, prior to the taking of the vote approving the recapitalization, files with Genzyme written objection to the recapitalization stating that he or she intends to demand payment for his or her shares if the recapitalization is effected, and


    - whose shares are not voted in favor of the recapitalization proposals,


has the right to demand in writing from Genzyme, within 20 days after receiving written notice from Genzyme that the recapitalization has become effective, payment for his or her shares and appraisal of their value. Genzyme and dissenting stockholders will have the rights and duties, and must follow the procedures, regarding appraisal demands contained in sections 86 through 98 of Chapter 156B of the General Laws of Massachusetts, a copy of which is attached as Annex H to the accompanying joint proxy statement/prospectus.

    For more information about the merger and recapitalization, please review the accompanying joint proxy statement/prospectus and the merger agreement attached as Annex A.

                                          By order of the Board of Directors,

                                          Peter Wirth

                                          Executive Vice President, Chief Legal
                                          Officer and Clerk


Cambridge, Massachusetts
July   , 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                BIOMATRIX, INC.
                               65 RAILROAD AVENUE
                          RIDGEFIELD, NEW JERSEY 07657
                                 July   , 2000


Dear Biomatrix Stockholder:

    We cordially invite you to attend a special meeting of the stockholders of Biomatrix, Inc. at our headquarters at 65 Railroad Avenue, Ridgefield, New
Jersey 07657 on         , 2000, at       a.m. local time.

    At the special meeting, we will ask you to vote on a proposal to adopt a merger agreement with Genzyme Corporation that will cause Biomatrix to become a wholly owned subsidiary of Genzyme. In the merger, each one of your shares of Biomatrix common stock will be converted into either


    - $37.00 in cash,



    - one share of a new series of Genzyme common stock designated as "Genzyme Biosurgery Division Common Stock" or



    - a combination of cash and a fraction of a share of Genzyme Biosurgery Division Common Stock, all according to the procedures described in the joint proxy statement/prospectus.



    In connection with the merger, the business of Biomatrix will be combined with the businesses of Genzyme's Tissue Repair and Surgical Products Divisions to form Genzyme Biosurgery, a new division that Genzyme will create if approved by its stockholders.


    Upon completion of the merger, Genzyme Biosurgery Division Common Stock will be one of Genzyme Corporation's tracking stocks. Genzyme has applied for quotation of the Genzyme Biosurgery Division Common Stock on the Nasdaq National Market under the trading symbol "GZBX."


    If approved, the merger will become effective only if and when the recapitalization of Genzyme necessary to create the Genzyme Biosurgery Division Common Stock becomes effective.


    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF BIOMATRIX AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT.


    ACCOMPANYING THIS LETTER IS A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND A JOINT PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS AND TO CONSIDER CAREFULLY THE MATTERS DISCUSSED UNDER
"RISK FACTORS" BEGINNING ON PAGE   BEFORE VOTING.


    Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy in the enclosed envelope. YOUR VOTE IS VERY IMPORTANT.

                                            Sincerely,
                                            Endre A. Balazs, MD
                                            Chief Executive Officer and Chief
                                            Scientific Officer


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS OR THE GENZYME BIOSURGERY DIVISION COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER AND THE RECAPITALIZATION, OR DETERMINED IF THE PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JULY   , 2000
      AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JULY   , 2000.

                                BIOMATRIX, INC.

                               65 RAILROAD AVENUE
                          RIDGEFIELD, NEW JERSEY 07657
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON             , 2000 AT       A.M.
                            ------------------------

To the Stockholders of Biomatrix, Inc.:

    We will hold a special meeting of the stockholders of Biomatrix, Inc. at our
headquarters at 65 Railroad Avenue, Ridgefield, New Jersey, on             ,
2000, at       a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to adopt the merger agreement among Genzyme Corporation, a wholly owned subsidiary of Genzyme and Biomatrix. In the merger, Biomatrix will become a wholly owned subsidiary of Genzyme, and all outstanding shares of Biomatrix common stock will be converted into the right to receive cash, shares of Genzyme Biosurgery Division common stock or a combination of cash and shares.

    2. To transact such other business as may properly be brought before the special meeting or any adjournment of it by the Biomatrix board of directors.


    We cannot complete the merger unless a majority of the shares outstanding on
            , 2000, the record date for the special meeting, affirmatively adopt the merger agreement. Only stockholders who owned shares of Biomatrix common
stock at the close of business on             , 2000 are entitled to notice of,
and to vote at, the special meeting and any adjournments or postponements of it. If approved, the merger will become effective only if and when the creation of the Genzyme Biosurgery Division Common Stock is approved by Genzyme stockholders and made effective.


    Under Delaware law, a holder of Biomatrix common stock is entitled to assert dissenters' rights of appraisal if the merger is adopted and made effective. If the merger is approved by Biomatrix' stockholders and effected by Biomatrix, then any holder of Biomatrix common stock:

    - who, prior to the taking of the vote approving the merger, files with Biomatrix written objection to the merger stating that he or she intends to demand payment for his or her shares if the merger is effected, and


    - whose shares are not voted in favor of the merger,


has the right to demand in writing from Biomatrix, within 20 days after receiving written notice from Biomatrix that the merger has become effective, payment for his or her shares and appraisal of their value. Biomatrix and dissenting stockholders will have the rights and duties, and must follow the procedures, regarding appraisal demands contained in section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex G to the accompanying joint proxy statement/prospectus.

    For more information about the merger, please review the accompanying joint proxy statement/prospectus and the merger agreement attached as Annex A.

                                          By Order of the Board of Directors,

                                          Endre A. Balazs, MD

                                          Chief Executive Officer and Chief
                                          Scientific Officer


Ridgefield, New Jersey
July   , 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                      REFERENCES TO ADDITIONAL INFORMATION

    This joint proxy statement/prospectus incorporates important business and financial information about Genzyme and Biomatrix from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this joint proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

     Genzyme Corporation               Biomatrix, Inc.
    Shareholder Relations             Investor Relations
      One Kendall Square              65 Railroad Avenue
Cambridge, Massachusetts 02139   Ridgefield, New Jersey 07657
        (617) 252-7526                  (201) 945-9550

    If you would like to request documents, please do so by             , 2000
in order to receive them before the special meetings.


    See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 170.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS & ANSWERS FOR GENZYME STOCKHOLDERS ABOUT THE
  RECAPITALIZATION..........................................      1
QUESTIONS & ANSWERS FOR BIOMATRIX STOCKHOLDERS ABOUT THE
  MERGER....................................................      1
SUMMARY.....................................................      3
COMPARATIVE PER SHARE DATA..................................     40
COMPARATIVE STOCK PRICES AND DIVIDENDS......................     41
RISK FACTORS................................................     43
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     65
THE GENZYME SPECIAL MEETING.................................     66
THE BIOMATRIX SPECIAL MEETING...............................     69
GENZYME CORPORATION.........................................     71
BIOMATRIX...................................................     71
BACKGROUND AND REASONS FOR THE MERGER.......................     72
  Background................................................     72
  Biomatrix' Reasons for the Merger.........................     76
  Fairness Opinion of Biomatrix' Financial Advisor..........     78
  Genzyme's Reasons for the Merger..........................     85
  Fairness Opinion of Genzyme's Financial Advisor...........     87
  Interests of Biomatrix' Directors and Officers in the
    Merger..................................................     98
THE MERGER AND THE MERGER AGREEMENT.........................    100
  General Description of the Merger.........................    100
  Effective Time............................................    100
  Merger Consideration for Biomatrix Common Stock...........    100
  No Fractional Shares......................................    103
  Procedure for Filing Elections and Converting Biomatrix
    Common Stock into Merger Consideration..................    104
  Exchange of Biomatrix Stock Certificates..................    104
  Treatment of Biomatrix Stock Options......................    105
  Treatment of Biomatrix Convertible Note...................    105
  Treatment of Biomatrix Benefits and Other Employee
    Matters.................................................    106
  Appraisal Rights of Biomatrix Stockholders................    106
  Accounting Treatment......................................    107
  Material United States Federal Income Tax Consequences of
    the Merger..............................................    107
  Financing the Cash Portion of the Merger Consideration....    107
  Covenants Under the Merger Agreement......................    107
  Representations and Warranties............................    111
  Conditions to the Merger..................................    112
  Termination of the Merger Agreement.......................    113
  Termination Fees and Expenses.............................    113
  Amendments and Waivers....................................    115
  No Relief from Liability for Willful Breach...............    115
  Nasdaq Listing of GZBX Stock..............................    115
  Delisting of Biomatrix Common Stock.......................    115
  Resales of GZBX Stock by Biomatrix Affiliates.............    115
  Stockholder Voting Agreements.............................    115
  Stock Option Agreement....................................    116
  Regulatory Matters........................................    118

                                                                PAGE
                                                              --------
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
  THE MERGER AND THE RECAPITALIZATION.......................    119
THE GENZYME RECAPITALIZATION PROPOSAL.......................    125
  Reasons for the Genzyme Recapitalization..................    125
  Description of the Recapitalization Proposal..............    125
  Effects of the Recapitalization on Genzyme Stockholders...    126
  Exchange of GZSP Stock and GZTR Stock for GZBX Stock......    126
  No Fractional Shares......................................    127
  Accounting Treatment......................................    127
  Material United States Federal Income Tax Consequences of
    the Recapitalization....................................    127
  Appraisal Rights of GZSP and GZTR Stockholders............    127
  Effect of the Recapitalization on the Genzyme Benefit
    Plans...................................................    128
MANAGEMENT AFTER THE RECAPITALIZATION AND THE MERGER........    130
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
  PRINCIPAL STOCKHOLDERS....................................    131
DESCRIPTION OF GENZYME CAPITAL STOCK........................    135
DESCRIPTION OF GENZYME'S MANAGEMENT AND ACCOUNTING
  POLICIES..................................................    148
COMPARISON OF RIGHTS OF GENZYME AND BIOMATRIX
  STOCKHOLDERS..............................................    154
COMPARISON OF RIGHTS OF GZBX STOCKHOLDERS AND GZSP AND GZTR
  STOCKHOLDERS..............................................    167
LEGAL MATTERS...............................................    168
EXPERTS.....................................................    168
FUTURE BIOMATRIX STOCKHOLDER PROPOSALS......................    168
FUTURE GENZYME STOCKHOLDER PROPOSALS........................    168
OTHER MATTERS...............................................    169
WHERE YOU CAN FIND MORE INFORMATION.........................    170



ANNEXES
------------------------------------------------------------
AMENDED AGREEMENT AND PLAN OF MERGER AMONG GENZYME
  CORPORATION, SEAGULL MERGER CORPORATION, AND BIOMATRIX,
  INC.......................................................  Annex A
STOCK OPTION AGREEMENT......................................  Annex B
OPINION OF LEHMAN BROTHERS..................................  Annex C
OPINION OF MERRILL LYNCH....................................  Annex D
GENZYME MANAGEMENT AND ACCOUNTING POLICIES, AS PROPOSED TO
  BE AMENDED AND RESTATED...................................  Annex E
TERMS OF GZBX STOCK.........................................  Annex F
DELAWARE APPRAISAL LAW......................................  Annex G
MASSACHUSETTS APPRAISAL LAW.................................  Annex H


NOTE REGARDING TRADEMARKS


Genzyme-Registered Trademark-, Cerezyme-Registered Trademark-,
Ceredase-Registered Trademark-, Sepra Film-Registered Trademark- and Carticel-REGISTERED TRADEMARK- are registered trademarks of Genzyme Corporation.



Fabrazyme-TM- is a trademark of Genzyme Corporation.



Genzyme-Registered Trademark- is a registered service mark of Genzyme
Corporation.


Synvisc-REGISTERED TRADEMARK-, Hylasine-Registered Trademark- and
Hylaform-Registered Trademark- are registered trademarks of Biomatrix, Inc.

Biomatrix-Registered Trademark- is a registered service mark of Biomatrix, Inc.

NeuroCell-TM--PD is a trademark of Diacrin, Inc.

    QUESTIONS & ANSWERS FOR GENZYME STOCKHOLDERS ABOUT THE RECAPITALIZATION

Q:  HOW DO I VOTE ON THE RECAPITALIZATION?

A: Carefully read and consider the information contained in this joint proxy statement/ prospectus. Then, please complete, sign and date your proxy and return it as soon as possible so that your shares may be represented at the Genzyme special meeting.

    If you sign and send in your proxy but do not indicate how you want to vote, Genzyme will count your proxy as a vote FOR the recapitalization. If you abstain from voting or do not vote, it will have the effect of a vote against the recapitalization.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy dated after the date of your original proxy.

    If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Clerk of Genzyme at One Kendall Square, Cambridge, MA 02139.

    Third, you can attend the Genzyme special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also vote at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Follow the information provided to you by your broker.


    Without instructions, your broker will not vote your shares, which will have the effect of a vote against the recapitalization and amendment.


Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?


A. No. The recapitalization and the merger do not affect certificates representing GENZ Stock or GZMO Stock. After Genzyme and Biomatrix have received the necessary stockholder approvals and the recapitalization and the merger are completed, holders of GZSP Stock and GZTR Stock will receive written instructions for exchanging their stock certificates. Please do not send in your stock certificates with your proxy.


Q:  WHEN DO YOU EXPECT THE RECAPITALIZATION AND THE MERGER TO BE COMPLETED?


A: Genzyme and Biomatrix are working toward completing the recapitalization and the merger as quickly as possible. If we obtain the necessary stockholder approvals, we expect to complete the merger during the third calendar quarter of 2000.


Q:  WHOM SHOULD I CALL WITH QUESTIONS?


A: You should call Genzyme Shareholder Relations at (617) 252-7526.



    You can also obtain additional information about Genzyme and Biomatrix from documents filed with the SEC by following the instructions in the section
    entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page    of this
    joint proxy statement/prospectus.


        QUESTIONS & ANSWERS FOR BIOMATRIX STOCKHOLDERS ABOUT THE MERGER

Q:  HOW DO I VOTE ON THE MERGER?

A: Carefully read and consider the information contained in this joint proxy statement/ prospectus. Then, please complete, sign and date your proxy and return it as soon as possible so that your shares may be represented at the Biomatrix special meeting.

    If you sign and send in your proxy, but do not indicate how you want to vote, Biomatrix will count your proxy as a vote FOR adoption of the merger agreement. If you abstain from voting or do not vote, it will have the effect of a vote against the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy dated after the date of your original proxy.

    If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Biomatrix at 65 Railroad Avenue, Ridgefield, NJ 07657.

    Third, you can attend the Biomatrix special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also vote at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Follow the information provided to you by your broker.

    Without instructions your broker will not vote your shares, which will have the effect of a vote against the merger.

Q:  HOW DO I ELECT THE TYPE OF CONSIDERATION I WOULD LIKE TO RECEIVE IN THE
    MERGER?

A: You should complete and sign the election form/letter of transmittal included with this joint proxy statement/prospectus and return it together with your Biomatrix common stock certificates to the exchange agent in accordance with the instructions in the election form/letter of transmittal. The exchange agent must receive your properly completed and signed election form/letter of transmittal together with your certificates by 5:00 p.m., Boston Time on
           , 2000.

    If you hold your Biomatrix common stock in "street name," your broker will provide you with instructions as to how to complete and return the election form/letter of transmittal.

Q:  CAN I CHANGE MY ELECTION AFTER I SUBMIT MY ELECTION FORM/LETTER OF
    TRANSMITTAL?

A: Yes. You may change your election or revoke it at any time before 5:00 p.m.,
    Boston Time on         , 2000, by submitting a written notice to the
    exchange agent, who must receive it before that time.

Q:  AM I GUARANTEED TO RECEIVE THE TYPE OF CONSIDERATION I ELECT?

A: No. As described in detail later in this joint prospectus/proxy statement, the amounts of cash and Genzyme Biosurgery Division Common Stock available as merger consideration are both limited. Accordingly, you may not receive the type of consideration you elect.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. You should complete and sign your election form/letter of transmittal and return it together with your Biomatrix common stock certificates to the exchange agent in accordance with the instructions in the election form/letter of transmittal. If the exchange agent does not receive a properly completed election form/letter of transmittal and stock certificates by the deadline indicated above, you will be deemed not to have made an election. In this case, following the merger, the exchange agent will send to you instructions for surrendering your stock certificates in order to receive merger consideration. If you hold your shares of Biomatrix common stock in "street name," your broker will provide you with instructions.


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?



A: Genzyme and Biomatrix are working toward completing the merger as quickly as possible. If we obtain the necessary stockholder approvals, we expect to complete the merger during the third calendar quarter of 2000.



Q:  WHOM SHOULD I CALL WITH QUESTIONS?


A: You should call Biomatrix Investor Relations at (201) 945-9550.


    At any time before the closing of the polls, by calling toll-free at 1-877-430-9939 (stockholders in the 617 area code should call 617-761-8520), you can obtain information as to what would be the expected result of your election to receive cash, GZBX Stock or the standard consideration for a share of your Biomatrix stock, based on elections and dissenter notifications received to date.



    You can also obtain additional information about Genzyme and Biomatrix from documents filed with the SEC by following the instructions in the section
    entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page    of this
    joint proxy statement/prospectus.

                                    SUMMARY


    This summary highlights what Genzyme and Biomatrix believe is the most important information about the recapitalization and the merger. Nonetheless, to more fully understand the transaction, you should read this entire joint proxy statement/prospectus, including the materials attached as annexes, as well as the other documents to which we have referred you. See "WHERE YOU CAN FIND MORE
INFORMATION" beginning on page   . The page references in parentheses will
direct you to a more detailed description of each topic presented in this summary.


                                 THE COMPANIES

GENZYME (SEE PAGE   )

    Genzyme is a biotechnology company that develops innovative products and services for significant unmet medical needs. Genzyme currently has four operating divisions:

    - Genzyme General, which develops and markets therapeutic products and diagnostic products and services;

    - Genzyme Molecular Oncology, which develops cancer products;

    - Genzyme Surgical Products, which develops and markets a portfolio of devices, biomaterials and biotherapeutics for the cardiothoracic and general surgery markets; and


    - Genzyme Tissue Repair, which develops and markets biological products and devices for orthopedic injuries, such as cartilage damage, and severe burns.



    Genzyme has four series of tracking stock. These stocks are designed to reflect the value and track the performance of its four operating divisions:



    - Genzyme General Division Common Stock, or GENZ Stock, is intended to track the performance of Genzyme General;



    - Genzyme Molecular Oncology Division Common Stock, or GZMO Stock, is intended to track the performance of Genzyme Molecular Oncology;



    - Genzyme Surgical Products Division Common Stock, or GZSP Stock, is intended to track the performance of Genzyme Surgical Products; and



    - Genzyme Tissue Repair Division Common Stock, or GZTR Stock, is intended to track the performance of Genzyme Tissue Repair.



    The principal offices of Genzyme, a Massachusetts corporation, are located at One Kendall Square, Cambridge, Massachusetts 02139, and its telephone number at these offices is (617) 252-7500.


BIOMATRIX (SEE PAGE   )

    Biomatrix, founded in 1981, develops, manufactures and commercializes a series of proprietary viscoelastic products made of biological polymers called hylans for use in therapeutic medical applications and skin care. Hylans are chemically modified forms of the naturally occurring hyaluronan (also known as hyaluronic acid or sodium hyaluronate). Hylans are the second generation of viscoelastics used in medicine, and are characterized by significantly enhanced physical (rheological) properties (elasticity, viscosity and pseudoplasticity) as compared to naturally occurring hyaluronan, from which the first generation viscoelastics are made. The discovery of hylans has allowed Biomatrix to develop a range of patented products with superior viscoelastic properties in the forms of fluids, gels and solids. Biomatrix' operations consist of therapeutic medical products and skin care intermediate products.

    The principal offices of Biomatrix, a Delaware corporation, are located at 65 Railroad Avenue, Ridgefield, New Jersey 07657, and its telephone number at these offices is (201) 945-9550.

                      THE RECAPITALIZATION AND THE MERGER

SUMMARY OF THE TRANSACTIONS (SEE PAGE   )

    In the proposed merger, Biomatrix will merge into a specially formed, wholly owned subsidiary of Genzyme. The merger subsidiary will be the surviving corporation and will be renamed Genzyme Biosurgery Corporation.


    Concurrently with the merger, Genzyme will combine Genzyme Tissue Repair, Genzyme Surgical Products and Biomatrix to form a new division named Genzyme Biosurgery and will create a new series of common stock designated as "Genzyme Biosurgery Division Common Stock" designed to track the new division's performance.



    The proposed merger will occur following adoption of the merger agreement by the Biomatrix stockholders, approval of Genzyme's recapitalization by the Genzyme stockholders, and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached as Annex A and is incorporated herein by reference. We encourage you to read it because it is the legal document that governs the merger.



HOW GZBX STOCK WILL "TRACK" THE PERFORMANCE OF THE GENZYME BIOSURGERY DIVISION
(SEE PAGE   )



    GZBX Stock will be a "tracking stock." This means that it will be a series of Genzyme common stock designed to reflect the financial performance of the company's Genzyme Biosurgery division, rather than the performance of the company as a whole. The value of the GZBX Stock is tied to the performance of Genzyme Biosurgery primarily through provisions of the company's charter that



    - base the amount available for dividend payments to holders of GZBX Stock upon a valuation of only those businesses that have been allocated to the Genzyme Biosurgery division and the earnings and losses associated with those businesses; and



    - require the company to distribute a dividend on the GZBX Stock if all or substantially all of the assets allocated to the Genzyme Biosurgery division are sold to a third party, where the redemption or dividend payment must be equal in value to the net after-tax proceeds from the sale.


WHAT THE HOLDERS OF BIOMATRIX COMMON STOCK WILL RECEIVE IN THE MERGER (SEE
PAGE  )

    As a result of the merger, each outstanding share of Biomatrix common stock will be automatically converted into the right to receive one of the following:

    - $37.00 in cash, which we refer to as the cash consideration;

    - one share of GZBX Stock, which we refer to as the stock consideration; or


    - a combination of cash and a fraction of a share of GZBX Stock.


    Each record holder of Biomatrix common stock can indicate on an election form the stockholder's preference, with respect to some or all of its shares, for:

    - the cash consideration;

    - the stock consideration; or

    - a fixed combination of cash and GZBX Stock that we refer to as the standard consideration.

    The following table illustrates the relative pre-tax value of the merger consideration that a holder of 100 shares of Biomatrix common stock would receive under each of the three available elections at various assumed per share trading prices for GZBX Stock. It assumes that the stockholder receives exactly the proportion of cash and GZBX Stock that he elects. The table is for illustrative purposes only and does not reflect the actual amounts of cash and stock that any individual Biomatrix stockholder would receive. Neither Genzyme nor Biomatrix can predict the future trading price of a share of GZBX Stock.



        PER SHARE                                            VALUE OF
          GZBX            VALUE OF ALL      VALUE OF ALL     STANDARD
          PRICE          STOCK ELECTION*   CASH ELECTION*    ELECTION*
  ---------------------  ---------------   --------------   -----------
  $       12.00              $1,200            $3,700         $1,910
          14.00               1,400             3,700          2,053
          16.00               1,600             3,700          2,196
          18.00               1,800             3,700          2,339
          20.00               2,000             3,700          2,482
          22.00               2,200             3,700          2,626
          24.00               2,400             3,700          2,769
          26.00               2,600             3,700          2,912
          28.00               2,800             3,700          3,055
          30.00               3,000             3,700          3,199
          32.00               3,200             3,700          3,342
          34.00               3,400             3,700          3,485


------------------------


*   Assumes that the shareholder receives exactly what he elects.


    However, regardless of each stockholder's individual election, a fixed percentage of the shares of Biomatrix common stock that receive merger consideration will be exchanged for the right to receive the cash consideration. This percentage will not exceed 28.38% and may be reduced

    - to reflect the number of shares for which Biomatrix stockholders exercise dissenters' rights; or

    - to preserve the status of the merger as a tax-free reorganization.

    Because the percentage of outstanding shares of Biomatrix common stock that will convert into the cash consideration will be fixed, Biomatrix stockholders may not receive any or all of the type of consideration that they elect. For example, a Biomatrix stockholder who elects cash consideration may receive a combination of cash and GZBX Stock or, if more than 28.38% of the Biomatrix shares are dissenting shares, all GZBX Stock. Similarly, a Biomatrix stockholder who elects the stock consideration may receive a combination of GZBX Stock and cash.


    The standard consideration will consist of (l) cash equal to $37 multiplied by the percentage of the shares receiving merger consideration in the form of cash and (2) a fraction of a share of GZBX Stock equal to the percentage of shares receiving merger consideration in the form of GZBX Stock. If no Biomatrix stockholders exercise dissenters' rights and there is no tax-based adjustment, as discussed below, the standard consideration for each share of Biomatrix common stock will be paid at the rate of $10.50 in cash and 0.7162 of a share of GZBX Stock. The composition of the standard consideration will not be subject to prorating but will be subject to adjustment for dissenting shares or if there is a tax-based adjustment.



    The following table illustrates the amount of cash and fraction of a share of GZBX Stock comprising the standard consideration based upon various assumed numbers of shares of Biomatrix common stock held by dissenting shareholders and assuming 23,500,000 shares of Biomatrix common stock are outstanding at closing. The table does not reflect the actual amounts of cash and stock that any individual Biomatrix stockholder would receive. The assumed numbers of Biomatrix shares held by dissenting shareholders are for illustrative purposes only.



                                                                         REVISED                         GZBX SHARES
                                                                      PERCENTAGE OF     CASH RECEIVED    RECEIVED FOR
    PERCENTAGE OF                    TOTAL NUMBER OF                   OUTSTANDING      FOR EACH SHARE    EACH SHARE
    TOTAL SHARES        NUMBER OF    SHARES THAT WILL   TOTAL NON-   SHARES THAT WILL    ELECTING THE    ELECTING THE
  OUTSTANDING THAT        SHARES       CONVERT INTO     DISSENTING     CONVERT INTO        STANDARD        STANDARD
       DISSENT          DISSENTING         CASH           SHARES           CASH            ELECTION        ELECTION
---------------------   ----------   ----------------   ----------   ----------------   --------------   ------------
      0    %                   --       6,669,300       23,500,000        28.38%             $10.50         0.7162
      1    %              235,000       6,434,300       23,265,000        27.66               10.23         0.7234
      2    %              470,000       6,199,300       23,030,000        26.92                9.96         0.7308
      3    %              705,000       5,964,300       22,795,000        26.16                9.68         0.7384
      4    %              940,000       5,729,300       22,560,000        25.40                9.40         0.7460
      5    %            1,175,000       5,494,300       22,325,000        24.61                9.11         0.7539
     10    %            2,350,000       4,319,300       22,150,000        20.42                7.56         0.7958
     20    %            4,700,000       1,969,300       18,800,000        10.48                3.88         0.8953



    In addition to the limitations described above, the aggregate number of shares of GZBX Stock included in the merger consideration may be increased, and the amount of cash included in the merger consideration may be decreased, in order to ensure that the value of all GZBX Stock issued in the merger is at least 45% of the total merger consideration. This adjustment would be intended to preserve the status of the merger as a reorganization for U.S. federal income tax purposes. This adjustment, if required, would not alter either the cash price of $37 per share or the one-for-one share exchange ratio. To determine the need for, and the magnitude of, an adjustment, the fair value of the GZBX Stock would be as determined in good faith by the Genzyme board of directors. Assuming that there were 23,500,000 shares of Biomatrix common stock outstanding at closing and that no Biomatrix stockholders exercise dissenters' rights, this provision would be triggered if the value per share of GZBX Stock were below approximately $12.00 as determined by Genzyme's board at the effective time.


WHAT THE HOLDERS OF GZSP STOCK WILL RECEIVE IN THE RECAPITALIZATION (SEE PAGE
  )

    Under the terms of the merger agreement and the recapitalization, each outstanding share of GZSP Stock will convert into 0.6060 share of GZBX Stock.


WHAT THE HOLDERS OF GZTR STOCK WILL RECEIVE IN THE RECAPITALIZATION (SEE PAGE
  )



    Under the terms of the merger agreement and the recapitalization, each outstanding share of GZTR Stock will convert into 0.3352 share of GZBX Stock.



WHAT PERCENTAGES OF THE GZBX STOCK OUTSTANDING AFTER THE MERGER WILL BE HELD BY
  FORMER BIOMATRIX, GZSP AND GZTR STOCKHOLDERS (SEE PAGE   )



    We anticipate that immediately after the merger, approximately 47% of the outstanding shares of GZBX Stock will be held by former Biomatrix common stockholders, 26% will be held by former GZSP Stockholders and 27% will be held by former GZTR Stockholders. The exact percentage of GZBX Stock outstanding after the merger that will be held by former holders of Biomatrix common stock, GZSP Stock and GZTR Stock will depend upon the number of shares of each stock outstanding immediately prior to the merger. It will also depend upon whether holders of those shares will have exercised dissenters rights and if any tax-based adjustments are made to the number of GZBX shares issued to former Biomatrix stockholders.

DIFFERENCES BETWEEN THE RIGHTS OF GZSP STOCKHOLDERS AND GZBX STOCKHOLDERS (SEE
  PAGE   )



    The rights of a GZBX stockholder will materially differ from the rights of a GZSP stockholder in the following respects:



    - The GZBX Stock will be designed to reflect the financial performance of the new Genzyme Biosurgery division, whereas GZSP Stock is designed to reflect the performance of the Genzyme Surgical Products division.



    - The GZBX Stock will have a different number of votes and liquidation units per share than the GZSP Stock; combined with the recapitalization's conversion ratio, this will result in an immediate reduction in each GZSP stockholder's relative voting power by 50% and liquidation units by 50%.



DIFFERENCES BETWEEN THE RIGHTS OF GZTR STOCKHOLDERS AND GZBX STOCKHOLDERS (SEE
PAGE   )



    The rights of a GZBX stockholder will materially differ from the rights of a GZTR stockholder in the following respects:



    - The GZBX Stock will be designed to reflect the financial performance of the new Genzyme Biosurgery division, whereas GZTR Stock is designed to reflect the performance of the Genzyme Tissue Repair division.



    - The GZBX Stock will have a different number of votes and liquidation units per share than the GZTR Stock; combined with the recapitalization's conversion ratio, this will result in an immediate increase in each GZTR stockholder's relative voting power of 179%, but a reduction in relative liquidation units by 71%.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE   )

    Genzyme and Biomatrix intend the merger to qualify as a reorganization within the meaning of section 368 of the Internal Revenue Code. If the merger does qualify as a reorganization, no gain or loss will be recognized by Biomatrix, Genzyme or the merger subsidiary by reason of the merger. In addition:

    - Biomatrix stockholders who receive solely shares of GZBX Stock in the merger in exchange for their shares of Biomatrix common stock will not recognize gain or loss;


    - Biomatrix stockholders who receive a combination of cash and shares of GZBX Stock in the merger in exchange for their shares of Biomatrix common stock will recognize gain in an amount equal to the lesser of the amount of cash received and the total gain realized by the stockholder in the merger; and


    - Biomatrix stockholders who receive solely cash in the merger generally will recognize gain or loss equal to the difference between the stockholder's tax basis in the Biomatrix common stock surrendered and the cash received in the merger.

    Additionally, Biomatrix stockholders will recognize gain or loss on their receipt of any cash in lieu of a fractional share of GZBX Stock.

    BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON EACH BIOMATRIX STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, WE URGE BIOMATRIX STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE   AND   )

    Biomatrix stockholders who object to the merger will have dissenters' appraisal rights. Holders of either GZSP Stock or GZTR Stock who object to the recapitalization also will have dissenters' appraisal rights.

BIOMATRIX' REASONS FOR THE MERGER (SEE PAGE   )



    In reaching its decision to approve the merger, the Biomatrix board considered, among other things, the following benefits:



    - the board's view that the combined company will have an increased ability to fund marketing, sales, research and development of Biomatrix' products and product candidates, and the exploitation of Biomatrix' platform technologies;



    - the companies' complementary operating strengths, market segment and geographical presence, networks of distribution channels and productivity; in particular, it was expected that the combined company would create one of the industry's leading biomaterials and biosurgery franchises, in terms of the strength of its marketed products, and one of the largest hyaluronan franchises in the world;



    - the board's view that the complementary scientific expertise, technology and products of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair will help build a fully integrated biopharmaceutical company;



    - the board's view that Biomatrix' ability to raise capital was subject to considerable risks;



    - the board's view that, based in part on the opinion of Lehman Brothers, from a financial point of view, the consideration to be offered to Biomatrix stockholders is fair to stockholders;



    - the board's view that the complementary businesses of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair made the growth and value prospects of the combined companies very attractive;



    - the board's view that the integration of the Genzyme business and the Biomatrix business could be achieved quickly and without significant interruption because of the complementary nature of the companies' operations and corporate cultures; and



    - the board's view that the terms of the merger agreement, including the parties' factual representations, warranties and covenants, are reasonable and the fact that the agreement did not contain any extraordinary conditions to Genzyme's obligation to close the merger.



    In addition, Biomatrix's board considered some potentially negative factors, including:



    - the fixed nature of the exchange ratio and the resulting risk that, should there be a significant decrease in the market value of the GZSP Stock and/or the GZTR Stock, the value of the GZBX Stock to be received by Biomatrix stockholders would be diminished;



    - the loss of control over the future operations of Biomatrix following the merger;



    - the dilution to the Biomatrix stockholders of the potential benefits of one or more or its new product candidates being successfully commercialized;



    - the increases in the market prices of GZSP Stock and GZTR Stock in the weeks prior to the merger and the fact that those prices were at or near their 52-week highs;



    - the fact that a significant portion of the merger consideration will be in the form of tracking stock and the risks relating to ownership of tracking stock;



    - the fact that Genzyme Surgical Products and Genzyme Tissue Repair had sustained losses in their operations to date;



    - the number of proposals requiring Genzyme stockholder approval that are a condition to completing the merger and, therefore, the risk that the transaction might not close; and



    - the risks that the benefits sought to be achieved in the merger may not be achieved.

FAIRNESS OPINION OF LEHMAN BROTHERS (SEE PAGE   )

    In August 1999, Biomatrix formally retained Lehman Brothers to act as its financial advisor to review strategic alternatives, including a potential sale of Biomatrix. At the March 4, 2000 meeting of the Biomatrix board of directors, Lehman Brothers made an oral presentation regarding the merger and on March 6, 2000 rendered its written opinion that, as of the date of such opinion, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by the Biomatrix stockholders in the merger is fair from a financial point of view to such holders.

    The full text of the written opinion of Lehman Brothers, dated March 6, 2000, is contained in Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. In connection with the preparation of its opinion, Lehman Brothers performed a variety of financial and comparative analyses including historical trading range, selected comparable transactions, transaction premiums analysis, comparable company analysis, discounted cash flow analysis and contribution analysis.

GENZYME'S REASONS FOR THE MERGER (SEE PAGE   )

    In reaching its decision to approve the merger, the Genzyme board considered, among other things, the benefits of:


    - expanding Genzyme Biosurgery's portfolio of existing and potential products by adding Biomatrix' portfolio of existing and proposed products, particularly its Synvisc product for the treatment of osteoarthritis of the knee;


    - acquiring Biomatrix' significant intellectual property assets, which should provide Genzyme Biosurgery with expanded expertise in developing products for a wide range of surgical and medical applications;


    - assimilating Biomatrix' manufacturing expertise and capacity for producing products derived from hyaluronan; and


    - combining Biomatrix' financial assets, including product revenues, with the financial assets that Genzyme Surgical Products and Genzyme Tissue Repair will contribute to Genzyme Biosurgery.

    In addition, Genzyme's board considered some potentially negative factors, including:

    - the risk that the advantages of the merger listed above might not be realized; and


    - the level of Biomatrix' sales of Synvisc during the first two months of the first quarter of 2000.


FAIRNESS OPINION OF MERRILL LYNCH (SEE PAGE   )


    Merrill Lynch, an internationally recognized investment banking firm, has acted as financial adviser to Genzyme in connection with the merger and the recapitalization and on April 17, 2000, delivered to the Genzyme board of directors its written opinion that, as of that date and taking into account all aspects of the merger and the recapitalization deemed relevant by Merrill Lynch:


    - the proposed consideration to be paid by Genzyme pursuant to the merger is fair to Genzyme from a financial point of view;

    - the exchange ratio for the GZTR Stock is fair to the holders of GZTR Stock from a financial point of view; and

    - the exchange ratio for the GZSP Stock is fair to the holders of GZSP Stock from a financial point of view.


    The opinion of Merrill Lynch is based upon and subject to the assumptions, limitations and other matters set forth in the opinion, and is attached to this joint prospectus/proxy statement as Annex D. Stockholders are urged to read the opinion carefully and in its entirety. Merrill Lynch will receive a fee for its opinion.

                          THE GENZYME SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE   )

    A special meeting of Genzyme stockholders will be held at             on
            , 2000 at   a.m., Boston time.

RECORD DATE; VOTING RIGHTS (SEE PAGE   )

    Genzyme stockholders who owned shares of Genzyme common stock as of the
close of business on             , 2000, the record date for the Genzyme special
meeting, may vote on proposals at the Genzyme special meeting. Genzyme currently has four series of common stock. The following table shows the outstanding shares as of [RECORD DATE] and their relative voting power.

                                             SHARES         NUMBER OF
COMMON STOCK                               OUTSTANDING   VOTES PER SHARE   TOTAL VOTES
------------                               -----------   ---------------   -----------
GENZ Stock...............................                     1.00
GZMO Stock...............................                     0.08
GZSP Stock...............................                     0.61
GZTR Stock...............................                     0.06

QUORUM; REQUIRED VOTES (SEE PAGES   )

    In order to hold and complete the business of the Genzyme special meeting, Genzyme must have a majority in interest of the outstanding shares of its four series of common stock, voting together as a single class, represented at the Genzyme special meeting. Genzyme must also have a majority in interest of the holders of GZSP Stock and GZTR Stock, each voting as a separate class, represented at the Genzyme special meeting.

    Approval of the charter amendment requires the affirmative vote of holders of a majority in interest of the outstanding shares of Genzyme common stock, voting together as a single class. Approval of the transfer of assets of Genzyme Surgical Products into Genzyme Biosurgery and conversion of all outstanding shares of GZSP Stock into shares of GZBX Stock requires the affirmative vote of a majority in interest of the outstanding shares of GZSP Stock. Approval of the transfer of assets of Genzyme Tissue Repair into Genzyme Biosurgery and conversion of all outstanding shares of GZTR Stock into shares of GZBX Stock requires the affirmative vote of a majority in interest of the outstanding shares of GZTR Stock. On the record date, Genzyme directors, executive officers and affiliates, as a group, beneficially owned shares representing approximately
  % of the voting power of all outstanding shares of Genzyme common stock,
approximately   % of the voting power of the outstanding shares of GZSP Stock
and approximately   % of the voting power of the outstanding shares of GZTR
Stock.

    Brokers who hold shares of Genzyme common stock as nominees will not have authority to vote those shares for the recapitalization unless Genzyme stockholders provide them with voting instructions.

RECOMMENDATION OF THE GENZYME BOARD (SEE PAGE   )


    GENZYME'S BOARD OF DIRECTORS BELIEVES THAT THE RECAPITALIZATION PROPOSALS ARE IN THE BEST INTEREST OF GENZYME STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT GENZYME STOCKHOLDERS VOTE "FOR" THE PROPOSALS. In approving the recapitalization and the merger, Genzyme's board of directors focused primarily on the expected impact on Genzyme Tissue Repair and Genzyme Surgical Products. The board also was aware of the impact on Genzyme General and Genzyme Molecular Oncology. The board believes that the acquisition of Biomatrix has the potential to benefit all Genzyme stockholders.

                         THE BIOMATRIX SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE   )

    A special meeting of Biomatrix stockholders will be held at Biomatrix' headquarters at 65 Railroad Avenue, Ridgefield, New Jersey 07657 on
            , 2000, at       a.m., local time.

RECORD DATE; VOTING RIGHTS (SEE PAGE   )

    Biomatrix stockholders who owned shares of Biomatrix common stock as of the
close of business on             , 2000, the record date for the Biomatrix
special meeting, may vote on the adoption of the merger agreement.

    On that date, there were             shares of Biomatrix common stock
outstanding. Biomatrix stockholders will have one vote at the Biomatrix special meeting for each share of Biomatrix common stock they owned on the record date.

QUORUM; REQUIRED VOTES (SEE PAGES       )

    The holders of a majority of the outstanding shares of Biomatrix common stock must be present, in person or by proxy, at the Biomatrix special meeting for there to be a quorum. To approve the merger, holders of a majority of the outstanding shares of Biomatrix common stock must vote to adopt the merger agreement. If you fail to vote or abstain from voting, it has the effect of a vote against the merger. Brokers who hold shares of Biomatrix common stock as nominees will not have authority to vote those shares unless Biomatrix stockholders provide them with voting instructions.


    On the record date, directors and officers of Biomatrix as a group owned approximately [38.0]% of the outstanding shares of Biomatrix common stock. Of these directors and officers, four who together owned on the record date
approximately [   ]% of the outstanding shares of Biomatrix common stock, have entered into written agreements to vote in favor of the merger.


RECOMMENDATION OF THE BIOMATRIX BOARD (SEE PAGE   )

    BIOMATRIX' BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF BIOMATRIX STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT BIOMATRIX STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER.

                           OTHER SELECTED INFORMATION

STOCK OPTION AGREEMENT (SEE PAGE   )


    As an inducement to entering into the merger agreement, Biomatrix granted Genzyme an option to purchase 4,600,000 shares of Biomatrix common stock at an exercise price per share of $30.00. Genzyme may exercise the option in the event that the merger agreement is terminable under circumstances that would entitle Genzyme to receive a termination fee. These events relate to circumstances when Biomatrix might not complete the merger because it has the opportunity to enter into an alternative transaction with a third party. Genzyme has the right to require Biomatrix to repurchase the stock option and any shares of Biomatrix common stock purchased by Genzyme under the stock option agreement.


    The stock option agreement may increase the likelihood that the merger will occur and decrease the likelihood that a third party will propose an alternative transaction. We urge you to read the stock option agreement, which is attached as Annex B, in its entirety.

INTERESTS OF BIOMATRIX OFFICERS AND DIRECTORS (SEE PAGE   )


    The officers and directors of Biomatrix may have interests in the merger that are different from, or in addition to, those of Biomatrix stockholders. The Biomatrix and Genzyme boards were aware of these interests and considered them in approving the merger agreement.

FINANCING THE CASH PORTION OF THE MERGER CONSIDERATION (SEE PAGE   )

    Genzyme currently expects that it will borrow under bank credit facilities to fund the cash consideration paid to Biomatrix stockholders. Genzyme would allocate this debt to Genzyme Biosurgery for financial accounting purposes, and Genzyme Biosurgery would be responsible for paying interest and principal on the debt.

TREATMENT OF STOCK OPTIONS (SEE PAGE   )

    Each option to purchase shares of Biomatrix common stock outstanding after the recapitalization and the merger will be assumed by Genzyme and will become an option to acquire GZBX Stock. Each option to purchase shares of GZSP and GZTR Stock outstanding after the recapitalization and the merger will become an option to acquire GZBX Stock. Genzyme will adjust the number of shares issuable upon exercise and the exercise prices to reflect the exchange ratios.

TREATMENT OF BIOMATRIX CONVERTIBLE NOTE (SEE PAGE   )

    Genzyme Biosurgery will assume the outstanding 6.9% Convertible Subordinated Note due May 14, 2003 in favor of SBC Warburg Dillon Read Inc. The note will continue to be governed by the same terms and conditions as before the merger, except that it will be convertible into the standard consideration issued in the merger.

EMPLOYEE MATTERS (SEE PAGE   )

    Genzyme has agreed to give credit for time served with Biomatrix under Genzyme's employee benefit plans to Biomatrix employees who remain with Genzyme after the merger. Genzyme has also agreed to assume Biomatrix' employment, severance and other compensation agreements.

ACCOUNTING TREATMENT (SEE PAGE   )

    Genzyme expects to account for the merger under the purchase method of accounting, which means the assets and liabilities of Biomatrix, including its intangible assets, will be recorded on Genzyme's books at their fair market values. The results of operations and cash flows of Biomatrix will be included in Genzyme's financials prospectively as of the closing of the merger. The recapitalization of Genzyme Surgical Products and Genzyme Tissue Repair into Genzyme Biosurgery will not require that any adjustments be made to the book values of the net assets of the divisions.

REGULATORY APPROVALS (SEE PAGE   )


    U.S. antitrust laws prohibit Genzyme and Biomatrix from completing the merger until they have furnished information and materials about the companies and the merger to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired. Genzyme and Biomatrix filed the required forms with these government agencies in March 2000 and the waiting period expired in April 2000. Neither Genzyme nor Biomatrix is aware of any other governmental or regulatory approvals required for closing the merger other than compliance with federal securities laws.


CONDITIONS TO THE MERGER (SEE PAGE   )

    Genzyme and Biomatrix must satisfy the following conditions before completing the merger:

    - Biomatrix stockholders must adopt the merger agreement;

    - holders of all four series of Genzyme common stock, voting together as a single class, must approve the amendment to the Genzyme charter to create the GZBX Stock and cancel the GZSP Stock and GZTR Stock;

    - holders of GZSP Stock, with that series voting as a separate class, must approve the exchange of their stock for shares of GZBX Stock and the reallocation of the assets of Genzyme Surgical Products to Genzyme Biosurgery;

    - holders of GZTR Stock, with that series voting as a separate class, must approve the exchange of their stock for shares of GZBX Stock and the reallocation of the assets of Genzyme Tissue Repair to Genzyme Biosurgery;

    - the registration statement of which this joint proxy statement/prospectus is a part must have been declared effective and must not be subject to any stop order or related proceeding;

    - GZBX Stock must be approved for quotation on the Nasdaq National Market;
      and

    - both of us must receive legal opinions that the merger will be a reorganization for U.S. federal income tax purposes.


    Either party may elect to waive the condition that it receive a legal opinion that the merger will be a reorganization for tax purposes. If any material condition is waived, Genzyme will amend the registration statement of which this prospectus proxy statement forms a part, and Biomatrix will resolicit proxies for the adoption of the merger agreement.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE   )

    Genzyme and Biomatrix can mutually terminate the merger agreement without completing the merger. Either of us may terminate the agreement if the merger is not completed by September 30, 2000, or under other circumstances, including failure to obtain required stockholder approvals.

TERMINATION FEES AND EXPENSES (SEE PAGE   )

    If Genzyme or Biomatrix terminates the merger agreement under circumstances involving an alternative acquisition proposal made to or by Genzyme or Biomatrix or through a tender or exchange offer, Genzyme or Biomatrix may be required to pay a termination fee of $22 million to the other party, including up to $2 million to reimburse out-of-pocket expenses.

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE   )


    When Genzyme and Biomatrix complete the recapitalization and the merger, holders of Biomatrix common stock, GZSP Stock and GZTR Stock will hold shares of GZBX Stock. The rights of former holders of Biomatrix common stock will thus be governed by Genzyme's charter and by-laws and the management and accounting policies that govern the Genzyme board's treatment of its various divisions and tracking stocks.


COMPARATIVE STOCK PRICE INFORMATION (SEE PAGE   )


    GZSP Stock and GZTR Stock are quoted on the Nasdaq National Market. Biomatrix common stock is quoted on The New York Stock Exchange. On March 3, 2000, the last full trading day prior to our public announcement of the proposed merger, GZSP Stock closed at $16.50, GZTR Stock closed at $9.13 and Biomatrix
common stock closed at $34.31. On       , 2000, GZSP Stock closed at $    , GZTR
Stock closed at $      , and Biomatrix common stock closed at $    .

                      GENZYME CORPORATION AND SUBSIDIARIES

                       SELECTED HISTORICAL FINANCIAL DATA


Genzyme is providing the following information to aid you in your analysis of the financial aspects of the recapitalization and the merger. The table below represents selected historical consolidated income and balance sheet data of Genzyme and its subsidiaries. The income statement and balance sheet data for the years ended December 31, 1995 through December 31, 1999 are derived from Genzyme's audited financial statements. The income statement data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from Genzyme's unaudited financial statements for such periods. In the opinion of Genzyme's management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.



    This information is only a summary. You should read it in conjunction with Genzyme's historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Genzyme's annual reports, quarterly reports and other information on file with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .



                                                                                                               THREE MONTHS
                                                               FOR THE YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                                     ----------------------------------------------------   -------------------
                                                       1995       1996       1997       1998       1999       1999       2000
                                                     --------   --------   --------   --------   --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)             (UNAUDITED)
HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues:
  Net product sales................................  $304,373   $424,483   $529,927   $613,685   $683,482   $163,702   $184,421
  Net service sales................................    52,450     68,950     67,158     74,791     79,448     18,730     20,966
  Revenues from research and development contracts:
    Related parties................................    26,758     23,011      8,356      5,745      2,012        778        131
    Other..........................................       202      2,310      3,400     15,114      7,346        534      2,612
                                                     --------   --------   --------   --------   --------   --------   --------
      Total revenues...............................   383,783    518,754    608,841    709,335    772,288    183,744    208,130
                                                     --------   --------   --------   --------   --------   --------   --------
Operating costs and expenses:
  Cost of products sold(1).........................   113,964    155,930    206,028    211,076    182,337     43,818     48,259
  Cost of services sold............................    35,868     54,082     47,289     48,586     49,444     12,088     11,851
  Selling, general and administrative..............   110,447    162,264    200,476    215,203    242,797     58,945     61,551
  Research and development (including research and
    development related to contracts)(2)...........    68,845     80,849     89,558    119,005    150,516     32,834     55,699
  Amortization of intangibles......................     4,647      8,849     17,245     24,334     24,674      6,207      6,098
  Charge for in-process technology(3)..............    14,216    130,639      7,000         --      5,436         --         --
  Other............................................        --      1,465         --         --         --         --         --
                                                     --------   --------   --------   --------   --------   --------   --------
      Total operating costs and expenses...........   347,987    594,078    567,596    618,204    655,204    153,892    183,458
                                                     --------   --------   --------   --------   --------   --------   --------
Operating income (loss)............................    35,796    (75,324)    41,245     91,131    117,084     29,852     24,672
                                                     --------   --------   --------   --------   --------   --------   --------
Other income (expenses):
  Equity in net loss of unconsolidated
    subsidiaries...................................    (1,810)    (5,373)   (12,258)   (29,006)   (42,696)   (10,092)    (8,133)
  Gain on affiliate sale of stock(4)...............        --      1,013         --      2,369      6,683        606     20,270
  Minority interest................................     1,608         --         --      4,285      3,674        866        856
  Gain on sale of investment in equity
    securities.....................................        --      1,711         --      3,391      1,963      1,963         --
  Gain on sale of assets...........................        --         --         --         --         --         --         31
  Gain on sale of product line(5)..................        --         --         --     31,202      8,018         --         --
  Charge for impaired investments..................        --         --         --     (3,397)    (5,712)        --         --
  Other(6).........................................        --         --     (2,000)        --     14,527         --        (29)
  Investment income................................     8,814     15,341     11,409     25,055     36,158      8,193      9,944
  Interest expense.................................    (1,109)    (6,990)   (12,667)   (22,593)   (21,771)    (5,498)    (3,939)
                                                     --------   --------   --------   --------   --------   --------   --------
      Total other income (expenses)................     7,503      5,702    (15,516)    11,306        844     (3,962)    19,000
                                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes..................    43,299    (69,622)    25,729    102,437    117,928     25,890     43,672
Provision for income taxes.........................   (21,649)    (3,195)   (12,100)   (39,870)   (46,947)    (9,833)   (11,854)
                                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................................  $ 21,650   $(72,817)  $ 13,629   $ 62,567   $ 70,981   $ 16,057   $ 31,818
                                                     ========   ========   ========   ========   ========   ========   ========

                      GENZYME CORPORATION AND SUBSIDIARIES

                                                                                                                THREE MONTHS
                                                                FOR THE YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                                      ----------------------------------------------------   -------------------
                                                        1995       1996       1997       1998       1999       1999       2000
                                                      --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)               (UNAUDITED)
COMMON SHARE DATA:
ATTRIBUTABLE TO GENZYME GENERAL:
  Net income attributable to GENZ Stock.............  $ 52,953   $ 13,811   $107,175   $170,909   $176,883   $ 43,226   $ 51,637
                                                      ========   ========   ========   ========   ========   ========   ========
  Per GENZ common share:
    Net income per Genzyme General common
      Share -- basic................................  $   0.95   $   0.20   $   1.40   $   2.16   $   2.13   $   0.53   $   0.61
                                                      ========   ========   ========   ========   ========   ========   ========
  Weighted average shares outstanding...............    55,531     68,289     76,531     79,063     83,092     81,958     84,502
                                                      ========   ========   ========   ========   ========   ========   ========
    Net income per GENZ common and common equivalent
      share--diluted................................  $   0.83   $   0.19   $   1.36   $   2.06   $   2.00   $   0.49   $   0.57
                                                      ========   ========   ========   ========   ========   ========   ========
  Adjusted weighted average shares outstanding......    63,967     73,038     78,925     85,822     93,228     92,591     94,726
                                                      ========   ========   ========   ========   ========   ========   ========
ATTRIBUTABLE TO GENZYME MOLECULAR ONCOLOGY:
  Net loss attributable to GZMO Stock...............  $   (464)  $ (1,003)  $(19,578)  $(19,107)  $(28,832)  $ (7,060)  $ (5,057)
                                                      ========   ========   ========   ========   ========   ========   ========
  Per GZMO basic and diluted common share(7):
    Net loss........................................                                   $  (3.81)  $  (2.25)  $  (0.56)  $  (0.37)
                                                                                       ========   ========   ========   ========
  Weighted average shares outstanding...............                                      5,019     12,826     12,658     13,495
                                                                                       ========   ========   ========   ========
ATTRIBUTABLE TO GENZYME SURGICAL PRODUCTS:
  Net loss attributable to GZSP Stock...............  $ (9,273)  $(44,313)  $(29,740)  $(49,856)  $(48,037)  $(10,745)  $(10,043)
                                                      ========   ========   ========   ========   ========   ========   ========
  Per GZSP basic and diluted common share:
    Net loss........................................                                                                    $  (0.68)
                                                                                                                        ========
    Weighted average shares outstanding.............                                                                    $ 14,855
  Pro forma net loss per GZSP basic and diluted
    common share(8).................................                                              $  (3.25)  $  (0.73)
                                                                                                  ========   ========
  Pro forma weighted average shares
    outstanding(8)..................................                                                14,800     14,800
                                                                                                  ========   ========
ATTRIBUTABLE TO GENZYME TISSUE REPAIR:
  Net loss attributable to GZTR Stock...............  $(22,030)  $(42,315)  $(45,984)  $(40,386)  $(30,040)  $ (9,616)  $ (4,971)
                                                      ========   ========   ========   ========   ========   ========   ========
  Per GZTR basic and diluted common share:
    Net loss........................................  $  (2.28)  $  (3.38)  $  (3.07)  $  (1.99)  $  (1.26)  $  (0.44)  $  (0.17)
                                                      ========   ========   ========   ========   ========   ========   ========
  Weighted average shares outstanding...............     9,659     12,525     14,976     20,277     23,807     21,945     28,531
                                                      ========   ========   ========   ========   ========   ========   ========



                                                                              DECEMBER 31,
                                                      ------------------------------------------------------------    MARCH 31,
                                                        1995        1996         1997         1998         1999         2000
                                                      --------   ----------   ----------   ----------   ----------   -----------
                                                                             (IN THOUSANDS)                          (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and investments................................  $326,236   $  187,955   $  246,341   $  575,729   $  652,990   $  686,618
Working capital.....................................   352,410      395,605      350,822      417,116      592,249      566,305
Total assets........................................   905,201    1,270,508    1,295,453    1,688,854    1,787,281    1,916,042
Long-term debt and convertible debt(9)..............   124,473      241,998      170,276      287,225      290,622      290,988
Stockholders' equity................................   705,207      902,309    1,012,050    1,172,535    1,356,392    1,476,819


    There were no cash dividends paid.

--------------------------


(1) Cost of products sold for 1997 includes a $18.1 million charge in connection with the discontinuance of our melatonin, bulk pharmaceuticals and fine chemicals product lines. Cost of products sold for 1998 includes a $14.8 million charge to write-down excess Ceredase enzyme inventory and a $10.4 million charge to write-down our Sepra products inventory to net realizable value.

                      GENZYME CORPORATION AND SUBSIDIARIES

(2) Charges for in-process technology were incurred in connection with the following acquisitions:



        - 1995 - $14.2 million from the acquisition of a minority interest in IG Laboratories, Inc.



        - 1996 - $106.4 million from the acquisition of Neozyme II Corporation and $24.2 million from acquisition of Deknatel Snowden Pencer, Inc.



        - 1997 - $7.0 million from the acquisition of PharmaGenics, Inc.



        - 1999 - $5.4 million from the acquisition of Peptimmune, Inc.



(3) Gain on affiliate sale of stock represents the gain on our investment in Genzyme Transgenics Corporation ("GTC") as a result of GTC's various issuances of additional shares of its stock.



(4) Gain on sale of product line of $31.2 million in 1998 relates to the sale of our research products business assets to Techne Corporation in July 1998. Gain on sale of product line in 1999 consists of $7.5 million, representing the payment of a note receivable that we received as partial consideration for the sale of Genetic Design, Inc. to Laboratory Corporation of America in 1996.



(5) Other income of $14.4 million in 1999 represents the receipt of a payment associated with the termination of our agreement to acquire Cell
    Genesys, Inc., net of acquisition related expenses.



(6) The operations allocated to Genzyme Molecular Oncology had been allocated to Genzyme General from December 1, 1994 (Date of Inception) to June 17, 1997. Loss per share data is not presented for Genzyme Molecular Oncology for the years ended December 31, 1995, 1996 and 1997 as there were no shares of GZMO Stock outstanding prior to June 17, 1997.



(7) We created Genzyme Surgical Products in June 1999. The operations allocated to Genzyme Surgical Products previously had been allocated to Genzyme General. Loss per share data is not presented for Genzyme Surgical Products for the years ended December 31, 1995, 1996, 1997 and 1998 as there were no shares of GZSP Stock outstanding prior to June 28, 1999.



(8) Long-term debt and convertible debt consists primarily of $218.0 million and $118.0 million outstanding under a revolving credit facility in 1996 and 1997, respectively. Long-term debt and convertible debt in 1998, 1999 and as of March 31, 2000 consists primarily of $250.0 million of 5 1/4% convertible subordinated notes due June 2005.

                           GENZYME SURGICAL PRODUCTS

                       SELECTED HISTORICAL FINANCIAL DATA


    Genzyme is providing the following information to aid you in your analysis of the financial aspects of the recapitalization and the merger. The table below represents selected historical combined statement of operations and balance sheet data for Genzyme Surgical Products. Genzyme derived the balance sheet data and income statement data from audited financial statements of Genzyme Surgical Products for the years ended December 31, 1995 through December 31, 1999. Genzyme derived the income statement data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 from the unaudited financial statements of Genzyme Surgical Products for such periods. In the opinion of Genzyme's management, the unaudited financial statements for Genzyme Surgical Products have been prepared on a basis consistent with its audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for Genzyme Surgical Products for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.


    On June 28, 1999, Genzyme distributed to the holders of GENZ Stock of record as of June 14, 1999, 0.17901 share of GZSP Stock for each share of GENZ Stock held. Genzyme Surgical Products was created from Genzyme's existing surgical products business, which previously operated as a business unit of Genzyme General.


    This information is only a summary. You should read it in conjunction with Genzyme's historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Genzyme's annual reports, quarterly reports and other information on file with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .



                                                                                                                 THREE MONTHS
                                                                 FOR THE YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)               (UNAUDITED)
HISTORICAL COMBINED STATEMENT OF
  OPERATIONS DATA:
Net product sales(1).................................  $     8    $ 50,714   $100,835   $103,958   $111,981   $ 27,353   $ 29,082
Operating costs and expenses:
  Cost of products sold(2)...........................      733      32,654     59,802     72,274     67,242     15,844     16,039
  Selling, general and administrative................    2,576      28,399     54,061     57,297     63,237     15,287     16,400
  Research and development...........................    5,971       7,693     11,287     18,618     28,056      5,602      6,971
  Amortization of intangibles........................       --       2,984      5,647      5,748      5,750      1,417      1,426
  Charge for in-process technology(3)................       --      24,170         --         --         --         --         --
                                                       -------    --------   --------   --------   --------   --------   --------
    Total operating costs and expenses...............    9,280      95,900    130,797    153,937    164,285     38,150     40,836
                                                       -------    --------   --------   --------   --------   --------   --------
Operating loss.......................................   (9,272)    (45,186)   (29,962)   (49,979)   (52,304)   (10,797)   (11,754)
Other income (expenses):
  Equity in net income (loss) of unconsolidated
    affiliates.......................................       (1)          2        (78)        (6)       (35)        --         --
  Loss on sale of assets.............................       --          --         --         --         --         --         (4)
  Other..............................................       --           8        236         60        138         46         32
  Investment income(4)...............................       --          84         98        144      4,199          7      1,682
  Interest expense...................................       --         (58)       (34)       (75)       (35)        (1)         1
                                                       -------    --------   --------   --------   --------   --------   --------
    Total other income (expenses)....................       (1)         36        222        123      4,267         52      1,711
                                                       -------    --------   --------   --------   --------   --------   --------
Loss before income taxes.............................   (9,273)    (45,150)   (29,740)   (49,856)   (48,037)   (10,745)   (10,043)
Tax benefit..........................................       --         837         --         --         --         --         --
                                                       -------    --------   --------   --------   --------   --------   --------
Net loss attributable to GZSP Stock..................  $(9,273)   $(44,313)  $(29,740)  $(49,856)  $(48,037)  $(10,745)  $(10,043)
                                                       =======    ========   ========   ========   ========   ========   ========
Net loss per GZSP basic and diluted common share:
  Net loss...........................................                                                                    $  (0.68)
                                                                                                                         ========
  Weighted average shares outstanding................                                                                      14,855
                                                                                                                         ========
Pro forma net loss per GZSP basic and diluted common
  share..............................................                                              $  (3.25)  $  (0.73)
                                                                                                   ========   ========
Pro forma weighted average shares outstanding........                                                14,800     14,800
                                                                                                   ========   ========

                           GENZYME SURGICAL PRODUCTS

                                                                                  DECEMBER 31,
                                                              ----------------------------------------------------    MARCH 31,
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   -----------
                                                                                 (IN THOUSANDS)                      (UNAUDITED)
COMBINED BALANCE SHEET DATA:
Cash and investments(4).....................................    $ --     $  2,182   $    975   $     --   $126,125    $116,002
Working capital.............................................     118       40,556     34,279     32,714     98,465     127,730
Total assets................................................     175      253,609    242,566    234,216    370,924     370,344
Division equity(4)..........................................     175      239,040    234,969    227,088    353,918     351,158



There were no cash dividends paid.


------------------------------


(1) On July 1, 1996, Genzyme Surgical Products acquired Deknatel, Snowden, Pencer, Inc. ("DSP").



(2) Cost of products sold for 1998 includes a $10.4 million charge to write-down our Sepra products inventory to net realizable value.



(3) In 1996, Genzyme Surgical Products recorded a $24.2 million charge for in-process technology in connection with its acquisition of Deknatel Snowden Pencer, Inc.



(4) We established Genzyme Surgical Products as a separate division in June 1999. The business of Genzyme Surgical Products had been previously accounted for as a business unit of Genzyme General. On June 28, 1999, Genzyme General transferred $150.0 million in cash, cash equivalents, investments and certain other assets, to Genzyme Surgical Products in connection with the creation of Genzyme Surgical Products as a separate division of Genzyme. In exchange for this transfer, we issued approximately
    14.8 million shares of GZSP Stock and distributed them as a dividend to holders of GENZ Stock. Loss per share data is not presented for Genzyme Surgical Products for the years ended December 31, 1995, 1996, 1997 and 1998 as there were no shares of GZSP Stock outstanding prior to June 28, 1999.

                             GENZYME TISSUE REPAIR

                       SELECTED HISTORICAL FINANCIAL DATA


    Genzyme is providing the following information to aid you in your analysis of the financial aspects of the recapitalization and the merger. The table below represents selected historical combined statement of operations and balance sheet data for Genzyme Tissue Repair. Genzyme derived the balance sheet data and income statement data from audited financial statements of Genzyme Tissue Repair for the years ended December 31, 1995 through December 31, 1999. Genzyme derived the income statement data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 from the unaudited financial statements of Genzyme Tissue Repair for such periods. In the opinion of Genzyme's management, the unaudited financial statements for Genzyme Tissue Repair have been prepared on a basis consistent with its audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for Genzyme Tissue Repair for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.



    This information is only a summary. You should read it in conjunction with Genzyme's historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Genzyme's annual reports, quarterly reports and other information on file with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .



                                                                                                                 THREE MONTHS
                                                                 FOR THE YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)               (UNAUDITED)
HISTORICAL COMBINED STATEMENT OF OPERATIONS DATA:
Net service sales....................................  $  5,220   $  7,312   $ 10,856   $ 17,117   $ 20,402   $  4,023   $  5,867
Operating costs and expenses:
    Cost of services sold............................     4,731     11,193     11,788     13,438     13,237      2,998      3,023
    Selling, general and administrative..............    12,927     27,111     25,571     24,579     24,604      6,314      5,739
    Research and development.........................    10,938     10,880     10,845     10,432      8,019      1,968      1,871
                                                       --------   --------   --------   --------   --------   --------   --------
      Total operating costs and expenses.............    28,596     49,184     48,204     48,449     45,860     11,280     10,633
                                                       --------   --------   --------   --------   --------   --------   --------
Operating loss.......................................   (23,376)   (41,872)   (37,348)   (31,332)   (25,458)    (7,257)    (4,766)
Other income (expenses):
    Equity in net loss of joint venture(1)...........        --     (1,727)    (6,719)    (7,674)    (3,368)    (2,007)        --
    Other............................................        --         --         --         --         --         --         (5)
    Interest income..................................     1,386      1,432        979      1,176        609         93        102
    Interest expense.................................       (40)      (148)    (2,896)    (2,556)    (1,823)      (445)      (302)
                                                       --------   --------   --------   --------   --------   --------   --------
      Total other income (expenses)..................     1,346       (443)    (8,636)    (9,054)    (4,582)    (2,359)      (205)
                                                       --------   --------   --------   --------   --------   --------   --------
Net loss attributable to GZTR Stock..................  $(22,030)  $(42,315)  $(45,984)  $(40,386)  $(30,040)  $ (9,616)  $ (4,971)
                                                       ========   ========   ========   ========   ========   ========   ========
Per GZTR basic and diluted common share:
  Net loss...........................................  $  (2.28)  $  (3.38)  $  (3.07)  $  (1.99)  $  (1.26)  $  (0.44)  $  (0.17)
                                                       ========   ========   ========   ========   ========   ========   ========
Weighted average shares outstanding..................     9,659     12,525     14,976     20,277     23,807     21,945     28,531
                                                       ========   ========   ========   ========   ========   ========   ========



                                                                                  DECEMBER 31,
                                                              ----------------------------------------------------    MARCH 31,
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   -----------
                                                                                 (IN THOUSANDS)                      (UNAUDITED)
COMBINED BALANCE SHEET DATA:
Cash and investments........................................  $47,573    $16,230    $31,915    $ 7,732    $ 9,373      $ 8,444
Working capital (deficit)...................................   44,374     14,232     31,623     (6,461)    12,112       13,326
Total assets................................................   52,649     42,593     57,226     18,954     19,648       19,008
Long-term debt..............................................       --     18,000     31,089     12,579     18,000       18,000
Division equity (deficit)...................................   45,926     18,084     20,203    (16,396)    (3,455)      (2,417)


    There were no cash dividends paid.

------------------------------


(1) Operations of Diacrin/Genzyme LLC, our joint venture with Diacrin, Inc. commenced in October 1996. In May 1999, we reallocated our ownership interest in the joint venture from Genzyme Tissue Repair to Genzyme General.

                                BIOMATRIX, INC.
                       SELECTED HISTORICAL FINANCIAL DATA

    Biomatrix is providing the following information to aid you in your analysis of the financial aspects of the recapitalization and the merger. The table below represents selected historical consolidated statement of operations and balance sheet data of Biomatrix and its subsidiaries. Biomatrix derived the income statement and balance sheet data from audited financial statements for the years ended December 31, 1995 through December 31, 1999.

    This information is only a summary. You should read it in conjunction with Biomatrix' historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Biomatrix' annual reports, quarterly reports and other information
on file with the SEC. See "Where You Can Find More Information" on page   .


                                                                                                              THREE MONTHS
                                                   FOR THE YEARS ENDED DECEMBER 31,                          ENDED MARCH 31,
                                  -------------------------------------------------------------------   -------------------------
                                     1995          1996          1997          1998          1999          1999          2000
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)                         (UNAUDITED)
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Net sales.......................  $     3,614   $     4,951   $    11,735   $    37,847   $    71,964   $    16,521   $    16,471
Income from license fees,
  royalties, research contracts
  and grants....................        7,457        10,628        20,829         9,769         7,733           111           239
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------

Total revenues..................       11,071        15,579        32,564        47,616        79,697        16,632        16,710
Costs and expenses:
Cost of goods sold..............        1,911         2,563         3,610         9,138        21,095         4,901         5,005
Research and development........        5,137         5,485         5,927        10,291         9,139         2,169         2,644
Selling, general and
  administrative................        4,943         5,320         7,806        14,494        18,486         3,928         8,470
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------

Total costs and expenses........       11,991        13,368        17,343        33,923        48,720        10,998        16,119
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------

Income (loss) from operations...         (920)        2,211        15,221        13,693        30,977         5,634           591
Other income, net...............          701           694         1,053           460           (34)         (170)          317
Provision for income taxes......           --           135           536         2,024        12,339         2,175           363
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------

Net income (loss)...............  ($      219)  $     2,770   $    15,738   $    12,129   $    18,604   $     3,289   $       545
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========

Net income (loss) per
  share--basic..................  ($     0.01)  $      0.13   $      0.72   $      0.54   $      0.81   $      0.14   $      0.02
Net income (loss) per
  share--diluted................  ($     0.01)  $      0.13   $      0.69   $      0.51   $      0.76   $      0.13   $      0.02



Shares in computing net income
  (loss) per share:
Basic.............................   19,753,174    20,868,460    21,789,538    22,450,398    22,959,394    22,794,084    23,292,421
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========

Diluted...........................   19,753,174    21,790,052    22,654,412    23,703,758    24,349,952    24,461,854    24,642,370
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========



                                                                             DECEMBER 31,
                                                         ----------------------------------------------------    MARCH 31,
                                                           1995       1996       1997       1998       1999        2000
                                                         --------   --------   --------   --------   --------   -----------
                                                                            (IN THOUSANDS)                      (UNAUDITED)
HISTORICAL CONSOLIDATED BALANCE
  SHEET DATA:
Working capital........................................  $10,078    $13,834    $21,902    $27,020    $46,852      $48,123
Total assets...........................................   17,382     25,994     44,225     83,291     99,027       98,687
Long-term debt and capital lease
  obligations (excluding current portion)..............      729      5,799      5,599     17,602     11,885       11,722
Total shareholders' equity.............................   14,116     17,704     34,609     51,383     77,178       77,959

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



    The following unaudited pro forma combined financial information describes the pro forma effect of the acquisition on the:



    - unaudited statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999; and



    - unaudited balance sheet as of March 31, 2000


of both Genzyme and Genzyme Biosurgery.


    The purpose of this pro forma financial information is to demonstrate how these businesses might have looked if the merger had been completed on the date or for the period presented.



    Holders of GZBX Stock will have no specific right to the assets of the company. Genzyme Corporation continues to hold title to all of the company's assets and is responsible for all of its liabilities, regardless of what it deems for financial statement presentation purposes as allocated to any division. Holders of GZBX Stock, as common stockholders, will therefore be subject to the risks of investing in the businesses, assets and liabilities of Genzyme, as a whole.



    We have prepared the pro forma financial information using the purchase method of accounting. For the recapitalization of Genzyme Surgical Products and Genzyme Tissue Repair as divisions into Genzyme Biosurgery, no adjustments were made to the book values of their net assets because these two divisions are controlled by Genzyme.


    We expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining our companies. The unaudited pro forma information does not reflect these potential expenses and efficiencies.

    As a result of the merger, each outstanding share of Biomatrix common stock will be automatically converted into, at the election of the holder and subject to overall percentage limitations, the right to receive one of the following:

    - $37.00 in cash;

    - one share of Genzyme Biosurgery Division Common Stock ("GZBX Stock"); or

    - a combination of cash and a fraction of a share of GZBX Stock.


    Under the merger agreement, it is expected that 28.38% of the shares of Biomatrix common stock outstanding at the effective time of the merger will be exchanged for cash, and the remaining 71.62% of the shares of Biomatrix common stock will be converted into shares of GZBX Stock at the conversion rate of one share of GZBX Stock for each share of Biomatrix common stock. If holders of more than 28.38% of the outstanding shares of Biomatrix common stock elect to receive cash, then those elections will be subject to downward adjustment on a pro rata basis. Conversely, if holders of less than 28.38% of the outstanding shares of Biomatrix common stock elect to receive cash, the balance of available cash shall be distributed pro rata to the shares electing stock. Accordingly, the consideration actually received by a Biomatrix stockholder may differ from the preference indicated by that stockholder.



    To ensure that the value of all GZBX Stock issued in the merger is at least 45% of the total merger consideration, the number of shares of Biomatrix common stock exchanged for shares of GZBX Stock in the merger may be increased and the number of shares of Biomatrix common stock exchanged for cash may be decreased. This adjustment will occur when the price of Biomatrix common stock decreases to less than approximately $19.10 per share. The purpose of this adjustment would be to preserve the status of the merger as a reorganization for U.S. federal income tax purpose. Such an adjustment would not alter either the cash price of $37 per share or the one-for-one share exchange ratio. For this purpose, the value of the GZBX Stock will be as determined in good faith by the Genzyme board of directors. In addition, the number of shares of Biomatrix common stock that convert into the cash consideration will decrease to the extent Biomatrix stockholders exercise dissenters' rights. The attached pro forma financial statements assume no dissenting shares.



    If the Biomatrix common stock is trading at a price below approximately $19.10 per share at closing, then there would be an increase in the number of shares of Biomatrix Stock exchanged for shares of GZBX Stock, which would be offset by a decrease in the number of shares of Biomatrix Stock exchanged for cash, resulting in a net increase to the total number of shares of GZBX Stock issued in the transaction. The change in the number of shares exchanged would create a new measurement date for the transaction. For example, if the fair market value of Biomatrix Stock were $19.00 on the closing date, then the changes in the purchase price allocation would be as follows: goodwill would decrease from $252 million to $0; intangible assets would decrease from $460 million to $370 million; in-process research and development would decrease from $128 million to $103 million; amortization expense would decrease from $66 million to $34 million; and loss per share would decrease from ($3.19) to ($2.36). For every $1.00 by which the price of Biomatrix common stock decreases under $19.10 per share, goodwill would remain at $0; intangible assets would decrease by $26 million; in-process research and development would decrease by $7 million; amortization expense would decrease by $2 million and loss per share would decrease by $0.07.



    Upon completion of the recapitalization, each outstanding share of GZSP Stock will convert into the right to receive 0.6060 share of GZBX Stock and each outstanding share of GZTR Stock will convert into the right to receive 0.3352 share of GZBX Stock.



    Additionally, all outstanding options to purchase GZSP Stock, GZTR Stock and Biomatrix common stock will convert into options of GZBX Stock at the respective conversion rates. The conversion of options to purchase Biomatrix common stock will be accounted for in accordance with Financial Accounting Standards Board Interpretation No. 44 ("FIN 44").



    The unaudited pro forma balance sheets and statements of operations are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be obtained in the future. To produce the pro forma financial information, Genzyme allocated the purchase price using its best estimates. The unaudited pro forma balance sheets and statements of operations should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements, including the notes, of Genzyme, Genzyme Surgical, Genzyme Tissue Repair and Biomatrix appearing in the documents described under "WHERE
YOU CAN FIND MORE INFORMATION" beginning on page       .

                      GENZYME CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)



                                          HISTORICAL                                                     PRO FORMA
                                            GENZYME                                                       GENZYME
                                        CORPORATION AND     HISTORICAL       PRO FORMA    FOOTNOTE    CORPORATION AND
                                         SUBSIDIARIES     BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE    SUBSIDIARIES
                                        ---------------   ---------------   -----------   ---------   ---------------
Revenues:
  Net product sales...................     $ 683,482         $ 72,000        $     --                    $ 755,482
  Net service sales...................        79,448               --              --                       79,448
  Revenues from research and
    development contracts:
    Related parties...................         2,012               --              --                        2,012
    Other.............................         7,346               --              --                        7,346
  Income from licenses, royalties,
    research contracts and grants.....            --            7,700              --                        7,700
                                           ---------         --------        --------                    ---------
    Total revenues....................       772,288           79,700              --                      851,988
Operating costs and expenses:
  Cost of products sold...............       182,337           21,100              --                      203,437
  Cost of services sold...............        49,444               --              --                       49,444
  Selling, general and
    administrative....................       242,797           18,500              --                      261,297
  Research and development (including
    research and development relating
    to contracts).....................       150,516            9,100              --                      159,616
  Amortization of intangibles.........        24,674               --          65,651         F             90,325
  Purchase of in-process research and
    development.......................         5,436               --              --                        5,436
                                           ---------         --------        --------                    ---------
    Total operating costs and
      expenses........................       655,204           48,700          65,651                      769,555
                                           ---------         --------        --------                    ---------
Operating income......................       117,084           31,000         (65,651)                      82,433
Other income (expenses):
  Equity in net loss of unconsolidated
    affiliates........................       (42,696)              --              --                      (42,696)
  Gain on affiliate sale of stock.....         6,683               --              --                        6,683
  Gain on sale of investment in equity
    securities........................         1,963               --              --                        1,963
  Minority interest...................         3,674               --              --                        3,674
  Gain on sale of product line........         8,018               --              --                        8,018
  Charge for impaired investments.....        (5,712)              --              --                       (5,712)
  Other...............................        14,527               --              --                       14,527
  Investment income...................        36,158               --              --                       36,158
  Interest and miscellaneous income...            --            1,500              --                        1,500
  Interest expense....................       (21,771)          (1,500)        (15,000)        J            (38,271)
                                           ---------         --------        --------                    ---------
    Total other income (expenses).....           844               --         (15,000)                     (14,156)
                                           ---------         --------        --------                    ---------
Income before income taxes............       117,928           31,000         (80,651)                      68,277
Provision for income taxes............       (46,947)         (12,400)         20,778         I            (38,569)
                                           ---------         --------        --------                    ---------
Net income............................     $  70,981         $ 18,600        $(59,873)                   $  29,708
                                           =========         ========        ========                    =========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      HISTORICAL                                                     PRO FORMA
                                                        GENZYME                                                       GENZYME
                                                    CORPORATION AND     HISTORICAL       PRO FORMA      NOTE      CORPORATION AND
                                                     SUBSIDIARIES     BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE    SUBSIDIARIES
                                                    ---------------   ---------------   -----------   ---------   ---------------
ATTRIBUTABLE TO GENZYME GENERAL:
  Net income......................................     $ 142,077          $    --        $      --                   $ 142,077
  Tax benefit allocated from Genzyme Molecular
    Oncology......................................         7,812               --               --                       7,812
  Tax benefit allocated from Genzyme Surgical
    Products......................................        16,128               --          (16,128)       K                 --
  Tax benefit allocated from Genzyme Tissue
    Repair........................................        10,866               --          (10,866)       K                 --
  Tax benefit allocated from Genzyme Biosurgery...            --               --           19,994        K             19,994
                                                       ---------                         ---------                   ---------
  Net income attributable to GENZ Stock...........     $ 176,883               --        $  (7,000)                  $ 169,883
                                                       =========                         =========                   =========
  Per GENZ common share:
    Net income per GENZ common share--basic.......     $    2.13               --        $      --                   $    2.05
                                                       =========                         =========                   =========
  Weighted average shares outstanding.............        83,092               --               --                      83,092
    Net income per GENZ common and common
      equivalent share--diluted...................     $    2.00               --        $      --                   $    1.91
                                                       =========                         =========                   =========
  Adjusted weighted average shares outstanding....        93,228               --               --                      93,228
ATTRIBUTABLE TO GENZYME MOLECULAR ONCOLOGY:
  Net loss........................................     $ (28,832)              --               --                   $ (28,832)
                                                       =========                                                     =========
  Per GZMO basic and diluted common share:
    Net loss......................................     $   (2.25)              --               --                   $   (2.25)
                                                       =========                                                     =========
  Weighted average shares outstanding.............        12,826               --               --                      12,826
                                                       =========                                                     =========
ATTRIBUTABLE TO GENZYME SURGICAL PRODUCTS:
  Net loss........................................     $ (48,037)              --        $  48,037        H          $      --
                                                       =========                         =========                   =========
  Pro forma per GZSP basic and diluted common
    share:
    Pro forma net loss............................     $   (3.25)              --               --                   $      --
                                                       =========                                                     =========
  Pro forma weighted average shares outstanding...        14,800               --          (14,800)       G          $      --
                                                       =========                                                     =========
ATTRIBUTABLE TO GENZYME TISSUE REPAIR:
  Net loss........................................     $ (30,040)              --        $  30,040        H          $      --
                                                       =========                         =========                   =========
  Per GZTR basic and diluted common share:
    Net loss......................................     $   (1.26)              --               --                   $      --
                                                       =========                                                     =========
  Weighted average shares outstanding.............        23,807               --          (23,807)       G          $      --
                                                       =========                         =========                   =========
BIOMATRIX, INC.:
  Net income......................................            --          $18,600        ($ 18,600)       H          $      --
  Per Biomatrix common share:
    Net income per Biomatrix common
      share--basic................................            --          $  0.81               --                   $      --
                                                                          =======                                    =========
  Weighted average shares outstanding.............            --           22,959          (22,959)       G                 --
    Net income per Biomatrix common and common
      equivalent share--diluted...................            --          $  0.76               --                   $      --
                                                                          =======                                    =========
  Adjusted weighted average shares outstanding....            --           24,350          (24,350)       G                 --
ATTRIBUTABLE TO GENZYME BIOSURGERY:
    Net income loss:..............................            --               --        $(112,352)       H          $(112,352)
  Per GZBX basic and diluted common share:
    Net loss......................................            --               --        $   (3.19)       H          $   (3.19)
                                                                                         =========                   =========
  Weighted average shares outstanding.............            --               --           35,166        H             35,166
                                                                                         =========                   =========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                 (IN THOUSANDS)


                                          HISTORICAL                                                     PRO FORMA
                                            GENZYME                                                       GENZYME
                                        CORPORATION AND     HISTORICAL       PRO FORMA    FOOTNOTE    CORPORATION AND
                                         SUBSIDIARIES     BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE    SUBSIDIARIES
                                        ---------------   ---------------   -----------   ---------   ---------------
Revenues:
  Net product sales...................     $ 184,421         $ 16,500        $     --                    $ 200,921
  Net service sales...................        20,966               --              --                       20,966
  Revenues from research and
    development contracts:
    Related parties...................         2,743               --              --                        2,743
    Other.............................            --               --              --                           --
  Income from licenses, royalties,
    research contracts and grants.....            --              200              --                          200
                                           ---------         --------        --------                    ---------
    Total revenues....................       208,130           16,700              --                      224,830
Operating costs and expenses:
  Cost of products sold...............        48,259            5,000              --                       53,259
  Cost of services sold...............        11,851               --              --                       11,851
  Selling, general and
    administrative....................        61,551            8,500              --                       70,051
  Research and development (including
    research and development relating
    to contracts).....................        55,699            2,600              --                       58,299
  Amortization of intangibles.........         6,098               --          16,413         F             22,511
                                           ---------         --------        --------                    ---------
    Total operating costs and
      expenses........................       183,458           16,100          16,413                      215,971
                                           ---------         --------        --------                    ---------
Operating income......................        24,672              600         (16,413)                       8,859
Other income (expenses):
  Equity in net loss of unconsolidated
    affiliates........................        (8,133)              --              --                       (8,133)
  Gain on affiliate sale of stock.....        20,270               --              --                       20,270
  Minority interest...................           856               --              --                          856
  Gain on sale of assets..............            31               --              --                           31
  Other...............................           (29)              --              --                          (29)
  Investment income...................         9,944               --              --                        9,944
  Interest and miscellaneous income...            --              500              --                          500
  Interest expense....................        (3,939)            (200)         (3,750)        J             (7,889)
                                           ---------         --------        --------                    ---------
    Total other income (expenses).....        19,000              300          (3,750)                      15,550
                                           ---------         --------        --------                    ---------
Income before income taxes............        43,672              900         (20,163)                      24,409
Provision for income taxes............       (11,854)            (400)          5,194         I             (7,060)
                                           ---------         --------        --------                    ---------
Net income............................     $  31,818         $    500        $(14,969)                   $  17,349
                                           =========         ========        ========                    =========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      HISTORICAL                                                     PRO FORMA
                                                        GENZYME                                                       GENZYME
                                                    CORPORATION AND     HISTORICAL       PRO FORMA      NOTE      CORPORATION AND
                                                     SUBSIDIARIES     BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE    SUBSIDIARIES
                                                    ---------------   ---------------   -----------   ---------   ---------------
ATTRIBUTABLE TO GENZYME GENERAL:
  Net income......................................     $  45,309          $    --        $      --                   $  45,309
  Tax benefit allocated from Genzyme Molecular
    Oncology......................................         1,096               --               --                       1,096
  Tax benefit allocated from Genzyme Surgical
    Products......................................         3,420               --           (3,420)       K                 --
  Tax benefit allocated from Genzyme Tissue
    Repair........................................         1,812               --           (1,812)       K                 --
  Tax benefit allocated from Genzyme Biosurgery...            --               --            6,182        K              6,182
                                                       ---------                         ---------                   ---------
  Net income attributable to GENZ Stock...........     $  51,637               --        $    (950)                  $  52,587
                                                       =========                         =========                   =========
  Per GENZ common share:
    Net income per GENZ common share--basic.......     $    0.61               --        $      --                   $    0.62
                                                       =========                         =========                   =========
  Weighted average shares outstanding.............        84,502               --               --                      84,502
    Net income per GENZ common and common
      equivalent share--diluted...................     $    0.57               --        $      --                   $    0.63
                                                       =========                         =========                   =========
  Adjusted weighted average shares outstanding....        94,726               --               --                      94,726
ATTRIBUTABLE TO GENZYME MOLECULAR ONCOLOGY:
  Net loss........................................     $  (5,057)              --               --                   $  (5,057)
                                                       =========                                                     =========
  Per GZMO basic and diluted common share:
    Net loss......................................     $   (0.37)              --               --                   $   (0.37)
                                                       =========                                                     =========
  Weighted average shares outstanding.............        13,495               --               --                      13,495
                                                       =========                                                     =========
ATTRIBUTABLE TO GENZYME SURGICAL PRODUCTS:
  Net loss........................................     $ (10,043)              --        $  10,043        H          $      --
                                                       =========                         =========                   =========
  Pro forma per GZSP basic and diluted common
    share:
    Pro forma net loss............................     $   (0.68)              --               --                   $      --
                                                       =========                                                     =========
  Pro forma weighted average shares outstanding...        14,855               --          (14,855)       G          $      --
                                                       =========                                                     =========
ATTRIBUTABLE TO GENZYME TISSUE REPAIR:
  Net loss........................................     $  (4,971)              --        $   4,971        H          $      --
                                                       =========                         =========                   =========
  Per GZTR basic and diluted common share:
    Net loss......................................     $   (0.17)              --               --                   $      --
                                                       =========                                                     =========
  Weighted average shares outstanding.............        28,531               --          (28,531)       G          $      --
                                                       =========                         =========                   =========
BIOMATRIX, INC.:
  Net income......................................            --          $   500        ($    500)       H          $      --
  Per Biomatrix common share:
    Net income per Biomatrix common
      share--basic................................            --          $  0.02               --                   $      --
                                                                          =======                                    =========
  Weighted average shares outstanding.............            --           23,292          (23,292)       G                 --
    Net income per Biomatrix common and common
      equivalent share--diluted...................            --          $  0.02               --                   $      --
                                                                          =======                                    =========
  Adjusted weighted average shares outstanding....            --           24,642          (24,642)       G                 --
ATTRIBUTABLE TO GENZYME BIOSURGERY:
    Net loss:.....................................            --               --        $ (30,433)       H          $ (30,433)
  Per GZBX basic and diluted common share:
    Net loss......................................            --                         $   (0.87)       H          $   (0.87)
                                                                                         =========                   =========
  Weighted average shares outstanding.............            --               --           35,166        H             35,166
                                                                                         =========                   =========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)


                                                      HISTORICAL                                                     PRO FORMA
                                                        GENZYME                                                       GENZYME
                                                    CORPORATION AND     HISTORICAL       PRO FORMA      NOTE      CORPORATION AND
                                                     SUBSIDIARIES     BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE    SUBSIDIARIES
                                                    ---------------   ---------------   -----------   ---------   ---------------
ASSETS
Current assets:
  Cash and cash equivalents.......................    $  112,194         $ 33,300        $ (45,000)   A             $   100,494
  Short-term investments..........................       252,266               --               --                      252,266
  Accounts receivable, net........................       163,236           11,800               --                      175,036
  Inventories.....................................       117,991            9,000           19,100    E                 146,091
  Prepaid expenses and other current assets.......        25,563            3,100               --                       28,663
  Deferred tax assets--current....................        40,780               --               --                       40,780
                                                      ----------         --------        ---------                  -----------
    Total current assets..........................       712,030           57,200          (25,900)                     743,330
Property, plant and equipment, net................       386,843           40,700           (1,418)   E                 426,125
Long-term investments.............................       322,158               --               --                      322,158
Intangibles, net..................................       246,803               --          269,967    A                 959,361
                                                                                           (17,682)      E
                                                                                           460,273       A
Deferred tax assets--noncurrent...................        15,480               --               --                       15,480
Investments in equity securities..................       180,914               --               --                      180,914
Other noncurrent assets...........................        51,814              800               --                       52,614
                                                      ----------         --------        ---------                  -----------

    Total assets..................................    $1,916,042         $ 98,700        $ 685,240                  $ 2,699,982
                                                      ==========         ========        =========                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................    $   21,355         $  1,100        $      --                  $    22,455
  Accrued expenses................................        78,187            7,300           16,000    B                 101,487
  Income taxes payable............................        35,567               --               --                       35,567
  Deferred revenue................................         4,972               --               --                        4,972
  Current portion of notes payable and long-term
    debt..........................................         5,644              600               --                        6,244
                                                      ----------         --------        ---------                  -----------
    Total current liabilities.....................       145,725            9,000           16,000                      170,725
Notes payable and long-term debt..................        18,103           11,700          200,000    A                 229,803
Convertible notes and debentures..................       272,885               --               --                      272,885
Deferred tax liabilities--noncurrent..............            --               --          172,028    A                 172,028
Other noncurrent liabilities......................         2,510               --               --                        2,510
                                                      ----------         --------        ---------                  -----------
    Total liabilities.............................       439,223           20,700          388,028                      847,951
Stockholders' equity:
  GENZ Common Stock, $.01 par value...............           848               --               --                          848
  GZMO Common Stock, $.01 par value...............           137               --               --                          137
  GZSP Common Stock, $.01 par value...............           149               --             (149)   D                      --
  GZTR Common Stock, $.01 par value...............           287               --             (287)   D                      --
  GZBX Common Stock, $.01 par value...............            --               --              352    D                     352
  Treasury Stock--at cost.........................          (901)              --               --                         (901)
  Additional paid-in capital--General Division....       475,324               --               --                      475,324
  Additional paid-in capital--Genzyme Molecular
    Oncology......................................        68,896               --               --                       68,896
  Additional paid-in capital--Genzyme Surgical
    Products......................................       546,347               --         (546,347)   D                      --
  Additional paid-in capital--Genzyme Tissue
    Repair........................................       223,110               --         (223,110)   D                      --
  Additional paid-in capital--Genzyme
    Biosurgery....................................            --               --          546,347    D               1,296,828
                                                                                           223,110       D
                                                                                           386,158       A
                                                                                            65,029       A
                                                                                            92,100       C
                                                                                           (16,000)      B
                                                                                                84       D
  Notes receivable--related parties...............            --               --          (14,100)   C                 (14,100)
  Deferred compensation...........................            --               --          (10,000)                     (10,000)
  Retained earnings (accumulated deficit).........        89,020               --         (127,975)   A                 (38,955)
  Biomatrix, Inc. Preferred Stock, none issued....            --               --               --    C                      --
  Biomatrix, Inc. Common Stock, $.0001 par
    value.........................................            --               --               --    C                      --
  Biomatrix, Inc. Additional paid-in capital......                         83,100          (83,100)   C                      --
  Biomatrix, Inc. notes receivable--related
    parties.......................................                        (14,100)          14,100    C                      --
  Biomatrix, Inc. treasury stock, at cost.........                           (900)             900    C                      --

  Biomatrix, Inc. retained earnings...............                         11,400          (11,400)   C                      --
  Accumulated other comprehensive income..........        73,602           (1,500)           1,500    C                  73,602
                                                      ----------         --------        ---------                  -----------
  Total stockholders' equity......................     1,476,819           78,000          297,212                    1,852,031
                                                      ----------         --------        ---------                  -----------
      Total liabilities and stockholders'
        equity....................................    $1,916,042         $ 98,700        $ 685,240                  $ 2,699,982
                                                      ==========         ========        =========                  ===========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                          GENZYME BIOSURGERY DIVISION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                           HISTORICAL                                                  PRO FORMA
                                    HISTORICAL GENZYME   GENZYME TISSUE      HISTORICAL       PRO FORMA      NOTE       GENZYME
                                    SURGICAL PRODUCTS        REPAIR        BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE   BIOSURGERY
                                    ------------------   ---------------   ---------------   -----------   ---------   ----------
Revenues:
  Net product sales...............      $ 111,981           $     --          $ 72,000        $     --                 $ 183,981
  Net service sales...............             --             20,402                --              --                    20,402
  Income from licenses, royalties,
    research contracts and
    grants........................             --                 --             7,700              --                     7,700
                                        ---------           --------          --------        --------                 ---------
    Total revenues................        111,981             20,402            79,700              --                   212,083

Operating costs and expenses:
  Cost of products sold...........         67,242                 --            21,100              --                    88,342
  Cost of services sold...........             --             13,237                --              --                    13,237
  Selling, general and
    administrative................         63,237             24,604            18,500              --                   106,341
  Research and development........         28,056              8,019             9,100              --                    45,175
  Amortization of intangibles.....          5,750                 --                --          65,651         Q          71,401
                                        ---------           --------          --------        --------                 ---------
    Total operating costs and
      expenses....................        164,285             45,860            48,700          65,651                   324,496
                                        ---------           --------          --------        --------                 ---------
Operating income (loss)...........        (52,304)           (25,458)           31,000         (65,651)                 (112,413)
Other income and (expenses):
  Equity in net loss of
    unconsolidated affiliates and
    joint venture.................            (35)            (3,368)               --              --                    (3,403)
  Other...........................            138                 --                --              --                       138
  Investment income...............          4,199                609             1,500              --                     6,308
  Interest expense................            (35)            (1,823)           (1,500)        (15,000)        U         (18,358)
                                        ---------           --------          --------        --------                 ---------
    Total other income and
      (expenses)..................          4,267             (4,582)               --         (15,000)                  (15,315)
                                        ---------           --------          --------        --------                 ---------
Income (loss) before income
  taxes...........................        (48,037)           (30,040)           31,000         (80,651)                 (127,728)
Provision for income taxes........             --                 --           (12,400)         12,400         T
                                               --                 --                --          15,376         T          15,376
                                        ---------           --------          --------        --------                 ---------
Net income (loss) attributable to
  GZBX Stock......................      $ (48,037)          $(30,040)         $ 18,600        $(52,875)                $(112,352)
                                        =========           ========          ========        ========                 =========
Per GZBX common share:
  Net income (loss) per GZBX
    common share--basic...........      $   (3.25)          $  (1.26)         $   0.81              --                 $   (3.19)
                                        =========           ========          ========        ========                 =========
Weighted average shares
  outstanding.....................         14,800             23,807            22,959         (61,566)        R              --
Shares issued for Biomatrix
  acquisition and combination of
  GSP and GTR.....................             --                 --                --          35,166         S          35,166
                                        ---------           --------          --------        --------                 ---------
Pro forma weighted average shares
  outstanding.....................         14,800             23,807            22,959         (26,400)                   35,166
                                        =========           ========          ========        ========                 =========
  Net income (loss) per GZBX
    common share--diluted.........      $   (3.25)          $  (1.26)         $   0.76              --                 $   (3.19)
                                        =========           ========          ========        ========                 =========
Adjusted weighted average shares
  outstanding.....................         14,800             23,807            24,350         (62,957)        R              --
Shares issued for Biomatrix
  acquisition and combination of
  GSP and GTR.....................             --                 --                --          35,166         S          35,166
                                        ---------           --------          --------        --------                 ---------
Pro forma adjusted weighted
  average shares outstanding......         14,800             23,807            24,350         (27,791)                   35,166
                                        =========           ========          ========        ========                 =========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                          GENZYME BIOSURGERY DIVISION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                             HISTORICAL      HISTORICAL                             PRO FORMA
                                      HISTORICAL GENZYME   GENZYME TISSUE    BIOMATRIX,    PRO FORMA    FOOTNOTE     GENZYME
                                      SURGICAL PRODUCTS        REPAIR           INC.      ADJUSTMENTS   REFERENCE   BIOSURGERY
                                      ------------------   ---------------   ----------   -----------   ---------   ----------
Revenues:
  Net product sales.................       $ 29,082            $    --        $16,500      $     --                  $ 45,582
  Net service sales.................             --              5,867             --            --                     5,867
  Income from licenses, royalties,
    research contracts and grants...             --                 --            200            --                       200
                                           --------            -------        -------      --------                  --------
    Total revenues..................         29,082              5,867         16,700            --                    51,649

Operating costs and expenses:
  Cost of products sold.............         16,039                 --          5,000            --                    21,039
  Cost of services sold.............             --              3,023             --            --                     3,023
  Selling, general and
    administrative..................         16,400              5,739          8,500            --                    30,639
  Research and development..........          6,971              1,871          2,600            --                    11,442
  Amortization of intangibles.......          1,426                 --             --        16,413     Q              17,839
                                           --------            -------        -------      --------                  --------
    Total operating costs and
      expenses......................         40,836             10,633         16,100        16,413                    83,982
                                           --------            -------        -------      --------                  --------

Operating income (loss).............        (11,754)            (4,766)           600       (16,413)                  (32,333)

Other income and (expenses):
  Loss on sale of assets............             (4)                --             --            --                        (4)
  Other.............................             32                 (5)            --            --                        27
  Investment income.................          1,682                102            500            --                     2,284
  Interest expense..................              1               (302)          (200)       (3,750)    U              (4,251)
                                           --------            -------        -------      --------                  --------
    Total other income and
      (expenses)....................          1,711               (205)           300        (3,750)                   (1,944)
                                           --------            -------        -------      --------                  --------

Income (loss) before income taxes...        (10,043)            (4,971)           900       (20,163)                  (34,277)
Provision for income taxes..........             --                              (400)          400     T                  --
                                                 --                 --             --         3,844      T              3,844
                                           --------            -------        -------      --------                  --------
Net income (loss) attributable to
  GZBX Stock........................       $(10,043)           $(4,971)       $   500      $(15,919)                 $(30,433)
                                           ========            =======        =======      ========                  ========
Per GZBX common share:
  Net income (loss) per GZBX common
    share--basic....................       $  (0.68)           $ (0.17)       $  0.02                                $  (0.87)
                                           --------            -------        -------                                --------

Weighted average shares
  outstanding.......................         14,855             28,531         23,292       (66,678)    R                  --
Shares issued for Biomatrix
  acquisition and combination of GSP
  and GTR...........................             --                 --             --        35,166     S              35,166
                                           --------            -------        -------      --------                  --------
Pro forma weighted average shares
  outstanding.......................         14,855             28,531         23,292       (31,512)                   35,166
                                           ========            =======        =======      ========                  ========
  Net income (loss) per GZBX common
    share--diluted..................       $  (0.68)           $ (0.17)       $  0.02                                $  (0.87)
                                           ========            =======        =======                                ========

Adjusted weighted average shares
  outstanding.......................         14,855             28,531         24,642       (68,028)    R                  --
Shares issued for Biomatrix
  acquisition and combination of GSP
  and GTR...........................             --                 --             --        35,166     S              35,166
                                           --------            -------        -------      --------                  --------
Pro forma adjusted weighted average
  shares outstanding................         14,855             28,531         24,642       (32,862)                   35,166
                                           ========            =======        =======      ========                  ========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                          GENZYME BIOSURGERY DIVISION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF MARCH 31, 2000

                                 (IN THOUSANDS)


                                                                                                                       PRO FORMA
                               HISTORICAL GENZYME   HISTORICAL GENZYME     HISTORICAL       PRO FORMA     FOOTNOTE      GENZYME
                               SURGICAL PRODUCTS      TISSUE REPAIR      BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE    BIOSURGERY
                               ------------------   ------------------   ---------------   -----------   ----------   -----------
ASSETS
Current assets:
  Cash and cash
    equivalents..............       $ 24,999              $ 8,444            $33,300        $ (45,000)   L            $    21,743
  Short-term investments.....         64,615                   --                 --               --                      64,615
  Accounts receivable, net...         19,796                5,356             11,800               --                      36,952
  Inventories................         36,138                2,378              9,000           19,100    P                 66,616
  Prepaid expenses and other
    current assets...........          1,368                  383              3,100               --                       4,851
                                    --------              -------            -------        ---------                 -----------
    Total current assets.....        146,916               16,561             57,200          (25,900)                    194,777
Property, plant and
  equipment, net.............         17,835                2,343             40,700           (1,418)   P                 59,460
Long-term investments........         26,388                   --                 --               --                      26,388
Intangibles, net.............        171,396                   --                 --          269,967    L                883,954
                                                                                              (17,682)   P
                                                                                              460,273    L
Investment in equity
  securities.................          6,483                   --                 --               --                       6,483
  Other......................          1,326                  104                800               --                       2,230
                                    --------              -------            -------        ---------                 -----------
    Total assets.............       $370,344              $19,008            $98,700        $ 685,240                 $ 1,173,292
                                    ========              =======            =======        =========                 ===========
LIABILITIES AND DIVISION
  EQUITY
Current liabilities:
  Accounts payable...........       $  4,949              $   371            $ 1,100        $      --                 $     6,420
  Accrued expenses...........          9,220                1,621              7,300           16,000    M                 34,141
  Current portion of notes
    payable..................             --                   --                600               --                         600
  Due to Genzyme General.....          5,017                1,243                 --               --                       6,260
                                    --------              -------            -------        ---------                 -----------
    Total current
      liabilities............         19,186                3,235              9,000           16,000                      47,421
Notes payable and long-term
  debt.......................             --               18,000             11,700          200,000    L                229,700
Deferred tax
  liabilities--non-current...             --                   --                 --          172,028    L                172,028
Other........................             --                  190                 --               --                         190
                                    --------              -------            -------        ---------                 -----------
    Total liabilities........         19,186               21,425             20,700          388,028                     449,339
Division equity:
    Division equity..........        351,158               (2,417)                                352    O                723,953
                                                                                                 (149)   O
                                                                                                 (287)   O
                                                                                               92,100    N
                                                                                              386,158    L
                                                                                               65,029    L
                                                                                             (127,975)   L
                                                                                              (16,000)   M
                                                                                                   84    O
                                                                                              (14,100)   N
                                                                                              (10,000)   N
  Biomatrix, Inc. common
    stock....................             --                   --                 --               --                          --
  Biomatrix, Inc.
    additional-paid in
    capital..................             --                   --             83,100          (83,100)   N                     --
  Biomatrix, Inc. notes
    receivable--related
    parties..................                                                (14,100)          14,100    N                     --
  Biomatrix, Inc. treasury
    stock, at cost...........                                                   (900)             900    N                     --
  Biomatrix, Inc. retained
    earnings.................             --                   --             11,400          (11,400)   N                     --
  Biomatrix, Inc. other
    comprehensive loss.......             --                   --             (1,500)           1,500    N                     --
                                    --------              -------            -------        ---------                 -----------
  Total division equity......        351,158               (2,417)            78,000          297,212                     723,953
                                    --------              -------            -------        ---------                 -----------
    Total liabilities and
      division equity........       $370,344              $19,008            $98,700        $ 685,240                 $ 1,173,292
                                    ========              =======            =======        =========                 ===========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(1) ACCOUNTING POLICIES

    The accounting policies for Genzyme and Biomatrix are in conformity in all material respects. The pro forma financial statements include Genzyme and Genzyme Biosurgery, the division of Genzyme that will be created from the acquisition of Biomatrix and the recapitalization of Genzyme Surgical Products and Genzyme Tissue Repair.

(2) GENZYME CORPORATION'S PENDING ACQUISITION OF BIOMATRIX

    Genzyme entered into the merger agreement to acquire Biomatrix on March 6, 2000. Upon consummation of the merger:

    - Genzyme Biosurgery will be created as a new division of Genzyme

    - Genzyme Surgical Products and Genzyme Tissue Repair will be reallocated to Genzyme Biosurgery

    - the businesses of Biomatrix will be allocated to Genzyme Biosurgery


    For the purposes of the unaudited pro forma financial statements, we used the following exchange ratios to determine the number of shares of GZBX Stock that would be distributed:


    - 0.6060 multiplied by the number of GZSP shares outstanding

    - 0.3352 multiplied by the number of GZTR shares outstanding

    - 0.7162 multiplied by the number of Biomatrix shares outstanding (based on a one-for-one exchange ratio for 71.62% of the Biomatrix shares):

    This results in approximately:

    - 8,990,000 shares of GZBX Stock exchanged for 14,835,000 shares of GZSP
      Stock

    - 9,555,000 shares of GZBX Stock exchanged for 28,504,000 shares of GZTR
      Stock

    - 16,621,000 shares of GZBX Stock and approximately $245 million of cash, exchanged for 23,207,000 shares of Biomatrix Stock

    In addition, options to purchase:

    - 2,991,000 shares of GZSP Stock under the Genzyme equity plans

    - 4,176,000 shares of GZTR Stock under the Genzyme equity plans

    - 2,731,000 shares of Biomatrix common stock under the Biomatrix equity plans will be converted to options to purchase approximately 1,812,000, 1,400,000, and 2,731,000 shares of GZBX Stock, respectively. Using the acquisition price of Biomatrix common stock and certain other assumptions in the Black-Scholes option valuation model, the GZBX options issued in exchange for the Biomatrix options are valued at approximately $75.0 million. In accordance with FIN 44, the intrinsic value of the portion of the unvested options related to the future service period of $10.0 million is allocated to deferred compensation in stockholders' equity for Genzyme or division equity for Genzyme Biosurgery, rather than to goodwill. The unvested portion will be amortized to operating expense over the remaining vesting periods of generally less than four years.



    The pro forma balance sheet gives effect to the merger of Biomatrix and the recapitalization of Genzyme Surgical Products and Genzyme Tissue Repair as of March 31, 2000, using the purchase accounting method and historical accounting basis, respectively.

(3) PURCHASE PRICE ALLOCATION


    The aggregate purchase price of $780.2 million (based on the average closing prices for the GZSP Stock and GZTR Stock, as described in note 4) will be allocated to the acquired tangible and intangible assets and liabilities based on their estimated respective fair values as of March 31, 2000 (amounts in thousands):



Cash and cash equivalents...................................   $  33,300
Accounts receivable.........................................      11,800
Inventory...................................................      28,100
Prepaid expenses and other current assets...................       3,100
Property, plant & equipment.................................      39,282
Other assets................................................         800
Intangible assets (to be amortized over 1.5 to 11.0
  years)....................................................     460,273
Goodwill (to be amortized over 11.0 years)..................     252,285
In-process technology.......................................     127,975
Acquisition costs...........................................      16,000
Assumed liabilities.........................................     (20,700)
Deferred tax liability......................................    (172,028)
                                                               ---------
        Aggregate purchase price............................   $ 780,187
                                                               =========



    The total purchase price, the fair value of assets and liabilities acquired, the allocation of purchase price and the lives of the goodwill and intangible assets will be determined upon completion of the merger and may vary from the amounts presented herein.



    In connection with the purchase of Biomatrix, Genzyme expects approximately $128.0 million of the purchase price to be allocated to in-process research and development ("IPR&D"). Genzyme management assumes responsibility for determining the IPR&D valuation. The Company has engaged an independent third-party appraisal company to assist in the valuation of the intangible assets acquired. The valuation is expected to be completed upon closing the transaction.



    The fair value assigned to purchased in-process research and development was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached technological feasibility. A discount rate consistent with the risks of each project was used to estimate the present value of cash flows. In estimating future cash flows, management considered other tangible and intangible assets required for successful exploitation of the technology resulting from each purchased in-process research and development project and adjusted future cash flows for a charge reflecting the contribution to value of these assets. The estimated future cash flows resulting from purchased in-process research and development were adjusted for the contribution of core technology to the value of each in-process research and development project. The value assigned to purchased research and development was the amount attributable to the efforts of the seller up to the time of acquisition. This amount was estimated through application of the "stage of completion" calculation by multiplying total estimated revenue for in-process research and development by the percentage of completion of each purchased research and development project at the time of acquisition.



    The nature of the efforts to develop the purchased IPR&D into commercially viable products, principally relates to the completion and/or acceleration of existing development programs, including the mandatory completion of several phases of clinical trials and the general and administrative costs necessary to manage the projects and trials. Assuming the approval of the product by the FDA, costs related to the wide scale manufacturing, distribution, and marketing of the products are included in the projection. The resulting net cash flows from such projects are based on Genzyme management's estimates of revenues, cost of sales, research and development costs, sales and marketing, general and administrative, and the anticipated income tax effect.



    The discounting of net cash flows back to their present value is based on the weighted average cost of capital ("WACC"). The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various areas of that enterprise. The discount rate utilized in discounting the net cash flows from purchased in-process research and development was 25%. This discount rate is higher than Genzyme's WACC due to the inherent uncertainties surrounding the successful development of the purchased in-process research and development.



    The forecast data employed in the analyses was based upon product level forecast information obtained by Genzyme from numerous internal and external resources. These resources included publicly available databases, external market research consultants and internal experts. Genzyme senior management reviewed and challenged the forecast data and related assumptions and utilized the information in analyzing in-process research and development. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at this time, Genzyme management believes the forecast data and assumptions to be reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the forecasted results. Any such variance may result in a material adverse effect on Genzyme's financial condition and results of operations.



    In the allocation of purchase price to the IPR&D, the concept of alternative future use was specifically considered for each of the programs under development. The acquired IPR&D consists of Biomatrix' work to complete each of the identified programs. The programs are very specific to the disease and market for which they are intended. There are no alternative uses for the in-process programs in the event that the programs fail in clinical trials or are otherwise not feasible. The development effort for the acquired IPR&D does not possess an alternative future use for Genzyme as defined by GAAP.



    Below is a brief description of IPR&D projects including an estimation of when management believes Genzyme may realize revenues from the sale of these products in the respective application.



    VISCOSUPPLEMENTATION. Viscosupplementation is the use of elastoviscous solutions and viscoelastic gels in disease conditions to supplement tissues and body fluids, alleviating pain and restoring normal function. The company expects to complete clinical studies demonstrating the efficacy of Synvisc as a treatment for chronic hip pain by late this year and receive marketing approval early in 2001. Prior clinical studies have demonstrated the product's safety. Although clinical results to date are positive, there can be no assurance that we will see statistically significant results in the current clinical trial. Future costs for this program are estimated to be less than $1 million. A discount rate of 25% was utilized in discounting these estimated cash flows. This product is already marketed for the treatment of osteoarthritis of the knee in the United States and 38 foreign countries.



    VISCOAUGMENTATION. Viscoaugmentation is the use of viscoelastic gels to provide scaffolding for tissue regeneration or as an inert elastic filler for tissues of the skin and the subcutaneous and intermuscular connective tissues. Hylaform is a viscoelastic Hylan B gel for injection into facial tissue. U.S. clinical studies will begin in 2000. These studies will be completed and analyzed by early 2001. Although clinical results to date are positive, there can be no assurance that we will see statistically significant results in the current clinical trials. Assuming favorable results in these studies, it is expected that approval to market this product will be obtained by mid-2001 in the United States. Biomatrix currently expects to launch the product before the end of 2001, although there can be no assurance that the product will be launched or that the launch will occur within this time period. This product is already marketed for the same indication in 21 foreign countries.



    Hylagel Uro is a viscoelastic Hylan B gel implant for the treatment of urinary stress incontinence. It is injected intramuscularly to augment the soft connective tissue in between the sphincter muscle of the urethra. This product provides an important advancement in the treatment of urinary stress incontinence, a condition that affects over one million people in the United States. Pilot clinical studies conducted in the United States at two clinical centers under FDA approved protocols have been successfully completed. These initial studies demonstrated that the product is safe and has clinical utility. A pivotal one-year study will begin in 2000 at clinical centers in the United States. It is expected that the studies will be completed, evaluated and submitted for FDA approval by the middle of 2002. When this study is completed, the data will also be submitted for approval in Canada and Europe. Although clinical results to date are positive, there can be no assurance that we will see statistically significant results in the current clinical trial. Assuming favorable results in these studies, Biomatrix currently expects that during 2003 Hylagel Uro will be marketed in the United States and Canada, although there can be no assurance that the product will be launched or that the launch will occur within this time period.



    The future costs of these programs are estimated to be approximately
$4 million. A discount rate of 25% was utilized in discounting these estimated cash flows.



    VISCOSEPARATION (ANTI-ADHESION). Viscoseparation is the use of viscoelastic gels and membranes to separate tissues and to decrease formation of adhesions and excessive scars after surgery.



    Hylagel Nuro is for spinal surgery and herniated lumbar intervertabral disc surgery. Hylagel Nuro is a combination of Hylan A fluid and Hylan B gel for application directly at the surgical site to reduce post surgical adhesions and scarring which often cause chronic pain. Hylagel Nuro is classified as a device by regulatory authorities. A multicenter clinical study started in the United States in late 1999 and, currently, studies are being initiated in Germany, France, the United Kingdom and Belgium. The completion of this study is expected by the fourth quarter of 2001, and submissions for regulatory approvals in the United States, Canada and Europe will occur shortly thereafter. Although clinical results to date are positive, there can be no assurance that we will see statistically significant results in the current clinical trial. Assuming favorable results in these studies, Biomatrix believes that Hylagel Nuro can be launched in Europe by the second quarter of 2002 and in the US by the fourth quarter of the same year.



    A discount rate of 25% was utilized in discounting these estimated cash flows. The valuation of these programs assumes that sales of Hylagel Nuro could begin in 2002. We estimate the aggregate future clinical costs to develop this indication will be approximately $8 million.



    The Biomatrix research and development programs currently in process were valued as follows:



Viscosupplementation........................................  $ 49,100
Tissue Augmentation.........................................    12,300
Anti-Adhesion...............................................    66,575
                                                              --------
                                                              $127,975
                                                              ========

(4) PRO FORMA ADJUSTMENTS RELATED TO THE ACQUISITION


    These adjustments reflect the retirement of all GZSP Stock, GZTR Stock and Biomatrix common stock and the issuance of GZBX Stock. The value ascribed to the GZBX Stock to be exchanged for Biomatrix common stock for purchase price accounting is $27.32 per share, which approximates the combined five day average closing prices of GZSP Stock and GZTR Stock (commencing March 2 and ending
March 8, 2000), divided by the exchange ratios of 0.6060 and 0.3352, respectively.


    The aggregate purchase price is comprised of the following (amounts in thousands):


Issuance of 16,621,000 shares of GZBX Stock.................  $454,158
Cash payment................................................   245,000
                                                              --------
  Subtotal..................................................   699,158
Issuance of GZBX options to Biomatrix optionholders.........    65,029
Acquisition costs...........................................    16,000
                                                              --------
        Aggregate purchase price............................  $780,187
                                                              ========


I. PRO FORMA ADJUSTMENTS TO GENZYME CORPORATION'S CONSOLIDATED BALANCE SHEET


    (A) To record the acquisition of the net assets of Biomatrix for an aggregate purchase price of $780.2 million (see Note 3). The intangible assets of approximately $712.6 million are as follows:



                                                                          AMOUNT
DESCRIPTION                                              USEFUL LIFE   IN THOUSANDS
-----------                                              -----------   ------------
Workforce..............................................     10.0         $  2,104
Non-compete agreements.................................      1.5              630
Distribution agreements................................      8.0           14,420
Trademark/trade name...................................     11.0           89,414
Patented core technology...............................     11.0          107,496
Current products technology............................     11.0          246,209
Goodwill...............................................     11.0          252,285
                                                                         --------
    Total..............................................                  $712,558
                                                                         ========



       The $128.0 million allocated to in-process technology has been charged to accumulated deficit for purposes of pro forma balance sheet presentation only and will be charged to expense in Genzyme's historical financial statements upon completion of the merger with Biomatrix. The goodwill of $252.3 million consists of the excess of the purchase price over the fair market value of net assets acquired. A deferred tax liability of $172.0 million has been generated from the creation of intangible assets, excluding goodwill. An amount of $200.0 million of debt will be obtained by Genzyme in order to finance the cash payment portion of the purchase price, and the remaining approximately $45.0 million will be paid from the existing cash balances. The $65.0 million represents the fair value of the GZBX options issued in exchange for the Biomatrix options, less the intrinsic value of $10.0 million for the portion of the unvested Biomatrix options attributable to the remaining service period. The options were valued using the Black-Scholes model.



    (B) To record $16.0 million of accrued expenses related to the estimated acquisition costs that have not been reflected in the historical balances as of March 31, 2000.

    (C) To eliminate Biomatrix historical stockholders' equity amounts totaling $92.1 million, except for the Biomatrix notes receivable of $14.1 million, which will remain outstanding upon completion of the transaction. Biomatrix received these full recourse notes in exchange for the purchase of Biomatrix common stock at fair market value by certain officers, directors and a consultant in accordance with a restricted stock plan. To the extent the holders receive cash, as consideration for their restricted shares, it must be used to repay the balance of the same quantity of shares under the notes. Therefore, the balance of the notes could change. The quantity of the decrease to the balance of the notes will not be known until the acquisition is effective.



    (D) To record the cancellation of GZSP Stock and GZTR Stock, by eliminating the par value of common stock of $149,000 and $287,000, respectively; and additional paid-in capital of $546.3 million and $223.1 million, respectively; and to record the issuance of GZBX Stock, with par value of $352,000 and additional paid-in capital transferred from GZSP Stock and GZTR Stock of $769.5 million.



    (E) To record inventory and fixed assets of Biomatrix at fair value, by increasing the inventory by $19.1 million and decreasing the fixed assets by $1.4 million. The increased basis for the inventory valuation will result in a $19.1 million decrease in gross margin as the units are sold, after the acquisition. This impact has not been reflected in the pro forma statement of operations because it is a material non-recurring charge that will be reflected in operations in the twelve month period following the merger.


II. PRO FORMA ADJUSTMENTS TO GENZYME CORPORATION'S CONSOLIDATED STATEMENTS OF OPERATIONS

    (F) To record the amortization of acquired intangible assets and goodwill (amounts in thousands):


                                                  ASSIGNED       AMORTIZATION
                                                   VALUE      ANNUAL    QUARTERLY
                                                  --------   --------   ---------
Intangible assets:
  Workforce (10.0 year life)....................  $  2,104   $   210     $    53
  Non-compete agreements (1.5 year life)........       630       420         105
  Distribution agreements (8.0 year life).......    14,420     1,802         450
  Trademark/trade name (11.0 year life).........    89,414     8,129       2,032
  Patented core technology (11.0 year life).....   107,496     9,772       2,443
  Current products technology (11.0 year
    life).......................................   246,209    22,383       5,596
  Goodwill (11.0 year life).....................   252,285    22,935       5,734
                                                  --------   -------     -------
      Pro forma adjustment for amortization of
        intangibles.............................  $712,558   $65,651     $16,413
                                                  ========   =======     =======


    (G) To eliminate Biomatrix' weighted average shares outstanding, and the cancellation of GZSP Stock and GZTR Stock.


    (H) To record the creation of GZBX Stock. Net losses for Genzyme Surgical and Genzyme Tissue Repair and net income for Biomatrix have been transferred to the calculation of loss per share for Genzyme Biosurgery. The net income amount for Biomatrix of $0.9 million for the three months ended March 31, 2000 and $31.0 million for the year ended December 31, 1999 reflects the elimination of the $0.4 million and $12.4 million tax provision, respectively because

       Genzyme Biosurgery incurred a pro forma net loss for each period. The pro forma statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 assume 35,166,000 shares of GZBX Stock were issued on January 1, 1999. (See Note 2).



    (I) To adjust the tax provision for the impact of the additional interest expense and the amortization of the deferred tax liability established in purchase accounting. These adjustments plus the impact of including Biomatrix' income in determining Genzyme's tax provision would increase Genzyme's effective tax rate from 27.1% to 28.9% for the three months ended March 31, 2000 and from 39.8% to 56.5% for the year ended
       December 31, 1999.



    (J) To record interest expense that would have been incurred on the $200.0 million of debt, at a rate of 7.5%.



    (K) To eliminate the tax benefits of Genzyme Surgical and Genzyme Tissue Repair that had been allocated to Genzyme General and to allocate the pro forma tax benefits of Genzyme Biosurgery to Genzyme General.


III. PRO FORMA ADJUSTMENTS TO GENZYME BIOSURGERY COMBINED BALANCE SHEET


    (L) To record the acquisition of the net assets of Biomatrix for an aggregated purchase price of $780.2 million (see Note 3). The intangible assets of $712.6 million are as follows:



                                                                          AMOUNT
DESCRIPTION                                              USEFUL LIFE   IN THOUSANDS
-----------                                              -----------   ------------
Workforce..............................................     10.0         $  2,104
Non-compete agreements.................................      1.5              630
Distribution agreements................................      8.0           14,420
Trademark/trade name...................................     11.0           89,414
Patented core technology...............................     11.0          107,496
Current products technology............................     11.0          246,209
Goodwill...............................................     11.0          252,285
                                                                         --------
    Total..............................................                  $712,558
                                                                         ========



       The $128.0 million allocated to in-process technology has been charged to accumulated deficit for purposes of pro forma balance sheet presentation only and will be charged to expense in Genzyme Biosurgery's historical financial statements upon completion of the merger with Biomatrix. The goodwill of $252.3 million consists of the excess of the purchase price over the fair market value of net assets acquired. A deferred tax liability of $172.0 million has been generated from the creation of intangible assets, excluding goodwill. An amount of $200.0 million of debt will be obtained by Genzyme in order to finance the cash payment portion of the purchase price, and the remaining approximately
       $45.0 million will be paid from the existing cash balances. The
       $65.0 million represents the fair value of the GZBX options issued in exchange for the Biomatrix options, less the intrinsic value of $10.0 million for the portion of the unvested Biomatrix options attributable to the remaining service period. The options were valued using the acquisition price of $27.32 for the GZBX Stock and certain other assumptions in the Black-Scholes model.

    (M) To record $16.0 million of accrued expenses related to the estimated acquisition costs that have not been reflected in the historical balances as of March 31, 2000.



    (N) To eliminate Biomatrix' historical stockholders' equity amounts totaling $92.1 million, except for the Biomatrix notes receivable of $14.1 million, which will remain outstanding upon completion of the transaction. However, the amount of the notes receivable and the underlying shares may decrease as a result of a forced proration of cash to shares electing stock or as a result of the note holders electing the standard election.



    (O) To cancel GZSP Stock and GZTR Stock and issue GZBX Stock.



    (P) To record inventory and fixed assets of Biomatrix at fair value, by increasing the inventory by $19.1 million to increase to selling price; and decreasing the fixed assets by $1.4 million. The increased basis for the inventory valuation will result in a $19.1 million decrease in gross margin as the units are sold, after the acquisition. This impact has not been reflected in the pro forma statement of operations because it is a material non-recurring charge that will be reflected in operations in the twelve month period following the merger.


IV. PRO FORMA ADJUSTMENTS TO GENZYME BIOSURGERY COMBINED STATEMENTS OF
  OPERATIONS


    (Q) To record the amortization of acquired intangible assets and goodwill (amounts in thousands):



                                               ASSIGNED       AMORTIZATION
                                                VALUE      ANNUAL    QUARTERLY
                                               --------   --------   ----------
Intangible assets:
  Workforce (10.0 year life).................  $  2,104   $   210     $    53
  Non-compete agreements (1.5 year life).....       630       420         105
  Distribution agreements (8.0 year life)....    14,420     1,802         450
  Trademark/trade name (11.0 year life)......    89,414     8,129       2,032
  Patented core technology (11.0 year
    life)....................................   107,496     9,772       2,443
  Current products technology (11.0 year
    life)....................................   246,209    22,383       5,596
  Goodwill (11.0 year life)..................   252,285    22,935       5,734
                                               --------   -------     -------
    Pro forma adjustment for amortization of
      intangibles............................  $712,558   $65,651     $16,413
                                               ========   =======     =======



    (R) To eliminate weighted average shares outstanding for GZSP Stock, GZTR Stock and Biomatrix common stock.



    (S) To record the creation of GZBX Stock. Net losses for Genzyme Surgical and Genzyme Tissue Repair and net income for Biomatrix have been transferred to the calculation of loss per share for Genzyme Biosurgery. The net income amount used for Biomatrix of $0.9 million for the three months ended March 31, 2000 and $31.0 million for the year ended December 31, 1999 reflect the elimination of the $0.4 million and $12.4 million tax provision, respectively because Genzyme Biosurgery incurred a pro forma net loss for each period. The pro forma statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 assume 35,166,000 shares of GZBX Stock were issued on January 1, 1999. (See Note 2).

    (T) To eliminate the Biomatrix provision for income taxes because Biosurgery incurred a net loss for each year. To record the deferred tax benefit from the reduction of the deferred tax liability which results from the amortization of the acquired intangibles.



    (U) To record interest expense that would have been incurred on the $200.0 million of debt, at a rate of 7.5%.

                           COMPARATIVE PER SHARE DATA


    We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with our historical financial statements that are incorporated by reference into this joint proxy statement/prospectus, and pro forma combined financial statements and the related notes that are included elsewhere in this joint proxy statement/prospectus. The pro forma combined per share data presented below reflect the purchase method of accounting for business combinations. The results may have been different if our companies had always been combined.



    Holders of GENZ Stock, GZTR Stock, GZMO Stock and GZSP Stock have no specific rights to the assets of the company. Genzyme Corporation continues to hold title to all of the company's assets and is responsible for all of its liabilities, regardless of what it deems for financial statement presentation purposes as allocated to any division. Those stockholders, as common stockholders, are therefore subject to the risks of investing in the businesses, assets and liabilities of Genzyme as a whole.



    Both Genzyme and Biomatrix have fiscal years ending on December 31. The Genzyme Biosurgery pro forma equivalent per share data assumes exchange ratios, on the date of the merger, of:


    - 0.6060 multiplied by the number of Genzyme Surgical Products shares outstanding,

    - 0.3352 multiplied by the number of Genzyme Tissue Repair shares outstanding, and

    - 0.7162 multiplied by the number of Biomatrix shares outstanding (based on a one-for-one exchange ratio for 71.62% of Biomatrix' shares).


    The pro forma per share data are not necessarily indicative of the results that would have occurred if the merger had been completed on the date indicated or the results that will occur after the merger. See "Unaudited Pro Forma Combined Financial Information."



                                                                                   THREE MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1999   MARCH 31, 2000
                                                              -----------------   --------------
GENZYME SURGICAL PRODUCTS
    Loss per common share:
      Historical basic and diluted..........................       $ (3.25)          $ (0.68)
      Pro forma per share equivalent........................         (1.98)            (0.53)
    Historical book value per diluted share at period end...                           23.63
    Pro forma book value per equivalent diluted share at
      period end............................................                           14.33

GENZYME TISSUE REPAIR
    Loss per common share
      Historical basic and diluted..........................       $ (1.26)          $ (0.17)
      Pro forma per share equivalent........................         (1.09)            (0.29)
    Historical book value per diluted share at period end...                           (0.08)
    Pro forma book value per equivalent diluted share at
      period end............................................                           (0.03)

BIOMATRIX
    Income (loss) per common share:
      Historical basic......................................       $  0.81           $  0.02
      Historical diluted....................................          0.76              0.02
      Pro forma per share equivalent--basic and diluted.....         (2.33)            (0.62)
    Historical book value per diluted share at period end...                            3.16
    Pro forma book value per equivalent diluted share at
      period end............................................                            3.20

GENZYME BIOSURGERY--PRO FORMA COMBINED
    Loss per common share:
      Basic and diluted.....................................       $ (3.19)          $ (0.87)
    Book value per diluted share at period end..............                           20.59

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    GZSP Stock and GZTR Stock are quoted on the Nasdaq National Market under the trading symbols "GZSP" and "GZTR." Biomatrix common stock is quoted on The New York Stock Exchange under the trading symbol "BXM" and, prior to July 23, 1998, was quoted on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sale prices per share of GZSP Stock and GZTR Stock as reported on the Nasdaq National Market and the high and low sale prices per share of Biomatrix common stock (adjusted for stock splits) as reported on the Nasdaq National Market and The New York Stock Exchange, as applicable.


                                                                                                          BIOMATRIX
                                             GZSP STOCK                    GZTR STOCK                   COMMON STOCK
                                       -----------------------       -----------------------       -----------------------
                                         HIGH           LOW            HIGH           LOW            HIGH           LOW
                                       --------       --------       --------       --------       --------       --------
CALENDAR QUARTER
1997
  First Quarter.................            --            --          $14.88         $6.88          $ 9.25         $ 6.38
  Second Quarter................            --            --          $13.00         $8.50          $10.75         $ 5.25
  Third Quarter.................            --            --          $12.50         $9.00          $20.94         $ 9.13
  Fourth Quarter................            --            --          $10.75         $6.25          $19.06         $13.13

CALENDAR QUARTER
1998
  First Quarter.................            --            --          $ 9.38         $6.50          $17.81         $13.75
  Second Quarter................            --            --          $ 9.19         $5.00          $20.50         $13.88
  Third Quarter.................            --            --          $ 7.13         $2.38          $29.19         $19.61
  Fourth Quarter................            --            --          $ 3.75         $2.03          $30.50         $11.56

CALENDAR QUARTER
1999
  First Quarter.................            --            --          $ 4.13         $2.22          $39.84         $22.38
  Second Quarter................        $ 8.00         $4.00          $ 2.63         $1.94          $45.00         $19.00
  Third Quarter.................        $ 7.63         $3.31          $ 2.25         $1.56          $31.75         $18.13
  Fourth Quarter................        $ 6.44         $4.63          $ 3.56         $1.31          $27.00         $17.63

CALENDAR QUARTER
2000
  First Quarter.................        $20.00         $5.00          $11.63         $2.84          $38.50         $18.50
  Second Quarter................        $13.25         $7.00          $ 6.88         $3.50          $24.94         $17.00


RECENT CLOSING PRICES


    The following table sets forth the high, low and closing sale prices per share of GZSP Stock, GZTR Stock as reported on the Nasdaq National Market and high, low and closing sale prices per share of Biomatrix common stock as reported on The New York Stock Exchange on March 3, 2000, the last trading day
before our public announcement of the merger agreement, and on       , 2000, the
last practicable trading day before the date of this document.



                                                                                                             BIOMATRIX
                                           GZSP STOCK                       GZTR STOCK                      COMMON STOCK
                                 ------------------------------   ------------------------------   ------------------------------
                                   HIGH       LOW      CLOSING      HIGH       LOW      CLOSING      HIGH       LOW      CLOSING
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
March 3, 2000..................   $16.81     $14.38     $16.50     $9.50      $8.25      $9.13      $35.00     $33.00     $34.31
      , 2000...................   $          $          $          $          $          $          $          $          $


    The market prices of GZSP Stock, GZTR Stock and Biomatrix common stock are likely to fluctuate prior to the recapitalization and the merger. You should obtain current market quotations. As a condition to completion of the merger, GZBX Stock must be approved for quotation on the Nasdaq

National Market. Neither Genzyme nor Biomatrix can predict the future prices for GZSP Stock, GZTR Stock, GZBX Stock or Biomatrix common stock, nor following the recapitalization and the merger on which market GZBX Stock will be traded.

DIVIDEND INFORMATION

    No cash dividends have ever been paid or declared on the shares of GZSP Stock, GZTR Stock or Biomatrix common stock. Genzyme does not anticipate paying cash dividends on its common stock for the foreseeable future. Genzyme's present intention is to retain its earnings for the future operation and expansion of its business. Any future payment of dividends on any Genzyme common stock will be at the board's discretion and will depend upon, among other things, Genzyme's earnings, financial condition, capital requirements, level of indebtedness and other factors that Genzyme's board deems relevant.

NUMBER OF STOCKHOLDERS AND NUMBER OF SHARES OUTSTANDING

    As of             , 2000 Genzyme had the following stockholders of record
and shares outstanding:

                                           STOCKHOLDERS OF RECORD       SHARES OUTSTANDING
                                           ----------------------       ------------------
GENZ Stock..........................
GZMO Stock..........................
GZSP Stock..........................
GZTR Stock..........................

    As of             , 2000, there were       stockholders of Biomatrix of
record who held an aggregate of       shares of Biomatrix common stock.

                                  RISK FACTORS


    IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS DESCRIBED BELOW BEFORE DECIDING HOW TO VOTE ON THE RECAPITALIZATION OR THE MERGER, OR BOTH. YOU SHOULD KEEP THESE RISK FACTORS IN MIND WHEN YOU READ FORWARD-LOOKING STATEMENTS.


              RISKS RELATED TO THE RECAPITALIZATION AND THE MERGER

    THE VALUE OF GZBX STOCK YOU RECEIVE IN THE RECAPITALIZATION OR THE MERGER MAY DECLINE.


    Upon completion of the recapitalization, all outstanding shares of GZSP Stock will convert into the right to receive 0.6060 share of GZBX Stock, and all outstanding shares of GZTR Stock will convert into the right to receive 0.3352 share of GZBX Stock. Upon completion of the merger, some shares of Biomatrix common stock will be converted into rights to receive either GZBX Stock or a combination of GZBX Stock and cash, with shares of Biomatrix common stock and shares of GZBX Stock converting on a one-for-one basis. We will not adjust the conversion ratios by which GZSP Stock, GZTR Stock and Biomatrix common stock will become GZBX Stock in the event of any increase or decrease in the price of either GZSP Stock, GZTR Stock or Biomatrix common stock. Since we announced the recapitalization and the merger, the prices of GZSP Stock, GZTR Stock and Biomatrix common stock have been interrelated. Accordingly, if the price of any of them declines, then the prices of the other two would also likely decline and the market value of the shares of GZBX Stock to be issued in the recapitalization and the merger would decline.



    The prices of Biomatrix common stock, GZSP Stock and GZTR Stock when the recapitalization and the merger take place may vary from their prices at the date of this joint proxy statement/ prospectus and at the date of the special
meetings. During the twelve month period ending on       , 2000, the closing
price of Biomatrix common stock varied from a low of $            to a high of
$            and ended that period at $            ; the closing price of GZSP
Stock varied from a low of $            to a high of $            and ended that
period at $            ; and the closing price of GZTR Stock varied from a low
of $            to a high of $            and ended that period at
$            . See "COMPARATIVE PER SHARE DATA" and "COMPARATIVE STOCK PRICES
AND DIVIDENDS AND MARKET PRICES" above for further information. Variations in the price of each stock will occur prior to completion of the recapitalization and the merger as the result of:


    - changes in the business, operations and prospects of Biomatrix, Genzyme Surgical Products, Genzyme Tissue Repair or Genzyme Biosurgery;

    - market assessments of the likelihood that the recapitalization and the merger will be completed; and

    - the timing of completion, general market and economic conditions and other factors.

    Because GZBX Stock is not expected to trade before the completion of the recapitalization and the merger, at the time of the special meetings neither Biomatrix common stockholders nor holders of GZSP Stock or GZTR Stock will know the exact value of the GZBX Stock that they will receive when the recapitalization and the merger are completed.

    Holders of Biomatrix common stock, GZSP Stock and GZTR Stock should obtain current market quotations for Biomatrix common stock, GZSP Stock and GZTR Stock.

    THE CASH PORTION OF THE MERGER CONSIDERATION TO BE PAID TO BIOMATRIX STOCKHOLDERS WILL BE REDUCED TO THE EXTENT HOLDERS OF SHARES OF BIOMATRIX COMMON STOCK EXERCISE DISSENTERS' RIGHTS AND WILL BE REDUCED IF NECESSARY TO PERMIT THE MERGER TO QUALIFY AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES.


    The cash portion of the merger consideration to be paid to Biomatrix stockholders will be reduced to the extent dissenters' rights are exercised. Furthermore, it will be adjusted to the extent necessary to permit the merger to qualify as a reorganization for U.S. federal income tax purposes. An adjustment may be necessary if the market prices of GZSP Stock, GZTR Stock or Biomatrix common stock immediately before the effective date of the recapitalization and the merger imply a value per share of GZBX Stock of less than approximately $12.00. In this case, the amount of cash consideration would be adjusted by decreasing the aggregate number of shares of Biomatrix common stock exchanged for cash and increasing the aggregate number of shares exchanged for shares of GZBX Stock to the extent necessary to ensure that at least 45% of the total merger consideration paid to Biomatrix common stockholders (including all cash paid in lieu of fractional shares and other payments required to be considered for U.S. federal income tax purposes) consists of GZBX Stock. If an adjustment occurs, the per share cash price of $37 and the one-for-one exchange would not change. The terms of the merger agreement provide instead for reducing the aggregate number of shares of Biomatrix common stock that would be exchanged for cash.


    BIOMATRIX STOCKHOLDERS MAY NOT RECEIVE THE FORM OF CONSIDERATION THAT THEY
     ELECT.


    Although each Biomatrix stockholder may submit an election form indicating its preferred form of consideration, because a fixed percentage of the shares of Biomatrix common stock that receive merger consideration will be exchanged for the right to receive the cash consideration, a Biomatrix stockholder may not receive the form of consideration it has elected. To the extent Biomatrix stockholders receive cash in exchange for their shares, they will receive $37 per Biomatrix share. To the extent they receive shares of Genzyme Biosurgery stock in exchange for their shares, they will receive one share of Genzyme Biosurgery stock per Biomatrix share. The per-share value of Genzyme Biosurgery stock will be determined by the public trading market following the merger, and it is possible that this value may be materially different from $37.00. Additionally, the amount of cash payable to Biomatrix stockholders who elect to receive cash may be reduced in the event that stockholders of Biomatrix exercise dissenters' rights. The merger agreement contains provisions addressing the allocation of the merger consideration and a description of these provisions is included under "THE MERGER AND THE MERGER AGREEMENT--Merger Consideration for
Biomatrix Common Stock" beginning on page    . We urge you to read these
materials closely.


    GENZYME SURGICAL PRODUCTS, GENZYME TISSUE REPAIR AND BIOMATRIX MAY NOT SUCCESSFULLY INTEGRATE OPERATIONS, AND THE INTEGRATION OF THE BUSINESSES MAY BE COSTLY.

    After the recapitalization and the merger, Genzyme Surgical Products, Genzyme Tissue Repair and Biomatrix, each of which previously operated independently, will begin to integrate operations. The integration will require efforts from each of them. Genzyme Surgical Products and Genzyme Tissue Repair, whose principal facilities are in Massachusetts and Georgia, may encounter difficulties in supervising Biomatrix operations, whose principal facilities are in New Jersey and Canada. Personnel in each organization may leave because of the merger, and customers, distributors or suppliers may terminate their arrangements or demand new arrangements. Integrating operations of these businesses may distract management's attention from the day-to-day business of the combined entity. If Genzyme Biosurgery is unable to successfully integrate the operations of the three businesses or if this integration process costs more than expected, Genzyme Biosurgery's future results will be negatively impacted.

    IN DECIDING HOW TO VOTE, GENZYME STOCKHOLDERS SHOULD RECOGNIZE THAT THE ACQUISITION OF BIOMATRIX WILL DISPARATELY IMPACT GENZYME'S TRACKING STOCKS.



    The acquisition of Biomatrix will affect each Genzyme division differently. Holders of GZTR Stock and GZSP Stock will receive shares of GZBX Stock, a new security intended to track both the businesses currently allocated to Genzyme Tissue Repair and Genzyme Surgical Products and the businesses currently in Biomatrix. Holders of GZTR Stock and GZSP Stock, consequently, will own shares designed to track a division with businesses not included in the division in which they currently invest. Furthermore, because Genzyme's divisions are not separate legal entities, the assets and liabilities acquired from Biomatrix may also impact holders of GENZ Stock and GZMO Stock. For example, as discussed under "Risks Relating to Genzyme Tracking Stocks," if Genzyme is unable to satisfy liabilities allocated to Genzyme Biosurgery out of the assets allocated to that division, Genzyme may use assets allocated to Genzyme General or Genzyme Molecular Oncology to satisfy those liabilities. The liabilities allocated to Genzyme Biosurgery would include



    - approximately $200 million in debt Genzyme intends to incur to finance the cash portion of the merger consideration;



    - liabilities reflected on the balance sheets of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products; and



    - any contingent liabilities attributable to Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products.



Product liability claims are an example of a potential contingent liability. Please read "Risks Related to Genzyme Biosurgery" for a description of risks related to the businesses of that division and "Risks Related to Genzyme" for a discussion of risks related to all of Genzyme's businesses including those in Genzyme Biosurgery.



    As described under "Risks Relating to Genzyme Tracking Stocks," Genzyme does not believe its board of directors owes separate fiduciary duties to each series of tracking stock. The board believes, however, that in completing the merger and the recapitalization the interests of the Genzyme tracking stock divisions are aligned inasmuch as all of the divisions will benefit, and all of the divisions will suffer, depending upon the success of Genzyme Biosurgery. In light of this determination, and the fact that the merger was negotiated with a third party, the board did not believe it was necessary to establish special procedural safeguards in evaluating the merger and the recapitalization. Specifically, the board did not:



    - appoint a special board committee to specifically evaluate the impact of the recapitalization and the merger on each series of Genzyme stock;



    - employ separate management teams to negotiate on behalf of different stockholder groups; or



    - engage separate financial advisors to analyze the recapitalization and the merger from the perspective of GENZ stockholders and GZMO stockholders.


                      RISKS RELATED TO GENZYME BIOSURGERY

    In the recapitalization Genzyme will issue GZBX Stock in exchange for GZSP Stock and GZTR Stock; in the merger it will issue shares of GZBX Stock and cash in exchange for Biomatrix common stock. GZBX Stock is intended to track the value and reflect the performance of a newly formed Biosurgery division of Genzyme. The new Genzyme Biosurgery is intended to be a combination of the businesses of Genzyme Surgical Products, Genzyme Tissue Repair and Biomatrix.

    Accordingly, before deciding how to vote on the recapitalization or the merger, you should carefully consider the following factors affecting the business of the new Genzyme Biosurgery.

    A FAILURE TO INCREASE SALES OF SYNVISC COULD HAVE A NEGATIVE EFFECT ON THE PRICE OF GZBX STOCK.

    Genzyme Biosurgery will generate a substantial portion of its product revenues from sales of Synvisc, Biomatrix' product for treatment of osteoarthritis of the knee. Biomatrix began marketing Synvisc in 1993. Net product sales of Synvisc totaled $68.3 million for the year ended December 31, 1999, which represented approximately 95% of Biomatrix' product revenues, and which, on a pro forma basis after giving effect to the recapitalization and the merger, would have represented approximately 32% of Genzyme Biosurgery's total revenues for 1999.

    Failure to achieve sales growth for Synvisc may cause the value of GZBX Stock to decline. Revenues from Synvisc could be impacted negatively if competitive treatments for osteoarthritis of the knee are deemed more efficacious or cost effective. Some companies are developing competitive products, and other companies may do so in the future.


    The commercial success of Synvisc also will depend on many other factors, including the following:


    - THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

     Many third party payers in the United States and abroad cover Synvisc. Genzyme Biosurgery will continue to discuss reimbursement for Synvisc with European government agencies. Genzyme cannot guarantee that any third party payers will continue to cover Synvisc or that additional third party payers will begin to provide reimbursement.

    - CONTINUED RELATIONS WITH MARKETING PARTNERS.


     Biomatrix has entered into several distribution agreements for marketing and distributing Synvisc. Biomatrix has in the past and may in the future periodically reacquire distribution rights in some territories if partners cease to perform under agreements relating to those territories. Genzyme Biosurgery may not be able to maintain or replace these marketing partners. In this event, there may be disruptions in sales associated with restructuring Genzyme Biosurgery's distribution arrangements.


    THE COMMERCIAL SUCCESS OF GENZYME BIOSURGERY'S PRODUCT, CARTICEL CHONDROCYTES, IS UNCERTAIN.

    Carticel cartilage repair is a service used to treat knee cartilage damage. This service involves a proprietary process for growing autologous chondrocytes (a patient's own cartilage cells) to replace those that are damaged or lost. Revenues from Carticel chondrocytes accounted for approximately 75% of Genzyme Tissue Repair's total revenue during 1999 and, after giving effect to the recapitalization and the merger, would have represented approximately 7.0% of Genzyme Biosurgery's total revenue during 1999. The commercial success of Carticel chondrocytes will depend on many factors, including the following:

    - POSITIVE RESULTS FROM POST-MARKETING STUDIES.

     Genzyme has agreed with the FDA to conduct two post-marketing studies to confirm the effectiveness of Carticel chondrocytes. The first study compares clinical outcomes of patients in Genzyme Tissue Repair's registry who did not respond to treatment before being implanted with Carticel chondrocytes. This study will measure outcomes before and after implantation with Carticel chondrocytes. The second study compares the long-term clinical effects of treatment with Carticel chondrocytes to other available treatments. If these studies demonstrate that treatment with Carticel chondrocytes is not superior to the alternatives studied, the FDA may suspend or withdraw its approval of Carticel chondrocytes. If Genzyme Biosurgery cannot market Carticel chondrocytes in the U.S., its financial results may be negatively impacted.

    - FDA APPROVAL OF RELATED DEVICE.

     Genzyme Tissue Repair has developed a device to improve the procedure for implanting Carticel chondrocytes and plans to file for marketing approval with the FDA. Genzyme believes

     Genzyme Biosurgery will begin marketing this device in 2000. However, Genzyme cannot guarantee that the FDA will approve this device, that this device will improve the procedure for implanting Carticel chondrocytes, or that this device will gain commercial acceptance.

    - THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

     Since the FDA approved Carticel chondrocytes, Genzyme has seen a substantial increase in the number of third party payers who cover it. Some third party payers, however, do not cover Carticel chondrocytes. Genzyme cannot guarantee that any third party payers will continue to cover it or that additional third party payers will begin to provide reimbursement.

     Although FDA approval is a crucial factor in insurance plans deciding to cover new treatments, a number of major insurance plans also base such decisions on their own or third party evaluations of treatments. One independent association that conducts evaluations is the Blue Cross Blue Shield Association. The Blue Cross Blue Shield Association has determined that its Technology Assessment Committee does not believe that Carticel chondrocytes meets all of its published criteria for new treatments. Genzyme believes that Carticel chondrocytes does in fact meet all of these criteria and are discussing the evaluation with the Blue Cross Blue Shield Association. While individual Blue Cross Blue Shield plans representing more than 50% of Blue Cross Blue Shield policyholders have provided policy coverage for Carticel chondrocytes without a favorable evaluation by the Blue Cross Blue Shield Association, many Blue Cross Blue Shield plans have delayed approving Carticel chondrocytes from coverage under their policies as a direct result of this unfavorable ruling. Since these remaining plans represent a significant percentage of insured lives in the U.S., this ruling has restricted our access to a substantial portion of the market for Carticel chondrocytes.

    - THE SUCCESS OF COMPETITIVE PRODUCTS.

     The process Genzyme uses to grow a patient's cartilage cells is not patentable, and Genzyme does not yet have significant patent protection covering the other processes used in providing Carticel chondrocytes. Consequently, Genzyme cannot prevent a competitor from developing the ability to grow cartilage cells and from offering a product or service that is similar or superior to Carticel chondrocytes. If a competitor were to develop such ability and obtain FDA approval for a competitive product or service, Genzyme Biosurgery's results of operations would be negatively impacted. Genzyme is aware of at least two other companies that are growing autologous cartilage cells for cartilage repair in the European market. Also, several pharmaceutical and biotechnology companies are developing alternative treatments for knee cartilage damage. One or more of these companies may develop products or services superior to the Carticel chondrocytes.

    - MARKET ACCEPTANCE BY ORTHOPEDIC SURGEONS.

     Genzyme is marketing Carticel chondrocytes to orthopedic surgeons. Genzyme cannot guarantee that it will train enough surgeons who incorporate Carticel chondrocytes into their practice to make it commercially successful.

    - FLUCTUATING REVENUES DUE TO SEASONAL FACTORS.

     Genzyme expects that the revenues from the sale of the Carticel chondrocytes will fluctuate based on Genzyme Biosurgery's success in penetrating the market, the availability of competitive procedures and the availability of third party reimbursement. Genzyme cannot predict the timing or magnitude of these fluctuations. Furthermore, Genzyme expects that revenues from Carticel chondrocytes will be lower in the summer months because fewer operations are typically performed during those months.

    - RELIANCE ON KEY COLLABORATORS.

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     Carticel chondrocytes were developed based on the work of a group of
     Swedish physicians. Genzyme Tissue Repair had consulting agreements with the two leaders of that group. These agreements, however, expired in 1998, and Genzyme Tissue Repair is currently negotiating renewals of these agreements. Pending these negotiations, these physicians are continuing to advise Genzyme Tissue Repair on the commercialization and further development of Carticel chondrocytes. Genzyme cannot guarantee that the two physicians will sign a new contract or advise Genzyme Biosurgery.

    In addition, individuals who are familiar with the know-how underlying Carticel chondrocytes through their association with these physicians may disclose the information to our competitors. This event could have an adverse effect on Genzyme Biosurgery's results of operations.

    Genzyme Biosurgery will have a sponsored research agreement with the University of Gothenburg in Sweden and certain physicians, including the two physicians who lead the group that developed Carticel chondrocytes. The purpose of the agreement is to conduct additional research on Carticel chondrocytes. The agreement will prohibit members of the research team from disclosing any information relating to Genzyme Biosurgery or its business that they acquire in connection with their work under the agreement. The agreement also will state that all inventions that the members conceive or reduce to practice during the course of the research program will be Genzyme Biosurgery's property, with royalties payable to the inventing member. Genzyme cannot guarantee that these members will honor their obligations under the sponsored research agreement.

    GENZYME BIOSURGERY WILL DEVOTE SIGNIFICANT RESOURCES TO DEVELOP NOVEL PRODUCTS AND TREATMENTS THAT MAY NOT BE COMMERCIALLY SUCCESSFUL.

    Genzyme Surgical Products has devoted a significant amount of money to developing products that will represent alternatives to traditional surgical procedures or treatments. These products, which, after completion of the recapitalization and the merger, will be products of Genzyme Biosurgery, and will likely require several years of aggressive and costly marketing before they might become widely accepted by the surgical community. Genzyme Biosurgery expects to develop products that are designed to enable surgeons to perform minimally invasive cardiovascular surgery. The medical conditions that can be treated with minimally invasive cardiovascular surgery are currently being treated with widely accepted surgical procedures such as coronary artery bypass grafting and catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. To date, minimally invasive cardiovascular surgery has been performed on a limited basis and its further adoption by the surgical community will partly depend on Genzyme Biosurgery's ability to educate cardiothoracic surgeons about its effectiveness and to facilitate the training of cardiothoracic surgeons in minimally invasive cardiovascular surgery techniques.

    Similarly, until recently surgeons have not used products designed to reduce the incidence and extent of postoperative adhesions. Since 1996, when Sepra Film bioresorbable membrane was introduced, market acceptance of anti-adhesion products has been slow. To increase sales of the Sepra products, Genzyme Surgical Products has had to educate surgeons and hospital administrators about the problems of, and costs associated with, adhesions and the benefits of preventing adhesions. Genzyme Surgical Products also has had to, and continues to have to, train surgeons on the proper handling and use of these products.


    Biomatrix also has devoted a significant amount of resources to developing a portfolio of anti-adhesion products. These products are based on proprietary hylan technology and are in the form of gels, films and membranes. Since these therapeutics are in the development stage, significant resources will be needed to commercialize them and to gain market acceptance, with no guarantee of success.


    Genzyme cannot guarantee that either Genzyme Surgical Products' past efforts or Genzyme Biosurgery's continued efforts in educating and training the surgical community will result in the

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
widespread adoption of minimally invasive cardiovascular surgery and anti-adhesion products or that surgeons adopting these procedures and products will use Genzyme Biosurgery's products.

    ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF GENZYME BIOSURGERY'S GENE THERAPY PRODUCTS.

    The recent death of a patient undergoing gene therapy using an adenoviral vector to deliver a therapeutic gene has been widely publicized. This death and any other adverse events in the field of gene therapy that may occur in the future may result in greater governmental regulation and potential regulatory delays relating to the testing or approval of Genzyme Biosurgery's gene therapy products. As a result of the death, the U.S. Senate has commenced hearings to determine whether additional legislation is required to protect volunteers and patients who participate in gene therapy clinical trials. Additionally, the Recombinant DNA Advisory Committee, which acts as an advisory body to the National Institutes of Health, has extensively discussed the use of adenoviral vectors in gene therapy clinical trials and recently issued a draft report on the safety of adenoviral vectors. While this draft report recommends that clinical trials using adenoviral vectors should continue with caution, it also suggested a number of changes in the way gene therapy clinical trials are conducted.

    The commercial success of any gene therapy products that Genzyme Biosurgery develops will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in greater government regulation and stricter clinical trial oversight and commercial product labeling requirements of gene therapies and could cause a decrease in the demand for any gene therapy product that Genzyme Biosurgery may develop.

    BECAUSE GENZYME BIOSURGERY WILL HAVE SIGNIFICANT FIXED PAYMENTS, IT MAY NEED TO DEVOTE A SUBSTANTIAL PORTION OF ITS CASH FLOW TO MAKE THE PAYMENTS AND MAY NEED TO BORROW MONEY IN THE FUTURE TO MAKE DEBT PAYMENTS AND OPERATE ITS BUSINESS.


    After giving effect to the recapitalization and the merger, at the effective time of the merger, Genzyme expects to have incurred approximately $200 million in long-term debt to finance the cash costs of the merger. The amount of this debt will increase to the extent holders of GZSP Stock and GZTR Stock exercise dissenters' rights and will increase to the extent Biomatrix stockholders exercise dissenters' rights with respect to shares in excess of 28.38% of the shares of Biomatrix common stock outstanding. Although Genzyme will allocate this debt to Genzyme Biosurgery, it will remain a liability of the Company as a whole. Genzyme Biosurgery will use a large part of its cash flow from operations to make principal and interest payments on this debt. If Genzyme Biosurgery's cash flow from operations is insufficient to meet these obligations, the division may need to borrow to make these payments. Genzyme cannot guarantee that such additional financing will be available or available on favorable terms.



    In addition to amounts that may be borrowed to finance the merger, Genzyme's significant cash obligations allocated to Genzyme Biosurgery include the following:


    - GENZYME SURGICAL PRODUCTS.

     In 1989, Genzyme organized Genzyme Development Partners, L.P., a special purpose research and development entity. Genzyme transferred to the partnership technology and commercial rights to the Sepra products and entered into a joint venture with the partnership to develop and commercialize the Sepra products in the U.S. and Canada. Genzyme has an option to purchase the limited partnership interests in the partnership under certain circumstances for approximately $26 million plus continuing royalties based on certain sales of the Sepra products. Genzyme allocated the purchase option to Genzyme Surgical Products, and thus, after completion of the recapitalization and the merger, this option will belong to Genzyme

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
     Biosurgery. The option's exercise price is payable in cash, shares of GENZ Stock or a combination of the two, as determined by Genzyme Biosurgery if it exercises the option.

     This option terminates unless Genzyme Biosurgery exercises the option by November 29, 2000. If Genzyme Biosurgery exercises this option, it will have to make substantial cash payments or compensate Genzyme General with designated shares of GZBX Stock for the GENZ Stock used, or both. If the division makes cash payments, its cash resources would diminish. If it makes the payment in whole or in part in shares of GENZ Stock, then Genzyme's board of directors would need to approve the issuance of GENZ Stock in return for Genzyme General receiving a number of GZBX designated shares with a fair market value equal to the fair market value of the shares of GENZ Stock.

     Genzyme cannot guarantee that its board would authorize the issuance of shares of GENZ Stock for payment of the option exercise price and the creation of any GZBX designated shares. If Genzyme's board creates and subsequently distributes or otherwise disposes of any GZBX designated shares, this may substantially dilute the rights of the holders of GZBX Stock and significantly affect the market price of GZBX Stock.

     If Genzyme Biosurgery does not exercise the option, the partnership would have the right to sell or otherwise transfer to a third party a license to background technology that Genzyme granted to it. A sale or transfer of this technology may terminate Genzyme's joint venture with the partnership to manufacture and sell the Sepra products in the U.S. and Canada. In addition, failure to exercise the option would cause the joint venture to become terminable upon 90 days' prior notice by either Genzyme or Genzyme Development Partners.


     In addition, Genzyme may propose an acquisition of the partnership or the limited partnership interests outside of the purchase option. This sort of acquisition proposal might involve cash, GZBX stock, GENZ stock, debt or some other currency as consideration.


    - GENZYME TISSUE REPAIR.


     In 1999, Genzyme Tissue Repair received $25 million in cash from Genzyme General in connection with the transfer to Genzyme General of Genzyme's interest in Genzyme Tissue Repair's joint venture with Diacrin, Inc. If the joint venture does not initiate a Phase III clinical trial of NeuroCell-PD by December 31, 2000, Genzyme Tissue Repair will be required to repay Genzyme General $20 million plus accrued interest at 13.5% per year. Genzyme Biosurgery, as Genzyme Tissue Repair's successor, would be able to repay this amount in cash, GZBX designated shares, or a combination of both, at its option. If these milestones are not achieved, and Genzyme Biosurgery elects to repay Genzyme General in cash, Genzyme Biosurgery's cash reserves will be diminished. If Genzyme Biosurgery elects to repay Genzyme General in shares of GZBX designated shares, this would dilute the rights of the holders of GZBX Stock and could adversely affect the market price of GZBX Stock.


    - BIOMATRIX.

     Genzyme Biosurgery will assume the outstanding 6.9% Convertible Subordinated Note due May 14, 2003 in favor of SBC Warburg Dillon
     Read Inc. At December 31, 1999, $10 million of this note remained outstanding. Genzyme Biosurgery will use a part of its cash flow to satisfy debt service on this note. If all or a portion of the note is not converted at the option of the holder into GZBX Stock, at maturity Genzyme Biosurgery's cash reserves will be diminished by the amount necessary to repay the outstanding principal of the note.

    GENZYME BIOSURGERY ANTICIPATES FUTURE LOSSES AND MAY NEVER BECOME
    PROFITABLE.

    Neither Genzyme Surgical Products nor Genzyme Tissue Repair has ever operated profitably. Genzyme Biosurgery expects to have operating losses before amortization of intangibles and goodwill through at least the second quarter of 2001 as it combines the operations of Genzyme Surgical Products, Genzyme Tissue Repair and Biomatrix, and as it continues to spend substantial amounts of money on, among other things, conducting research, development, regulatory and commercialization activities to support its expanded product lines. This strategy involves risks, which include supporting higher levels of operating expenses, attracting and retaining employees, and dealing with other management difficulties that arise from rapid growth. If Genzyme Biosurgery cannot manage growth effectively, it may not become profitable.

    IF GENZYME BIOSURGERY FAILS TO OBTAIN CAPITAL NECESSARY TO FUND ITS OPERATIONS, IT WILL BE UNABLE TO FUND DEVELOPMENT PROGRAMS AND COMPLETE CLINICAL TRIALS.

    Genzyme anticipates that Genzyme Biosurgery's current cash resources, together with revenues generated from products sales, will be sufficient to fund its operations through at least 2001.

    Genzyme Biosurgery's cash needs may differ from those planned because of many factors, including the:

    - ability to become profitable;

    - results of research and development efforts and clinical testing;

    - ability to establish strategic alliances and licensing arrangements for research and development programs;

    - achievement of milestones under strategic alliances;

    - ability to establish and maintain additional distribution arrangements;

    - cost of protecting its intellectual property rights;

    - market's acceptance of novel approaches and therapies;

    - development of competing products; and

    - ability to satisfy regulatory requirements of the FDA and other government authorities.


    Genzyme Biosurgery may require significant additional financing to continue operations at anticipated levels. Genzyme cannot guarantee that it will be able to obtain additional financing or find it on favorable terms. If Genzyme Biosurgery has insufficient funds or is unable to raise additional funds, it may have to delay, reduce or eliminate certain of its programs. Genzyme Biosurgery may also have to give third parties rights to attempt to commercialize technologies or products that it would otherwise have sought to commercialize itself. See "RISK FACTORS--Risks Related to Genzyme Biosurgery--BECAUSE GENZYME BIOSURGERY WILL HAVE SIGNIFICANT FIXED PAYMENTS, IT MAY NEED TO DEVOTE A SUBSTANTIAL PORTION OF ITS CASH FLOW TO MAKE THE PAYMENTS AND MAY NEED TO BORROW MONEY IN THE FUTURE TO MAKE DEBT PAYMENTS AND OPERATE ITS BUSINESS" above.


    CHANGES IN GENZYME BIOSURGERY'S MANUFACTURING CAPABILITIES COULD SIGNIFICANTLY REDUCE ITS ABILITY TO DELIVER ITS PRODUCTS.

    After completion of the recapitalization and the merger, Genzyme Biosurgery will engage in the production of a wide variety of products and services. Genzyme Biosurgery's manufacturing processes are highly complex and are regulated by the government. Genzyme Biosurgery intends to seek to achieve manufacturing synergies after the recapitalization and the merger by integrating the production of hyaluronan needed for products developed by Genzyme Surgical Products and Biomatrix. It is possible that Genzyme Biosurgery will have problems maintaining or expanding its facilities in the future and achieving the merger synergies. These problems could cause delays in production or delivery. Any significant disruption in Genzyme Biosurgery's manufacturing operations or in its ability to manufacture products cost effectively could have an adverse effect on its business, results of operations, and financial condition.

    COMPETITION FROM OTHER MEDICAL DEVICE AND TECHNOLOGY COMPANIES COULD HURT GENZYME BIOSURGERY'S PERFORMANCE.

    The human health care products and services industry is extremely competitive. Major medical device and technology companies compete or may compete with Genzyme Biosurgery. These include such companies as:

    - Atrium Medical Corporation and Sherwood-Davis & Geck, a division of Tyco International, Ltd., in the cardiovascular chest drainage and fluid management market;

    - The Ethicon division of Johnson & Johnson Ltd. and U.S. Surgical Corporation, a division of Tyco, in the cardiovascular closure market;

    - CardioThoracic Systems, Inc., Medtronic, Inc., U.S. Surgical, Guidant Corporation, Baxter Healthcare Corporation and Ethicon in the minimally invasive cardiovascular surgery market;

    - Ethicon, Lifecore Biomedical, Inc., Life Medical Sciences, Inc. and Gliatech, Inc. in the anti-adhesion market;

    - Karl Storz Endoscopy America, Inc., Scanlan International, Inc., Pilling Weck Surgical Instruments and the Codman division of Johnson &
      Johnson Ltd. in the reusable instruments market; and

    - Fidia S.p.A., Sanofi and OrthoLogic Corp., Anika Therapeutics, Inc. and Zimmer, Inc., and Seikagiku Corporation and Smith & Nephew in the viscosupplementation products market.

    These competitors may have superior research and development, marketing and production capabilities. Some competitors also may have greater financial resources than Genzyme Biosurgery. The division is likely to incur significant costs developing and marketing new products without any guarantee that they will be competitively successful in one or more markets. The future success of Genzyme Biosurgery will depend on its ability to effectively develop and market its products against those of its competitors.

    THE TREND TOWARD CONSOLIDATION IN THE SURGICAL DEVICES INDUSTRY MAY ADVERSELY AFFECT GENZYME BIOSURGERY'S ABILITY TO MARKET SUCCESSFULLY ITS PRODUCTS TO SOME SIGNIFICANT PURCHASERS.

    The current trend among hospitals and other significant consumers of surgical devices is to combine into larger purchasing groups to increase their purchasing power and thus reduce their purchase price for surgical devices. Partly in response to this development, surgical device manufacturers have been consolidating to be able to offer a more comprehensive product line to these larger purchasing groups. In order to market successfully its products to larger purchasing groups, Genzyme Biosurgery may have to expand its product lines or enter into joint marketing or distribution agreements with other manufacturers of surgical devices. Genzyme cannot guarantee that it will be able to employ either of these initiatives or that, when employed, these initiatives will increase the marketability of its products.

    GZBX STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING VOLUME.

    GZBX Stock has never traded in a public market. An active public market for GZBX Stock may not develop or be sustained after the recapitalization and the merger. The market prices for securities of companies comparable to Genzyme have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of the individual companies. Many factors may have a significant adverse effect on the market price of GZBX Stock, including:

    - results of Genzyme Biosurgery's preclinical and clinical trials;

    - announcements of technological innovations or new commercial products by Genzyme or its competitors;

    - developments concerning proprietary rights, including patent and litigation matters;

    - publicity regarding actual or potential results with respect to products under development by Genzyme or by its competitors;

    - regulatory developments; and

    - quarterly fluctuations in Genzyme Biosurgery's and Genzyme's revenues and other financial results.

    IF GENZYME BIOSURGERY CANNOT MAINTAIN OR REPLACE BIOMATRIX' EXISTING MARKETING PARTNERS, THERE MAY BE DISRUPTIONS IN SALES ASSOCIATED WITH RESTRUCTURING GENZYME BIOSURGERY'S DISTRIBUTION ARRANGEMENTS.

    Biomatrix has entered into several distribution agreements for marketing and distributing some of its products, including Synvisc and Hylaform. As a result, Genzyme Biosurgery will depend on these marketing partners for sales of its products in countries in which it will have marketing and distribution agreements. It is possible that Genzyme Biosurgery will not be able to maintain or replace these marketing partners or replace them following termination of the related agreements. If this happens, there may be disruptions in sales associated with restructuring Genzyme Biosurgery's distribution arrangements.

                            RISKS RELATED TO GENZYME


    The following risk factors relate to Genzyme generally and affect all of its divisions, including Genzyme Biosurgery. Biomatrix stockholders in particular should consider carefully these risk factors before deciding how to vote on the merger. Genzyme stockholders should focus on the application of these risks to the business acquired from Biomatrix; after the merger, former Biomatrix products and product candidates will be Genzyme products and product candidates, subject to the risks and uncertainties described below.


    A REDUCTION IN REVENUES FROM SALES OF PRODUCTS THAT TREAT GAUCHER DISEASE WOULD HAVE AN ADVERSE EFFECT ON GENZYME'S BUSINESS.


    Genzyme generates a majority of its product revenues from sales of enzyme-replacement products for patients with Gaucher disease. Genzyme entered this market in 1991 with Ceredase enzyme. Because production of Ceredase enzyme was subject to supply constraints, Genzyme developed Cerezyme enzyme, a recombinant form of the enzyme. Recombinant technology uses specially engineered cells to produce enzymes, or other substances, by inserting into the cells of one organism the genetic material of a different species. In the case of Cerezyme enzyme, Chinese hamster ovary cells are engineered to produce human alpha glucocerebrosidase. Genzyme stopped producing Ceredase enzyme, except for small quantities, during 1998, after substantially all the patients who previously used Ceredase enzyme converted to Cerezyme enzyme. Sales of Ceredase enzyme and Cerezyme enzyme totaled $478.5 million for the year ended
December 31, 1999, representing approximately 70% of Genzyme's revenues for that year.

    Because Genzyme's business is highly dependent on Cerezyme enzyme, a reduction in revenue from sales of this product would have an adverse effect on its operations and may cause the value of Genzyme's securities to decline substantially. Revenues from Cerezyme enzyme would be impacted negatively if competitors develop alternative treatments for Gaucher disease and these alternative products gained commercial acceptance. Some companies have initiated efforts to develop competitive products, and other companies may do so in the future. Cerezyme enzyme has orphan drug status, providing it with market exclusivity in the U.S. until May 2001. Genzyme also has patents protecting its manufacturing method until 2010 and its composition until 2013. Genzyme cannot predict the effect that the expiration of orphan drug status and market exclusivity will have on sales of Cerezyme enzyme after May 2001.

    GOVERNMENT REGULATION IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON THE DEVELOPMENT AND COMMERCIALIZATION OF GENZYME PRODUCTS AND SERVICES.

    Genzyme's ability to successfully satisfy regulatory requirements will significantly determine its future success. Genzyme cannot guarantee that regulatory agencies will grant any required regulatory approvals or that they will grant them on a timely basis. The production and sale of healthcare products and provision of healthcare services are highly regulated. In particular, the FDA and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a product or service first can be sold, limit how a product or service may be used, or adversely impact third party reimbursement. In addition, therapies that have received, or in the future receive, regulatory approval for commercial sale may still face subsequent regulatory difficulties. The FDA and comparable foreign regulatory agencies, for example, may require postmarketing clinical trials. In addition, regulatory agencies subject a marketed therapy, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. The discovery of previously unknown problems with a therapy, manufacturer or facility can result in restrictions on the therapy or manufacturer, including withdrawal of the therapy from the market. The failure to comply with applicable regulatory approval requirements can result in, among other things:

    - warning letters;

    - fines and other civil penalties;

    - suspended regulatory approvals;

    - refusal to approve pending applications or supplements to approved applications;

    - suspension of product sales in the U.S. and/or exports from the U.S.;

    - product recalls; and

    - seizure of products.

    LEGISLATIVE CHANGES MAY ADVERSELY IMPACT GENZYME'S BUSINESS.

    Some of Genzyme's products, including Cerezyme enzyme, have been designated as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the U.S. for that product. Legislation periodically has been introduced in recent years to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to allow marketing rights to simultaneous developers of the drug. Genzyme cannot be sure whether the Orphan Drug Act will be amended, or if amended, what effect the changes may have on it.

    We have also received orphan drug designation for some of our products that are still in development, including Fabrazyme enzyme for the treatment of Fabry disease. We are aware of other companies developing products for the treatment of Fabry disease. If any of those companies receive FDA approval for their Fabry disease therapy before we receive FDA approval for Fabrazyme enzyme, the Orphan Drug Act will preclude us from selling Fabrazyme enzyme in the U.S. for up to seven years.

    In addition, healthcare reform is an area of significant government focus. Any reform measures, if adopted, could adversely affect:

    - the pricing of therapeutic products and medical devices in the U.S. or internationally; and

    - the amount of reimbursement available from governmental agencies or other third party payers.

    BECAUSE THE DEVELOPMENT OF GENZYME'S PRODUCTS INVOLVES A LENGTHY AND COMPLEX PROCESS, IT IS UNCERTAIN WHETHER GENZYME WILL BE ABLE TO COMMERCIALIZE ANY OF ITS PRODUCTS CURRENTLY IN DEVELOPMENT.

    Before Genzyme can commercialize its development-stage products, Genzyme will need to:

    - conduct substantial research and development;

    - undertake preclinical and clinical testing; and

    - pursue regulatory approvals.

    This process involves a high degree of risk and takes several years. Genzyme's product development efforts may fail for many reasons, including:

    - the product fails in preclinical studies;

    - clinical trials may not support the safety or effectiveness of the product; or

    - Genzyme fails to obtain the required regulatory approvals.

    Genzyme cannot guarantee that it will successfully develop any particular product.

    ANY MARKETABLE PRODUCTS THAT GENZYME DEVELOPS MAY NOT BE COMMERCIALLY SUCCESSFUL.

    The commercial success of any marketable product that Genzyme develops will depend on many factors, including:

    - regulation by the FDA and other government authorities;

    - market acceptance by doctors and hospital administrators;

    - the effectiveness of Genzyme's sales force;

    - the effectiveness of Genzyme's production and marketing capabilities;

    - the success of competitive products; and

    - the availability of third party reimbursement.

    GENZYME MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

    As of December 31, 1999, Genzyme had approximately $653 million in cash and investments, excluding investments in equity securities.

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
    Although Genzyme currently has substantial cash resources and positive cash flow, Genzyme intends to use substantial portions of the available cash for:

    - product development and marketing;

    - expanding facilities and staff;

    - working capital; and

    - strategic business initiatives.

    Genzyme will further reduce available cash reserves to pay principal and interest on the following debt:

    - In May 1998, Genzyme issued $250.0 million in convertible notes, the entire principal amount of which is allocated to Genzyme General. These convertible notes bear interest at an annual rate of 5.25% and mature on June 1, 2005. However, the holders of these notes may exchange principal on the notes for shares of GENZ Stock, GZMO Stock, and GZSP Stock. Upon completion of the recapitalization and the merger, GZBX Stock will be issued on exchange instead of GZSP Stock.

    - As of December 31, 1999, Genzyme owed approximately $23.0 million under a revolving credit facility with a group of commercial banks. Of this amount, Genzyme has allocated $18.0 million to Genzyme Tissue Repair and $5.0 million to Genzyme Molecular Oncology. Amounts borrowed under this revolving credit facility bear interest at a floating rate based upon an applicable margin above either the prime rate announced by Fleet National Bank or the London InterBank Offered Rate. Genzyme must repay all borrowings under this facility no later than November 12, 2002. Upon completion of the recapitalization and the merger, the $18.0 million allocated to Genzyme Tissue Repair will be allocated to Genzyme Biosurgery.

    - In August 1998, Genzyme issued $21.2 million in convertible debentures, the entire principal amount of which is allocated to Genzyme General. These convertible debentures bear interest at an annual rate of 5% and mature on August 29, 2003, but the holders of these convertible debentures may exchange principal, and under some circumstances interest, on the convertible debentures for shares of GENZ Stock.

    If Genzyme uses cash to pay or redeem this debt, including the principal and interest due on it, its cash reserves will be diminished. To satisfy these and other commitments, including the commitment to pay up to approximately
$245 million in cash to Biomatrix stockholders in the merger, Genzyme may have to obtain additional financing. Genzyme cannot guarantee that it will be able to obtain any additional financing, extend any existing financing arrangement, or obtain either on favorable terms.

    GENZYME MAY FAIL TO PROTECT ADEQUATELY ITS PROPRIETARY TECHNOLOGY, WHICH WOULD ALLOW COMPETITORS TO TAKE ADVANTAGE OF ITS RESEARCH AND DEVELOPMENT EFFORTS.

    Genzyme's long-term success largely depends on its ability to market technologically competitive products. If Genzyme fails to obtain or maintain these protections, it may not be able to prevent third parties from using its proprietary rights.

    Patents based on Genzyme's currently pending or its future patent applications may not issue. In addition, Genzyme's issued patents may not contain claims sufficiently broad to protect it against third parties with similar technologies or products, or provide it with any competitive advantage. Further, Genzyme's patents, Genzyme's collaborators' patents, and those patents for which Genzyme has license rights may be challenged, narrowed, invalidated or circumvented.

    The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in biotechnology patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of Genzyme's proprietary rights. Any policies that are adopted may result in changes in or interpretations of the patent laws that adversely affect Genzyme's patent position.

    Genzyme also relies upon trade secrets, proprietary know-how, and continuing technological innovation to remain competitive. Genzyme has taken measures to protect its trade secrets and know-how, including the use of confidentiality agreements with its employees, consultants and corporate collaborators. It is possible that these agreements may be breached and that any remedies for a breach will not make Genzyme whole. Genzyme also cannot guarantee that other parties will not independently develop Genzyme's know-how or otherwise obtain access to its technology.

    GENZYME MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME OF ITS PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

    Third party patent rights and pending patent applications filed by third parties, if issued, may cover some of the products that Genzyme or its strategic partners are developing or testing. As a result, Genzyme or a strategic collaborator may be required to obtain licenses from the holders of these patents in order to use, manufacture or sell these products and services, and payments under these licenses may reduce the profitability of the products. Furthermore, Genzyme cannot be sure that these licenses would be available to Genzyme on acceptable terms or at all. If these licenses are not available, Genzyme's or its strategic collaborators' ability to commercialize their products and services may be impaired.

    GENZYME MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

    If Genzyme or one of its strategic collaborators initiates litigation to enforce Genzyme's patent or license rights, or is required to defend these rights in response to third party claims, it could consume a substantial portion of Genzyme's resources. Genzyme cannot guarantee that it or its strategic collaborator would prevail in such litigation. If Genzyme does not prevail, Genzyme or its strategic collaborators may be required to:

    - pay monetary damages;

    - stop commercial activities relating to the affected products or services;
      or

    - obtain a license in order to continue manufacturing or marketing the affected products or services.

    If Genzyme is required to pay damages or if commercial activities are disrupted, Genzyme's business or financial position may be negatively impacted. In addition, if Genzyme or its strategic collaborators are required to obtain a license, Genzyme cannot guarantee that one would be made available to Genzyme on acceptable terms or at all.

    GENZYME MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

    Individuals who use Genzyme's products or services may bring product liability claims against it. While Genzyme has taken, and continues to take, what Genzyme believes are appropriate precautions, Genzyme cannot guarantee that Genzyme will avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance, and cannot be sure that this insurance will provide sufficient coverage against any product liability claims. If Genzyme attempts to obtain additional insurance in the future, it may not be able to do so on acceptable terms, and any additional insurance it does obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

    - diversion of management time and attention;

    - expenditure of large amounts of cash on legal fees, expenses and payment of damages;

    - decreased demand for Genzyme's products and services; and

    - injury to Genzyme's reputation.

    GENZYME'S COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING EXPERTISE.

    The human health care products and services industry is extremely competitive. Genzyme's competitors include major pharmaceutical companies and other biotechnology companies. Some of these competitors may have more extensive research and development, marketing and production capabilities. Some competitors also may have greater financial resources than Genzyme. Genzyme's future success will depend on its ability to develop and market effectively its products against those of its competitors.

    IF GENZYME IS UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, ITS PRODUCTS OR SERVICES MAY BECOME OBSOLETE.

    The field of biotechnology is characterized by significant and rapid technological change. Although Genzyme attempts to expand its technological capabilities in order to remain competitive, research and discoveries by others may make its products or services obsolete. For example, some of Genzyme's competitors may develop a product to treat Gaucher disease that is more effective or less expensive than Cerezyme enzyme.

    IF GENZYME FAILS TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR ITS PRODUCTS FROM THIRD-PARTY PAYERS, THE COMMERCIAL POTENTIAL OF ITS PRODUCTS WILL BE SIGNIFICANTLY LIMITED.

    A substantial portion of Genzyme's revenue comes from payments by third-party payers, including government health administration authorities and private health insurers. Third-party payers may not reimburse patients for newly approved healthcare products. More and more third party payers are attempting to contain healthcare costs by:

    - challenging the prices charged for healthcare products and services;

    - limiting both coverage and the amount of reimbursement for new therapeutic products;

    - denying or limiting coverage for products that are approved by the FDA, but are considered experimental or investigational by third party payers; and

    - refusing, in some cases, to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

    Government and other third party payers may not provide adequate insurance coverage or reimbursement for its products and services, which could impair its financial results.

    In addition, Congress occasionally has discussed implementing broad-based measures to contain healthcare costs. It is possible that Congress will enact legislation specifically designed to contain healthcare costs. Genzyme cannot predict the effect that legislation of this type would have on its business.

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
    CHANGES IN THE ECONOMIC, POLITICAL, LEGAL AND BUSINESS ENVIRONMENTS IN THE FOREIGN COUNTRIES IN WHICH GENZYME DOES BUSINESS COULD CAUSE ITS INTERNATIONAL SALES AND OPERATIONS, WHICH ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF ITS CONSOLIDATED NET SALES, TO BE LIMITED OR DISRUPTED.

    Genzyme's international operations accounted for 41% of its consolidated revenues for each of the years ended December 31, 1999, and 1998 and 37% of its consolidated revenues in 1997, and Genzyme expects that international sales will continue to account for a significant percentage of its revenues for the foreseeable future. In addition, Genzyme has direct investments in a number of subsidiaries outside of the U.S., primarily in Europe and Japan. Genzyme's international sales and operations could be limited or disrupted, and the value of its direct investments may be adversely affected, by any of the following:

    - fluctuations in currency exchange rates;

    - the imposition of government controls;

    - less favorable intellectual property or other applicable laws;

    - the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

    - import and export license requirements;

    - political instability;

    - trade restrictions;

    - changes in tariffs;

    - difficulties in staffing and managing international operations; and

    - longer payment cycles.

    A significant portion of Genzyme's business is conducted in currencies other than the U.S. dollar, which is its reporting currency. Genzyme recognizes foreign currency gains or losses arising from its operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which Genzyme does business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Genzyme cannot predict the effects of exchange rate fluctuations upon its future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates.

    SEVERAL ANTI-TAKEOVER PROVISIONS MAY DEPRIVE GENZYME'S STOCKHOLDERS OF THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE IN CONTROL.

    Provisions of Massachusetts law and Genzyme's charter, by-laws and shareholder rights plan could delay or prevent a change in control of Genzyme or a change in its management.

    Genzyme's tracking stock structure may also deprive its stockholders of the opportunity to receive a premium for their shares upon a change in control because, in order to obtain control of a particular division, an acquiror would have to obtain control of the entire corporation.

    In addition, Genzyme's board of directors may, in their sole discretion:

    - exchange shares of GZMO Stock, or, after completion of the recapitalization and the merger, GZBX Stock, for GENZ Stock at a 30% premium over the market value of the exchanged shares; and

    - issue shares of undesignated preferred stock from time to time in one or more series.

    Either of these board actions could increase the cost of an acquisition of Genzyme and thus discourage a takeover attempt.

                    RISKS RELATED TO GENZYME TRACKING STOCKS


    If the recapitalization and the merger are approved, Genzyme will have three series of tracking stock designed to reflect the value and track the performance of Genzyme's three operating divisions as follows:



    - GENZ Stock designed to track the performance of Genzyme General;



    - GZMO Stock designed to track the performance of Genzyme Molecular Oncology; and



    - GZBX Stock designed to track the performance of Genzyme Biosurgery.


    The following are risks related to owning shares of Genzyme's tracking stock. Biomatrix stockholders in particular should consider carefully these risk factors before deciding how to vote on the merger.

    HOLDERS OF GENZYME'S TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ANOTHER DIVISION COULD NEGATIVELY AFFECT GENZYME BIOSURGERY.

    None of Genzyme's divisions are separate legal entities. Holders of Genzyme's tracking stock are stockholders of a single company and face all of the risks of an investment in Genzyme.


    Upon completion of the recapitalization and the merger and for purposes of financial presentation, Genzyme will allocate programs, products, assets and liabilities among its three divisions. Genzyme Corporation, however, continues to own all of the assets and is responsible for all of the liabilities of each division. A holder of GZBX Stock, for example, will not have any specific rights to the assets allocated to Genzyme Biosurgery in Genzyme's financial statements. Furthermore, if Genzyme is unable to satisfy one division's liabilities out of the assets it allocates to that division, such as, for example, the approximately $200 million in debt Genzyme expects to incur to finance the cash portion of the merger consideration and allocate to Genzyme Biosurgery, Genzyme may be required to satisfy those liabilities with assets it has allocated to another division.


    GENZYME'S BOARD OF DIRECTORS MAY TAKE ACTIONS THAT, WHILE IN THE BEST INTERESTS OF GENZYME AS A WHOLE, HAVE AN UNEQUAL AND ADVERSE EFFECT ON THE HOLDERS OF ONE OR MORE SERIES OF GENZYME'S TRACKING STOCK.


    There may be times when the interests of holders of each series of Genzyme's common stock diverge or appear to diverge. Massachusetts law does not define a board of directors' duties in that situation. Genzyme believes, however, that a Massachusetts court would conclude that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any particular group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner the board reasonably believes to be in the best interests of the corporation. Under Massachusetts law, if a disinterested and adequately informed board of directors determines in good faith that an action would be in the corporation's best interests, taking into account both the interests of holders of each series of tracking stock as well as the alternatives reasonably available, then the board of directors should be able to successfully defend against any stockholder claim that the action could have an unequal effect on different series of tracking stock.


    In March 1999, the Delaware Court of Chancery, in two separate cases, dismissed all stockholder claims that the board of directors had violated its fiduciary duties under Delaware law by approving actions that had a disparate impact on holders of different classes of tracking stock. The court indicated in each case that even where the decision of the board of directors affected holders of separate classes of tracking stock differently, stockholders must allege facts sufficient to indicate that a board of directors' approval was not based on the good faith belief that the approved actions were in the corporation's best interests. While Delaware case law is not binding on a Massachusetts court, Genzyme believes that a Massachusetts court would be influenced by these decisions in addressing similar issues. A Massachusetts court hearing a case, however, may apply principles of Massachusetts law other than those described above or develop new principles of Massachusetts law to decide the case.

    MEMBERS OF GENZYME'S BOARD OF DIRECTORS MAY FAVOR ANOTHER SERIES OF TRACKING STOCK OVER GZBX STOCK IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT SERIES.

    A member of Genzyme's board may own a disproportionate amount of tracking stock in a particular series, or the value of his or her holdings of a particular series of stock may be different from the value of his or her holdings in another series. This disparate stock ownership may cause the board member to favor one series of stock over another. Nevertheless, Genzyme believes that a member of its board could properly discharge his or her fiduciary responsibilities even if his or her interests in shares of different series were disproportionate or of unequal values. Genzyme's board members may create committees to review matters that raise conflict-of-interest issues. If a committee is formed, it would report to the full board.

    HOLDERS OF GENZYME'S TRACKING STOCK HAVE LIMITED DECISION-MAKING POWER BECAUSE THEY HAVE LIMITED SEPARATE VOTING RIGHTS.

    Holders of all series of Genzyme's tracking stock vote together as a single class on all matters requiring common stockholder approval, including the election of directors. Holders of one series of tracking stock do not have the right to vote on matters separately from the other series except in limited circumstances. These circumstances are dictated by Massachusetts law, Genzyme's charter and the management and accounting policies adopted by its board of directors. Therefore, stockholders of one series of tracking stock generally could not make a proposal that would require approval only of the holders of that series. Instead, they would have to obtain approval from all common stockholders.


    We anticipate that after the merger, the relative voting power of Genzyme's tracking stocks will be as follows:



                                                          APPROXIMATE PERCENTAGE
SERIES                                                    OF TOTAL VOTING POWER
------                                                    ----------------------
GENZ Stock..............................................            83%
GZBX Stock..............................................            16%
GZMO Stock..............................................             1%



    The exact relative voting power of each series will depend upon the number of shares of GZBX Stock issued in the recapitalization and merger, which in turn is dependent upon the number of shares outstanding at the time of the merger, whether any dissenters rights are exercised and whether a tax-based adjustment is made to the number of shares issued to former Biomatrix stockholders. The table above assumes no exercise of dissenters rights or tax-based adjustment. The votes per share of each series will be adjusted on January 1, 2001 based on their relative average market prices at that time, which could result in a material change in relative voting percentages. See "DESCRIPTION OF GENZYME CAPITAL STOCK--Voting Power" for a description of how the voting power of the tracking stocks is periodically adjusted.



    THE VOTES PER SHARE OF GENZYME'S TRACKING STOCKS ARE ADJUSTED EVERY TWO
    YEARS.



    Under Genzyme's charter, the GENZ Stock is entitled to one vote per share, which is never adjusted. However, the votes per share of Genzyme's other tracking stocks are adjusted every two years. Specifically, on January 1, 2001 and every second anniversary thereafter, the vote per share to which each tracking stock is entitled is recalculated based on its fair market value divided by the fair market value of a share of GENZ Stock, with "fair market value" meaning the average closing price over the 20 consecutive trading days beginning the 30th trading day preceding the January 1st adjustment date. At the time of an adjustment, the per share voting power of any Genzyme tracking stock relative to the other series of tracking stock could decrease materially. Additionally, during the intervening period between adjustments, the per share voting power of each tracking stock will remain the same even though its market price will fluctuate relative to--and could become materially greater than--the market prices of the other tracking stocks.


    THE LIQUIDATION RIGHTS FOR GZBX STOCK ARE NOT ADJUSTED TO REFLECT CHANGES IN ITS MARKET VALUE.

    If Genzyme were to dissolve, liquidate or wind up its affairs, other than as part of a merger, business combination or sale of substantially all of its assets, its stockholders will receive any remaining assets according to the percentage of total liquidation units that they hold. Assuming the recapitalization and the merger are approved, the number of liquidation units per share for each series of its tracking stock will be as follows:

    - each share of GENZ Stock has 100 liquidation units;

    - each share of GZMO Stock has 25 liquidation units; and

    - each share of GZBX Stock has 50 liquidation units.

    Although Genzyme adjusts liquidation units to prevent dilution in the event of some subdivisions, combinations or distributions of common stock, Genzyme does not adjust them to reflect changes in the relative market value or performance of the divisions. Accordingly, at the time of a dissolution, liquidation or winding up, the relative liquidation units attributable to each series of tracking stock may not correspond to the value of the underlying assets of that division.

    GENZYME'S BOARD OF DIRECTORS MAY CHANGE GENZYME'S MANAGEMENT AND ACCOUNTING POLICIES TO THE DETRIMENT OF ONE SERIES OF TRACKING STOCK WITHOUT STOCKHOLDER APPROVAL.


    Genzyme's board of directors has adopted management and accounting policies that are used to govern Genzyme's business and to prepare its financial statements. These policies cover the allocation of corporate expenses, assets and liabilities and other accounting matters, and the reallocation of assets between divisions and other matters. Genzyme's board generally may modify or rescind these policies or adopt new ones without stockholder approval. Any revised policies could have different effects on each series of Genzyme's tracking stock and could be detrimental to one series as compared to another. The discretion of Genzyme's board to make changes is limited only by the policies themselves and the board's fiduciary duty to all of its stockholders. The full text of these policies, as proposed to be amended and restated to give effect to the recapitalization and the merger, is included as Annex D to this joint proxy statement/prospectus.



    GENZYME'S BOARD CAN REQUIRE INVESTORS TO EXCHANGE THEIR SHARES OF GENZYME TRACKING STOCK.



    Genzyme's board of directors may at any time, in its sole discretion, decide to exchange shares of GZMO Stock, GZSP Stock, GZTR Stock or, if it is created, GZBX Stock, for any combination of cash and shares of GENZ Stock at a 30% premium over the exchanged stock's then current market value. At any time that all of a division's assets are held through a wholly-owned subsidiary, Genzyme's board can choose to "spin off" that division by exchanging the outstanding shares of tracking stock corresponding to that division for shares in the spun off company, whereupon former tracking stockholders will no longer be stockholders of Genzyme. If Genzyme transfers or sells to a third party all or substantially all of the assets of Genzyme Biosurgery, the board would have to either redeem, make a dividend payment on or exchange outstanding GZBX Stock. The board will have sole discretion in deciding whether to effect that redemption, dividend payment or exchange using GENZ Stock or any combination of cash or other property regardless of the form of consideration paid by the buyer. However, Genzyme's charter will require that any exchange for GENZ Stock be at a 10% premium to the GZBX Stock's average market price following public announcement of the sale and that any payment of cash or other property be equal in value to the sale's after-tax net proceeds. The charter requires similar treatment of GZMO Stock, GZSP Stock and GZTR Stock upon a sale of their corresponding divisions' assets.



    Also, Genzyme's board can exchange shares of GZMO Stock, GZSP Stock, GZTR Stock and/or, if it is created, GZBX Stock into GENZ Stock at no premium to the exchanged stocks' market value in the event of certain adverse tax developments, as discussed in the immediately following risk factor.


    GENZYME MAY ELIMINATE TRACKING STOCK IF A CORPORATE OR SHAREHOLDER LEVEL TAX IS IMPOSED ON THE ISSUANCE OR RECEIPT OF TRACKING STOCK.

    In 1999, the Clinton Administration proposed legislation that would have imposed a corporate level tax on issuances of tracking stock. In 2000, the Clinton Administration proposed legislation that would tax stockholders upon the receipt of tracking stock from the issuing corporation as a distribution or in a recapitalization. Congress has not enacted either of these proposals into law. If these or similar proposals are enacted into law or effected through Treasury Department regulations, Genzyme could be taxed on an amount up to the gain realized in future financings in which Genzyme sells tracking stock, including GZBX Stock. Also, any use of Genzyme tracking stock to acquire other companies could be taxed to Genzyme, the stockholders of the target company, or both. Genzyme also may be taxed if it distributes to stockholders "designated" shares of tracking stock, which are shares designated by the tracked division as issuable at the option of Genzyme's board for Genzyme General's benefit. In addition, stockholders could be taxed if they receive a distribution of designated shares of tracking stock or if they receive shares of tracking stock in exchange for other Genzyme stock. These or similarly adverse tax consequences could cause Genzyme to eliminate tracking stock from its capital structure. Genzyme cannot predict, however, whether Congress will enact legislation, or whether the Treasury Department will issue regulations effecting these or similar proposals.


    WE CANNOT ASSURE THAT TRACKING STOCK WILL "TRACK" THE PERFORMANCE OF THE CORRESPONDING DIVISION.



    Although Genzyme has attempted to design its tracking stocks to "track" the performance of their corresponding divisions, we cannot assure that the market prices of these stocks will indeed reflect that performance. The market may assign values to a tracking stock that are based on factors other than a corresponding division's reported financial performance. For instance, we cannot be certain what if any valuation the market might place on the mandatory and optional exchange features or the differing voting rights and liquidation units of the tracking stocks. In addition, as discussed above under "Holders of Genzyme's tracking stock are stockholders of a single company and unfavorable financial trends affecting another division could negatively affect Genzyme Biosurgery," financial developments in one division, particularly if significant and/or adverse, may affect other divisions.


    THE USE OF GENZYME BIOSURGERY'S OPERATING LOSSES TO LOWER THE REPORTED TAX LIABILITY OF GENZYME'S PROFITABLE DIVISIONS WILL CAUSE GENZYME BIOSURGERY TO REPORT LOWER EARNINGS IN THE FUTURE.


    Genzyme Corporation, rather than its divisions, is liable for taxes. Under Genzyme's management and accounting policies, for financial reporting purposes Genzyme generally allocates taxes among its divisions as if they were separate taxpayers. However, Genzyme's board of directors has adopted a policy that provides that if any of Genzyme's divisions is unable to use its operating losses or other projected annual tax benefits to reduce its current or deferred income tax expense, Genzyme may reallocate these losses or benefits to its profitable divisions on a quarterly basis for financial reporting purposes. This will result in a division with current losses (such as Genzyme Molecular Oncology and Genzyme Biosurgery) reporting lower earnings available to its common stockholders in the future than would be the case if that division had retained its historical losses or other benefits in the form of a net operating loss carryforward. The full text of this policy, as proposed to be amended and restated to give effect to the recapitalization and the merger, is included as Annex D to this joint proxy statement/prospectus.


    THE NON-COMPETE POLICY AMONG GENZYME'S DIVISIONS MAY NOT COVER ALL OF THE ACTIVITIES OF A PARTICULAR DIVISION.


    Genzyme's board of directors has adopted a policy regarding competition among its divisions. This non-compete policy requires that Genzyme develop certain products and services within a given division, as opposed to another division, or through joint ventures involving a given division, because the product or service is within the field of activity of that division. This non-compete policy, however, does not cover the entire field of activity of each division. For example, Genzyme General Division or Genzyme Molecular Oncology may develop certain tissue repair products or services. In order words, Genzyme cannot guarantee that all products and services it develops in a given field of activity will be allocated to a division primarily engaged in that field of activity. The full text of this policy, as proposed to be amended and restated to give effect to the recapitalization and the merger, is included as Annex D to this joint proxy statement/prospectus.


    FUTURE SALES OR DISTRIBUTIONS OF DESIGNATED SHARES OF GZBX STOCK MAY SIGNIFICANTLY DILUTE YOUR OWNERSHIP OF GZBX STOCK.


    Genzyme's management and accounting policies requires it to sell or distribute any designated shares of a division, including designated shares of GZBX Stock, that may be held by Genzyme General, subject to certain limitations. Designated shares are created when cash or other assets are transferred from Genzyme General to a division. Proceeds from a sale or distribution will not be allocated to Genzyme Biosurgery and the issuance and sale may substantially dilute your ownership of Genzyme Biosurgery. Circumstances under which designated shares of GZBX Stock will be sold or distributed are described in the section of this document entitled "DESCRIPTION OF GENZYME COMMON STOCK--GZMO Designated Shares, GZSP Designated Shares, GZTR Designated Shares and GZBX
Designated Shares" beginning on page    .

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This joint proxy statement/prospectus contains forward-looking statements about Genzyme's and Biomatrix' financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing products, future success of development-stage products, plans and objectives of management and other matters. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this joint proxy statement/ prospectus, including that set forth under the heading "Risk Factors."


    Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," "should," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, Genzyme's Annual Report on Form 10-K for the year ended December 31, 1999, including any amendments, Genzyme's Quarterly Report on Form 10-Q for the quarter ended
March 30, 2000, including any amendments, Genzyme's Current Reports on Form 8-K dated January 10, 2000, March 15, 2000, March 23, 2000, and June 30, 2000 and Biomatrix' Annual Report on Form 10-K for the year ended December 31, 1999, including any amendments, Biomatrix' Quarterly Report on Form 10-Q for the quarter ended March 30, 2000, including any amendments and Biomatrix' Current Report on Form 8-K dated March 15, 2000.



    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Neither Genzyme nor Biomatrix undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus, except as may be legally required in connection with seeking the stockholder approvals contemplated by this joint proxy statement/prospectus.

                          THE GENZYME SPECIAL MEETING

    The Genzyme board of directors is soliciting the proxies of Genzyme stockholders in connection with the special meeting of stockholders to vote on proposals related to the recapitalization. Approval of the recapitalization is a condition to the merger. This joint proxy statement/prospectus contains information about the recapitalization, including proposed amendments to the Genzyme charter, and the merger to help Genzyme stockholders in determining how to vote.

DATE, TIME, PLACE AND PURPOSE OF THE GENZYME SPECIAL MEETING

    The special meeting of stockholders of Genzyme will be held at             ,
Massachusetts             on             , 2000 at       , Boston time. At the
meeting, Genzyme will ask stockholders to vote on several proposals related to the recapitalization and the merger.

    The proposed terms of the GZBX Stock, which will be created in the recapitalization, are attached as Annex E to this joint proxy statement/prospectus. Please read it and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

RECORD DATE AND OUTSTANDING SHARES

    Only record holders of Genzyme common stock at the close of business on
            , 2000 can vote at the Genzyme special meeting. Genzyme currently has four series of common stock. The following table shows the outstanding shares as of [RECORD DATE] and their relative voting power.

                                                                            NUMBER OF
COMMON STOCK                    HOLDERS OF RECORD   SHARES OUTSTANDING   VOTES PER SHARE     TOTAL VOTES
------------                    -----------------   ------------------   ---------------   ---------------
GENZ Stock....................                                           1.00
GZMO Stock....................                                           0.08
GZSP Stock....................                                           0.61
GZTR Stock....................                                           0.06

VOTES REQUIRED

    The following votes are required to approve the proposals to be brought before the Genzyme stockholders at the special meeting:


             STOCKHOLDER ACTION                                REQUIRED VOTE
             ------------------                                -------------
    - Adoption of the amended and restated     Majority in interest of the shares of Genzyme
      charter creating the GZBX Stock,         common stock outstanding and entitled to
      eliminating the GZSP Stock and GZTR      vote, voting together as a single class, with
      Stock                                    each series having the number of votes per
                                               share as shown in the table above

    - The transfer of the assets and property  Majority in interest of the shares of GZSP
      of Genzyme Surgical Products into        Stock outstanding and entitled to vote,
      Genzyme Biosurgery and the conversion    voting as a single class, with each share
      of all outstanding shares of GZSP Stock  having one vote
      into shares of GZBX Stock

    - The transfer of the assets and property  Majority in interest of the shares of GZTR
      of Genzyme Tissue Repair into Genzyme    Stock outstanding and entitled to vote,
      Biosurgery and the conversion of all     voting as a single class, with each share
      outstanding shares of GZTR Stock into    having one vote
      shares of GZBX Stock



    Only if each of these three proposals is approved and only if and when the merger is approved by Biomatrix stockholders and made effective, will the recapitalization be effected.

RECOMMENDATION OF THE GENZYME BOARD


    THE GENZYME BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GENZYME STOCKHOLDERS VOTE "FOR" ADOPTION OF ALL THE PROPOSALS. In approving the recapitalization and the merger, Genzyme's board of directors focused primarily on the expected impact on Genzyme Tissue Repair and Genzyme Surgical Products. The board was aware of the impact on Genzyme General and Genzyme Molecular Oncology, particularly the implications of the use of the corporation's borrowing capacity to finance the cash portion of the merger consideration. The board believes that the acquisition of Biomatrix has the potential to strengthen the businesses currently allocated to Genzyme Tissue Repair and Genzyme Surgical Products and, thereby, strengthen the entire corporation to the benefit of all Genzyme stockholders.


SHARE OWNERSHIP OF MANAGEMENT AND AFFILIATED STOCKHOLDERS

    On the record date, directors, executive officers and affiliates of Genzyme as a group beneficially owned the following number of shares of Genzyme common stock, representing the following number of votes and percentage of voting power:

                                                                      PERCENTAGE OF
SERIES                                   SHARES HELD   VOTES HELD   OUTSTANDING VOTES
------                                   -----------   ----------   -----------------
GENZ Stock.............................
GZMO Stock.............................
GZSP Stock.............................
GZTR Stock.............................

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    In order to hold and complete the business of the Genzyme special meeting, Genzyme must have a majority of the outstanding shares of the four series of common stock, voting together as a single class, represented at the Genzyme special meeting. Genzyme also must have a majority of the holders of each of the GZSP Stock and GZTR Stock, each voting separately as a class, represented at the Genzyme special meeting. Stockholders may be present in person or by proxy. Abstentions will count toward the quorum and be treated as votes at the Genzyme special meeting, but they will have the effect of votes against the recapitalization proposals. Broker non-votes will also have the effect as votes against the recapitalization proposals.

VOTING OF PROXIES

    Accompanying the copies of this joint proxy statement/prospectus sent to Genzyme stockholders is a proxy card by which the Genzyme board of directors is soliciting the proxy of Genzyme stockholders. Please complete, date and sign the proxy card and promptly mail it to Genzyme. Genzyme stockholders may also vote their shares by telephone or on the Internet. All properly executed proxies received prior to taking the vote at the Genzyme special meeting, and not revoked, will be voted as instructed on the proxy card. If no instructions are given, Genzyme will vote the proxy in favor of all proposals. Genzyme stockholders may revoke or amend their proxies before it is voted by writing to Genzyme directly, submitting a new proxy with a later date, or by attending the Genzyme special meeting and voting in person.

    Holders of GZSP Stock or GZTR Stock should not send any certificates representing GZSP Stock or GZTR Stock with their proxies. After the recapitalization and the merger, these holders will receive instructions for the surrender and exchange of their stock certificates.

APPRAISAL RIGHTS

    Under Massachusetts law, GZSP and GZTR stockholders who file written notice of their intention to seek appraisal of their shares before the taking of the vote to adopt the charter amendment may elect to receive the "fair value" (as determined under Massachusetts law) of their shares.


    To be entitled to appraisal of your shares, you must comply strictly with the requirements of the Massachusetts statute, which is reproduced in Annex H of this joint proxy statement/prospectus. For a detailed description of GZSP and GZTR stockholder appraisal rights, see the discussion under the heading "THE GENZYME RECAPITALIZATION PROPOSAL--Appraisal Rights of GZSP and GZTR
Stockholders" beginning on page   .


EXPENSES OF PROXY SOLICITATION

    Genzyme will bear its own proxy solicitation expenses. Genzyme is paying Corporate Investor Communications, a proxy solicitation firm, $20,000 plus expenses to help with this proxy solicitation. Genzyme's employees may solicit proxies personally, electronically, by telephone or by mail. Genzyme will also reimburse, on request, the fees and expenses of brokers and other nominees for sending Genzyme stockholders the proxy material and sending in their votes.

                         THE BIOMATRIX SPECIAL MEETING

    The Biomatrix board of directors is soliciting the proxies of Biomatrix' common stockholders in connection with the special meeting of common stockholders to vote on the proposed merger. This joint proxy statement/prospectus contains information about the proposed merger to help Biomatrix stockholders in determining how to vote.

DATE, TIME, PLACE AND PURPOSE OF THE BIOMATRIX SPECIAL MEETING

    The special meeting of stockholders of Biomatrix will be held at Biomatrix' headquarters located at 65 Railroad Avenue, Ridgefield, New Jersey 07657 on
            , 2000 at       , local time. At the meeting, Biomatrix will ask
stockholders to adopt the merger agreement.

    The merger agreement is attached as Annex A to this proxy statement/prospectus. Please read it and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

RECORD DATE AND OUTSTANDING SHARES

    Only record holders of Biomatrix common stock at the close of business on
            , 2000 are entitled to vote on the merger. Each stockholder is entitled to one vote for each share of Biomatrix common stock held on the record date.

    At the close of business on the record date,             shares of Biomatrix
common stock were outstanding. They were held of record by       stockholders.
Biomatrix has been informed that there are in excess of             beneficial
owners.

VOTE REQUIRED

    To approve the merger, a majority in interest of the shares of Biomatrix common stock outstanding must affirmatively vote for adoption of the merger agreement.

RECOMMENDATION OF THE BIOMATRIX BOARD

    THE BIOMATRIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BIOMATRIX STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

SHARE OWNERSHIP OF MANAGEMENT AND AFFILIATED STOCKHOLDERS

    On the record date, directors and executive officers of Biomatrix as a group
beneficially owned       shares of Biomatrix common stock, or approximately
38.0% of the outstanding shares. Officers and directors who together owned on the record date approximately 36.6% of the outstanding shares of Biomatrix common stock have entered into written agreements to vote in favor of the merger.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    A majority of the shares of Biomatrix common stock outstanding on the record date must be present at the Biomatrix special meeting to establish a quorum. Stockholders may be present in person or by proxy. Abstentions will count toward the quorum and be treated as votes at the meeting, but they will have the effect of votes against the merger. Broker non-votes will also have the effect as votes against the merger.

VOTING OF PROXIES

    Accompanying the copies of this joint proxy statement/prospectus sent to Biomatrix stockholders is a proxy card by which the Biomatrix board of directors is soliciting proxies from Biomatrix stockholders. Please complete, date and sign the proxy card and promptly mail it to Biomatrix. All properly executed proxies received prior to taking the vote at the Biomatrix special meeting, and not revoked, will be voted as instructed on the proxy card. If no instructions are given, Biomatrix will vote the proxy in favor of adopting the merger agreement. Biomatrix stockholders may revoke or amend their proxies before it is voted by writing to Biomatrix directly, submitting a new proxy with a later date; or by attending the Biomatrix special meeting and voting in person.

APPRAISAL RIGHTS


    Under Delaware law, Biomatrix stockholders who file written notice of their intention to seek appraisal of their shares before the taking of the vote to approve the merger, may elect to receive the "fair value" (as determined under Delaware law) of their shares. To be entitled to appraisal of your shares, you must comply strictly with the requirements of the Delaware statute, which is reproduced in Annex G of this joint proxy statement/prospectus. For a detailed description of Biomatrix stockholder appraisal rights, see the discussion under the heading "THE MERGER AND THE MERGER AGREEMENT--Appraisal Rights of Biomatrix
Stockholders" beginning on page   .


EXPENSES OF PROXY SOLICITATION

    Biomatrix will bear its own proxy solicitation expenses. Biomatrix is paying Morrow & Co., a proxy solicitation firm, $7,500 plus expenses to help it with the solicitation. Biomatrix' employees may solicit proxies personally, electronically, by telephone or by mail. Biomatrix will also reimburse, on request, the fees and expenses of brokers and other nominees for sending Biomatrix stockholders the proxy material and sending in their votes.

                              GENZYME CORPORATION

    Genzyme is a biotechnology company that develops innovative products and services for significant unmet medical needs. Genzyme was founded in 1981 and became a Massachusetts corporation in 1991. Genzyme currently has four operating divisions. Each of Genzyme's divisions has its own outstanding series of common stock that is intended to reflect its value and track its financial performance. Its four divisions are:

    - Genzyme General, which develops and markets therapeutic products and diagnostic products and services, with an emphasis on therapies for genetic diseases;

    - Genzyme Molecular Oncology, which develops cancer products, with a focus on cancer vaccines and angiogenisis inhibitors. It is shaping these new therapies through the integration of its genomics, gene discovery, cell therapy, gene therapy, small molecule drug discovery and protein therapeutic efforts;

    - Genzyme Surgical Products, which develops and markets a portfolio of devices, biomaterials and biotherapeutics for the cardiothoracic and general surgery markets; and

    - Genzyme Tissue Repair, which develops and markets biological products for orthopedic injuries, such as cartilage damage, and severe burns.

    If the recapitalization and the merger are completed, Genzyme Surgical Products, Genzyme Tissue Repair and Biomatrix will combine to form Genzyme Biosurgery, leaving Genzyme with three operating divisions. Genzyme Biosurgery will develop and market devices, biomaterials, biotherapeutics and other products for the orthopedic market and the cardiovascular, general and plastic surgery markets.

    Genzyme allocates all of its products, services, programs, assets and liabilities among its divisions for purposes of financial statement presentation; however, Genzyme, the corporation, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions.


    You can find additional information regarding Genzyme in Genzyme's filings
with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page   .


                                   BIOMATRIX

    Biomatrix, founded in 1981, develops, manufactures and commercializes a series of proprietary viscoelastic products made of biological polymers called hylans for use in therapeutic medical applications and skin care. Hylans are chemically modified forms of the naturally occurring hyaluronan (also known as hyaluronic acid or sodium hyaluronate). Hylans are the second generation of viscoelastics used in medicine, and are characterized by significantly enhanced physical (rheological) properties (elasticity, viscosity and pseudoplasticity) as compared to naturally occurring hyaluronan, from which the first generation viscoelastics are made. The discovery of hylans has allowed Biomatrix to develop a range of patented products with superior viscoelastic properties in the forms of fluids, gels and solids. Biomatrix' operations consist of therapeutic medical products and skin care intermediate products.


    You can find additional information regarding Biomatrix in Biomatrix' filings with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

    In the second quarter of 1999, Biomatrix management initiated an internal assessment of how best to accelerate the commercialization of new biomedical products based on Biomatrix' proprietary hylan technology. Several strategic alternatives were discussed at the regularly scheduled Biomatrix board of directors meeting held on May 17, 1999. At this meeting, the Biomatrix board directed Dr. Endre Balazs, Chief Executive Officer, Chief Scientific Officer and a director of Biomatrix, Dr. Julius Vida, a director of Biomatrix, and Mr. Rory Riggs, President and a director of Biomatrix, to develop a list of likely candidates for a potential strategic alliance. In a telephone conference on June 8, 1999, the Biomatrix board discussed the list of candidates developed by Drs. Balazs and Vida and Mr. Riggs, and added companies suggested by other Biomatrix board members and management. The Biomatrix board then directed
Drs. Balazs and Vida and Mr. Riggs to contact several companies, including certain of Biomatrix' current distribution partners, to explore the possibility of a transaction with Biomatrix. The results of such efforts were reported to the Biomatrix board at a special meeting held on June 25, 1999, and then again at the regularly scheduled Biomatrix board meeting held on July 9, 1999. At the later meeting, after careful consideration and discussion of the results of the contacts made to date, the Biomatrix board unanimously authorized Dr. Balazs, Mr. Riggs and Mr. Morreale, a director of Biomatrix, to contact certain investment banking firms to request proposals for assisting Biomatrix with respect to strategic matters. At a special meeting of the Biomatrix board held on July 30, l999, Dr. Balazs and Mr. Riggs reviewed the results of their discussions with potential alliance partners, and Dr. Balazs, Mr. Riggs and Mr. Morreale reported that several investment banking firms had been contacted and were interested in assisting Biomatrix with respect to strategic matters. A meeting date of August 11, l999 was established for a meeting to interview the investment banking firms.


    At the August 11, 1999 meeting, several leading investment banking firms made presentations to the Biomatrix board about strategic alternatives available to Biomatrix, including remaining independent, entering into a strategic partnership and seeking a merger partner. The presentations included a discussion of recent mergers and acquisitions in the biomedical and pharmaceutical industries, relative valuations in these transactions, risks relating to these types of transactions and the proposed process to complete a transaction. At the conclusion of the meeting, after careful consideration and discussion, the Biomatrix board determined that Biomatrix would engage Lehman Brothers, Inc. and that they should be directed to seek a merger partner for Biomatrix. Several factors were considered in making the decision to seek a merger partner including: (1) the maximization of long-term stockholder value that could result from being a part of a larger company with more diverse product offerings; (2) the increased access to the capital markets that a larger organization would have; and (3) the resulting increased ability to fund development of Biomatrix' pipeline products that would result from being merged with a larger company with greater access to financing and other resources. The Biomatrix board also considered remaining as a stand alone company, but determined that, at such time, the risks of remaining a stand alone company, including financial risks and the risk of being dependent primarily upon sales of Synvisc, were outweighed by the benefits of combining with a larger organization. The engagement letter with Lehman Brothers was signed on August 31, 1999.


    While Biomatrix management and Lehman Brothers prepared a descriptive memorandum to be sent to potential interested companies, Mr. Riggs and Dr. Balazs continued to meet with companies that had been contacted by management and Biomatrix board members prior to the engagement of Lehman Brothers. As the memorandum was nearing completion, Lehman Brothers began contacting a number of companies and sent non-confidential summary information to some of these companies. In November and December of 1999, Biomatrix entered into confidentiality agreements with several companies, each of whom subsequently received the memorandum. One of these companies, Genzyme Corporation, signed a confidentiality agreement on December 2, 1999.

    At a special meeting of the Biomatrix board in early December, Lehman Brothers provided the Biomatrix board with a progress report and recommended that management meet formally with several companies in mid-December and early January. A meeting date of December 16, 1999 was established for Genzyme Corporation.

    Prior to the December 16, 1999 meeting, there were exploratory discussions and informal meetings between Genzyme Corporation and Biomatrix starting in July, 1999, with the first meeting occurring on August 24, 1999 among Mr. Riggs, Earl Collier, President of Genzyme Surgical Products and Timothy Surgenor, who at that time was the President of Genzyme Tissue Repair.
Messrs. Riggs and Collier also met on October 27, 1999, during a technology conference held in New York City, to discuss how they might advance these earlier discussions. It was decided that an appropriate next step was to arrange a meeting among Henri Termeer, the Chief Executive Officer of Genzyme Corporation, Dr. Balazs and other senior officers. On November 15, 1999,
Dr. Balazs, Dr. Janet Denlinger, the Executive Vice President and a director of Biomatrix and Mr. Riggs met with Mr. Termeer and Mr. Collier in Boston. At this meeting, it was agreed there was mutual interest in evaluating a strategic combination of Biomatrix with Genzyme Surgical Products and Genzyme Tissue Repair. Mr. Riggs informed Mr. Collier that Biomatrix had hired Lehman Brothers to assist Biomatrix in the evaluation process and that Lehman Brothers would send Genzyme a confidentiality agreement.

    Genzyme Surgical Products, since its formation in June 1999, has focused on developing and marketing medical devices, biomaterials and biotherapeutics for cardiothoracic, general and other surgical markets. Genzyme Tissue Repair, since its formation in 1994, has concentrated on developing biological products for the treatment of orthopedic injuries and severe burns.


    In December of 1999, Genzyme Tissue Repair and Genzyme Surgical Products became strategically aligned after changes in the Genzyme Corporation reporting structure were implemented. Under the new reporting structure, the President of Genzyme Tissue Repair began reporting directly to Mr. Collier. This change was intended to encourage the two divisions to work more closely together to leverage their related scientific expertise and resources. Both prior to this reporting change and after, management of each of the two divisions discussed the possibility of combining to create one division. Moreover, management for each of the divisions considered, and continues to consider, strategic opportunities that would involve third parties. In reviewing these opportunities, management focused on companies with complementary technology, established product pipelines and positive cash flow. It was in this context that the acquisition of Biomatrix was introduced. Management of each of Genzyme Tissue Repair and Genzyme Surgical Products believed that the benefits of creating a larger organization by combining with Biomatrix might expedite the growth of each divisions' separate product lines and sustain the combined entity for the long term. In addition, management at both Genzyme Surgical Products and Genzyme Tissue Repair viewed a potential strategic combination with Biomatrix as a chance to create a business unit with an enhanced capacity to take advantage of the opportunities in the emerging field of biosurgery, a term used to describe the convergence of mechanical and biological approaches to surgery and other interventional procedures.


    In light of the evolving nature of the discussions with Biomatrix, in December Genzyme contacted Merrill Lynch, Pierce, Fenner & Smith
Incorporated--referred to as Merrill Lynch--about acting as its financial advisor in connection with a potential transaction with Biomatrix. The engagement letter with Merrill Lynch was signed on January 17, 2000. During this period, Genzyme also engaged outside legal counsel to advise on the corporate, securities and tax aspects of a combination.

    On December 16, 1999, a meeting between Biomatrix and Genzyme was held at the Marriott Hotel in Teaneck, New Jersey. Representatives of Lehman Brothers and Merrill Lynch also attended the meeting. Members of Biomatrix' senior management made presentations to members of Genzyme's senior management about the business, technology and finances of Biomatrix. This meeting was followed by a visit to Biomatrix' manufacturing facility in Ridgefield, New Jersey. A follow-up meeting was held at Genzyme's offices in Cambridge, Massachusetts on January 6, 2000 among Drs. Balazs and Denlinger and Mr. Riggs of Biomatrix and Mr. Collier and Dr. James Burns of Genzyme.


    In early January, 2000, Biomatrix held meetings with other potential interested merger partners and had further discussions with companies who had signed confidentiality agreements. The companies included several large, multi-national pharmaceutical companies, several specialty pharmaceutical companies and companies that distribute Biomatrix' lead product, Synvisc. Lehman Brothers notified all interested parties that non-binding indications of interest in Biomatrix were due later in January. On January 24, 2000, Genzyme delivered to Lehman Brothers a letter setting forth Genzyme's non-binding indication of interest, valuing Biomatrix between approximately $630 million and $770 million and offering a combination of stock and cash. The proposed merger transaction was subject to approval by the Genzyme board and was also subject to various stockholder approvals, depending on the structure of the transaction. The letter indicated that the transaction would not be subject to financing.


    On January 25, 2000 at a special meeting of the Biomatrix board, Lehman presented a status report of the process and proposals, including a summary of the letter from Genzyme. After careful deliberation and discussion, the Biomatrix board determined that Biomatrix should continue discussions with Genzyme on a non-exclusive basis. Lehman Brothers sent a letter to Genzyme on January 26, 2000 requesting that Genzyme make a final proposal on or before February 6, 2000, including specific written comments on a form of merger agreement that was previously provided to Genzyme. On February 2, 2000, representatives of Genzyme, including their advisors, Merrill Lynch, PricewaterhouseCoopers LLP and Palmer & Dodge LLP, visited the offices of Bingham Dana LLP in New York City where members of Biomatrix' senior management and Biomatrix' advisors made presentations about the business, technology and finances of Biomatrix. Representatives of Genzyme, and their advisors, PricewaterhouseCoopers and Palmer & Dodge, also conducted a due diligence investigation of information assembled within a data room set up by Biomatrix. Members of Biomatrix management also made presentations about the business of Biomatrix during the day. Drs. Balazs and Denlinger and Mr. Riggs had dinner that evening with Mr. Collier and Dr. Burns of Genzyme.

    On February 7, 2000, Genzyme delivered a letter to Lehman Brothers containing an offer which valued Biomatrix at approximately $700 million. Included with this offer was a mark-up of the merger agreement. The cash portion of this proposal was for up to 50% of the total consideration. The proposed transaction would combine Biomatrix with the businesses of Genzyme Surgical Products and Genzyme Tissue Repair to form a new division of Genzyme Corporation to be called Genzyme Biosurgery. The proposed transaction was not subject to financing contingencies, specified a combination of cash and stock, required approval of various stockholder groups and was subject to further due diligence. The mark-up of the merger agreement included proposals that (1) Biomatrix enter into a stock option agreement whereby Genzyme would have an option to purchase an unstated number of shares of Biomatrix common stock under certain conditions,
(2) some stockholders of Biomatrix would agree to vote their shares in favor of the transaction and (3) Biomatrix pay a $30 million break-up fee if the merger agreement was terminated under certain circumstances. A special meeting of the Biomatrix board was held on February 8, 2000 to discuss this proposed transaction; representatives of Lehman Brothers and Bingham Dana were also present.

    The Biomatrix board directed management to continue discussions with Genzyme, to obtain additional clarification on the terms of the proposed transaction and to commence a formal due diligence investigation of Genzyme as a potential merger partner.

    During the period from February 9 to February 18, a series of meetings and discussions were held in various places, including Cambridge, Massachusetts and New York City and telephonically between Biomatrix management and their advisors and Genzyme management and their advisors. The purposes of these meetings and discussions were for Biomatrix management and Lehman Brothers to conduct their due diligence on Genzyme Corporation, for Genzyme management and their advisors to continue their due diligence on Biomatrix and for Biomatrix to obtain further clarification of the terms of the proposed merger with Genzyme. During this time period, further negotiations of the mark-up of the merger agreement were also conducted.

    On Saturday, February 19, 2000 the Biomatrix board held a special meeting to discuss the results of management's due diligence review of Genzyme and the details of the proposed merger agreement. Lehman Brothers summarized the financial terms of the proposed transaction and Bingham Dana summarized the agreement terms, including the proposed break-up fee, termination provisions and option agreement. The Biomatrix board directed management to continue negotiations with Genzyme on a non-exclusive basis.

    Genzyme continued its due diligence investigation of Biomatrix during the week of February 21, 2000, including an additional data room visit, additional meetings with various members of Biomatrix management and a meeting with representatives of one of Biomatrix' distributors, American Home Products Corporation. On Friday, February 25, 2000, management updated the Biomatrix board as to the status of the discussions and informed the Biomatrix board that Genzyme expected to deliver a proposal to Lehman Brothers on Monday, February 28, 2000, which would be fully descriptive of all of the terms and conditions of a proposed transaction with Biomatrix.


    On February 28, 2000, Genzyme delivered to Biomatrix a non-binding proposal. This proposal valued Biomatrix at approximately $700 million. The cash portion of this proposal was limited to a range from 25% of the consideration or approximately $175 million, to 50% of the consideration or approximately $350 million. In addition, Genzyme was still requesting an option for 19.9% of Biomatrix and a $30 million break-up fee. On February 29, 2000, Biomatrix' board, its senior management, Lehman Brothers and Bingham Dana met to discuss the terms of the revised Genzyme proposal.


    After a detailed review of the financial terms by Lehman Brothers and the agreement terms by Bingham Dana, the Biomatrix board gave management negotiating parameters relating to break-up fees, an option to acquire Biomatrix stock, insider voting agreements, a proposal not to solicit alternative transaction proposals and exchange ratios for stock to be issued as part of the merger.

    During the period from February 28 until March 6, 2000 there were active negotiations between the companies. These negotiations covered many topics including, but not limited to, the results of final due diligence for each company, the movement of each company's stock price and the overall movement in the stock market in general.

    Prior to the regularly scheduled March 2 Genzyme board of directors meeting, Genzyme management provided the board members with information regarding the potential combination of Genzyme Surgical Products, Genzyme Tissue Repair and Biomatrix. At the board meeting, Mr. Termeer, Mr. Collier, Dr. Burns and other members of Genzyme's management reported to the Genzyme board of directors on the results of the legal and financial due diligence of Biomatrix and outlined the terms of a potential combination. At this meeting, market consultants engaged by Genzyme to evaluate the market potential for Synvisc delivered a detailed presentation. Merrill Lynch commented upon a potential combination, but did not render any opinion concerning the transaction. The Genzyme board of directors authorized management subject to certain financial guidelines to proceed with a transaction and established a special committee consisting of Messrs. Termeer, Douglas Berthiaume, and Robert Carpenter to approve the final terms of a merger agreement with Biomatrix.

    The Biomatrix board met again on March 3, 2000 to receive a status report on the progress of the negotiations. A special meeting was set for Saturday, March 4, 2000 so that Lehman Brothers could present their formal recommendations to the Biomatrix board. Representatives of Bingham Dana summarized the terms of the merger agreement and described the Biomatrix board's duties in considering whether to approve this agreement. At the meeting, Lehman advised orally that the transaction would be fair from a financial point of view to the Biomatrix stockholders.

    Negotiations continued during the remainder of the weekend on the terms of the merger and the merger agreement, with Dr. Balazs keeping the Biomatrix board informed during a series of calls. On Sunday evening at approximately
7:30 p.m., the Biomatrix board met with representatives of Lehman Brothers and Bingham Dana to discuss the final terms for the proposed transaction. In this proposal, which included both stock and cash, the consideration offered to Biomatrix stockholders, and the exchange ratios for GZSP Stock and GZTR Stock, were set based on the closing prices of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products on Friday, March 3, 2000. Of the merger consideration, the cash consideration was fixed at $37.00 per share for a maximum of 28.38% of Biomatrix' shares, or approximately $245 million of cash consideration. The stock consideration was fixed at one share of GZBX Stock for each share of Biomatrix common stock for a maximum of 71.62% of Biomatrix' shares. The final terms and conditions of the merger were described in detail and the Biomatrix board unanimously determined that the merger and the merger agreement were in the best interests of Biomatrix and its stockholders. The Biomatrix board authorized the execution and delivery of the merger agreement and recommended that Biomatrix stockholders vote to approve the merger agreement. The Biomatrix board also specifically approved the stock option agreement and a reduced break-up fee of $22 million. Lehman Brothers delivered its written opinion that the transaction would be fair from a financial point of view to the Biomatrix stockholders.


    At a telephone meeting on Saturday, March 4, the special committee of the Genzyme board discussed the proposed terms of the merger, together with in-house legal advisors, and received a report from Merrill Lynch confirming that, as of that time, nothing had occurred that materially affected the comments made by Merrill Lynch to the complete Genzyme board on March 2. The special committee met again by telephone on Sunday evening, together with in-house legal advisors, and approved the terms of the merger and authorized appropriate officers to sign and deliver the final version of the merger agreement.

    On the following morning, Monday, March 6, 2000, the parties executed and delivered the merger agreement and the stock option agreement, and Drs. Balazs and Denlinger and Mr. Riggs and Ms. Seifert executed voting agreements and affiliate letters. A press release announcing the transaction was issued at approximately 8:30 a.m. that morning.

    On April 17, 2000, Genzyme and Biomatrix signed an amendment to the merger agreement that created a standard election option for Biomatrix stockholders to indicate a preference for a fixed combination of cash consideration and stock consideration.

BIOMATRIX' REASONS FOR THE MERGER

    In deciding whether to approve the merger agreement, the Biomatrix board of directors considered the following positive factors relevant to the merger, among others:

    - the board's view that the combined company will have an increased ability to fund marketing, sales, research and development of Biomatrix' products and product candidates, and the exploitation of Biomatrix' platform technologies;

    - the companies' complementary operating strengths, market segment and geographical presence, networks of distribution channels and productivity; in particular, it was expected that the combined company would create the industry's leading biomaterials and biosurgery franchise, in terms of the strength of its marketed products, and the largest hyaluronan franchise in the world;

    - the board's view that the complementary scientific expertise, technology and products of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair will help build a fully integrated biopharmaceutical company;

    - the board's view that Biomatrix' ability to raise capital was subject to considerable risks;

    - the board's view that, based in part on the opinion of Lehman Brothers, from a financial point of view, the consideration to be offered to Biomatrix stockholders is fair to stockholders;

    - the board's view that the complementary businesses of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair made the growth and value prospects of the combined companies very attractive;

    - the board's view that the integration of the Genzyme business and the Biomatrix business could be achieved quickly and without significant interruption because of the complementary nature of the companies' operations and corporate cultures; and

    - the board's view that the terms of the merger agreement, including the parties' factual representations, warranties and covenants, are reasonable and the fact that the agreement did not contain any extraordinary conditions to Genzyme's obligation to close the merger.

    The Biomatrix board also considered a number of potential negative factors, including but not limited to:

    - the fixed nature of the exchange ratio and the resulting risk that, should there be a significant decrease in the market value of the GZSP Stock and/or the GZTR Stock, the value of the GZBX Stock to be received by Biomatrix stockholders would be diminished;

    - the loss of control over the future operations of Biomatrix following the merger;

    - the dilution to the Biomatrix stockholders of the potential benefits of one or more or its new product candidates being successfully commercialized;


    - the increases in the market prices of GZSP Stock and GZTR Stock in the weeks prior to the merger and the fact that those prices were at or near their 52-week highs;



    - the fact that a significant portion of the consideration will be in the form of tracking stock and the risks relating to ownership of tracking stock, including the risks detailed in Genzyme's filings under the Exchange Act which were explained to the board by counsel and Lehman Brothers;


    - the fact that Genzyme Surgical Products and Genzyme Tissue Repair had sustained losses in their operations to date;

    - the number of proposals requiring Genzyme stockholder approval that are a condition to completing the merger and, therefore, the risk that the transaction might not close; and

    - the risks that the benefits sought to be achieved in the merger may not be achieved.

    The Biomatrix board discussed with Lehman Brothers the possibility that the benefits described above and other benefits could be achieved through some other combination or transaction and the risk and benefits of continuing to remain independent. After reviewing the potentially negative factors, the Biomatrix board concluded that they were outweighed by the positive factors and determined that the merger is fair to, and in the best interests of, Biomatrix and its stockholders.

    THE BIOMATRIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BIOMATRIX STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.


    The discussion of information and factors considered by the Biomatrix board is not intended to be exhaustive but is believed to include the material factors that were considered. The Biomatrix board did not assign relative weight to, or quantify the importance of, the factors considered. Accordingly, individual members of the Biomatrix board may have given differing weight to different factors and may have viewed distinct factors as affecting the determination of fairness differently.

FAIRNESS OPINION OF BIOMATRIX' FINANCIAL ADVISOR

    In August, 1999, Biomatrix formally retained Lehman Brothers to act as its financial advisor to review strategic alternatives, including a potential sale of Biomatrix. At the March 4, 2000 meeting of the Biomatrix board of directors, Lehman Brothers made an oral presentation regarding the merger and on March 6, 2000 rendered its written opinion that, as of the date of such opinion, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by the Biomatrix stockholders in the merger is fair from a financial point of view to such holders.

    The full text of the written opinion of Lehman Brothers, dated March 6, 2000, is attached hereto as Annex C (the "Lehman Opinion") and is incorporated herein by reference. Stockholders may read the Lehman Opinion for a description of assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. Biomatrix stockholders are urged to, and should, read the Lehman Opinion carefully and in its entirety. The Lehman Opinion is directed to the Biomatrix board of directors and addresses only the fairness of the consideration to be received by the holders of shares of Biomatrix common stock from a financial point of view as of the date of the opinion. The Lehman Opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of Biomatrix, GZSP Stock and GZTR Stock as to how to vote with respect to the merger or the recapitalization. The summary of the Lehman Opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, Lehman Brothers reviewed and analyzed:

    - the merger agreement and the specific terms of the merger,

    - publicly available information concerning Biomatrix, Genzyme, Genzyme Surgical Products and Genzyme Tissue Repair that Lehman Brothers believed to be relevant to its analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 1999,

    - financial and operating information with respect to the business, operations and prospects of Biomatrix furnished to us by Biomatrix, including financial projections prepared by the management of Biomatrix,

    - financial and operating information with respect to the businesses, operations and prospects of Genzyme, Genzyme Surgical Products and Genzyme Tissue Repair furnished to Lehman Brothers by Genzyme, including financial projections prepared by the management of Genzyme, Genzyme Surgical Products and Genzyme Tissue Repair,

    - a trading history of Biomatrix' common stock from January 1, 1999 to March 3, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant,

    - a trading history of the GZSP Stock from June 28, 1999 to March 3, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant,

    - a trading history of the GZTR Stock from January 1, 1999 to March 3, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant,

    - a comparison of the historical financial results, present financial condition and estimates of future financial performance of Biomatrix with those of other companies that Lehman Brothers deemed relevant,

    - a comparison of the historical financial results, present financial condition and estimates of future financial performance of Genzyme Surgical Products with those of other companies that Lehman Brothers deemed relevant,

    - a comparison of the historical financial results, present financial condition and estimates of future financial performance of Genzyme Tissue Repair with those of other companies that Lehman Brothers deemed relevant,

    - the historical financial results, present financial condition and estimates of future financial performance of the combined businesses comprising the GZBX Stock on a pro forma basis and a comparison of the historical financial results, present financial condition and estimates of future financial performance of GZBX with those of other companies that Lehman Brothers deemed relevant,

    - a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant,

    - the relative contributions of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair to the financial and operating results of Genzyme Biosurgery upon the consummation of the merger,

    - published estimates of third party research analysts with respect to the future financial performance of Biomatrix, and

    - the results of Lehman Brothers' efforts to solicit indications of interest from third parties with respect to a purchase of all or a portion of Biomatrix' business.

    In addition, Lehman Brothers had discussions with the managements of Biomatrix and Genzyme concerning the respective businesses, operations, assets, financial conditions and prospects of Biomatrix, Genzyme, Genzyme Surgical Products, Genzyme Tissue Repair and Genzyme Biosurgery (including the cost savings, operating synergies and strategic benefits expected by the managements of Biomatrix and Genzyme to result from the combination of the businesses of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair) and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of Biomatrix, Genzyme, Genzyme Surgical Products and Genzyme Tissue Repair that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Biomatrix, upon advice of Biomatrix, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Biomatrix as to the future financial performance of Biomatrix. However, for purposes of its analysis, Lehman Brothers also considered somewhat more conservative assumptions and estimates which resulted in certain adjustments to the projections of Biomatrix. Lehman Brothers discussed these adjusted projections with the management of Biomatrix and they agreed with the appropriateness of the use of such projections in performing its analysis. With respect to the financial projections of each of Genzyme Surgical Products and Genzyme Tissue Repair, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Genzyme as to the future financial performance of each of Genzyme Surgical Products and Genzyme Tissue Repair and that each of Genzyme Surgical Products and Genzyme Tissue Repair will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair and did not make or obtain any evaluations or appraisals of the assets or liabilities of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair. Upon the advice of Biomatrix and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify as a tax-free transaction to the stockholders of Biomatrix with respect to any gain attributable to the shares of GZBX Stock received by such stockholders. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of the Lehman Opinion.

    In addition, Lehman Brothers did not express any opinion as to the prices at which the shares of GZBX Stock will trade following consummation of the merger and its opinion should not be viewed as providing any assurance that the market value of the GZBX Stock to be received by the stockholders of Biomatrix will be in excess of the market value of the shares of Biomatrix common stock owned by such stockholders at any time prior to consummation of the merger.

    In connection with the preparation of its opinion, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Biomatrix, Genzyme, Genzyme Surgical Products and Genzyme Tissue Repair. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    The following is a brief summary of the analyses performed by Lehman Brothers and reviewed with the Biomatrix Board of Directors in connection with rendering its opinion letter dated March 6, 2000.

HISTORICAL TRADING RANGE

    Lehman Brothers considered various historical data concerning the trading prices for Biomatrix versus an index of its respective comparable companies for the period from March 3, 1999 to March 2, 2000. During this period, Biomatrix' stock price declined 5.7% in comparison to an index of its comparable companies which increased 14.1%. The companies used for the purposes of this analysis included:

    - Anika Therapeutics,

    - Closure Medical,

    - Genzyme Tissue Repair,

    - Genzyme Surgical Products,

    - Gliatech,

    - LifeCore Biomedical,

    - INAMED,

    - Interpore International,

    - Mentor,

    - Orthofix and

    - Osteotech.

    Lehman Brothers also examined the low and high trading prices for Biomatrix stock for the periods February 28, 2000 to March 3, 2000, the five days before the announcement, and October 26, 1999 to March 3, 2000, the ninety days before the announcement. The following table presents low and high trading prices for Biomatrix for these two periods prior to the announcement.

TRADING PERIOD                                                  LOW        HIGH
--------------                                                --------   --------
Five days before announcement...............................   $28.25     $37.00
Ninety days before announcement.............................   $18.13     $37.00


COMPARABLE TRANSACTIONS ANALYSIS



    The comparable transactions analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in certain transactions that were publicly announced since January 1, 1997 involving target companies which were similar to Biomatrix in terms of business mix, product portfolio, and/or markets served. These included seven transactions from 1997 to the present including:


    - Johnson & Johnson's acquisition of Innovasive Devices,

    - INAMED's acquisition of Collagen Aesthetics,

    - Exogen's acquisition of Smith & Nephew,

    - Synthes' acquisition of Stratec Holding AG,

    - Johnson & Johnson's acquisition of DePuy,

    - DePuy's acquisition of Acromed and

    - CONMED's acquisition of Linvatec.

    For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples in these Comparable Transactions. Lehman Brothers calculated the enterprise value of the relevant transactions (calculated as the consideration offered for the common equity and short- and long-term debt, and subtracting its cash and cash equivalents), and applied it to certain historical financial criteria (including revenue, EBITDA, and EBIT) of the acquired business for the LTM period. Lehman Brothers also calculated the equity value of the relevant transactions (the consideration offered for the common equity), and applied it to certain historical financial criteria (including LTM and forward year net income). The following table presents the LTM revenue, LTM EBITDA and LTM EBIT, LTM and forward year net income multiples for the selected transactions.

                                                                 MEAN         MEDIAN
METRIC                                                        COMPARABLES   COMPARABLES
------                                                        -----------   -----------
EQUITY VALUE MULTIPLES
LTM Net Income..............................................     25.8x         28.2x
Forward Year Net Income.....................................     21.6x         24.1x

ENTERPRISE VALUE MULTIPLES
LTM Revenue.................................................     3.60x         4.02x
LTM EBITDA..................................................     13.2x         13.4x
LTM EBIT....................................................     16.2x         15.5x

    Using the median LTM Revenue Multiple, LTM EBITDA Multiple and the LTM EBIT Multiple from the relevant comparable transactions and historical financial data, an implied share price ranging between $14.07 and $20.62 per share was determined for Biomatrix. The consideration offered to Biomatrix stockholders represented a premium to the implied share price range calculated using the comparable transactions analysis.



    In selecting the companies and transactions to be included in the comparable transactions analysis, Lehman Brothers included all transactions which Lehman Brothers, in its judgment, believed to be comparable to the merger. However, because the reasons for and the circumstances surrounding each of the relevant comparable transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Biomatrix and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the Merger and the relevant comparable transactions that would affect the transaction values of Biomatrix and such acquired companies. In particular, Lehman Brothers considered the size and desirability of the markets served by the companies included, the strategic fit involved in the transactions, and the form of consideration of the transactions. These qualitative judgments did not lead to specific conclusions regarding the implied share price of Biomatrix, but rather were part of Lehman Brothers' evaluation of the relevancy of the comparable transactions analysis under the particular circumstances of the merger.


TRANSACTION PREMIUMS ANALYSIS


    The transaction premiums analysis measures the amount paid by the acquiror over the target share price before public announcement of the transaction. For this analysis, Lehman Brothers considered premiums paid in selected comparable transactions in the biomaterials sector from January 1, 1998 through March 3, 2000. The transactions for the purposes of this analysis included:


    - Johnson & Johnson's acquisition of Innovasive Devices,

    - INAMED's acquisition of Collagen Aesthetics and

    - Johnson & Johnson's acquisition of DePuy, Inc.

    Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company (i) for one day prior to the announcement and (ii) for the thirty day average prior to the announcement of the transaction. The following table presents the mean and median premiums paid to the target company's share price at these two given periods for the relevant transactions.

                                                              MEAN PREMIUM OF   MEDIAN PREMIUM OF
PERIOD                                                          COMPARABLES        COMPARABLES
------                                                        ---------------   -----------------
One day before announcement.................................       14.6%              11.1%
Thirty day average before announcement......................       14.7%              19.1%


    In selecting the transactions to be included in the transaction premiums analysis, Lehman Brothers included all transactions which Lehman Brothers, in its judgment, believed to be comparable to the merger. However, because the reasons for and the circumstances surrounding each of the relevant transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Biomatrix and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the transaction premium analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the Merger and the relevant transactions that would affect the transaction values of Biomatrix and such acquired companies. In particular, Lehman Brothers considered the size and desirability of the markets served by the companies included, the strategic fit involved in the transactions, and the form of consideration of the transactions. These qualitative judgments did not lead to specific conclusions regarding the implied share price of Biomatrix, but rather were part of Lehman Brothers' evaluation of the relevancy of the transaction premiums analysis under the particular circumstances of the merger.



COMPARABLE COMPANIES ANALYSIS



    The comparable companies trading analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies. Using publicly available information, Lehman Brothers compared selected financial data of Biomatrix with similar data of comparable companies engaged in businesses considered by Lehman Brothers to be comparable to that of Biomatrix including:


    - Anika Therapeutics

    - Closure Medical

    - Genzyme Tissue Repair

    - Genzyme Surgical Products

    - Gliatech

    - LifeCore Biomedical

    - INAMED

    - Interpore International

    - Mentor

    - Orthofix

    - Osteotech

    For each of the relevant comparable companies, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income) and enterprise value multiples of certain historical financial criteria (such as revenues, EBITDA and EBIT) as of March 3, 2000, the last trading day prior to announcement. Projected revenues for the selected comparable companies was based on research analysts' estimates published by I/B/E/S Corporation, a service reporting equity analyst revenue estimates. Net income for the selected companies was based on research analysts' estimates published by First Call, a service reporting equity analyst estimates. The following table presents the revenue, EBITDA, EBIT and net income multiples for the relevant comparable companies.

                                                                 MEAN         MEDIAN
METRIC                                                        COMPARABLES   COMPARABLES
------                                                        -----------   -----------
EQUITY VALUE MULTIPLES
2000 Net Income.............................................     19.4x         18.8x
2001 Net Income.............................................     18.4x         16.6x

ENTERPRISE VALUE MULTIPLES
LTM Revenue.................................................     5.37x         4.62x
2000 Revenue................................................     3.91x         3.52x
2001 Revenue................................................     3.19x         2.84x
LTM EBITDA..................................................     14.7x         15.6x
LTM EBIT....................................................     15.7x         15.8x

    Using the enterprise value to revenue, EBITDA and EBIT multiples for the relevant comparable companies, historical financial data and the projections prepared in consultation with the management of Biomatrix ("Biomatrix Projections"), an implied share price ranging between $16.02 and $24.29 per share was determined for Biomatrix. In addition, Lehman Brothers prepared a sensitivity case ("Lehman Brothers Sensitivity Projections") based on the Biomatrix Projections by assuming lower projected revenues and operating margins. Using the same median multiples above, historical financial data and Lehman Brothers Sensitivity Projections, an implied share price ranging between $15.69 and $20.98 per share was determined for Biomatrix. In both cases, the consideration offered to Biomatrix stockholders represented a premium to the implied share price range calculated using the comparable companies analysis.



    In selecting the companies to be included in the comparable companies analysis, Lehman Brothers included all companies which Lehman Brothers, in its judgment, believed to be comparable to Biomatrix. However, because of the inherent differences between the businesses, operations and prospects of Biomatrix and the business operations and prospects of the companies included as the relevant comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Biomatrix and the companies included in the relevant comparable companies that would affect the public market valuations of such companies. In particular, Lehman Brothers considered the size and desirability of the markets served by the companies included. These qualitative judgments did not lead to specific conclusions regarding the implied share price of Biomatrix, but rather were part of Lehman Brothers' evaluation of the relevancy of the comparable companies analysis under the particular circumstances of the merger.


DISCOUNTED CASH FLOW ANALYSIS


    The discounted cash flow analysis provides a net present valuation of the projected after-tax unlevered free cash flows (defined as operating cash flow available after working capital, capital spending, tax and other operating requirements). In preparing the discounted cash flow analysis, Lehman Brothers used forecasts of cash flows of Biomatrix for the years 2000 through 2004 prepared in consultation with the management of Biomatrix. In addition, Lehman Brothers prepared a sensitivity case based on the Biomatrix Projections by assuming lower projected revenues and operating margins.


    To determine the present value of the cash flows, Lehman Brothers discounted such cash flows at discount rates ranging from 15.0% to 30.0% per annum for Biomatrix. The discount rates chosen reflect Lehman Brothers' judgement regarding the appropriate expected returns by investors in Biomatrix' business. The terminal values were computed based on projected EBIT in the year 2004 for Biomatrix and a range of terminal EBIT multiples between 12.0x and 18.0x were chosen based on a review of the trading characteristics of companies included as comparable companies. The following table presents that implied share price ranges calculated for Biomatrix using both sets of projections.

BIOMATRIX PROJECTIONS   LEHMAN BROTHERS SENSITIVITY PROJECTIONS
---------------------   ---------------------------------------
$38.32--$52.21.......             $      28.70--$38.94


    Based on the Biomatrix Projections, the consideration offered to Biomatrix stockholders is less than the implied price per share range calculated using the discounted cash flow analysis. Based on the Lehman Brothers Sensitivity Projections, the consideration offered to Biomatrix stockholders fell within the implied price per share range calculated using the discounted cash flow analysis. However, because of the subjectivity inherent in the assignment of discount rates to projected cash flows, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the discounted cash flow analysis.

CONTRIBUTION ANALYSIS


    The contribution analysis measures the relative contribution of Biomatrix to the combined company for various measures such as EBITDA, EBIT and net income. Lehman Brothers utilized the Biomatrix Projections and GZSP and GZTR management projections to calculate the relative contributions of each company to the pro forma combined company with respect to estimated calendar year 2000 revenues. In 2000, it is estimated that Biomatrix would contribute 42.2% of revenues to the combined company. Lehman Brothers compared such contributions to the pro forma ownership of the combined company by Biomatrix stockholders of approximately 47.3%.



    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Biomatrix Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with Biomatrix and the biomaterials industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.



    As compensation for its services in connection with the merger, Biomatrix has agreed to pay Lehman Brothers a transaction fee of 1.0% of the transaction value (as measured on the last trading day prior to closing) upon the consummation of the merger. In addition, Biomatrix has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Biomatrix and the rendering of the Lehman Opinion.



    In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Biomatrix, Genzyme, GZSP and GZTR for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.



GENZYME'S REASONS FOR THE MERGER



    The Genzyme board of directors viewed the acquisition of Biomatrix as an opportunity to augment significantly the portion of Genzyme's business focussed on developing biomaterial-based medical devices. The board believes that combining the assets and operations of Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair will create a single, cohesive operating division with a product portfolio and pipeline, pool of scientific expertise and the sales and marketing resources sufficient to make the division a leader in the emerging biosurgery market. In considering whether to approve the merger, the board consulted with management and Genzyme's financial, legal, accounting and marketing advisors. During the board's deliberations, the following were the material factors in favor of proceeding with the merger:



    - SIGNIFICANT PRODUCT PORTFOLIO. A belief that Genzyme Biosurgery can be a prominent player in the emerging biosurgery field if it offers one of the largest portfolios of existing biosurgery products. By combining the product lines of Genzyme Tissue Repair and Genzyme Surgical Products with the Synvisc and Hylaform products of Biomatrix, Genzyme Biosurgery would begin with a portfolio of 22 major marketed products. The division would additionally have in its pipeline 10 significant products in various stages of clinical development.



    - SELF-SUSTAINING PROGRAM. Genzyme Biosurgery will have a significantly improved financial profile compared to that of Genzyme Surgical Products and Genzyme Tissue Repair as separate divisions. Genzyme believes that combining Biomatrix' positive cash flow from product sales with the financial resources of the two Genzyme divisions has the potential to create in Genzyme Biosurgery a self-sustaining business capable of supporting a full product research and development program.


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    - INCREASED HYALURONAN EXPERTISE.  The Genzyme board believes hyaluronan technology has the potential to provide the basis for an increasing range of surgical and medical applications in the biosurgery field. Genzyme's ability to tap this potential would be enhanced by acquiring Biomatrix' significant intellectual property position in hyaluronan technology. Genzyme will also benefit by obtaining access to Biomatrix' experienced scientific, manufacturing, sales and product development organization.



    - EFFICIENT MANUFACTURING CAPACITY. The board believes that Biomatrix will contribute to Genzyme Biosurgery's highly efficient capacity to produce bulk quantities of hyaluronan and hyaluronan based products. Further, Biomatrix's expertise in sophisticated associated manufacturing capabilities such as fill/finish, quality control and production engineering will supplement Genzyme's strength in these areas. These resources and skills should enable Genzyme Biosurgery to reduce production costs, more readily meet customer demands, reduce plant capital expenditures and more quickly scale-up new product production.



    The Genzyme board weighed the advantages cited above against potential risks of the merger. The following summarizes the material, potential negative factors of the merger and how the board viewed them:



    - RISK THAT ADVANTAGES ARE NOT REALIZED. The Genzyme board recognized that, as with any merger, there is a risk that difficulties in integrating the operations of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products may impede the realization of the merger's anticipated advantages. The Genzyme board did not identify any aspects of the proposed Biomatrix acquisition that would make the contemplated merger materially more difficult than would be typical. It believes that Genzyme is sufficiently prepared and able to accomplish a successful merger, given the past experience of Genzyme's management in integrating operations acquired from third parties.



    - THE LOW LEVEL OF EXPECTED FIRST QUARTER SALES BY BIOMATRIX OF SYNVISC IN RELATION TO ANALYST ESTIMATES. The Genzyme board, acting through a special merger committee, considered the relatively low level of Biomatrix' sales of Synvisc during the first two months of the first quarter of 2000. The board evaluated these results in the context of increasing year-to-year growth in Synvisc sales, the customary variability of sales for newly launched products and the relatively short period of time that has transpired since Synvisc was introduced in the United States. Genzyme believes these factors, combined with Genzyme's experience in marketing hyaluronan-based products and the expected efforts of Synvisc distributors to promote Synvisc, should result in Synvisc maintaining or exceeding the sales at levels commensurate with the board's expectations that were a basis for the amount of merger consideration Genzyme agreed to pay.



    - REDUCTION IN SHARE OWNERSHIP. The board recognized that Genzyme stockholder ownership overall, and of Genzyme Surgical Products and Genzyme Tissue Repair in particular, would be diluted as a result of the merger. However, it did not view the extent of potential dilution to outweigh the anticipated benefits of the transaction. In addition, the Genzyme board approved a merger structure that permits the holders of Genzyme stock to vote on the recapitalization, with the recapitalization being a necessary condition to the merger. In addition, any tax adjustment increasing the amount of GZBX Stock issued in the merger would result in the countervailing benefit of a decrease in the amount of debt incurred to finance the cash component of the merger consideration.



    - IMPACT ON GENZYME'S FINANCIAL CONDITION. The board considered the impact of the merger on Genzyme's overall financial condition, particularly the assumption of debt to finance the cash portion of the merger consideration. However, the Genzyme board believed that the amount of incremental debt is reasonable given the cash flow that the products acquired from Biomatrix are expected to generate and Genzyme's overall financial condition.


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

    - INHERENT UNCERTAINTY OF THE SUCCESS OF BIOMATRIX PRODUCTS AND PRODUCT CANDIDATES. The Genzyme board recognized that marketing and commercializing biotechnology products entails significant risks--such as risks relating to regulatory approvals, market penetration, reimbursement, manufacturing and product liability, among others. Accordingly, Genzyme conducted extensive due diligence on Biomatrix and evaluated these risks in the light of Genzyme's expertise in marketing and commercializing biotechnology products and its knowledge of both products based on hyaluronan and treatment modalities for the knee. In evaluating Synvisc, which generates a substantial portion of Biomatrix' revenues, Genzyme, in addition to deploying its considerable in-house expertise, engaged several outside consultants. The primary consultant reported directly to the board on the results of its assessment.



    All of these factors were evaluated in a comparison between Genzyme Surgical Products and Genzyme Tissue Repair continuing to operate as separate divisions as opposed to as a single division combined with the Biomatrix business. The board also reviewed the possibility of collaborating with Biomatrix by means of an alliance not involving an acquisition. The board determined that the complementary technology, established product pipelines and positive cash flow offered by Biomatrix could best be realized by combining the Biomatrix' business with those of Genzyme Surgical Products and Genzyme Tissue Repair into one division of Genzyme through the proposed merger and recapitalization. Further, the board concluded that combining with Biomatrix would accelerate product research, development and sales because of the increased resources and financial stability of the combined entity.



    The close strategic fit of these three businesses, the potential synergies to be obtained by combining their management and operations, and the potential for confusion in the public markets if all three similar businesses operated as separate divisions of Genzyme each with its own corresponding tracking stock, caused the board to decide that the recapitalization was advisable. The board further considered the general acceptance in the securities markets of Genzyme's tracking stocks as investments designed to reflect the performance of their corresponding businesses. Given that acceptance, the board concluded that it was reasonable to anticipate that the GZBX Stock would also be accepted as a security designed to reflect the performance of the Genzyme Biosurgery division's business.



    Because Genzyme was responding to a solicitation from Biomatrix, the board did not seek alternative merger candidates. The unique characteristics of Biomatrix in relation to Genzyme, including in particular its complementary technology focus, manufacturing expertise and product lines, would have made identification of comparable candidates difficult. Moreover, the board was advised by Genzyme management that following this transaction, as a result of Genzyme Biosurgery's larger scale, financial profile and prominence, Genzyme would have increased its opportunities for merger and acquisition prospects that involve combining a candidate's business with that of Genzyme Biosurgery and/or using of GZBX Stock as merger currency.



    After considering the potential positive and negative factors of the merger, the Genzyme directors did not attempt to quantify or prioritize particular considerations. Each board member may have viewed the various considerations differently than did other board members. Ultimately, Genzyme's board unanimously concluded that the Biomatrix merger should provide significant long-term benefits to Genzyme stockholders to an extent that outweighed potential risks. Consequently, the board approved the merger.


FAIRNESS OPINION OF GENZYME'S FINANCIAL ADVISOR


    In December 1999, Genzyme retained Merrill Lynch, Pierce, Fenner & Smith Incorporated--referred to in this document as Merrill Lynch--to act as its financial advisor concerning a potential merger or combination with Biomatrix and related transactions, including the recapitalization. On April 17, 2000, Merrill Lynch delivered to the Genzyme board its written opinion that, as of such date


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

and based upon and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the merger and the recapitalization:


    - the proposed consideration to be paid by Genzyme pursuant to the merger is fair to Genzyme from a financial point of view;

    - the GZTR exchange ratio is fair to the holders of GZTR Stock from a financial point of view; and

    - the GZSP exchange ratio is fair to the holders of GZSP Stock from a financial point of view.

    THE FULL TEXT OF THE MERRILL LYNCH FAIRNESS OPINION--WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN--IS INCLUDED IN APPENDIX D TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. WE REFER TO THIS DOCUMENT AS THE "MERRILL LYNCH FAIRNESS OPINION." THE SUMMARY OF THE MERRILL LYNCH FAIRNESS OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF. YOU ARE URGED TO READ THE MERRILL LYNCH FAIRNESS OPINION IN ITS ENTIRETY. No limitations were imposed by Genzyme or the Genzyme board with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

    The Merrill Lynch Fairness Opinion was provided to the Genzyme board for its use and benefit and is directed only:

    - to the fairness to Genzyme from a financial point of view of the proposed consideration to be paid by Genzyme pursuant to the merger;

    - to the fairness from a financial point of view of the GZTR exchange ratio to the holders of GZTR Stock; and

    - to the fairness from a financial point of view of the GZSP exchange ratio to the holders of GZSP Stock.

The Merrill Lynch Fairness Opinion does not address any other aspect of the merger or the recapitalization and does not constitute a recommendation to any stockholder of Genzyme as to how the stockholder should vote in connection with the recapitalization or any other related matter. The terms of the merger and the recapitalization were developed by the management of Genzyme and Biomatrix and were approved by the Genzyme board.


    The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this type of opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.


    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Genzyme. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Genzyme board did not request Merrill Lynch to render an opinion prior to the signing of the merger agreement, and, accordingly, the Genzyme board, in making its determination to approve the merger and the recapitalization, did not take the Merrill Lynch Fairness Opinion into consideration. Consequently, the Merrill Lynch Fairness Opinion should not be viewed as a contributing factor to the decision of the Genzyme board with respect to the fairness of the merger or the recapitalization. The Genzyme board, however, did wish Genzyme stockholders to have the benefit of the Merrill Lynch Fairness Opinion and, accordingly, requested Merrill Lynch to render an opinion prior to the mailing of this document.

    In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed Genzyme's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

    - reviewed Biomatrix' Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

    - reviewed the audited combined financial statements of Genzyme Tissue Repair and related financial information for the three fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

    - reviewed the audited combined financial statements of Genzyme Surgical Products and related financial information for the two fiscal years ended December 31, 1998 and December 31, 1999;

    - reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets and prospects of Genzyme Tissue Repair and Genzyme Surgical Products furnished to Merrill Lynch by Genzyme;

    - reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets and prospects of Biomatrix, furnished to Merrill Lynch by Biomatrix and Genzyme;

    - conducted discussions with members of management of Genzyme concerning the businesses and prospects of Genzyme Tissue Repair, Genzyme Surgical Products and Genzyme Biosurgery, and their views regarding the strategic rationale for, and the effects on Genzyme of, the recapitalization;

    - conducted discussions with members of management of Genzyme concerning the businesses and prospects of Genzyme Biosurgery and Biomatrix, and their views regarding the strategic rationale for, and the effects on Genzyme and the proposed Genzyme Biosurgery of, the merger;

    - compared the historical and projected results of operations of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products with that of certain companies which it deemed to be reasonably similar to Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products, respectively;

    - reviewed the historical market prices and trading activity for the GZSP Stock and the GZTR Stock and compared them with that of certain publicly traded companies which it deemed to be reasonably similar to Genzyme Surgical Products and Genzyme Tissue Repair, respectively;

    - reviewed the historical market prices and trading activity for Biomatrix shares and compared them with that of certain publicly traded companies which it deemed to be reasonably similar to Biomatrix;

    - considered the pro forma effects of the merger on Genzyme, including, without limitation, the pro forma effects of the merger on Genzyme's balance sheets, earnings and cash flow;

    - reviewed the existing articles of organization and by-laws of Genzyme and the current Genzyme Management and Accounting Policies;

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
    - reviewed the merger agreement, as amended, and exhibits thereto, including Exhibit A-1, the proposed amended Genzyme Management and Accounting Policies, and Exhibit A-2, the terms of the proposed GZBX Stock; and

    - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including an assessment of general economic, market and monetary conditions.

    In preparing the Merrill Lynch Fairness Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of the assets or liabilities of Genzyme, Genzyme Tissue Repair, Genzyme Surgical Products or Biomatrix and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of Genzyme, Genzyme Tissue Repair, Genzyme Surgical Products or Biomatrix. With respect to the financial projections furnished to or discussed with Merrill Lynch by Genzyme and Biomatrix, as the case may be, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the managements of Genzyme or Biomatrix as to the expected future financial performance of Genzyme, Genzyme Tissue Repair, Genzyme Surgical Products or Biomatrix, as the case may be. Merrill Lynch assumed that each of the merger and the recapitalization would be consummated in accordance with its terms. Merrill Lynch also assumed that the merger would have the accounting treatment set forth in this document and will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The Merrill Lynch Fairness Opinion is necessarily based upon market, economic, financial and other conditions, including generally accepted accounting principals, as they existed, and on the information made available to Merrill Lynch, and could be evaluated as of the date of the Merrill Lynch Fairness Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that will have any material adverse effect on the contemplated benefits of the merger. Merrill Lynch expresses no opinion as to the prices at which GZBX Stock will trade subsequent to the consummation of the recapitalization or the merger.

    In preparing the Merrill Lynch Fairness Opinion, Merrill Lynch performed certain valuation and other analyses of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products, as described below.

VALUATION OF BIOMATRIX


BIOMATRIX COMPARABLE PUBLIC COMPANIES ANALYSIS



    In connection with its valuation of Biomatrix, Merrill Lynch performed a comparable public companies analysis. The comparable public companies analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies, and is commonly used to value businesses for purchase or sale. The first step in conducting this analysis consisted of identifying a group of publicly traded companies which are engaged in businesses that are reasonably similar to that of Biomatrix, and which have operating profiles and financial statistics that are reasonably similar to those of Biomatrix, or which are valued in the public markets on a basis reasonably similar to that of Biomatrix.



    The comparable companies used by Merrill Lynch in its analysis were:



    - in the field of orthopedics,



       --  Biomet Inc.,


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

       --  Smith & Nephew PLC,



       --  Stryker Corp.,



       --  Sulzer Medica Ltd. and



       --  Synthes-Stratec,



    - and, in the field of bio-orthopedics,



       --  Advanced Tissue Sciences, Inc.,



       --  Anika Therapeutics, Inc.,



       --  Arthrocare Corp.,



       --  Focal Inc.,



       --  Gliatech Inc.,



       --  Integra Lifesciences Corp.,



       --  Interpore Cross International,



       --  Orthologic Corp. and



       --  Osteotech Inc.,



collectively referred to in this discussion as the "Biomatrix Comparable Public Companies."



    Once this group of comparable public companies was identified, the analysis consisted of reviewing and comparing such companies' operating and trading statistics, including sales, earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA", earnings per share, stock price and market capitalization (which was defined, for purposes of this analysis, as the market value of equity, plus debt, plus preferred stock, plus minority interests, and minus cash and cash equivalents).



    Historical financial information used in connection with this analysis was as of the date of the most recent financial statements publicly available for each company. Estimates of future financial performance used in this analysis were based on First Call estimates and selected equity research analyst reports available for each company.


    For each of the Biomatrix Comparable Public Companies, Merrill Lynch calculated multiples of

    - closing stock price to estimated 2000 and 2001 earnings per share,


    - market capitalization to estimated 2000 and 2001 revenues, and



    - market capitalization to estimated 2000 and 2001 EBITDA.


Those analyses, based on closing stock prices on April 7, 2000, yielded multiples of

    - closing stock price to estimated 2000 and 2001 earnings per share ranging from 14.9x to 85.0x and from 12.7x to 48.6x, respectively,

    - market capitalization to 2000 and 2001 revenues ranging from 1.80x to 24.38x and from 1.63x to 18.89x, respectively, and

    - market capitalization to estimated 2000 and 2001 EBITDA ranging from 7.6x to 47.2x and from 6.2x to 58.1x, respectively.


    Merrill Lynch applied certain of the multiples it derived from its analysis of the Biomatrix Comparable Public Companies described above to comparable data for Biomatrix (which, in the case of estimates of future financial performance, were provided to Merrill Lynch by management of


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

Genzyme). The process by which such applied multiples were chosen is based on the financial and operating characteristics of the comparable companies and of each valuation measure. As a result of this calculation, Merrill Lynch derived a range of estimated equity value of Biomatrix as of April 7, 2000 of $22.91 to $30.81 per share of Biomatrix Stock.



    The companies used in this comparable public companies analysis were selected on the basis that they are public companies that are engaged in businesses that are reasonably similar to that of Biomatrix, and because these companies have operating profiles and financial statistics which are reasonably similar to those of Biomatrix or which are valued in the public market on a basis reasonably similar to that of Biomatrix. However, no company used in this comparable public companies analysis was identical to Biomatrix and, accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments, based on the financial advisor's professional experience, concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.



SELECTED TRANSACTIONS ANALYSIS



    In connection with its valuation of Biomatrix, Merrill Lynch performed a selected transactions analysis. This analysis consists of reviewing and comparing the financial terms of transactions involving the acquisition of entities that are engaged in reasonably similar businesses to that of Biomatrix and that have reasonably similar operating profiles and financial statistics to those of Biomatrix, or which are valued in the public market on a basis reasonably similar to that of Biomatrix.



    Merrill Lynch's selected transactions analysis included the review of certain publicly available information and estimates of future financial performance (based on IBES estimates and available equity research analyst reports) regarding selected transactions--collectively referred to in this discussion as the "Selected Transactions". The Selected Transactions comprised the business combinations involving:


    - Medtronic Inc. and Xomed Surgical Products Inc.,

    - Synthes USA and Stratec Holding AG,

    - Medtronic Inc. and Arterial Vascular Engineering, Inc.,

    - Medtronic Inc. and Sofamor Danek Group,

    - Johnson & Johnson and DePuy Inc.,

    - DePuy Inc. and AcroMed Corp.,

    - Sulzer Medica Ltd. and Spine-Tech Inc.,

    - St. Jude Medical Ltd. and Daig Corp.,

    - Wright Medical Technology Inc. and Orthomet Inc.,

    - DePuy Inc. and Orthopedic Technology Inc., and

    - Danek Group and Sofamor.

For each of the Selected Transactions, Merrill Lynch calculated:

    - the offer value (defined, for purposes of this analysis, as the offer price for stock or assets purchased) to last twelve months ("LTM") earnings and estimated forward earnings,

    - the transaction value (defined, for purposes of this analysis, as the offer price for stock or assets purchased plus assumed net debt) as a multiple of LTM revenues,

    - the transaction value as a multiple of LTM EBITDA, and

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

    - the transaction value as a multiple of LTM EBIT.


Such analysis yielded multiples of:

    - offer value to LTM earnings and projected forward earnings ranging from 16.4x to 67.4x and from 18.3x to 60.0x, respectively,

    - transaction value to LTM revenues ranging from 2.19x to 13.19x,

    - transaction value to LTM EBITDA ranging from 12.8x to 47.8x, and

    - transaction value to LTM EBIT ranging from 10.1x to 49.8x.


    Merrill Lynch applied certain of the multiples it derived from its analysis of the Selected Transactions described above to comparable data for Biomatrix (which, in the case of estimates of future financial performance, were provided to Merrill Lynch by management of Genzyme). The process by which such applied multiples were chosen is based on the financial and operating characteristics of the comparable transactions and of each valuation measure. As a result of this calculation, Merrill Lynch derived a range of estimated equity value of Biomatrix as of April 7, 2000 of $15.49 to $35.68 per share of Biomatrix stock.



    The transactions used in the analysis were selected because they involved the acquisition of companies that are engaged in businesses that are reasonably similar to that of Biomatrix, and because such acquired companies have operating profiles and financial statistics that are similar to those of Biomatrix, or which are valued in the public markets on a basis similar to that of Biomatrix. However, none of the selected transactions were identical to the proposed transaction between Biomatrix and Genzyme and, accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments, based on the financial advisor's professional experience, concerning differences in historical and projected financial and operating characteristics of the comparable acquired businesses and other factors that could affect the acquisition value of such business and Biomatrix.



DISCOUNTED CASH FLOW ANALYSIS



    In connection with its valuation of Biomatrix, Merrill Lynch performed a discounted cash flow analysis of Biomatrix. A discounted cash flow analysis is generally used to calculate a valuation range for a company by calculating the present value of the expected future cash flows that will be generated by the company, discounted at a rate that reflects the uncertainty of such estimated future cash flows. Merrill Lynch performed a discounted cash flow analysis of Biomatrix on a stand-alone basis. This analysis was based in part on estimates as to the future financial performance of Biomatrix, which estimates were provided to Merrill Lynch by Genzyme management. Using these projections, Merrill Lynch calculated ranges of total enterprise value for Biomatrix and, in so doing, utilized (1) terminal multiples of fiscal year 2004 EBITDA of 8x to 10x and (2) discount rates, reflecting Biomatrix' weighted average cost of capital, ranging from 15% to 20%. As a result thereof, Merrill Lynch derived ranges of estimated equity value of Biomatrix of $22.33 to $32.15 per share of Biomatrix Stock.


VALUATION OF GENZYME TISSUE REPAIR


GENZYME TISSUE REPAIR COMPARABLE PUBLIC COMPANIES ANALYSIS



    In connection with its valuation of Genzyme Tissue Repair, Merrill Lynch performed a comparable public companies analysis. The comparable public companies analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies, and is commonly used to value businesses for purchase or sale. The first step in conducting this analysis consisted of identifying a group of publicly traded companies which are engaged in businesses that are reasonably similar to that of Genzyme Tissue Repair, which have operating profiles and financial


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statistics that are reasonably similar to those of Genzyme Tissue Repair, or which are valued in the public markets on a basis reasonably similar to that of Genzyme Tissue Repair.



    The comparable companies used by Merrill Lynch in its analysis were:



    - Advanced Tissue Sciences Inc.,



    - Focal Inc.,



    - Integra LifeSciences Corp.,



    - LifeCell Corp.,



    - Organogenesis Inc., and



    - Ortec International Inc.,



collectively referred to in this discussion as the "GZTR Comparable Public Companies."



    Once this group of comparable public companies was identified, the analysis consisted of reviewing and comparing such companies' operating and trading statistics, including sales, earnings before interest and taxes, which is referred to as "EBIT," EBITDA, earnings per share, stock price and market capitalization.



    Historical financial information used in connection with this analysis was as of the date of the most recent financial statements publicly available for each company. Estimates of future financial performance used in this analysis were based on First Call estimates and selected equity research analyst reports available for each company.


    For each of the GZTR Comparable Public Companies, Merrill Lynch calculated multiples of

    - closing stock price to estimated 2001 and 2002 earnings per share,

    - market capitalization to estimated 2001 revenues,


    - market capitalization to estimated 2001 EBITDA, and


    - market capitalization to estimated 2001 EBIT.

Such analysis, based on closing stock prices on April 7, 2000, yielded multiples of

    - closing stock price to estimated 2001 and 2002 earnings per share ranging from 22.9x to 38.7x and from 12.9x to 20.0x, respectively,

    - market capitalization to 2001 revenues ranging from 1.72x to 18.89x,

    - market capitalization to 2001 EBITDA ranging from 12.4x to 58.1x, and

    - market capitalization to estimated 2001 EBIT ranging from 18.2x to 127.3x.


    Merrill Lynch applied certain of the multiples it derived from its analysis of the GZTR Comparable Public Companies described above to comparable data for Genzyme Tissue Repair (which, in the case of estimates of future financial performance, were provided to Merrill Lynch by management of Genzyme). The process by which such applied multiples were chosen is based on the financial and operating characteristics of the comparable public companies and of each valuation measure. As a result of this calculation, Merrill Lynch derived a range of estimated equity value of Genzyme Tissue Repair as of April 7, 2000 of $5.67 to $11.77 per share of GZTR stock.



    The companies used in this comparable public companies analysis were selected on the basis that they are public companies that are engaged in businesses that are reasonably similar to that of Genzyme Tissue Repair, and because these companies have operating profiles and financial statistics which are reasonably similar to those of Genzyme Tissue Repair or which are valued in the public markets on a basis reasonably similar to that of Genzyme Tissue Repair. However, no company used in this comparable public companies analysis was identical to Genzyme Tissue Repair and, accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments, based on the financial advisor's professional experience, concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.



DISCOUNTED CASH FLOW ANALYSIS



    In connection with its valuation of Genzyme Tissue Repair, Merrill Lynch performed a discounted cash flow analysis of Genzyme Tissue Repair. A discounted cash flow analysis is generally used to calculate a valuation range for a company by calculating the present value of the expected future cash flows that will be generated by the company, discounted at a rate that reflects the uncertainty of such estimated future cash flows. Merrill Lynch performed a discounted cash flow analysis of Genzyme Tissue Repair on a stand-alone basis. This analysis was based in part on estimates as to the future financial performance of Genzyme Tissue Repair, which estimates were provided to Merrill Lynch by Genzyme management. Using these projections, Merrill Lynch calculated ranges of total enterprise value for Genzyme Tissue Repair and, in so doing, utilized (1) terminal multiples of fiscal year 2006 EBITDA of 10x to 15x and
(2) discount rates, reflecting Genzyme Tissue Repair 's weighted average cost of capital, ranging from 15% to 20%. As a result thereof, Merrill Lynch derived ranges of estimated equity value of Genzyme Tissue Repair of $4.13 to $8.50 per share of GZTR Stock.


VALUATION OF GENZYME SURGICAL PRODUCTS


    GENZYME SURGICAL PRODUCTS COMPARABLE PUBLIC COMPANIES ANALYSIS



    In connection with its valuation of Genzyme Surgical Products, Merrill Lynch performed a comparable public companies analysis. The comparable public companies analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies, and is commonly used to value business for purchase or sale. The first step in conducting this analysis consisted of identifying a group of publicly traded companies which are engaged in businesses that are reasonably similar to that of Genzyme Surgical Products, which have operating profiles and financial statistics that are reasonably similar to those of Genzyme Surgical Products, or which are valued in the public markets on a basis reasonably similar to that of Genzyme Surgical Products.



    The comparable companies used by Merrill Lynch in its analysis were:



    - C. R. Bard Inc.,



    - Conmed Corp.,



    - St. Jude Medical Inc.,



    - Sulzer Medica Ltd.,



    - Focal Inc.,



    - Heartport Inc.,



    - Merit Medical Systems Inc., and



    - Possis Medical Inc.,



collectively referred to in this discussion as the "GZSP Comparable Public Companies."



    Once this group of comparable public companies was identified, the analysis consisted of reviewing and comparing such companies' operating and trading statistics, including sales, EBIT, EBITDA, earnings per share, stock price and market capitalization.

    Historical financial information used in connection with this analysis was as of the date of the most recent financial statements publicly available for each company. Estimates of future financial performance used in this analysis were based on First Call estimates and selected equity research analyst reports available for each company.


    For each of the GZSP Comparable Public Companies, Merrill Lynch calculated multiples of

    - closing stock price to estimated 2001 and 2002 earnings per share,

    - market capitalization to estimated 2000 and 2001 revenues,


    - market capitalization to estimated 2000 and 2001 EBITDA, and


    - market capitalization to estimated 2000 and 2001 EBIT.

Such analysis, based on closing stock prices on April 7, 2000, yielded multiples of

    - closing stock price to estimated 2001 and 2002 earnings per share ranging from 11.2x to 17.6x and from 9.5x to 16.2x, respectively,

    - market capitalization to 2000 and 2001 revenues ranging from 1.15x to 19.23x and from 1.05x to 3.96x, respectively,

    - market capitalization to estimated 2000 and 2001 EBITDA ranging from 7.2x to 9.5x and from 6.6x to 58.1x, respectively, and

    - market capitalization to estimated 2000 and 2001 EBIT ranging from 9.7x to 13.3x and from 8.8x to 127.3x, respectively.


    Merrill Lynch applied certain of the multiples it derived from its analysis of the GZSP Comparable Companies described above to comparable data for Genzyme Surgical Products (which, in the case of estimates of future financial performance, were provided to Merrill Lynch by management of Genzyme). The process by which such applied multiples were chosen is based on the financial and operating characteristics of the comparable companies and of each valuation measure. As a result of this calculation, Merrill Lynch derived a range of estimated equity value of Genzyme Surgical Products as of April 7, 2000 of $12.33 to $19.99 per share of GZSP stock.



    The companies used in this comparable public companies analysis were selected on the basis that they are public companies that are engaged in businesses that are reasonably similar to that of Genzyme Surgical Products, and because these companies have operating profiles and financial statistics which are reasonably similar to those of Genzyme Surgical Products or which are valued in the public markets on a basis reasonably similar to that of Genzyme Surgical Products. However, no company used in this comparable public companies analysis was identical to Genzyme Surgical Products and, accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments, based on the financial advisor's professional experience, concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.



DISCOUNTED CASH FLOW ANALYSIS



    In connection with its valuation of Genzyme Surgical Products, Merrill Lynch performed a discounted cash flow analysis of Genzyme Surgical Products. A discounted cash flow analysis is generally used to calculate a valuation range for a company by calculating the present value of the expected future cash flows that will be generated by the company, discounted at a rate that reflects the uncertainty of such estimated future cash flows. Merrill Lynch performed a discounted cash flow analysis of Genzyme Surgical Products on a stand-alone basis. This analysis was based in part on estimates as to the future financial performance of Genzyme Surgical Products, which estimates were provided to Merrill Lynch by Genzyme management. Using these projections, Merrill Lynch calculated ranges of total enterprise value for Genzyme Surgical Products and, in so doing, utilized (1) terminal multiples of fiscal year 2005 EBITDA of 8x to 10x and (2) discount rates, reflecting GZSP's weighted average cost of capital, ranging from 12.5% to 20%. As a result thereof, Merrill Lynch derived ranges of estimated equity value of Genzyme Surgical Products of $9.55 to $14.08 per share of GZSP Stock.


CONTRIBUTION ANALYSIS

    Merrill Lynch performed a contribution analysis, which analyzed the relative contribution of each of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products to Genzyme Biosurgery with respect to the discounted cash flow valuation of Genzyme Biosurgery and compared such relative contributions to the relative ownership of Genzyme Biosurgery by each of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products (adjusted for the cash consideration received by Biomatrix). From the discounted cash flow valuation analyses described above, Merrill Lynch calculated the discounted cash flow equity value range of Genzyme Biosurgery--referred to in this discussion as the "GZBX DCF Value Range"--to be the sum of the discounted cash flow equity value ranges of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products. In addition, Merrill Lynch calculated:

    - the range of relative contribution of Biomatrix with respect to the GZBX DCF Value Range (equal to the range of discounted cash flow equity values of Biomatrix, less the Cash Consideration, divided by the GZBX DCF Value Range) to be 52% to 53%, and the resulting implied exchange ratio for Biomatrix to be 1.1064 to 1.1277;

    - the range of relative contribution of Genzyme Tissue Repair with respect to the GZBX DCF Value Range (equal to the range of discounted cash flow equity values of Genzyme Tissue Repair divided by the GZBX DCF Value Range) to be 21% to 25%, and the resulting implied exchange ratio for Genzyme Tissue Repair to be 0.2687 to 0.3199; and

    - the range of relative contribution of Genzyme Surgical Products with respect to the GZBX DCF Value Range (equal to the range of discounted cash flow equity values of Genzyme Surgical Products divided by the GZBX DCF Value Range) to be 23% to 27%, and the resulting implied exchange ratio for Genzyme Surgical Products to be 0.5201 to 0.6105.

Based on the terms of the merger and the recapitalization, and shares outstanding for Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products, each as of March 1, 2000, Merrill Lynch calculated the pro forma ownership of Genzyme Biosurgery of each of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products to be approximately 47%, 27% and 26%, respectively.


OTHER



    In rendering its opinion, Merrill Lynch considered other factors, including current and historical market prices and trading activity of Biomatrix stock, GZTR Stock and GZSP Stock, historical and financial projections relating to Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products, and the capitalization and financial condition of Biomatrix, Genzyme Tissue Repair and Genzyme Surgical Products.



GENERAL


    As part of its investment banking business, Merrill Lynch is engaged continually in the valuation of businesses and their securities in connection with mergers and acquisitions and strategic transactions and for other purposes. Genzyme retained Merrill Lynch because Merrill Lynch is an internationally recognized investment banking firm, with substantial experience in complex strategic transactions, and because Merrill Lynch was familiar with Genzyme (including its capital structure). Pursuant to an engagement letter dated January 17, 2000, as amended on March 28, 2000 (the "Merrill Lynch

Engagement Letter"), Genzyme agreed to pay Merrill Lynch fees of (1) $150,000 on the date of the Merrill Lynch Engagement Letter; (2) $750,000 upon the announcement of the merger; (3) $1,900,000 upon the delivery of the Merrill Lynch Fairness Opinion; and (4) $3,600,000 upon consummation of the merger. Genzyme also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch's activities under the Merrill Lynch Engagement Letter, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

    Merrill Lynch has, in the past, provided financial advisory and financing services to Genzyme and Biomatrix and may continue to do so, and Merrill Lynch has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of the Genzyme General Division Stock, GZTR Stock, GZSP Stock and other securities of Genzyme, and Biomatrix Stock for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF BIOMATRIX' DIRECTORS AND OFFICERS IN THE MERGER


    Executive officers and the members of the board of directors of Biomatrix may have interests in the merger that are different from, or in addition to, those of Biomatrix stockholders. The Biomatrix and Genzyme boards were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. The Biomatrix board does not believe these interests affected its decision. Neither board believes that these interests either supported or detracted from the fairness of the merger to their respective companies' stockholders.


    Biomatrix has entered into change of control agreements with Dr. Denlinger and Ms. Seifert, each of whom are executive officers of Biomatrix. Under the change of control agreements, these individuals will be paid severance payments approximately equal to 24 months salary. Dr. Balazs, Dr. Denlinger and Ms. Seifert will receive health insurance benefits for a period of 24 months after the merger. Genzyme has entered into an employment agreement with Mr. Riggs in which Mr. Riggs agreed to be employed by Genzyme after the merger at least until December 31, 2000. On that date, or earlier if he is terminated by Genzyme without cause, pursuant to the employment agreement, Mr. Riggs is entitled to a severance payment approximately equal to 24 months salary payable upon termination of his employment with Genzyme.

    Dr. Balazs, Dr. Denlinger, Mr. Riggs and Ms. Seifert have purchased restricted stock of Biomatrix subject to certain repurchase rights of Biomatrix. Pursuant to the terms of the restricted stock purchase agreements entered into at the time each of these directors and officers purchased restricted stock, repurchase rights for 363,200 shares of Biomatrix common stock will lapse at the time of the merger. Promissory notes in an aggregate amount of $12.0 million (Mr. Riggs $8.8 million, Dr. Denlinger $1.4 million, Ms. Seifert $1.0 million and Dr. Balazs $0.8 million), issued to Biomatrix by these officers and directors in connection with the purchase of restricted stock, remain payable subject to the terms of the notes.

    At the time of the merger, options to purchase 45,000 shares of Biomatrix common stock held by Maxine Seifert, Chief Financial Officer of Biomatrix, and options to purchase an aggregate of 73,333 shares of Biomatrix common stock held by Kurt Mark and Julius Vida, non-employee directors of Biomatrix, will accelerate and become fully exercisable.

    The merger agreement provides that Genzyme will indemnify each present and former director or officer of Biomatrix or any of its subsidiaries to the extent that they were indemnified by Biomatrix on the date of the merger agreement. The merger agreement also provides that Genzyme will maintain Biomatrix' current directors' and officers' liability insurance coverage for six years after the date of the merger and on terms no less favorable than the current policy in effect. However, Genzyme is not obligated to pay more than 150% of the amount currently paid for annual premiums by Biomatrix.

    Contemporaneously with this transaction, Genzyme will make a charitable donation of approximately $425,000 to the Matrix Charitable Institute, a charitable public foundation founded by Dr. Balazs.

                      THE MERGER AND THE MERGER AGREEMENT

    The following is a summary of significant provisions of the merger agreement. For a more complete understanding of the merger agreement, you should read the agreement. The agreement is attached as Annex A and is incorporated into this proxy statement/prospectus by reference.

GENERAL DESCRIPTION OF THE MERGER

    In the proposed merger, Biomatrix will merge into a specially formed wholly-owned subsidiary of Genzyme, under the laws of the states of Massachusetts and Delaware. The surviving corporation in the merger will have the name Genzyme Biosurgery Corporation, will be a Massachusetts corporation and will be a wholly-owned subsidiary of Genzyme. In connection with the merger, Genzyme will form a new division named Genzyme Biosurgery and will create a new series of common stock designated as "Genzyme Biosurgery Division Common Stock," or "GZBX Stock" to track the performance of this new division. Genzyme will initially allocate to this new division the assets currently allocated to Genzyme Tissue Repair and Genzyme Surgical Products, along with the assets of Biomatrix.

EFFECTIVE TIME


    We expect to close the merger before             , 2000. The merger will be
effective upon the filing of appropriate documents with the Delaware and Massachusetts secretaries of state, or a later time that we specify in those documents. We plan to file those documents soon after the Genzyme and Biomatrix special stockholders meetings.


MERGER CONSIDERATION FOR BIOMATRIX COMMON STOCK

GENERAL

    As a result of the merger, each outstanding share of Biomatrix common stock will be automatically converted into the right to receive one of the following:

    - $37.00 in cash, which we refer to as the cash consideration;

    - one share of GZBX Stock, which we refer to as the stock consideration; or

    - a combination of cash and a fraction of a share of GZBX Stock.

    Shares of Biomatrix common stock held by Biomatrix as treasury stock or by a wholly owned direct or indirect subsidiary of Biomatrix will be cancelled and not converted into merger consideration.


    The merger consideration was agreed to in arm's-length negotiations between representatives of Genzyme and Biomatrix, with the benefit of advice from their respective financial advisors.


COMPOSITION OF CONSIDERATION.

    Biomatrix is sending to each record holder of Biomatrix common stock as of
            , 2000, together with a copy of this joint proxy statement/prospectus, an election form. Each record holder of Biomatrix common stock may indicate on this election form the stockholder's preference, with respect to some or all of its shares, for:

    - the cash consideration;

    - the stock consideration; or


    - the standard consideration, which consists of (1) cash equal to $37 multiplied by the percentage of the merger consideration represented by the cash consideration and (2) a fraction of a share of GZBX Stock equal to the percentage of the merger consideration represented by the stock consideration. As described below, if no Biomatrix stockholders exercise dissenters' rights and there is no tax-based adjustment to the merger consideration, as discussed at the end of this section, the standard consideration per share will consist of about $10.50 cash and 0.7162 of a share of GZBX Stock.



    The following table illustrates the relative pre-tax value of the merger consideration that a holder of 100 shares of Biomatrix common stock would receive under each of the three available elections at various assumed per share prices for GZBX Stock. It assumes that the stockholder receives exactly the proportion of cash and GZBX Stock that he elects. The table is for illustrative purposes only and does not reflect the actual amounts of cash and stock that any individual Biomatrix stockholder would receive. Neither Genzyme nor Biomatrix can predict the future price of a share of GZBX Stock.



PER SHARE GZBX          VALUE OF ALL            VALUE OF ALL               VALUE OF
    PRICE              STOCK ELECTION*         CASH ELECTION*         STANDARD ELECTION*
--------------         ---------------         --------------         ------------------
    $12.00                 $1,200                  $3,700                   $1,910
     14.00                  1,400                   3,700                    2,053
     16.00                  1,600                   3,700                    2,196
     18.00                  1,800                   3,700                    2,339
     20.00                  2,000                   3,700                    2,482
     22.00                  2,200                   3,700                    2,626
     24.00                  2,400                   3,700                    2,769
     26.00                  2,600                   3,700                    2,912
     28.00                  2,800                   3,700                    3,055
     30.00                  3,000                   3,700                    3,199
     32.00                  3,200                   3,700                    3,342
     34.00                  3,400                   3,700                    3,485



* Assumes that the shareholder receives exactly what he elects.



    Regardless of each stockholders' individual election, a fixed percentage of the shares of Biomatrix common stock that receive the merger consideration will be exchanged for the right to receive cash. This percentage will not exceed 28.38%. Because this percentage will be fixed, the consideration payable to Biomatrix stockholders who elect to receive the cash consideration or the stock consideration may be subject to prorating as described below.



    SHARE FOR WHICH HOLDERS ELECT THE STANDARD CONSIDERATION. The mix of cash and GZBX Stock that comprise the standard consideration will depend on the number of shares for which dissenters' rights have been effectively exercised and whether a tax-based adjustment is triggered. If no Biomatrix stockholders dissent and there is no tax-based adjustment to the merger consideration, then the standard consideration per share will consist of about $10.50 and 0.7162 share of GZBX Stock. If some Biomatrix stockholders dissent or there is a tax-based adjustment to the merger consideration, then the standard consideration will consist of less cash and more stock. The precise composition of the standard consideration will not be known until closing.



    SHARES FOR WHICH HOLDERS FAIL TO MAKE AN ELECTION. Shares of Biomatrix common stock for which a valid election has not been made will convert into the right to receive the standard consideration. We refer to these shares as non-electing shares.



    SHARES FOR WHICH HOLDERS ELECT THE CASH CONSIDERATION. The number of shares of Biomatrix common stock that will convert into the right to receive the cash consideration will be fixed. Therefore, Biomatrix stockholders who elect to receive the cash consideration may instead receive a combination of cash and shares of GZBX Stock (or, potentially, only GZBX Stock). To determine the consideration payable with respect to Biomatrix shares for which a valid cash election has been made, Genzyme first will determine the aggregate number of shares of Biomatrix common stock for which the cash consideration is available. This number of available cash shares will be arrived at by:



    - multiplying the number of Biomatrix shares outstanding at closing by 28.38% (or the lower percentage required due to a tax-based adjustment);


    - subtracting the number of Biomatrix shares for which stockholders have exercised dissenters' rights; and

    - subtracting the portion of the standard election shares and non-electing shares that convert into the right to receive cash.

    If the number of shares of Biomatrix common stock for which stockholders have made valid cash elections is less than or equal to the number of available cash shares, then each share of Biomatrix common stock for which stockholders have validly elected to receive the cash consideration will convert into the right to receive $37. On the other hand, if the number of shares of Biomatrix common stock for which stockholders have made valid cash elections exceeds the number of available cash shares, then the cash payable will be prorated; specifically, each share for which a valid cash election has been submitted will convert into:

    - cash equal to $37 multiplied by the cash proration factor; and

    - a fraction of a share of GZBX Stock equal to one minus the cash proration factor.

    The cash proration factor would equal the ratio of (x) the number of available cash shares to (y) the number of shares for which the cash consideration has been elected.


    Below are examples of how this proration process will work. These examples assume that (1) there are 23,500,00 shares of Biomatrix common stock outstanding at closing, (2) no Biomatrix stockholders exercise dissenters' rights, (3) no Biomatrix stockholders receive the standard consideration by election or failure to elect, and (4) no tax-based adjustment is required.


    - If Biomatrix stockholders elect, in the aggregate, for 25% of the Biomatrix shares to receive cash consideration and for 75% of the Biomatrix shares to receive stock consideration, each share of Biomatrix common stock subject to a valid cash election will convert into the right to receive $37.


    - If Biomatrix stockholders elect, in the aggregate, for 50% of the Biomatrix shares to receive stock consideration and for 50% of the Biomatrix shares to receive cash consideration, the cash proration factor will be 0.5676 and each share of Biomatrix common stock subject to a valid cash election will convert into the right to receive (1) $21.00
      ($37 X 0.5676) in cash and (2) 0.4324 share of GZBX Stock.



    - If Biomatrix stockholders elect, in the aggregate, for 75% of the Biomatrix shares to receive cash consideration and for 25% of the Biomatrix shares to receive stock consideration, the cash proration factor will be 0.3784 and each share of Biomatrix common stock subject to a valid cash election will convert into the right to receive (1) $14.00
      ($37 X 0.3784) in cash and (2) 0.6216 share of GZBX Stock.



    - If Biomatrix stockholders elect, in the aggregate, for 100% of the Biomatrix shares to receive cash consideration, the cash proration factor will be 0.2838 and each share of Biomatrix common stock subject to a valid cash election will convert into the right to receive (1) $10.50
      ($37 X 0.2838) in cash and (2) 0.7162 share of GZBX Stock.



    SHARES FOR WHICH HOLDERS ELECT THE STOCK CONSIDERATION. The number of shares of Biomatrix common stock that will convert into shares of GBZX Stock is limited. Therefore, Biomatrix stockholders who elect to receive the stock consideration may instead receive a combination of cash and shares of GZBX Stock. Genzyme will establish the number of shares of GZBX Stock that will be issued to satisfy stock elections by performing the following calculations in the following sequence:


    - multiplying the number of Biomatrix shares outstanding at closing by 71.62% (or the higher percentage required due to a tax adjustment, as discussed at the end of this section); and

    - subtracting the portion of the standard election shares and non-electing shares that convert into the right to receive GZBX Stock.

    If the number of shares of Biomatrix common stock for which stockholders have made valid stock elections is less than or equal to the number of available shares of GZBX Stock, then each share of Biomatrix common stock subject to a valid stock election will convert into the right to receive a share of GZBX Stock. On the other hand, if the number of shares of Biomatrix common stock for which stockholders have made valid stock elections exceeds the number of available shares of GZBX Stock, then the number of shares of GZBX Stock will be prorated; specifically, each share for which a valid stock election has been made will convert into:

    - cash equal to $37 multiplied by the stock proration factor; and

    - a fraction of a share of GZBX Stock equal to one minus the stock proration factor.

    The stock proration factor would equal (x) the number of available cash shares less the number of shares for which the cash consideration has been elected divided by (y) the number of shares for which the stock consideration has been elected.

    Below are examples of how this proration process will work. These examples assume that (1) there are 23,500,00 shares of Biomatrix common stock outstanding at closing, (2) no Biomatrix stockholders exercise dissenters' rights, (3) no Biomatrix stockholders receive the standard consideration by election or failure to elect, and (4) no tax adjustment is required.

    - If Biomatrix stockholders elect, in the aggregate, for 25% of the Biomatrix shares to receive the stock consideration and for 75% of the Biomatrix shares to receive cash consideration, each share of Biomatrix common stock subject to a valid stock election will convert into the right to receive one share of GZBX Stock.

    - If Biomatrix stockholders elect, in the aggregate, for 50% of the Biomatrix shares to receive the stock consideration and for 50% of the Biomatrix shares to receive cash consideration, each share of Biomatrix common stock subject to a valid stock election will convert into the right to receive one share of GZBX Stock.


    - If Biomatrix stockholders elect, in the aggregate, for 75% of the Biomatrix shares to receive stock consideration and for 25% of the Biomatrix shares to receive cash consideration, the stock proration factor will be 0.0451 and each share of Biomatrix common stock subject to a valid stock election will convert into the right to receive (1) $1.67
      ($37 X 0.0451) in cash and (2) 0.9549 share of GZBX Stock.



    - If Biomatrix stockholders elect, in the aggregate, for 100% of the Biomatrix shares to receive stock consideration, the stock proration factor will be 0.2838 and each share of Biomatrix common stock subject to a valid cash election will convert into the right to receive (1) $10.50 ($37 X 0.2838) in cash and (2) 0.7162 share of GZBX Stock.


POTENTIAL ADJUSTMENTS

    POTENTIAL ADJUSTMENT DUE TO DISSENTING SHARES. As noted above, the cash portion of the merger consideration will be reduced to the extent Biomatrix stockholders exercise dissenters' rights. For example, the aggregate number of shares of Biomatrix common stock that can receive the cash consideration is reduced by each share for which dissenters' rights have been exercised. In addition, the amount of cash that is included in the standard consideration decreases in proportion to the number of shares for which Biomatrix stockholders exercise dissenters' rights. Genzyme and Biomatrix do not know what percentage of Biomatrix stockholders will exercise dissenters' rights. Furthermore, the merger agreement does not contain as a condition to closing a limit on the number of dissenting shares.


    The following table illustrates the amount of cash and fraction of a share of GZBX Stock comprising the standard consideration based upon various assumed numbers of Biomatrix shares held by dissenting shareholders. The table does not reflect the actual amounts of cash and stock that any individual Biomatrix stockholder will receive. The assumed numbers of Biomatrix shares held by dissenting shareholders are for illustrative purposes only.



                                                                                                             GZBX
                                                                         REVISED                            SHARES
                                                                      PERCENTAGE OF     CASH RECEIVED    RECEIVED FOR
    PERCENTAGE OF                    TOTAL NUMBER OF                   OUTSTANDING      FOR EACH SHARE    EACH SHARE
    TOTAL SHARES        NUMBER OF    SHARES THAT WILL   TOTAL NON-   SHARES THAT WILL    ELECTING THE    ELECTING THE
  OUTSTANDING THAT        SHARES       CONVERT INTO     DISSENTING     CONVERT INTO        STANDARD        STANDARD
       DISSENT          DISSENTING         CASH           SHARES           CASH            ELECTION        ELECTION
---------------------   ----------   ----------------   ----------   ----------------   --------------   ------------
         0%                             6,669,300       23,500,000       28.38%              $10.50         0.7162
         1%               235,000       6,434,300       23,265,000       27.66%               10.23         0.7234
         2%               470,000       6,199,300       23,030,000       26.92%                9.96         0.7308
         3%               705,000       5,964,300       22,795,000       26.16%                9.68         0.7384
         4%               940,000       5,729,300       22,560,000       25.40%                9.40         0.7460
         5%             1,175,000       5,494,300       22,325,000       24.61%                9.11         0.7539
        10%             2,350,000       4,319,300       21,150,000       20.42%                7.56         0.7958
        20%             4,700,000       1,969,300       18,800,000       10.48%                3.88         0.8953


    POTENTIAL TAX ADJUSTMENTS. In order to permit the merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the merger agreement provides that, if necessary, the cash portion of the merger consideration will be reduced by decreasing the number of shares exchanged for cash and increasing the number of shares exchanged for GZBX Stock in order to ensure that at least 45% of the value of the total consideration paid (including all cash paid in lieu of issuing fractional shares of GZBX Stock and other payments required to be considered for tax purposes) consists of GZBX Stock. To determine the need for an adjustment, the fair value of the GZBX Stock would be as determined in good faith by the Genzyme board of directors. Assuming that there are 23,500,000 shares of Biomatrix common stock outstanding at closing and that no Biomatrix stockholders exercise dissenters' rights, this provision would be triggered if the price per share of GZBX Stock were below approximately $12.00.


    For example, assuming (1) there are 23,500,000 shares of Biomatrix common stock outstanding at closing, (2) no Biomatrix stockholders exercise dissenters' rights and (3) the cash merger consideration represents the only payment required to be considered in the adjustment for tax purposes, if a share of GZBX Stock were valued at $8.00 at closing, the composition of the merger consideration would be adjusted so that an aggregate of approximately 4,912,114 shares of Biomatrix common stock, or 20.90%, would convert into the right to receive cash and an aggregate of approximately 18,587,886 shares of Biomatrix common stock, or 79.10%, would convert into the right to receive GZBX stock.


NO FRACTIONAL SHARES

    Genzyme will not issue fractional shares in the merger. Instead, it will pay cash to each Biomatrix stockholder who otherwise would be entitled to receive a fractional share of GZBX Stock. The cash amount will equal the fractional share number multiplied by the per share value of the GZBX Stock as determined in good faith by Genzyme.

PROCEDURE FOR FILING ELECTIONS AND CONVERTING BIOMATRIX COMMON STOCK INTO MERGER
  CONSIDERATION

    Biomatrix has enclosed an election form/letter of transmittal with this joint proxy statement/ prospectus for each record holder of Biomatrix common stock as of the record date for the Biomatrix special meeting. In addition, Biomatrix will attempt to make the election form/letter of transmittal available to anyone who becomes a Biomatrix stockholder between the record date of the
Biomatrix special meeting and         and who requests a copy of the materials
in writing from Biomatrix' Investor Relations Department. To be effective, an election form/letter of transmittal must be:

    - properly completed and signed by the holder of record;

    - accompanied by the certificates for the shares of Biomatrix common stock for which the election is being made; and

    - received by American Stock Transfer & Trust Company, the exchange agent,
      by 5:00 p.m., Boston time, on             , 2000.


    A valid election, as long as received by the election deadline, will be treated the same as others that make the same election, regardless of when received -- that is, not on a first come, first served basis. A Biomatrix stockholder may revoke an election form/letter of transmittal only by written notice received by American Stock Transfer & Trust Company, by 5:00 p.m., Boston
time, on             , 2000. The election form/letter of transmittal provides
further details concerning the mechanics of making or revoking an election. The exchange agent may, with the mutual agreement of Biomatrix and Genzyme, make rules for the implementation of the election, consistent with the merger agreement, necessary or desirable to complete the elections.


    Biomatrix stockholders that do not wish to make an election may nonetheless submit their Biomatrix certificates with the election form/letter of transmittal without completing the election form portion by delivering them to the exchange agent.

    Biomatrix stockholders who plan to submit their certificates with the election form/letter of transmittal should read the next section, "Exchange of Biomatrix Stock Certificates," for information concerning lost, stolen, or destroyed certificates and requests to issue GZBX stock to a person other than that stockholder. If an election form/letter of transmittal is not received by the exchange agent before the deadline, or if an election form/letter of transmittal is determined by the exchange agent or Genzyme to be not properly made, the holder submitting such election form/letter of transmittal will be treated as if they indicated no preference as to the form of consideration to be received.

    If a Biomatrix stockholder surrenders its certificates for Biomatrix common stock, together with a duly executed letter of transmittal, then, after the merger, the exchange agent will deliver to that stockholder GZBX Stock, cash or the combination of shares of GZBX stock and cash to which the stockholder is entitled.

EXCHANGE OF BIOMATRIX STOCK CERTIFICATES

    Promptly after the effective time of the merger, Genzyme or the exchange agent will mail the following materials to each person who held shares of Biomatrix common stock as of the effective time:

    - a letter of transmittal to be used by the holder to surrender its shares and send them to the exchange agent to be exchanged for the merger consideration--if the holder has not already done so in submitting an election form/letter of transmittal; and

    - instructions explaining to the holder what to do to effect the exchange of its shares of Biomatrix common stock for the merger consideration.

    If the holder has not already submitted all its certificates for shares of Biomatrix common stock to the exchange agent with an election form/letter of transmittal, the holder should complete and sign the letter of transmittal and return it to the exchange agent, together with any certificates for Biomatrix common stock held by the holder.

    If certificates for any shares of Biomatrix common stock have been lost, stolen or destroyed, the holder must submit appropriate evidence regarding the ownership, loss, theft or destruction of the certificate, an affidavit to that effect and a customary indemnification agreement to the exchange agent.

    Genzyme will honor a request from a person surrendering a Biomatrix common stock certificate that the GZBX Stock being given in exchange be issued to a person other than the registered holder named on the exchange agent's books so long as the requesting person:

    - submits all documents necessary to evidence and effect the transfer to the new holder; and

    - pays any transfer or other taxes resulting from issuing shares of GZBX Stock to a person other than the registered holder of the certificate, unless the requesting person satisfactorily establishes to Genzyme that any tax has been paid or is inapplicable.

    Holders of Biomatrix common stock exchanged for GZBX Stock in the merger will be entitled to receive dividends and other distributions on GZBX Stock (without interest) that are declared or made with a record date after the effective time. Dividends or other distributions will not be paid to any former holder of Biomatrix common stock, however, until that holder surrenders its shares of Biomatrix common stock to the exchange agent.

TREATMENT OF BIOMATRIX STOCK OPTIONS

    At the effective time of the merger, each outstanding option to purchase shares of Biomatrix common stock under Biomatrix' 1994 Stock Option Plan and Nonemployee Director Option Plan, whether or not exercisable, will be assumed by Genzyme. Each assumed option will continue to be governed by the same terms and conditions that governed it under the applicable Biomatrix stock option plan immediately before the effective time of the merger except that the option shall be exercisable for shares of GZBX Stock rather than Biomatrix common stock. The number of shares of GZBX Stock issuable upon exercise of the assumed option, as well as the exercise price, will be the same as the number of shares of Biomatrix common stock issuable and the exercise price under the original Biomatrix option.

    On             , 2000, options to purchase             shares of Biomatrix
common stock were outstanding. The weighted average exercise price per share of those options was $ per share.

    Genzyme has agreed to file a registration statement on Form S-8 for the shares of GZBX Stock subject to Biomatrix stock options. Genzyme expects that the registration statement will be effective shortly after the effective time of the merger, and Genzyme has agreed to use commercially reasonable efforts to maintain the effectiveness of that registration statement for so long as former Biomatrix stock options remain outstanding.

TREATMENT OF BIOMATRIX CONVERTIBLE NOTE

    At the effective time of the merger, the outstanding 6.9% Convertible Subordinated Note Due May 14, 2003 made by Biomatrix in favor of SBC Warburg Dillon Read Inc., convertible into shares of Biomatrix common stock, will be assumed by the merger subsidiary and allocated to Genzyme Biosurgery. The note will continue to be governed by the same terms and conditions set forth in the note immediately prior to the effective time and the note will be convertible for the standard consideration issued in the merger.

TREATMENT OF BIOMATRIX BENEFITS AND OTHER EMPLOYEE MATTERS

    Genzyme has agreed to give Biomatrix employees who remain with Genzyme after the merger full credit for time served with Biomatrix in terms of eligibility, vesting, benefit accrual, except benefit accrual under defined benefit pension plans, and determination of the level of benefits--under any Genzyme employee benefit plans. Genzyme has also agreed to waive limitations for pre-existing condition exclusions and waiting periods under any Genzyme welfare benefit plans that a continuing Biomatrix employee is eligible to participate in after the merger. This waiver would not include, however, limitations and waiting periods that have not been satisfied under any Biomatrix welfare plan maintained for the employee prior to the merger.

    Genzyme has further agreed to assume and honor all Biomatrix employment, severance and other compensation agreements existing prior to execution of the merger agreement.

    Biomatrix has agreed that it and its subsidiaries will not make any discretionary contribution to the Biomatrix 401(k) plan or make any required contribution to it in Biomatrix common stock. Biomatrix has agreed to terminate its 401(k) plan before closing the merger. When the merger is completed, Biomatrix employees will participate in Genzyme's 401(k) plan.

APPRAISAL RIGHTS OF BIOMATRIX STOCKHOLDERS

    Holders of Biomatrix common stock who object to the merger are entitled to appraisal rights under Delaware law. If you choose to exercise your rights of appraisal, you should refer to Section 262 of the Delaware General Corporation Law, referred to in this document as the DGCL, which sets forth your, Biomatrix' and Genzyme's rights and duties and the procedures governing the appraisal of your shares. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex G.

HOW TO DEMAND PAYMENT FOR AND APPRAISAL OF YOUR SHARES


    If Biomatrix stockholders adopt the merger agreement, Genzyme and Biomatrix intend to file the articles of merger in Massachusetts and Delaware as soon as practicable after the special meetings. Once those states declare the merger effective, Biomatrix stockholders who objected to the amendment will be entitled to appraisal rights under Delaware law. If you wish to exercise your dissenter's rights, you must strictly adhere to the procedures set forth in the Delaware statute. The following is a summary of those procedures:


    - You must file a written objection to the merger with Biomatrix, Inc., 65 Railroad Avenue, Ridgefield, New Jersey 07657, Attention: Secretary, prior to the special meeting, stating your intention to demand payment for your shares of Biomatrix common stock if the merger and merger agreement are approved and made effective. If you file your objection with Biomatrix prior to the meeting, you do not need to vote against the merger and the merger agreement. A vote by proxy or in person against the merger proposal alone does not constitute a demand for payment and appraisal.

    - You must not vote in favor of the merger and the merger agreement; otherwise you will have waived your rights of appraisal.

    - Genzyme will notify you within ten (10) days of the merger becoming effective. You must send Genzyme a written demand for payment for your shares of Biomatrix common stock within twenty (20) days after receiving Genzyme's notice.

    If you have followed the procedures summarized above and the merger becomes effective, Genzyme will contact you in order to determine the fair value of your stock. The "fair value" of your stock will be determined as of the day before Biomatrix stockholders approved adoption of the merger agreement and will exclude any value arising from the expectation or effectiveness of the merger.

    Within 120 days after the effective date, Genzyme or any dissenting stockholder may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Notwithstanding the foregoing, within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from Genzyme a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received and the aggregate number of the holders of the shares.

    If you are considering seeking appraisal of your shares of Biomatrix common stock, you should note that the fair value of your shares determined under the Delaware statute could be more, the same or less than the merger consideration you would have received. Your appraisal rights are your only remedy if you object to approval of the merger and merger agreement, unless adoption of the merger and merger agreement is determined to have been illegal, fraudulent or in breach of the Biomatrix board of directors' fiduciary duties.

ACCOUNTING TREATMENT

    Genzyme will account for the merger using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Biomatrix, including intangible assets, will be recorded at their fair market values. The results of operations and cash flows of Biomatrix will be included in the financial statements of Genzyme Biosurgery following the completion of the recapitalization and the merger. Consistent with GAAP, amounts assigned to purchased in-process research and development--i.e., Biomatrix research and development projects that are still in process at the closing of the merger, but which, if unsuccessful, have no alternative future use--must be charged as expenses on the date that the merger closes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


    For a summary of material U.S. federal income tax consequences of the merger, see the discussion under the section heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE RECAPITALIZATION"
beginning on page    .


FINANCING THE CASH PORTION OF THE MERGER CONSIDERATION


    Genzyme estimates that cash payments to Biomatrix stockholders in the merger will be approximately $245 million. Genzyme currently expects to fund
$200 million of this amount through borrowings under senior credit facilities. The remainder will be paid with Genzyme Biosurgery cash on hand.



    Any amounts Genzyme borrows to pay all or a portion of the cash portion of the merger consideration would be allocated to Genzyme Biosurgery. As a consequence, Genzyme Biosurgery's balance sheet would carry that debt and its income statement would reflect the associated interest expense. See the pro forma financial information presented under the heading "UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION" beginning on page    .


COVENANTS UNDER THE MERGER AGREEMENT

BIOMATRIX INTERIM OPERATIONS

    Until the closing of the merger, Biomatrix has agreed to carry on its business solely in the ordinary course consistent with its past practices. Biomatrix also agreed to:

    - use reasonable commercial efforts to preserve its business;

    - operate its business in the ordinary course, consistent with past practice;

    - use reasonable commercial efforts to preserve and protect its proprietary rights;

    - use reasonable commercial efforts consistent with past practices to keep available the services of its employees;

    - take all actions necessary with respect to Biomatrix outstanding options and the convertible note necessary to effectuate the merger;

    - use reasonable commercial efforts to maintain its insurance policies;

    - notify Genzyme upon receiving any material communication from and before making any material submission to the FDA; and

    - pay all taxes when due.

    There are exceptions to these obligations in the merger agreement. Genzyme may also agree to further exceptions in writing.

    Biomatrix has also agreed until the merger closes, with some exceptions, that it will not do or agree to do any of the following without Genzyme's consent:

    - sell or encumber any of its assets other than sales or transfers in the ordinary course of business not exceeding $250,000;

    - incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving payments of $250,000 or more;

    - increase the compensation of any officer, director, employee, agent or consultant; adopt or increase benefits under any employee plan except as required by law; or enter into any employment, severance or other agreement with an officer or director;

    - change the amount of its authorized, issued or outstanding capital stock; grant, accelerate or modify any option, warrant or other right to purchase; declare or pay any dividend or other distribution on shares of its capital stock; or sell, transfer, repurchase or redeem any shares of its capital stock, except to honor the exercise of convertible securities outstanding on the date of execution of the merger agreement;

    - amend its charter or bylaws;

    - acquire a material amount of property or assets outside the ordinary course of business;

    - authorize capital expenditures exceeding $100,000 singly or $500,000 in the aggregate;

    - change any of its accounting practices or principles or restate its financial statements;

    - take any action that would prevent the merger from qualifying as a reorganization within Section 368(a) the Internal Revenue Code;

    - settle or compromise any material tax liability, change its tax accounting methods or periods, enter into any tax-related closing agreement, surrender its right to any tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

    - settle or compromise any pending or threatened material legal proceeding;

    - adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than this merger;

    - satisfy any liabilities other than in the ordinary course of business consistent with past practices;

    - effectuate any plant closings or mass layoffs; or

    - enter into or modify any license, development, research or collaboration agreement.

GENZYME INTERIM OPERATIONS

    Until the closing of the merger, Genzyme has agreed to carry on the business of Genzyme Surgical Products and Genzyme Tissue Repair in the ordinary course consistent with past practices. Genzyme also agreed, with respect to the assets and operations of Genzyme Surgical Products and Genzyme Tissue Repair, to:

    - use reasonable commercial efforts to preserve its business;

    - operate its business in the ordinary course, consistent with past practice;

    - use reasonable commercial efforts consistent with past practices to preserve and protect its proprietary rights;

    - use reasonable commercial efforts consistent with past practices to keep available the service of its employees;

    - use reasonable commercial efforts to maintain its insurance policies; and

    - notify Biomatrix upon receipt of any material communication from the FDA regarding a serious adverse event or serious adverse device event.

    There are exceptions to these obligations in the merger agreement. Biomatrix may also agree to further exceptions in writing.

    Genzyme has also agreed until the merger closes, with some exceptions, that it will not do or agree to do any of the following without Biomatrix' consent:

    - sell or encumber any of its assets related to Genzyme Surgical Products or Genzyme Tissue Repair, other than sales or transfers in the ordinary course of business not exceeding $500,000;

    - incur any indebtedness for borrowed money to Genzyme Surgical Products or Genzyme Tissue Repair or issue any indebtedness convertible into or with voting rights related to the GZSP Stock or the GZTR Stock;

    - to the extent it relates to Genzyme Surgical Products or Genzyme Tissue Repair, increase the compensation of any officer, director, employee, agent or consultant, except in the ordinary course consistent with past practice or adopt or increase benefits under any employee plan;

    - issue shares of, or rights to acquire, GZBX Stock other than GZBX Stock and rights to acquire GZBX Stock relating to the merger;

    - except as related to the Genzyme recapitalization, change the amount of its authorized, issued or outstanding GZTR Stock or GZSP Stock; grant, accelerate or modify any option, warrant or other right to purchase GZTR Stock or GZSP Stock; declare or pay any dividend or other distribution on shares of GZSP Stock or GZTR Stock; or sell, transfer, repurchase or redeem any shares of GZSP Stock or GZTR Stock, except (1) to honor the exercise of convertible securities outstanding on the date of execution of the merger agreement, (2) issuances made in the ordinary course of business not exceeding 900,000 shares in the aggregate made in connection with research and development or the grant of non-employee options, and
      (3) repurchases from employees and consultants pursuant to the terms of their existing agreements;

    - except as related to the Genzyme recapitalization, amend its charter or bylaws, or propose changes that would require the approval of the holders of GZBX Stock as a class if shares were outstanding;

    - acquire a material amount of property or assets relating to Genzyme Surgical Products or Genzyme Tissue Repair other than in the ordinary course of business;

    - change any of its accounting practices or principles or restate its financial statements relating to the Genzyme Surgical Products or Genzyme Tissue Repair;

    - take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) the Internal Revenue Code;

    - adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization that would require a class vote of GZBX Stock if it were outstanding, other than the recapitalization and the merger relating to creating Genzyme Biosurgery; or

    - effectuate any plant closings or mass layoffs relating to Genzyme Surgical Products or Genzyme Tissue Repair.

NO SOLICITATION BY BIOMATRIX

    Biomatrix has agreed not to (1) solicit any person regarding either a business combination with Biomatrix or any other transaction as an alternative to the merger or (2) unless Biomatrix' board or officers are otherwise required by their fiduciary duties, negotiate with, or furnish information to, a third party regarding such a transaction. Biomatrix has agreed to inform Genzyme of any written inquiry it receives relating to an alternative transaction.

CALL SPECIAL MEETINGS OF STOCKHOLDERS

    Genzyme and Biomatrix each has agreed to call and hold a special meeting of their stockholders to obtain the required stockholder votes with respect to the recapitalization and the merger. The Genzyme and Biomatrix boards of directors have agreed to take all lawful action that does not interfere with their fiduciary duties to secure the votes of their stockholders related to the merger.

OTHER COVENANTS

    The merger agreement contains mutual covenants, including covenants relating to, among other things:

    - access to information;

    - reporting of the transaction for federal income tax purposes;

    - best efforts and further assurances;

    - compliance with legal requirements;

    - cooperation relating to consents and approvals and confidential treatment of non-public information of both parties;

    - preparation of disclosure documents;

    - public announcements, notifications, and regulatory filings; and

    - expenses.

    Genzyme has also agreed, among other things, to use reasonable commercial efforts to list the shares of GZBX Stock to be issued in the merger for trading on the Nasdaq National Market.

REPRESENTATIONS AND WARRANTIES

    Each of Genzyme and Biomatrix has made customary representations and warranties to the other in the merger agreement regarding, among other things:

    - its and its subsidiaries' organization and similar corporate matters;

    - the authorization, execution, delivery and performance of the merger agreement;

    - the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement;

    - the absence of conflicts with or violations of any laws as a result of executing the merger agreement;

    - its capital structure;

    - reports and financial statements filed with the SEC and the accuracy of the information contained in those documents;

    - the absence of any undisclosed liabilities and material adverse events, since December 31, 1999 for Biomatrix, and since September 30, 1999 for Genzyme;

    - material contracts;

    - compliance with local and federal laws;

    - necessary governmental consents and filings;

    - the absence of litigation;

    - ownership, use and non-infringement of intellectual property rights;

    - insurance coverage;

    - employee benefit plans;

    - compliance with governmental regulations concerning employees and relations with employees;

    - compliance with environmental laws and other environmental matters;

    - board approval of the actions necessary to complete the merger;

    - merger-related brokers' and finders' fees;

    - the accuracy of the information in this joint proxy statement/prospectus; and

    - year 2000 compliance;

    Biomatrix has made additional representations and warranties to Genzyme regarding, among other things:

    - ownership of its subsidiaries;

    - its commercial relationships with its collaborators and contract manufacturers;

    - the filing of tax returns and payment of taxes;

    - the inapplicability of any anti-takeover statutes to the merger;

    - the receipt of a fairness opinion; and

    - its not being subject to regulation as an investment company.

    Genzyme has made additional representations and warranties to Biomatrix regarding, among other things, having sufficient funds to complete the merger.

CONDITIONS TO THE MERGER

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    Genzyme and Biomatrix do not have to consummate the merger unless the following conditions are met or waived:

    - Biomatrix stockholders must adopt the merger agreement;

    - holders of all four series of Genzyme Common Stock, voting together as a single class, must approve the amendment to Genzyme's charter to create the GZBX Stock and cancel the GZSP Stock and GZTR Stock;

    - holders of GZSP Stock and GZTR Stock, voting as separate classes, must approve of the exchange of their stock for shares of GZBX Stock and the transfer of assets from Genzyme Surgical Products and Genzyme Tissue Repair to Genzyme Biosurgery;

    - the registration statement of which this joint proxy statement/prospectus is a part must have been declared effective and must not be subject to any stop order or related proceeding;

    - Genzyme and Biomatrix must have obtained all required approvals from governmental entities and satisfied any required waiting periods; and

    - GZBX Stock must be listed on the Nasdaq National Market.

CONDITIONS TO THE OBLIGATION OF GENZYME

    Genzyme does not have to consummate the merger unless the following additional conditions are met or waived:

    - Biomatrix must have performed and complied with all its agreements and covenants in the merger agreement, and the representations and warranties of Biomatrix contained in the merger agreement must be true and correct when made and on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Biomatrix;

    - Genzyme must receive the customary closing documents described in the merger agreement;

    - Genzyme must receive an opinion from Palmer & Dodge LLP, its tax counsel, stating that the merger will qualify for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code and that Biomatrix and Genzyme will each be a party to that reorganization within the meaning of Section 368(b) of the code; and

    - Biomatrix must have executed the merger documents to be filed with the Secretary of State of Delaware and Massachusetts.

CONDITIONS TO THE OBLIGATION OF BIOMATRIX

    Biomatrix does not have to consummate the merger unless the following additional conditions are met or waived:

    - Genzyme must have performed and complied with all of its agreements and covenants in the merger agreement, and the representations and warranties of Genzyme contained in the merger agreement shall be true and correct when made and on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Genzyme;

    - Biomatrix must receive the customary closing documents described in the merger agreement;

    - Biomatrix must receive an opinion of Bingham Dana LLP, its tax counsel, stating that the merger will qualify for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code and that Biomatrix and Genzyme will each be a party to that reorganization within the meaning of Section 368(b) of the code;

    - Biomatrix must receive evidence that the Genzyme recapitalization will occur on or before the closing date; and

    - Genzyme must have executed the merger documents to be filed with the Secretaries of State of Delaware and Massachusetts.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the effective time, whether before or after its adoption by Biomatrix stockholders or before or after the approval of the recapitalization by Genzyme stockholders:

    - by mutual written consent of Genzyme and Biomatrix;

    - by Biomatrix:

     -- for an uncured breach by Genzyme that would reasonably be expected to have a material adverse effect on Genzyme's business or financial condition;

     -- if the Biomatrix board of directors, in the exercise of its fiduciary duties, is obligated to terminate the agreement; or

     -- if the Genzyme board of directors withdraws or adversely qualifies its recommendation of the merger agreement.

    - by Genzyme:

     -- for an uncured breach by Biomatrix that would reasonably be expected to have a materially adverse effect on Biomatrix' business or financial condition; or

     -- if the Biomatrix board of directors withdraws or adversely qualifies its recommendation of the merger agreement, recommends an alternative to the merger or fails to recommend against any tender or exchange offer.

    - by either Genzyme or Biomatrix:

     -- if the merger has not closed by September 30, 2000, unless that party's own breach of the agreement is the reason that the merger has not been completed;

     -- if there is a non-appealable government action prohibiting completion of the merger; or

     -- if Biomatrix stockholders do not vote to adopt the merger agreement or Genzyme stockholders do not approve the amendment to Genzyme's charter or the Genzyme recapitalization.

TERMINATION FEES AND EXPENSES

PAYMENT OF EXPENSES

    Genzyme and Biomatrix will share equally the fees and expenses of printing and filing this joint proxy statement/prospectus and the registration statement. Otherwise, Genzyme and Biomatrix will each pay its own merger-related fees and expenses.

    Biomatrix will reimburse Genzyme's out-of-pocket expenses and fees up to $2,000,000 if Genzyme terminates the agreement due to the Biomatrix board of directors withdrawing its recommendation of

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the merger agreement, recommending an alternative to the merger or failing to recommend against any tender or exchange offer.

    Genzyme will reimburse Biomatrix' out-of-pocket expenses and fees up to $2,000,000 if Biomatrix terminates the agreement due to the Genzyme board of directors withdrawing its recommendation to stockholders of the recapitalization.

PAYMENT OF TERMINATION FEE

    Biomatrix has agreed to pay Genzyme $22,000,000 less any amount it has reimbursed Genzyme for out-of-pocket expenses as described above, if:

    - Biomatrix' board of directors, in the exercise of its fiduciary duties, terminates the agreement because of a proposed alternative transaction with a third party;

    - Genzyme or Biomatrix terminates the merger agreement because Biomatrix stockholders have failed to adopt the merger agreement, if at the same time that the stockholders fail to adopt the agreement, an alternative transaction between Biomatrix and a third party has been announced or commenced and Biomatrix:

     -- has agreed with that third party to engage in the transaction; or

     -- within 12 months following the stockholders' failure to approve the merger, either engages in or recommends an alternative transaction with that party or a competing party; or

    - Genzyme terminates the agreement because Biomatrix' board of directors

     -- has failed to recommend, or has withdrawn or adversely modified its recommendation of, the adoption of the merger;

     -- has approved or recommended an alternative transaction; or

     -- has failed to recommend against a tender or exchange offer for the Biomatrix stock; if at the same time Biomatrix has announced, commenced or received a proposal for an alternative transaction and:

     -- has agreed to engage in that transaction; or

     -- within 12 months following Genzyme's terminating the agreement either engages in or recommends an alternative transaction with that party or a competing party.

    Genzyme has agreed to pay Biomatrix $22,000,000, less any amount it has reimbursed Biomatrix for out-of-pocket expenses, as described above, if:

    - Genzyme or Biomatrix terminates the merger agreement because Genzyme stockholders have failed to approve the recapitalization, if at the same time that the stockholders fail to approve the recapitalization, an alternative transaction between Genzyme and a third party has been announced or commenced and Genzyme:

     -- has agreed with that third party to engage in the transaction; or

     -- within 12 months following the stockholders' failure to approve the recapitalization either engages in or recommends an alternative transaction with that party or a competing party; or

    - Biomatrix terminates the agreement because Genzyme's board of directors has failed to recommend, or has withdrawn or adversely modified its recommendation of, the approval of the recapitalization, if at the same time Genzyme has announced, commenced or received a proposal for an alternative proposal and

     -- has agreed to engage in that transaction; or

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     -- within 12 months following Biomatrix' terminating the agreement either engages in or recommends an alternative transaction with that party or a competing party.

AMENDMENTS AND WAIVERS


    Generally, Genzyme and Biomatrix may amend or waive any provision of the merger agreement before the effective time of the merger, including the condition that the waiving party receive an opinion that the merger will qualify for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code. However, if a material condition is waived, Genzyme will amend the registration statement of which this prospectus/proxy statement forms a part, and Biomatrix will resolicit proxies for the adoption of the merger agreement. Moreover, after Biomatrix stockholders have approved the merger, their further approval would be required to modify the amount or type of consideration that they will receive in the merger or to otherwise alter the merger agreement in a manner materially adverse to them.


NO RELIEF FROM LIABILITY FOR WILLFUL BREACH

    No termination of the merger agreement will relieve either party of its liability for willful breach of the agreement.

NASDAQ LISTING OF GZBX STOCK


    Genzyme has filed a listing notification with Nasdaq concerning the GZBX Stock to be issued to holders of Biomatrix common stock, GZSP Stock and GZTR Stock in the merger.


DELISTING OF BIOMATRIX COMMON STOCK

    If the merger is completed, Biomatrix common stock will cease to be listed on The New York Stock Exchange and GZSP Stock and GZTR Stock will cease to be quoted on the Nasdaq National Market.

RESALES OF GZBX STOCK BY BIOMATRIX AFFILIATES

    Biomatrix stockholders may freely transfer the shares of GZBX Stock received in the merger, unless they are individuals or entities who are deemed to be "affiliates" of Biomatrix before the merger or affiliates of Genzyme after the merger. Persons who may be deemed to be affiliates of Biomatrix or Genzyme generally include individuals or entities that control, are controlled by, or are under common control with, the company and may include executive officers and directors as well as principal stockholders. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of GZBX Stock received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145 or Rule 144 under the Securities Act. Rule 145 covers sales by Biomatrix affiliates, and Rule 144 covers sales by Genzyme affiliates. Each rule limits the number of shares an affiliate can sell in a particular period of time. The merger agreement requires Biomatrix to use its best efforts to cause each of its affiliates to execute and deliver to Genzyme a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of GZBX Stock issued to the affiliate in the merger in violation of the Securities Act or the related rules and regulations adopted by the SEC.


    This joint proxy statement/prospectus does not cover resales of GZBX Stock received by any person who may be deemed to be an affiliate of Biomatrix and/or Genzyme.


STOCKHOLDER VOTING AGREEMENTS

    Four executive officers of Biomatrix have entered into stockholder voting agreements with Genzyme.

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    Each of these stockholders has agreed, until five days after termination of the merger agreement, that he or she will (1) not transfer or otherwise dispose of any shares of Biomatrix common stock owned by him or her and (2) vote all shares of Biomatrix common stock in favor of adopting the merger agreement and approval of any matter that could facilitate the merger, and against

    - any proposal made in opposition to or in competition with the merger;

    - any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Genzyme; and

    - any proposed liquidation or winding up of Biomatrix.

    The stockholders that have signed these agreements have each granted certain officers of Genzyme irrevocable proxies to vote their shares accordingly. In addition, these stockholders have agreed not to accept cash consideration for more than 28.38% of their shares in the merger.

    These executive officers have the right to vote in the aggregate
8,527,506 shares of Biomatrix common stock, or approximately 36.6% of the Biomatrix common stock outstanding as of the record date (excluding shares that the stockholder has the right to acquire upon the exercise of stock options).

STOCK OPTION AGREEMENT

    As a condition and inducement to entering into the merger agreement, Biomatrix granted to Genzyme an option to purchase up to 4,600,000 shares of its common stock pursuant to a stock option agreement. Because the description of the stock option agreement contained in this joint proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the stock option agreement attached as Annex B to this joint proxy statement/prospectus.

TERMS OF THE OPTION

    NUMBER OF SHARES AND EXERCISE PRICE. Under the stock option agreement, Biomatrix has granted to Genzyme an option to purchase up to 4,600,000 shares of Biomatrix common stock at an exercise price per share equal to $30.00.

    The number and type of securities subject to the stock option and the related exercise price will be adjusted for any change in Biomatrix common stock by reason of a stock dividend, split-up, merger (other than the merger with Genzyme), recapitalization, combination, exchange of shares or any similar event so as to fully preserve the economic benefits provided under the stock option agreement.

    EXERCISE RIGHTS. Genzyme may exercise the stock option if the merger agreement becomes terminable (regardless of whether it actually is terminated) because:

    - Biomatrix' board of directors

     -- has failed to recommend, or has withdrawn or adversely modified its recommendation of, the adoption of the merger;

     -- has approved or recommended an alternative transaction; or

     -- has failed to recommend against a tender or exchange offer for Biomatrix stock;

     if at the same time Biomatrix has announced, commenced or received a proposal for an alternative transaction and:

     -- has agreed to engage in that transaction; or

     -- within 12 months following Genzyme's terminating the agreement either engages in or recommends an alternative transaction with that party or a competing party.

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    - Biomatrix stockholders have failed to adopt the merger agreement, if at the same time an alternative transaction between Biomatrix and a third party has been announced and not withdrawn.

    EXPIRATION. To the extent the stock option has not been exercised, the stock option agreement will expire upon the earliest of:

    - the effectiveness of the merger;

    - 180 days after the first exercise event; or

    - 30 days after the date on which an exercise event could no longer occur.

GENZYME RIGHT TO REQUIRE REPURCHASE

    At any time while the stock option is exercisable Genzyme can require that Biomatrix purchase from Genzyme all or any portion of the option as well as any of the shares of common stock Genzyme may have purchased under the option. The per share price at which Biomatrix would have to repurchase any common stock issued under the option would be the then current "market/offer" price of Biomatrix common stock. The per share price at which Biomatrix would have to purchase the option would be the difference between the Biomatrix common stock's then current market/offer price and the option's exercise price. The "market/offer" price of a share of Biomatrix common stock is the higher of

    - the highest price per share offered by a third party under an outstanding alternative transaction; and

    - the average closing price per share during the prior ten trading days.

    If it wishes, Genzyme could reduce the repurchase price to an amount necessary to avoid Biomatrix' having to obtain any stockholder vote that might be required to approve the repurchase.

CASH PAYMENT LIMITATIONS

    The termination fee paid by Biomatrix to Genzyme pursuant to the merger agreement, any cash proceeds received by Genzyme from the transfer or sale of the stock option or any stock option shares can not exceed $22 million.

REGISTRATION RIGHTS

    Pursuant to the stock option agreement, Genzyme has the right to require Biomatrix to file up to two registration statements under the Securities Act in order to permit the sale or other disposition of any shares issued upon exercise of the option. In connection with any such registration that is underwritten, Biomatrix and Genzyme will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

EFFECT OF STOCK OPTION AGREEMENT

    The stock option agreement increases the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. The stock option agreement could have the effect of making an acquisition or other combination of Biomatrix by or with a third party more costly because of the need in any such transaction to acquire, account for or pay the price of the stock option shares that would be issued under the stock option agreement. Biomatrix believes that the exercisability of the stock option could prohibit any other acquiror of Biomatrix from accounting for any such acquisition using the pooling of interests accounting method. Accordingly, the stock option agreement may discourage a third party who might be interested in effecting such an acquisition or combination from considering or proposing the transaction or may cause such third party to offer to pay a lower price than such party would have proposed if pooling of interest accounting were available. In addition, Genzyme would have a significant stake in Biomatrix if it exercised the stock option and held the stock.

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REGULATORY MATTERS


    Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, the merger may not be completed unless information and materials about the companies and the merger are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period requirements have been satisfied. Genzyme and Biomatrix have made the required filings with both agencies and the waiting period has expired. At any time before or after the completion of the merger, the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Genzyme or Biomatrix. Genzyme and Biomatrix cannot guarantee that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.


    Genzyme and Biomatrix are not aware of any other material governmental or regulatory requirements that must be complied with regarding the merger, other than federal securities laws and the filing of documents describing principal terms of the merger agreement with the secretaries of state of Massachusetts and Delaware.

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             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                     OF THE MERGER AND THE RECAPITALIZATION

    The following discussion summarizes the material U.S. federal income tax consequences of the merger and the recapitalization that are generally applicable to holders of Biomatrix common stock, holders of GZSP Stock and holders of GZTR Stock. The discussion does not deal with all income tax considerations that may be relevant to particular stockholders in light of their individual circumstances, nor does the discussion apply to stockholders who are subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or traders who mark to market, foreign persons, banks, insurance companies or tax-exempt entities, stockholders who hold their shares as part of a hedging, straddle, conversion, or other risk reduction transaction and stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the discussion does not address the U.S. federal income tax consequences to stockholders who do not hold their stock as a capital asset. Furthermore, the discussion does not consider the potential effects of any foreign, state or local tax laws.

    This discussion is based on current provisions of the Internal Revenue Code, Treasury Department regulations, published positions of the Internal Revenue Service and court decisions. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the GZBX Stock, GZTR Stock and GZSP Stock, or the Treasury Department could issue regulations that change the current law, including regulations issued pursuant to its broad authority under
Section 337(d) of the Internal Revenue Code. Any future legislation or regulations could apply retroactively. Accordingly, we cannot assure you that the statements made in this document will remain accurate in the future.

TAX TREATMENT OF THE GZBX STOCK, GZSP STOCK AND GZTR STOCK


    The discussion below is based on the conclusion of Palmer & Dodge LLP and Bingham Dana LLP that, under current law, the GZBX Stock will be considered common stock of Genzyme for U.S. federal income tax purposes and the conclusion of Palmer & Dodge LLP that, under current law, the GZTR Stock and GZSP Stock will be considered common stock of Genzyme for U.S. federal income tax purposes. The IRS has announced, however, that it will not issue any advance rulings on the classification of instruments with characteristics similar to those of the GZBX Stock, GZTR Stock and GZSP Stock. Also, there are no court decisions or other authorities that bear directly on the tax effects of the issuance and classification of stock with the features of the GZBX Stock, GZTR Stock and GZSP Stock. Thus, we cannot assure you that positions contrary to the foregoing conclusions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. In addition, legislative proposals made by the Clinton Administration in its budget proposals for the fiscal years 2000 and 2001 would, if enacted, permit the Treasury Department to treat tracking stock, such as the GZBX Stock, GZTR Stock and GZSP Stock, as property other than stock of the issuing corporation, which could result in taxation of the issuer and the recipients of such stock. As proposed by the Clinton Administration, these provisions would be effective for tracking stock issued on or after the date of enactment by Congress. No tax legislation has been enacted incorporating the Clinton Administration's proposals. We cannot predict, however, whether Congress will adopt legislation embodying either of the Clinton Administration's proposals and, if it does so, whether such legislation will be on the terms proposed by the Clinton Administration (including whether such legislation will be retroactive in effect).


TAX CONSEQUENCES OF THE MERGER


    Palmer & Dodge LLP, counsel to Genzyme, has delivered an opinion to Genzyme that the discussion of the U.S. federal income tax law contained in this section is correct and describes the material U.S. federal income tax consequences of the merger. Additionally, Bingham Dana LLP,


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counsel to Biomatrix, has delivered to Biomatrix an opinion as to the tax treatment of the merger. These tax opinions, which are attached as Exhibits 8.1 and 8.2 to the Registration Statement in which this joint proxy statement/prospectus is included, are based on current law and the following assumptions:



    - that the facts relating to the merger described in this joint proxy statement/prospectus are true, correct and complete in all material respects;



    - that the representations and warranties contained in this joint proxy statement/prospectus and the merger agreement and the factual representations contained in letters delivered to counsel by Biomatrix, Genzyme and the merger subsidiary in connection with their tax opinions are, at the time they are made, and will remain at all times through the effective time of the merger, true, correct and complete;



    - that, as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement;



    - that all parties to the merger agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such merger agreement and documents;



    - that the terms of the GZBX Stock issued in the merger will be substantially in the form described in Annex F of this joint proxy statement/prospectus;



    - that the merger will be consummated at the effective time pursuant to the terms, conditions and covenants in the merger agreement without the waiver or modification of any of those terms, conditions and covenants; and



    - that Genzyme, the merger subsidiary and Biomatrix each will comply with all reporting obligations required under the Internal Revenue Code and Treasury Regulations relating to the merger.



    Any inaccuracy in, or breach of, any of the preceding statements, representations or assumptions or change in current law could adversely affect the tax opinions.


    An opinion of counsel only represents counsel's best judgment, and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. Neither Genzyme nor Biomatrix has requested or will request a ruling from the IRS with regard to any of the federal income tax consequences of the merger.


    To qualify as a reorganization under Section 368(a) of the Code, the merger must satisfy, in addition to other requirements, a "continuity of interest" test, which requires that the holders of Biomatrix common stock, as a group, retain a substantial proprietary interest in the Biomatrix business that Genzyme will conduct following the merger. IRS ruling guidelines provide that this requirement will be satisfied if the holders of Biomatrix common stock, as a group, receive an amount of Genzyme stock in the merger having a value equal to at least 50% of the value of the formerly outstanding Biomatrix common stock. However, these guidelines only describe the circumstances in which the IRS will issue a favorable ruling in advance of the consummation of a transaction, and are not a statement of the substantive law regarding the qualification of a merger as a reorganization under Section 368(a) of the Code. The case law is more liberal than the IRS ruling guidelines in this area and, in one early case, the Supreme Court held that the continuity requirement was satisfied where the stockholders of the acquired company received stock of the acquiring company having a value of less than 45% of the value of the formerly outstanding stock of the acquired company. If the IRS guideline percentage is not satisfied, the merger agreement contains a mechanism that ensures that the value of the Genzyme stock issued in the merger will be equal to at least 45% of the value of the formerly outstanding Biomatrix common stock. See "THE MERGER AND THE MERGER AGREEMENT--Merger Consideration for Biomatrix Common Stock" beginning on page
   . At this 45% level, as a matter of law, the


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"continuity of interest" requirement will be satisfied, even if the IRS advance ruling guideline is not met.


    Based upon and subject to the assumptions and limitations stated above, it is the opinion of Palmer & Dodge LLP and Bingham Dana LLP that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a result of the qualification of the merger as a reorganization, the material federal income tax consequences will be as described below.

    TREATMENT OF BIOMATRIX, GENZYME AND THE MERGER SUBSIDIARY. No gain or loss will be recognized by Biomatrix, Genzyme or the merger subsidiary by reason of the merger.

    TREATMENT OF STOCKHOLDERS WHO EXCHANGE BIOMATRIX COMMON STOCK SOLELY FOR GZBX STOCK. Except as discussed below with respect to the receipt of cash in lieu of fractional shares, a holder of Biomatrix common stock who receives solely GZBX Stock in exchange for Biomatrix common stock in the merger will not recognize gain or loss upon such exchange. The aggregate tax basis of the GZBX Stock received by such holder (including any fractional shares deemed received, as described below) will be equal to the aggregate tax basis of the Biomatrix common stock surrendered, and the holding period of the GZBX Stock will include the holding period of the Biomatrix common stock surrendered.

    TREATMENT OF STOCKHOLDERS WHO EXCHANGE BIOMATRIX COMMON STOCK FOR A COMBINATION OF GZBX STOCK AND CASH. Except as discussed below with respect to the receipt of cash in lieu of fractional shares, a holder of Biomatrix common stock who receives a combination of GZBX Stock and cash (other than cash in lieu of fractional shares) in exchange for Biomatrix common stock in the merger will recognize gain, but not loss, on the exchange. The gain, if any, that the holder will recognize will equal the lesser of (i) the amount of cash received in the exchange and (ii) the amount of gain that the holder realizes in the exchange. The amount of gain that the holder realizes in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the GZBX Stock received in the exchange over (ii) the tax basis of the Biomatrix common stock surrendered. For this purpose, stockholders who acquired different blocks of Biomatrix common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares surrendered in the exchange and cannot use a loss realized on one block of shares to offset a gain realized on another block of shares. The aggregate tax basis of the GZBX Stock received (including any fractional shares deemed received, as described below) will be equal to the aggregate tax basis of the Biomatrix common stock surrendered in the exchange, decreased by the amount of cash received and increased by the amount of gain recognized. The holding period of the GZBX Stock received will include the holding period of the Biomatrix common stock surrendered in exchange therefor. Except as discussed below, any gain recognized by a holder with respect to the exchange will be capital gain and will be long-term capital gain if the holding period of the shares of Biomatrix common stock exchanged for cash in the merger is more than one year as of the effective date of the merger.


    In limited circumstances, a Biomatrix stockholder receiving a combination of GZBX Stock and cash could be required to treat part or all of the holder's recognized gain as dividend income. Dividend treatment will apply if the receipt of cash has the effect of a distribution of a dividend within the meaning of the Internal Revenue Code. Generally, the requirements for non-dividend treatment will be satisfied if (i) the percentage of Genzyme stock owned by the stockholder immediately after the merger (by vote and value) is less than 80% of the percentage of Genzyme stock that the holder would have owned if the holder had received solely GZBX Stock in exchange for Biomatrix common stock in the merger, and the holder owns less than 50% (by vote) of Genzyme stock after the merger, or (ii) the cash received in the merger results in a "meaningful reduction" in the amount of Genzyme stock that the stockholder would have owned if the stockholder had received solely GZBX Stock in exchange for Biomatrix common stock in the merger. If a holder's percentage ownership of Genzyme stock is minimal and the holder exercises no control over the affairs of Genzyme, even a small reduction in the holder's percentage ownership should satisfy the "meaningful reduction" test. In determining whether either of these tests are satisfied, holders must generally take into account not only the stock they own


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or are deemed to own directly, but also stock that they are treated as owning constructively by reason of the attribution rules under Section 318 of the Internal Revenue Code. BIOMATRIX STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO APPLICATION OF THIS TEST TO THEIR PARTICULAR CIRCUMSTANCES, AND AS TO THE POTENTIAL COLLATERAL CONSEQUENCES OF DIVIDEND TREATMENT.



    TREATMENT OF STOCKHOLDERS WHO EXCHANGE BIOMATRIX COMMON STOCK SOLELY FOR CASH. A holder of Biomatrix common stock who receives solely cash in exchange for such holder's Biomatrix common stock in the merger generally will recognize gain or loss equal to the difference between the tax basis of the Biomatrix common stock surrendered and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the Biomatrix common stock surrendered in the merger is more than one year as of the effective date of the merger. If the holder owns Genzyme stock actually or constructively immediately after the merger, however, it is possible that the holder could be treated as receiving a dividend taxable as ordinary income, unless the cash payment to the holder, if received as a distribution in redemption of the holder's stock, by Biomatrix, or possibly by Genzyme, would satisfy rules similar to the requirements for non-dividend treatment discussed above under "Treatment of stockholders who exchange Biomatrix common stock for a combination of GZBX Stock and cash."


    RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES. A holder of Biomatrix common stock who receives cash in lieu of fractional shares of GZBX Stock will be treated as having received such fractional shares pursuant to the merger and then as having exchanged such fractional shares for cash in a redemption by Genzyme. The holder will recognize gain or loss on this deemed redemption in an amount equal to the difference between the portion of the tax basis of the holder's Biomatrix common stock surrendered in the merger that is allocated to such fractional shares and the cash received in lieu thereof. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the Biomatrix common stock surrendered in the merger is more than one year as of the effective date of the merger.

    In its fiscal year 2000 budget proposal issued in February 1999, the Clinton Administration proposed that Congress enact legislation that would alter the results described above by imposing a corporate-level tax on the issuance of stock similar to the GZBX Stock. This proposal has not been enacted. In its fiscal year 2001 budget proposal issued in February 2000, the Clinton Administration proposed legislation that would tax the receipt of tracking stock distributed by a corporation and would also grant the Treasury authority to treat tracking stock as property other than stock of the issuer in other contexts. As proposed, the provision would be effective for tracking stock issued on or after the date of enactment by Congress. If either of the Clinton Administration's proposals or similar legislation were enacted prior to the merger (or where enacted subsequent to the merger, but with retroactive effect), Genzyme and the Biomatrix stockholders could be subject to tax upon the issuance and receipt of the GZBX Stock in the merger. Tax legislation enacted by Congress subsequent to the first Clinton Administration proposal has not included any provision corresponding to the proposal. We cannot predict, however, whether Congress will adopt legislation embodying either of the Clinton Administration's proposals and, if it does so, whether such legislation will be on the terms proposed by the Clinton Administration.


    BACKUP WITHHOLDING. Unless a holder of Biomatrix common stock complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Code and Treasury regulations, cash payments in exchange for such holder's Biomatrix common stock in the merger may be subject to "backup withholding" at a rate of 31% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.



    The obligation of Genzyme and Biomatrix to complete the merger is conditioned on (1) delivery of an opinion to Biomatrix from Bingham Dana LLP, and (2) delivery of an opinion to Genzyme from

Palmer & Dodge LLP. Each opinion must state that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and that Biomatrix and Genzyme will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based on assumptions and subject to limitations and qualifications similar to those set forth above with respect to the tax opinions delivered by Palmer & Dodge LLP and Bingham Dana LLP attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.


TAX CONSEQUENCES OF THE RECAPITALIZATION TO GENZYME STOCKHOLDERS


    Palmer & Dodge, counsel to Genzyme, has delivered an opinion that the discussion of the U.S. federal income tax law contained in this section is correct and describes the material U.S. federal income tax consequences of the recapitalization. This opinion, which is attached as Exhibit 8.1 to the registration statement in which this joint proxy statement/prospectus is included, is based on current law and the following assumptions:



    - that the facts relating to the recapitalization described in this joint proxy statement/prospectus are true, correct and complete in all material respects;



    - that the factual representations contained in a letter delivered to Palmer & Dodge LLP by Genzyme regarding the tax opinion are, at the time they are made, and will remain at all times through the effective time of the recapitalization, true, correct and complete;



    - that, as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement;



    - that the terms of the GZSP Stock and GZTR Stock exchanged for GZBX Stock in the recapitalization will be substantially in the form set forth in either Appendix A of the Definitive Proxy Statement on Schedule 14A, as filed by Genzyme with the Securities and Exchange Commission on April 18, 2000, or the Restated Articles of Genzyme, as amended to date, and that the terms of the GZBX Stock issued in the recapitalization will be substantially in the form described in Annex F of this joint proxy statement/prospectus; and



    - that the recapitalization will be consummated pursuant to the terms and conditions contained in the merger agreement.



    Any inaccuracy in, or breach of, any of the aforementioned representations or assumptions or change in current law could adversely affect the tax opinion.


    An opinion of counsel only represents counsel's best judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. Genzyme does not intend to request a ruling from the IRS with regard to any of the federal income tax consequences of the recapitalization.

    Based upon and subject to the assumptions and limitations stated above, it is the opinion of Palmer & Dodge LLP that, under current law, the material federal income tax consequences of the recapitalization will be as follows:

    - no gain or loss will be recognized by Genzyme upon issuance of the shares of GZBX Stock in exchange for the shares of GZTR Stock and GZSP Stock in the recapitalization;

    - except as discussed below with respect to the receipt of cash in lieu of fractional shares, no gain or loss will be recognized by holders of GZTR Stock and GZSP Stock upon their receipt of GZBX Stock in exchange for their shares of GZTR Stock or GZSP Stock in the recapitalization;

    - the aggregate tax basis of the shares of GZBX Stock received by holders of GZTR Stock or GZSP Stock in the recapitalization (including any fractional shares deemed received, as described below) will be the same as the aggregate tax basis of the shares of GZTR Stock or GZSP Stock exchanged therefor;

    - the holding period of the shares of GZBX Stock received by holders of GZTR Stock or GZSP Stock in the recapitalization (including any fractional shares deemed received, as described below) will include the holding period of the shares of GZTR Stock or GZSP Stock exchanged therefor; and

    - holders of GZTR Stock and GZSP Stock who receive cash in lieu of fractional shares of GZBX Stock will be treated as having received such fractional shares in exchange for their GZTR Stock or GZSP Stock in the recapitalization and then as having those fractional shares redeemed for cash by Genzyme; a holder will recognize gain or loss on this deemed redemption in an amount equal to the difference between the portion of the tax basis of the holder's GZTR or GZSP Stock surrendered in the exchange that is allocated to the fractional shares and the cash received in lieu thereof; such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period of the GZTR Stock or GZSP Stock surrendered in the exchange is more than one year.

    In its fiscal year 2001 budget proposal issued in February 2000, the Clinton Administration has proposed that Congress enact legislation that would alter the results described above by treating the receipt of tracking stock, such as the GZBX Stock, in exchange for other stock in the issuing corporation as a taxable event to the recipients and, possibly, to the issuing corporation as well. As currently put forth, the Clinton Administration's proposal would apply to tracking stock issued on or after the date the proposal is enacted into law. If the Clinton Administration's proposal were enacted prior to the recapitalization, a holder of GZTR Stock or GZSP Stock could recognize gain equal to the difference between the fair market value of the GZBX Stock received in the recapitalization and the holder's adjusted tax basis in the GZTR Stock or GZSP Stock exchanged therefor. We cannot predict whether Congress will adopt legislation embodying the Clinton Administration's proposal and, if it does so, whether such legislation will be on the terms proposed by the Clinton Administration.


    BACKUP WITHHOLDING. A holder of GZTR Stock or GZSP Stock who receives cash in lieu of fractional shares of GZBX Stock in the recapitalization may be subject to "backup withholding" at a rate of 31% unless the holder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Code and Treasury regulations. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.


    THE FOREGOING DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY. IT IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF EVERY POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCE OR ANY OTHER CONSEQUENCE OF THE MERGER AND THE RECAPITALIZATION. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE RECAPITALIZATION. ACCORDINGLY, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

                     THE GENZYME RECAPITALIZATION PROPOSAL

    The stockholders of Genzyme are being asked to consider and approve a recapitalization of Genzyme that will result in the cancellation of two series of Genzyme's common stock, the GZSP Stock and the GZTR Stock, and the conversion of all outstanding shares of those series into a newly created series of common stock, the GZBX Stock. This recapitalization will be accomplished through the amendment and restatement of Genzyme's charter and the exchange of the GZSP Stock and GZTR Stock for GZBX Stock. The recapitalization is a condition to the merger and, if approved by Genzyme's stockholders, will occur simultaneously with the completion of the merger.

REASONS FOR THE GENZYME RECAPITALIZATION PROPOSAL


    It is a condition to completing the merger that the recapitalization proposal be approved and made effective. In determining to enter into a merger agreement requiring this recapitalization, the Genzyme Board considered the factors described in this joint proxy statement/prospectus under the heading "BACKGROUND AND REASONS FOR THE MERGER--Genzyme's Reasons for the Merger"
beginning on page   .


DESCRIPTION OF THE RECAPITALIZATION PROPOSAL

    There are four components to the recapitalization:


    - the creation of a new series of Genzyme common stock, called the GZBX Stock, which will be designed to reflect the assets and track the performance of Genzyme Biosurgery;


    - the reallocation of assets and property from Genzyme Surgical Products and Genzyme Tissue Repair into Genzyme Biosurgery;

    - the conversion of all outstanding shares of GZSP Stock and GZTR Stock into shares of GZBX Stock; and

    - the elimination of the GZSP Stock and GZTR Stock as series of Genzyme common stock.


    The creation of the GZBX Stock and the elimination of the GZSP Stock and GZTR Stock as series of Genzyme common stock will be accomplished through an amendment and restatement of the Genzyme's charter. Under the proposed charter amendment, the 60,000,000 shares of common stock designated as GZSP Stock and the 40,000,000 shares designated as to GZTR Stock will become undesignated as to a series, and 100,000,000 shares of common stock will be designated as to the GZBX Stock. See "DESCRIPTION OF GENZYME CAPITAL STOCK--Authorized Capital Stock" in this document. The GZBX Stock will have the terms set forth in Annex E to this joint proxy statement/prospectus.


    The holders of GZSP Stock will receive 0.6060 share of GZBX Stock in exchange for each share of GZSP Stock, and the holders of GZTR Stock will receive 0.3352 share of GZBX Stock in exchange for each share of GZTR Stock. All outstanding options to purchase GZSP Stock and GZTR Stock will also be converted into options to purchase GZBX Stock based on the same exchange ratio, with a corresponding adjustment to each option's exercise price by dividing the exercise price by the applicable exchange ratio. Adjustments to any other security convertible into GZSP Stock or GZTR Stock will be made according to the adjustment provisions of the particular security.

EFFECTS OF THE RECAPITALIZATION ON GZSP STOCKHOLDERS


    As a result of the recapitalization, GZSP Stockholders will receive shares of GZBX Stock in exchange for their shares of GZSP Stock. The principal difference between the GZBX Stock and the GZSP Stock is that the former will be designed to reflect the performance and value of Genzyme Biosurgery while the latter is designed to reflect the performance and value of Genzyme Surgical

Products. The terms of these stocks that are intended to make them reflect the financial performance of the respective divisions are essentially identical for each series of stock and are discussed more fully in the discussion of Genzyme's tracking stock under "DESCRIPTION OF GENZYME CAPITAL STOCK" beginning on page
  .



    Another difference between these two tracking stocks is the vote per share to which each is entitled. Prior to the recapitalization each share of GZSP Stock will be, as it currently is, entitled to 0.61 vote per share. As a result of the recapitalization, each share of GZSP Stock will convert into 0.6060 share of GZBX Stock entitled to 0.50 vote per share. Consequently, holders of GZSP Stock will experience a 50% reduction in their per share voting power.



    Finally, because each share of GZBX Stock is entitled to 50 liquidation units as compared to 61 liquidation units per share of GZSP Stock, the recapitalization will cause a 50% reduction in each GZSP stockholders' total liquidation units relative to other series.


EFFECTS OF THE RECAPITALIZATION ON GZTR STOCKHOLDERS


    As a result of the recapitalization, GZTR Stockholders will receive shares of GZBX Stock in exchange for their shares of GZTR Stock. The principal difference between the GZBX Stock and the GZTR Stock is that the former will be designed to reflect the performance and value of Genzyme Biosurgery while the latter is designed to reflect the performance and value of Genzyme Tissue Repair. The terms of these stocks that are intended to make them reflect the financial performance of the respective divisions are essentially identical for each series of stock and are discussed more fully in the discussion of Genzyme's tracking stock under "DESCRIPTION OF GENZYME CAPITAL STOCK" beginning on page
  .



    Another difference between these two tracking stocks is the vote per share to which each is entitled. Prior to the recapitalization each share of GZTR Stock will be, as it currently is, entitled to 0.06 vote per share. As a result of the recapitalization, each share of GZTR Stock will convert into 0.3352 share of GZBX Stock entitled to 0.50 vote per share. Consequently, holders of GZTR Stock will experience a 179% increase in their per share voting power.



    Finally, because each share of GZBX Stock is entitled to 50 liquidation units as compared to 58 liquidation units per share of GZTR Stock, the recapitalization will cause a 71% reduction in each GZTR stockholders' total liquidation units.


EXCHANGE OF GZSP STOCK AND GZTR STOCK FOR GZBX STOCK


    After completion of the recapitalization and the merger, Genzyme will mail transmittal forms to record holders of GZSP Stock and GZTR Stock for use in exchanging their stock certificates for certificates of GZBX Stock and any cash for fractional shares. Along with the transmittal forms, Genzyme will send instructions specifying details of the exchange.


                  DO NOT SEND IN YOUR GZSP STOCK OR GZTR STOCK
               CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL FORM.

    After the effective time of the recapitalization and merger, each certificate evidencing shares of GZSP Stock and GZTR Stock will be deemed, until surrendered and exchanged, to represent the right to receive the number of shares of GZBX Stock into which the shares of GZSP Stock and GZTR Stock evidenced by the certificate have been converted.

    Genzyme will honor a request from a person surrendering a GZSP Stock certificate or a GZTR Stock certificate that the GZBX Stock being given in exchange be issued to a person other than the stock certificate's registered holder named in the transfer agent's books so long as the requesting person:

    - submits all documents necessary to evidence and effect the transfer to the new holder; and

    - pays any transfer or other taxes resulting from issuing shares of GZBX Stock to a person other than the registered holder of the certificate, unless the requesting person satisfactorily establishes to Genzyme that any tax has been paid or is inapplicable.

NO FRACTIONAL SHARES

    Genzyme will not issue fractional shares in the recapitalization. Instead, it will pay cash to each GZSP or GZTR stockholder who otherwise would be entitled to receive a fractional share of GZBX Stock. The cash amount will equal the fractional share number multiplied by the per share value of the GZBX Stock as determined in good faith by Genzyme.

ACCOUNTING TREATMENT


    The recapitalization of Genzyme Surgical Products and Genzyme Tissue Repair into Genzyme Biosurgery will not require that any adjustments be made to the book values of the net assets of the divisions because they will remain divisions of the same company.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION


    The federal income tax consequences of the recapitalization are described under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE RECAPITALIZATION--Tax Consequences of the Recapitalization to
Genzyme Stockholders" beginning on page   .


APPRAISAL RIGHTS OF GZSP AND GZTR STOCKHOLDERS


    GZSP and GZTR stockholders who object to the recapitalization proposal will have dissenters' appraisal rights. This is so because the number of liquidation units of each GZTR stockholder and the voting power and number of liquidation units of each GZSP stockholder, after the conversion of the GZTR Stock and GZSP Stock into GZBX stock, will be reduced. See the discussion under "THE GENZYME RECAPITALIZATION PROPOSAL--Effects of the Recapitalization on Genzyme
Stockholders" beginning on page   .



    Those reductions in liquidation preferences and voting rights give rise under Massachusetts law to stockholder rights of appraisal. If a Genzyme stockholder chooses to exercise its rights of appraisal, the holder should refer to Chapter 156B of the General Laws of Massachusetts, sections 86 to 98, inclusive, which set forth your and Genzyme's rights and duties and the procedures governing the appraisal of your shares. A copy of those sections of the statute is attached to this proxy statement as Annex H.


HOW TO DEMAND PAYMENT FOR AND APPRAISAL OF GZSP STOCK AND GZTR STOCK


    If the Genzyme stockholders approve the proposed charter amendment and the Biomatrix stockholders approve the merger, Genzyme intends to file the amended charter with the Secretary of the Commonwealth of Massachusetts as soon as practicable after the special meeting. Once the Secretary declares the amendment effective, holders of GZSP and GZTR Stock who objected to the amendment will be entitled to appraisal rights under Massachusetts law. If you hold GZSP or GZTR

Stock and wish to exercise your dissenter's rights, you must strictly adhere to the procedures set forth in the Massachusetts statute. The following is a summary of those procedures:


    - You must file a written objection to the charter amendment with Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139,
      Attention: Clerk, prior to the special meeting, stating your intention to demand payment for your shares of GZSP or GZTR Stock if the amendment is approved and made effective. If you file your objection with Genzyme prior to the special meeting, you do not need to vote against the amendment. A vote by proxy or in person against the amendment alone does not constitute a demand for payment and appraisal.

    - You must not vote in favor of the amendment, otherwise you will have waived your rights of appraisal.

    - Genzyme will notify you within ten (10) days of the amendment becoming effective. You must send the company a written demand for payment for your shares of GZSP or GZTR Stock within twenty (20) days after receiving our notice.

    If you have followed the procedures summarized above and the amendment becomes effective, Genzyme will contact you in order to determine the fair value of your stock. The "fair value" of your stock will be determined as of the day before Genzyme stockholders approved adoption of the amendment and will exclude any value arising from the expectation or effectiveness of the amendment. If Genzyme and you have not agreed as to the fair value of your stock within fifty
(50) days after you receive Genzyme's notice that the amendment became effective, both you and Genzyme will have the right to have the court determine the fair value by filing a bill in equity in the Superior Court Department of Middlesex County, Massachusetts no later than four (4) months after the expiration of the negotiation period. The determination of fair value of, plus any accrued interest on, the shares as made by the court will be binding on and enforceable by you and the other stockholders who have properly exercised their appraisal rights.

    Stockholders considering seeking appraisal of their shares of GZSP or GZTR Stock should note that the fair value of their shares determined under the Massachusetts statute could be more, the same or less than the market price of that stock after effectiveness of the amendment. The costs of the appraisal proceeding may be determined by the court and allocated among the parties as the court deems equitable in the circumstances. Your appraisal rights are your only remedy if you object to adoption of the amendment, unless adoption of the amendment is determined to have been illegal, fraudulent or in breach of Genzyme's board of directors' fiduciary duties.

EFFECT OF THE RECAPITALIZATION ON THE GENZYME BENEFIT PLANS

    Currently, Genzyme can grant options, purchase rights and other equity-based awards for GZSP Stock and GZTR Stock, in addition to GENZ Stock and GZMO Stock, under its five benefit plans, the 1990 Equity Incentive Plan, the 1997 Equity Incentive Plan, the 1998 Director Stock Option Plan, the 1999 Employee Stock Purchase Plan and the 1996 Directors' Deferred Compensation Plan. Under the terms of these plans, if a recapitalization occurs, Genzyme's board can authorize appropriate adjustments to the common stock reserved under the plans and underlying outstanding awards and to the exercise prices of those awards. Accordingly, on March 2, 2000, the board approved an amendment and restatement of these plans to provide for, upon completion of the recapitalization and the merger:

    - the issuance of GZBX Stock under the plans and elimination of references to the GZSP Stock and GZTR Stock;

    - an adjustment based on the recapitalization's exchange ratios to the shares of GZSP Stock and GZTR Stock reserved under the plans and underlying outstanding awards such that those shares become shares of GZBX Stock; and

    - an accompanying adjustment to any exercise or purchase price of those awards.


    As a result, if and when the recapitalization and the merger are completed, the number of shares of GZBX Stock that will be available for issuance under each plan, based on the shares available under the plans as of May 31, 2000, will be as follows:



                                                       PRE-RECAPITALIZATION          POST-RECAPITALIZATION
                                                 ---------------------------------   ---------------------
                                                 SHARES OF GZSP    SHARES OF GZTR       SHARES OF GZBX
                                                 STOCK AVAILABLE   STOCK AVAILABLE      STOCK AVAILABLE
BENEFIT PLAN                                     UNDER THE PLAN    UNDER THE PLAN       UNDER THE PLAN
------------                                     ---------------   ---------------   ---------------------
1990 Equity Incentive Plan.....................       179,750            534,659            288,147
1997 Equity Incentive Plan.....................       399,244          1,378,145            703,896
Director Stock Option Plan.....................        44,000             63,376             47,908
Purchase Plan..................................       425,964            222,971            332,874
Directors' Deferred Compensation Plan..........        49,866             87,672             59,607


--------------------------


Note: "Available" shares refer to the number of authorized and unissued shares not subject to any outstanding awards as of May 31, 2000.



    Also upon completion of the recapitalization and the merger, all outstanding options, rights and other equity-based awards relating to GZSP Stock and GZTR Stock under the plans shall be appropriately adjusted to become awards relating to GZBX Stock.

              MANAGEMENT AFTER THE RECAPITALIZATION AND THE MERGER

BOARD OF DIRECTORS

    Genzyme's board of directors will not change as a result of the recapitalization and the merger.

MANAGEMENT

    Earl M. Collier, Jr., president of Genzyme Surgical Products, will become president of Genzyme Biosurgery. Other key staff positions within the surviving corporation have not yet been finally determined. From time to time before the recapitalization and the merger, decisions may be made with respect to the management and operations of Genzyme Biosurgery after the recapitalization and the merger, including its officers and managers.


    Information about Genzyme and Biomatrix directors and executive officers can be found in the most recent of their respective annual meeting proxy statements and annual reports on Form 10-K for the fiscal year ended December 31, 1999, which are incorporated by reference into this proxy statement/prospectus. See
"WHERE YOU CAN FIND MORE INFORMATION" beginning on page       .

              STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                             PRINCIPAL STOCKHOLDERS

OWNERSHIP OF GENZYME CAPITAL STOCK


    This table shows how many shares are held by anyone owning more than 5% of any series of Genzyme's common stock as of May 31, 2000. The information in this table is based on the most recent SEC filings by these entities or other information obtained by Genzyme as to their ownership of Genzyme's stock. Unless otherwise noted, each stockholder has sole voting and investment power for the shares listed in the table.



                                                                   NUMBER OF SHARES BENEFICIALLY OWNED
                                        -----------------------------------------------------------------------------------------
                                           GENZ                   GZMO                  GZSP                   GZTR
                                          STOCK         %        STOCK        %         STOCK        %         STOCK        %
                                        ----------   --------   --------   --------   ---------   --------   ---------   --------
                                                                       (* INDICATES LESS THAN 1%)
Citigroup Inc. (1)....................   3,384,106      4.0     256,474      1.9      2,086,635     14.0%       10,158        *
153 East 53(rd) Street
New York, NY 10043

FMR Corp. (2).........................   4,636,574      5.5           0        *            152        *             0        *
82 Devonshire Street
Boston, MA 02109

State of Wisconsin Investment Board
(3)...................................           0        *           0        *              0        *     3,062,148     10.7
P.O. Box 7842
Madison, WI 53707

Wellington Management Co., L.L.P.
(4)...................................  11,108,159     13.1     643,699      4.7      2,007,822     13.5       327,902      1.1
75 State Street
Boston, MA 02109


------------------------


(1) Citigroup Inc. is a holding company and investment manager and advisor for Citicorp Bank, and is reporting the shares listed for certain of its subsidiaries. Citigroup has sole power to vote 2,869,632 of the shares of GENZ Stock, and 134,471 of the shares of GZMO Stock listed, and shares voting and dispositive power for all of the shares listed, including with:



    - SSB Citi Fund Management LLC, an investment advisor that shares voting and dispositive power for 1,015,487 of the shares of GZSP Stock listed; and



    - Salomon Brothers Holdings, Inc., a holding company that shares voting and dispositive power for 2,040,255 of the shares of GZSP Stock listed.


    No single client of Citigroup or its subsidiaries owns more than 5% of the shares listed.


(2) FMR Corp. is a holding company and is reporting the shares listed for several subsidiaries, who act as investment advisors. FMR has sole power to vote 138,314 shares of the GENZ Stock and 101 shares of the GZSP Stock listed. No single client of FMR or its subsidiaries owns more than 5% of the shares listed.



(3) The State of Wisconsin Investment Board is a government agency that manages public pension funds.



(4) Wellington Management Co., L.L.P. is a registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington Management. No single client owns more than 5% of the shares listed. Wellington Management has shared power to dispose or to direct the disposition of 11,663,459 shares of GENZ Stock, 906,799 shares of GZMO Stock and 2,076,822 shares of GZSP Stock, and has shared power to vote or to direct the vote with respect to 1,298,780 shares of GENZ Stock, 441,414 shares of GZMO Stock, 78,318 shares of GZSP Stock and 224,285 shares of GZTR Stock.

    This table shows, as of May 31, 2000, how much of each series of Genzyme's common stock is held by Genzyme's chief executive officer, its five most highly compensated executive officers, its directors, and all of its current executive officers and directors together. It also includes information about the ownership of Genzyme Transgenics, a 30% owned subsidiary of Genzyme, whose stock is referred to by its ticker symbol, GZTC. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. Except as otherwise indicated, the address of each stockholder is c/o Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139. The information in this table is as of May 31, 2000.


                                                       NUMBER OF SHARES BENEFICIALLY OWNED (1)
                           ------------------------------------------------------------------------------------------------
                             GENZ                              GZMO                            GZSP
                             STOCK              %             STOCK             %             STOCK              %
                           ---------   -------------------   --------   ------------------   --------   -------------------
                                                              (* INDICATES LESS THAN 1%)
Henri A. Termeer (2).....    773,708                     *    90,909                     *   261,059                    1.8
Earl M. Collier, Jr.
  (3)....................     90,648                     *    10,991                     *    82,822                      *
Alan E. Smith............    163,982                     *    26,271                     *     7,836                      *
G. Jan van Heek (4)......    141,642                     *    11,309                     *     6,044                      *
Peter Wirth..............    147,289                     *    32,644                     *    54,150                      *
Constantine E.
  Anagnostopoulos........     39,000                     *     6,916                     *     5,074                      *
Douglas A. Berthiaume
  (5)....................     48,100                     *    11,277                     *     7,311                      *
Henry E. Blair...........     54,600                     *    23,276                     *     8,475                      *
Robert J. Carpenter
  (6)....................     33,095                     *     7,764                     *     5,756                      *
Charles L. Cooney (7)....     19,350                     *     8,478                     *     6,841                      *
All current officers and
  directors as a group
  (14 people) (8)........  1,780,152                   2.1   260,600                   1.9   466,618                    3.1

                                       NUMBER OF SHARES BENEFICIALLY OWNED (1)
                           ----------------------------------------------------------------
                             GZTR                              GZTC
                             STOCK              %             STOCK              %
                           ---------   -------------------   --------   -------------------
                                              (* INDICATES LESS THAN 1%)
Henri A. Termeer (2).....    998,238                   3.4    37,500                      *
Earl M. Collier, Jr.
  (3)....................     28,056                     *     1,000                      *
Alan E. Smith............     49,035                     *    14,000                      *
G. Jan van Heek (4)......     54,875                     *     1,700                      *
Peter Wirth..............     45,551                     *     1,200                      *
Constantine E.
  Anagnostopoulos........     19,378                     *         0                      *
Douglas A. Berthiaume
  (5)....................     86,355                     *         0                      *
Henry E. Blair...........     26,151                     *    26,000                      *
Robert J. Carpenter
  (6)....................     35,213                     *         0                      *
Charles L. Cooney (7)....     28,829                     *         0                      *
All current officers and
  directors as a group
  (14 people) (8)........  1,462,217                   5.1    81,400                      *


------------------------


(1) The shares listed include the following stock options exercisable within 60 days of May 31, 2000:



                                  GENZ            GZMO            GZSP            GZTR            GZTC
                              STOCK OPTIONS   STOCK OPTIONS   STOCK OPTIONS   STOCK OPTIONS   STOCK OPTIONS
                              -------------   -------------   -------------   -------------   -------------
Henri A. Termeer............      557,400         71,520          63,000         196,079         28,000
Earl M. Collier, Jr.........       89,642         10,984          63,000          24,544             --
Alan E. Smith...............      140,686         26,244           7,800          42,456         14,000
G. Jan van Heek.............      138,046         11,257           3,840          43,485          1,200
Peter Wirth.................      164,863         32,467           3,840          42,563          1,200
Constantine E.
  Anagnostopoulos...........       28,000          6,700           4,000          17,218             --
Douglas A. Berthiaume.......       29,600         10,575           4,000          22,067             --
Henry E. Blair..............       29,600         10,575           4,000          22,067         25,000
Robert J. Carpenter.........       22,400          6,700           4,000          17,208             --
Charles L. Cooney...........       10,000          6,700           4,000          17,218             --
All current officers and
  directors as a group (14
  people)...................    1,439,102        223,447         175,020         514,948         69,400


------------------------


    (1) The shares listed in this footnote for Mr. van Heek and for all current officers and directors as a group include 38,595 shares of GENZ Stock and 2,269 shares of GZTR Stock subject to stock options held by Mr. van Heek's wife. Mr. van Heek disclaims beneficial ownership of shares held by his wife.

    (2) The stock beneficially owned by Mr. Termeer includes:

                                                GENZ STOCK   GZMO STOCK   GZSP STOCK   GZTR STOCK
                                                ----------   ----------   ----------   ----------
        - shares held by his wife.............    1,123         120          201         6,900
        - shares held in a trust..............      500          --           --         8,649

       The shares held in trust are for the benefit of Mr. Termeer's son.
       Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trust.

    (3) Mr. Collier's wife owns 9,000 shares of GZSP Stock. Mr. Collier disclaims beneficial ownership of all shares held by his wife.

    (4) Mr. van Heek's wife owns 1,282 shares of GENZ Stock, 42 shares of GZMO Stock, 168 shares of GZSP Stock and 637 shares of GZTR Stock. Mr. van Heek disclaims beneficial ownership of all shares held by his wife.

    (5) Mr. Berthiaume's wife owns 2,000 shares of GENZ Stock, 216 shares of GZMO Stock, 358 shares of GZSP Stock and 1,560 shares of GZTR Stock. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

    (6) Mr. Carpenter's wife owns 348 shares of GENZ Stock, 41 shares of GZMO Stock, 62 shares of GZSP Stock, and 44 shares of GZTR Stock.
       Mr. Carpenter disclaims beneficial ownership of all shares held by his wife.

    (7) The stock beneficially owned by Dr. Cooney includes:


                                                GENZ STOCK   GZMO STOCK   GZSP STOCK   GZTR STOCK
                                                ----------   ----------   ----------   ----------
        - held jointly with his wife..........    8,910        1,732        2,763        11,599
        - held by his wife....................      120           12           21             3
        - held by his son.....................      320           34           57             9


       Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife and by his son.

    (8) In addition to the shares listed in footnotes 1 through 7 above, the shares listed include the following:

                                                GENZ STOCK   GZMO STOCK   GZSP STOCK   GZTR STOCK
                                                ----------   ----------   ----------   ----------
        - shares held jointly with the spouse
          of an officer.......................       --          71           --           --
        - shares held by the son of an
      officer.................................    2,757         297          493          242

OWNERSHIP OF BIOMATRIX CAPITAL STOCK


    The following table sets forth, as of May 31, 2000, the ownership of Biomatrix' common stock held by: (1) each person known by Biomatrix to be the beneficial owner of more than five percent of its outstanding common stock;
(2) each director, each nominee for election as a director and each named executive officer of Biomatrix; and (3) all of Biomatrix' executive officers and directors as a group. As of such date, Biomatrix had 23,308,771 shares of common stock outstanding. The number of shares and the percentage beneficially owned by the persons named in the table and by all executive officers and directors as a group are presented in accordance with Rule 13d-3 of the Securities Exchange Act of

1934 and include, in addition to shares issued and outstanding, unissued shares which are issuable upon exercise of options within 60 days of May 31, 2000.



                                                              NUMBER OF SHARES
                                                                BENEFICIALLY
                                                                  OWNED(1)              %
                                                              ----------------       --------
                                                                (* INDICATES LESS THAN 1%)
                                                                --------------------------
Endre A. Balazs, M.D........................................     4,395,836(2)           18.9
Janet L. Denlinger, Ph.D....................................     2,355,670(3)           10.1
Rory B. Riggs...............................................     1,746,000(4)            7.5
H. Stuart Campbell..........................................       201,828(5)              *
Justin P. Morreale..........................................       110,000(6)              *
Maxine Seifert..............................................       124,000(7)              *
Donald Woodhouse............................................        65,150(8)              *
Julius A. Vida, Ph.D........................................        85,000(9)              *
Kurt Mark...................................................        56,000(10)             *
All executive officers and directors as a group (12
  persons)..................................................     9,287,059(11)          39.7



(1) Unless otherwise indicated in these footnotes, each shareholder has sole voting and investment power with respect to the shares beneficially owned.


(2) Excludes 2,325,670 shares of common stock and 30,000 shares of common stock subject to exercisable options held by Dr. Denlinger, as to which shares Dr. Balazs disclaims beneficial ownership. The address of such person is 65 Railroad Avenue, Ridgefield, NJ 07657.


(3) Excludes 4,395,836 shares held by Dr. Balazs, as to which shares
    Dr. Denlinger disclaims beneficial ownership. Includes 30,000 shares of common stock subject to issuance upon exercise of options within 60 days of May 31, 2000. The address of such person is 65 Railroad Avenue, Ridgefield, NJ 07657.


(4) The address of such person is 65 Railroad Avenue, Ridgefield, NJ 07657.


(5) Includes 54,000 shares of common stock subject to issuance upon exercise of options within 60 days of May 31, 2000. Excludes 19,672 shares of Common Stock owned by Mr. Campbell's wife, as to which shares Mr. Campbell disclaims beneficial ownership.


(6) Excludes 2,000 shares of common stock owned by Mr. Morreale's wife, as to which shares Mr. Morreale disclaims beneficial ownership.


(7) Includes 64,000 shares of common stock subject to issuance upon exercise of options within 60 days of May 31, 2000.



(8) Includes 14,000 shares of common stock subject to issuance upon exercise of options within 60 days of May 31, 2000. Excludes 600 shares of common stock owned by Mr. Woodhouse's daughter as to which shares Mr. Woodhouse disclaims beneficial ownership.



(9) Represents shares of common stock subject to issuance upon exercise of options within 60 days of May 31, 2000. Excludes 1,682 shares of common stock owned by Dr. Vida's wife and children as to which shares Dr. Vida disclaims beneficial ownership.



(10) Includes 40,000 shares of common stock subject to issuance upon exercise of options within 60 days of May 31, 2000.



(11) Includes 386,190 shares of common stock subject to issuance upon exercise of options within 60 days of May 31, 2000.

                      DESCRIPTION OF GENZYME CAPITAL STOCK


OVERVIEW OF GENZYME'S "TRACKING STOCK" CAPITAL STRUCTURE



    Under its current capital structure, Genzyme has four series of common stock--GENZ Stock, GZMO Stock, GZSP Stock and GZTR Stock--which it refers to as "tracking stock". Tracking stock is common stock of Genzyme that, unlike typical common stock, is designed to track the financial performance of a specific subset of the company's business operations and the related pool of assets, rather than operations and assets of the entire company. For instance, operations and assets dedicated to Genzyme's cancer treatment business are referred to as the Genzyme Molecular Oncology division. That division is not a separate company or legal entity; consequently, the division does not and could not issue stock. Instead, GZMO Stock is a series of Genzyme common stock with terms intended to tie the value of the GZMO Stock primarily to the operations and assets allocated to Genzyme Molecular Oncology.



    Genzyme's current four divisions, and the tracking stocks intended to track those divisions, are as follows:



    - GENZ Stock is designed to reflect the value and track the performance of the Genzyme General division;



    - GZMO Stock is designed to reflect the value and track the performace of the Genzyme Molecular Oncology division;



    - GZSP Stock is designed to reflect the value and track the performace of the Genzyme Surgical Products division; and



    - GZTR Stock is designed to reflect the value and track the performace of the Genzyme Tissue Repair division.



    The chief mechanism intended to cause a Genzyme tracking stock, including the proposed GZBX Stock, to track the financial performance of its corresponding division are provisions in Genzyme's charter. The charter, for example, limits the size of potential dividends that the board would otherwise be permitted to declare on a share of stock by reference to the net asset value and earnings and losses of a particular division.



    The charter also contains a mandatory payment provision governing the GZMO, GZSP, GZTR and, if it is created, GZBX Stock. If all or substantially all of the assets allocated to one of those divisions are sold to a third party, then Genzyme must redeem or pay a dividend on the corresponding tracking stock. The redemption or dividend payment must equal in value the net after-tax proceeds received from the sale. Alternatively, rather than make a redemption or dividend payment, the board can exchange the stock associated with the division for GENZ stock at a 10% premium to the tracking stock's average market price following announcement of the sale.



    Genzyme aids the investor in evaluating the net worth and earnings performance of each division by



    - defining in the charter, those assets, liabilities and operations that will initially comprise the division; and



    - publishing quarterly financial statements that break out the assets and liabilities and results of operations of each tracked division for the reported periods.



    The financial statements include audited annual and unaudited quarterly financial statements and separate management's discussion and analysis for each division and Genzyme Corporation.



    The separate financial statements do not represent any physical segregation of assets among divisions or separate division accounts. They are an accounting presentation only, for the purpose of permitting investors to assess the financial performance of the assets and operations allocated to each division.



    The board has also adopted a set of policies for handling financial transactions among divisions and between divisions and third parties. The main purpose of these policies is to provide for consistent management and accounting of transactions. The policies are also publicly disclosed to assist investor financial analysis. The board retains the discretion to revise these policies at any time.



    While tracking stock is designed to reflect a division's performance, it remains common stock of the entire company. Therefore, a tracking stockholder is a common stockholder subject to risks of investing in the business, assets and liabilities of Genzyme as a whole. For instance, the assets devoted to each division are subject to company-wide claims of creditors, product liability plaintiffs and stockholder litigation. Also, in the event of a Genzyme liquidation, insolvency or similar event, a tracking stockholder would have no direct claim against the assets allocated to the tracked division; the stockholder would only have the rights of a common stockholder in the combined assets of Genzyme, subject also to the Genzyme charter's allocation of liquidation units as discussed below under the heading "Liquidation Rights." See "RISK FACTORS--RISKS RELATED TO GENZYME TRACKING STOCKS--HOLDERS OF GENZYME'S TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ANOTHER DIVISION COULD NEGATIVELY AFFECT GENZYME BIOSURGERY."


AUTHORIZED CAPITAL STOCK

    UNDER THE CURRENT CHARTER. Genzyme is authorized to issue 390,000,000 shares of common stock, $0.01 par value per share, of which:

    - 200,000,000 shares have been designated GENZ Stock;

    - 40,000,000 shares have been designated GZMO Stock;

    - 60,000,000 shares have been designated GZSP Stock;

    - 40,000,000 shares have been designated GZTR Stock; and


    - 50,000,000 shares remain undesignated as to a series.


    In addition, Genzyme is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share, of which:

    - 2,000,000 shares have been designated Series A Junior Participating Preferred Stock;

    - 400,000 shares have been designated Series B Junior Participating Preferred Stock;

    - 400,000 shares have been designated Series C Junior Participating Preferred Stock;

    - 600,000 shares have been designated Series D Junior Participating Preferred Stock; and

    - 6,600,000 shares remain undesignated as to a series.


    Each series of junior participating preferred stock is meant to be associated with one of the series of common stock and would be issued under Genzyme's stockholder rights plan upon the occurrence of events described below under the heading "Anti-Takeover Measures."



    AFTER THE RECAPITALIZATION AND MERGER. If the recapitalization and the merger are approved, upon their completion, all outstanding shares, and shares reserved for issuance under securities convertible into or exercisable for, GZSP Stock and GZTR Stock will be converted into shares of GZBX Stock. Upon elimination of the GZSP Stock and GZTR Stock as series of Genzyme's common stock, shares currently designated as to those series will be authorized but undesignated and unissued shares of common stock. Upon creation of the GZBX Stock, 100,000,000 shares of authorized but undesignated common stock will be designated GZBX Stock, and consequently, 50,000,000 shares of Genzyme common stock will remain undesignated as to a series.



    Also in connection with the recapitalization, two series of our preferred stock, namely the Series B Junior Participating Preferred Stock and Series D Junior Participating Preferred Stock, of which no shares have been issued or are outstanding, will be eliminated and revert to authorized shares undesignated as to a series. These two series of preferred stock were created under our stockholder rights plan, and are associated with the GZSP Stock and GZTR Stock, as described more fully below under the heading "Anti-Takeover Measures". One million shares of preferred stock to be associated with the GZBX Stock under the stockholder rights plan will be designated as the new Series B Junior Participating Preferred Stock, and 6,600,000 shares of preferred stock shall remain undesignated as to a series.



    Throughout this description of Genzyme's capital stock, unless otherwise stated, the "fair market value" of any series of Genzyme common stock means its average per share closing price for the 20 consecutive trading days beginning on the 30(th) trading day before the shares are valued.


DIVIDENDS

    Genzyme has never paid cash dividends on its stock. Currently, Genzyme intends to retain its earnings to finance future growth. Therefore, it does not expect to pay any cash dividends on its common stock in the near future.


    Genzyme can declare and pay dividends on a series of its common stock only in amounts permitted by its charter, and only if it has funds legally available for that purpose. Under state law, Genzyme can pay a dividend if it is solvent, would remain solvent after paying the dividend, and the payment would not violate its charter. Subject to these limitations, Genzyme's board may, in its sole discretion, declare and pay dividends exclusively on any series of its common stock in equal or unequal amounts.



    Genzyme's charter sets the amount available for dividends payable on a tracking stock. The amount available is the excess of either:



    - the fair value of the net assets allocated to the tracking stock's corresponding division; or, if greater,



    - the equity amount initially allocated to that division as adjusted to reflect:



     -- the net income or loss attributable to the division;



     -- any dividends or other distributions, including by reclassification or exchange, declared or paid on shares of capital stock attributable to the division, excluding those paid with a stock attributable to a division to holders of that stock;


     -- repurchases or issuances of capital stock attributed to the division;
        and

     -- any other adjustments made to stockholders' equity of the division consistent with GAAP;

    over the sum of:


    - the total par value of all outstanding shares of capital stock attributed to the division; and



    - unless Genzyme's charter permits otherwise, the total amount of preferential payments that would be due to holders of preferred stock attributed to the division, if any, upon Genzyme's dissolution less that preferred stock's aggregate par value and any amount needed by the division to pay debts allocated to the divison as they become due.

    If the above-described available dividend amount is less than would otherwise be available under Massachusetts law, assuming that the division were a separate corporation, then the greater amount permitted by law shall be the available dividend amount.


EXCHANGE OF GZBX STOCK, GZMO STOCK, GZSP STOCK AND GZTR STOCK

    Genzyme may exchange any series of its tracking stock, other than GENZ Stock, for cash, securities (other than Genzyme common stock), other property and/or GENZ Stock upon the terms described below.

OPTIONAL EXCHANGE


    Under Genzyme's charter, the board may, at any time, exchange all outstanding shares of GZMO Stock, GZSP Stock, GZTR Stock and, upon its creation, GZBX Stock, for any combination of cash and/or GENZ Stock having a fair market value equal to 130% of the fair market value of the series to be exchanged. Fair market value will be determined as of the day Genzyme first publicly announces the exchange.



    Genzyme could exercise the optional exchange at any future time if its board determines that, considering current facts and circumstances, an equity structure consisting of several series of common stock is no longer in the best interests of all of its stockholders. Genzyme could make an exchange, however, at a time that is disadvantageous to the holders of a particular series of its common stock. The board's right to exchange at any time all outstanding shares of GZMO Stock, GZSP Stock, GZTR Stock or GZBX Stock for any combination of cash and/or GENZ Stock with a fair market value 30% greater than the fair market value of the stock being exchanged does not prevent the board from offering to exchange the shares on other terms. Although the holders of the shares to be exchanged would have to approve any alternative offer, Genzyme could make the offer on terms less favorable than those of this optional exchange provision.



    If at any time Genzyme receives an opinion of tax counsel that an "adverse tax event" has occurred due to a "tax law change," Genzyme may exchange the GZMO, GZSP, GZTR or GZBX Stock for GENZ Stock, and not for cash, at its fair market value. This means that the holders of the GZSP Stock would not receive any premium in the exchange.


    The phrase "adverse tax event," with respect to any series of Genzyme's common stock, means an event making it more likely than not, for U.S. federal income tax purposes, that:

    - Genzyme or its stockholders are, or will be in the future, taxed upon issuance of shares of that series; or

    - shares of that series or GENZ Stock are not, or will not be in the future, treated solely as Genzyme's common stock.

    The phrase "tax law change" means either:

    - any enactment of or change in federal, state or other tax laws or regulations, including any proposed changes announced by a legislative committee or administrative agency; or

    - any official or administrative pronouncement, action or judicial decision interpreting or applying the tax laws or regulations.

    For purposes of tax counsel's opinion, it may be assumed that any legislative or administrative proposals will be adopted or enacted as proposed.


    A third optional exchange provision provides that at any time at which all of the assets allocated to a division (excluding Genzyme General) --and only that division's assets-- are held by a wholly-owned subsidiary (or subsidiaries) of Genzyme, the board can redeem all of the division's corresponding outstanding stock in exchange for the subsidiary's stock. This type of transaction is commonly referred to as a "spin off" of a line of business to existing shareholders. The end result, in the case of GZBX Stock, for example, would be that Genzyme Biosurgery would exist as a separate corporate entity, owned by stockholders who had formerly held GZBX Stock. If at the time of the spin off, any shares of tracking stock corresponding to the spun off division were designated for the benefit of Genzyme General, then an appropriate number of shares of the spun off corporation would be issued to Genzyme and allocated to Genzyme General.



MANDATORY EXCHANGE



    Under Genzyme's charter, following the sale of all or substantially all of the assets of Genzyme Molecular Oncology, Genzyme Surgical Product, Genzyme Tissue Repair or, upon its creation, Genzyme Biosurgery, as the case may be, Genzyme's board would be required to authorize, chosen at its sole discretion, one of the following mandatory payments to holders of the tracking stock corresponding to the sold division:



    - PAYMENT METHOD 1. A pro rata dividend payment of cash, securities (other than Genzyme common stock) or other property to those tracking stockholders in an amount equal to the after-tax net proceeds of the sale.



    - PAYMENT METHOD 2. A redemption of all or a portion of the outstanding stock corresponding to that division. If all of the assets allocated to the division were sold, Genzyme would redeem all outstanding stock corresponding to that division for cash, securities (other than Genzyme common stock) or other property in an amount equal to the sale's net proceeds. If substantially all (but not all) of the assets allocated to that division were sold, Genzyme would redeem a pro rata portion of the stock corresponding to that division in an amount equal to the sale's net proceeds.



    - PAYMENT METHOD 3. An exchange of each share of stock corresponding to that division for shares of GENZ Stock equal to 110% of the average closing price of the exchanged stock. The average closing price of each stock would be calculated during the 10-day trading period beginning on the fifth trading day AFTER Genzyme's announcement of the sale's estimated net proceeds.



    The board's decision may be made at any time prior to 20 business days after the date Genzyme announces the estimated net proceeds received from the sale. The redemption or dividend payment under methods 1 and 2 described above could be in the form of cash, securities or other property, but not Genzyme common stock, and need not be in the same form as the cash, securities and/or other property paid by the third party purchasing the assets. An exchange under method 3, on the other hand, could be completed only with GENZ Stock.



    To determine the amount of cash, securities or other property distributable to stockholders after the sale of the associated division's assets, two calculations would be made. First, the net proceeds of the sale would be computed. Net proceeds would equal the gross proceeds of the sale, less taxes, transactional costs, liabilities allocated to another Genzyme division because of the sale, and amounts payable to any holders of preferred stock that corresponds to the division. Second, the amount of net proceeds allocable for distribution to the division's corresponding tracking stockholders would be calculated. This amount is the product of the net proceeds multiplied by a fraction. The fraction equals the outstanding shares of the division's corresponding tracking stock divided by the sum of those outstanding shares plus the shares corresponding to the division then designated for the benefit of Genzyme General. (For an explanation of designated shares, see "GZMO Designated Shares, GZSP Designated Shares, GZTR Designated Shares and GZBX Designated Shares" below.)

    In establishing a value to the cash, property and/or securities that comprise the gross proceeds of a sale:

    - cash will be valued at face value;

    - securities will be valued at the average of their intra-day high and low trading prices (or if there is no market for the security, at their fair value determined by Genzyme's board) on the date of the sale; and

    - property, other than cash and securities, will be valued at its fair value on the date of the sale, as determined by Genzyme's board.


    Similarly, the value of cash, property and/or securities (other than GENZ Stock distributed under Payment Method 3) distributed to stockholders will be established the same way as of the date of the sale. Interest earned up until the record date on any cash net proceeds distributed to stockholders will be included in that distribution payment.



    Genzyme's board must announce the estimated net proceeds of the sale no later than 20 business days after the sale is completed. Within 20 business days following that announcement, the board must choose and announce which of the three payment methods it will use. Within 60 business days after the announcement of the payment method selected, Genzyme must complete the distribution to the stockholders.



    Under the terms of the GZMO Stock, GZSP Stock, GZTR Stock and GZBX Stock, there are four types of asset sales that will not trigger a mandatory payment to those stockholders:



    - a sale of assets to an entity controlled, as determined by the board, by Genzyme;



    - a sale of assets primarily for equity in a buyer that Genzyme's board determines is engaged primarily in a business similar or complementary to that of the division;



    - a distribution to a division's corresponding tracking stockholders of Genzyme's equity interest (which is allocated entirely to that division) in one or more Genzyme subsidiaries that hold all of the assets allocated to that division (and only those assets)--namely, a "spin off" of Genzyme's ownership of the division to that division's corresponding stockholders; and



    - a sale of a assets allocated to a division conditioned on the affirmative vote of that division's corresponding stockholders voting together as a single class.


TERMINATION OF CASH EXCHANGE FEATURE


    Under Genzyme's charter, if Genzyme receives an opinion of tax counsel at any time that, because of a tax law change, its right to exchange GZMO, GZSP, GZTR or, upon its creation, GZBX Stock for cash would cause an adverse tax event, then Genzyme's board may by majority vote elect to terminate its right to exchange that tracking stock for cash. If Genzyme's board elects to terminate this right, then that tracking stock will only be exchangeable for GENZ Stock, and not for cash. In the case of the mandatory exchange feature, elimination of the cash exchange right would result in the mandatory exchange provision requiring Genzyme to exchange the tracking stock corresponding to the division whose associated assets are being sold into shares of GENZ Stock based on both stocks' fair market value as of the date of the sales announcement and at no premium.


VOTING RIGHTS


    UNDER THE CURRENT CHARTER. Stockholders of all series of Genzyme's common stock vote together as one class on all matters on which common stockholders generally are entitled to vote, including the election of directors. The following chart shows the number of votes per share to which each series of common stock is entitled on such matters, as well as each series' relative voting power based on the number of shares outstanding on June 28, 2000:


                                                         NUMBER OF VOTES PER SHARE   APPROXIMATE PERCENTAGE
SERIES                              SHARES OUTSTANDING   (UNTIL DECEMBER 31, 2000)   OF TOTAL VOTING POWER
------                              ------------------   -------------------------   ----------------------
GENZ Stock........................      84,777,979                  1.00                      88.7%
GZMO Stock........................      13,624,432                  0.08                       1.1
GZSP Stock........................      14,900,715                  0.61                       9.4
GZTR Stock........................      28,654,782                  0.06                       1.8

    You can calculate the percentage of a series' total voting power at any time, by dividing that series' number of votes by the total number of votes held by all series. On January 1, 2001 and on January 1st every two years afterward, Genzyme's charter requires it to adjust the number of votes per share to which GZMO Stock, GZSP Stock and GZTR Stock are entitled as follows:

                           fair market value of a share of GZMO Stock
Number of votes per   =    ---------------------------------------
share of GZMO Stock        fair market value of a share of GENZ Stock

                           fair market value of a share of GZSP Stock
Number of votes per   =    ---------------------------------------
share of GZSP Stock        fair market value of a share of GENZ Stock

                           fair market value of a share of GZTR Stock
Number of votes per   =    ---------------------------------------
share of GZTR Stock        fair market value of a share of GENZ Stock

    If no shares of GENZ Stock are outstanding on that date, then of the series that are outstanding, the one with the highest fair market value per share becomes the "base" series. That series becomes the denominator in the formula above and has one vote per share. Each other series then has the number of votes per share determined under the above formulas, after replacing GENZ Stock in the denominator with the new base series.


    Genzyme's charter provides for adjustment of the voting rights of the GZMO Stock, GZSP Stock and the GZTR Stock to avoid dilution of any series' voting rights in the event the outstanding shares of any series are subdivided or combined by stock split, reverse stock split, reclassification or otherwise, or a stock dividend or distribution is issued to stockholders of that series. If shares of only one series are outstanding, or if shares of any series are entitled to vote separately as a class, each share of that series will have one vote.



    The purpose of the periodic adjustments to the relative voting rights of each series is to ensure that a holder's voting rights more closely reflect the market value of the holder's investment in Genzyme. These adjustments to voting rights may influence the investment activities of an investor interested in acquiring and maintaining a fixed percentage of Genzyme's voting power. The adjustments will limit the ability of an investor in one series to obtain for the same consideration more or less voting power per share than investors in another series. If the relative market values of each series of common stock change before the first adjustment or in between any adjustments an investor in one series may acquire relatively more or less voting power for the same consideration when compared with investors in another series.


    While generally all Genzyme common stockholders vote together as a single class, Genzyme's charter requires that holders of a series affected by any of the following proposals approve the proposal at a meeting at which both a quorum is present and the votes in favor of the proposal exceed those against it:

    - to allow any proceeds from a disposition of the properties or assets allocated to a division to be used in the business of another division without fair compensation;

    - to allow any properties or assets allocated to a division to be used in the business of another division or to declare or pay any dividend or distribution on any series of common stock not attributed to that division without fair compensation;

    - to issue shares of any series of common stock without allocating the proceeds of the issuance to the division represented by that series except, however, for "designated" shares;

    - to change the rights or preferences of any series in a manner that affects the series adversely; or

    - to effect any merger or business combination in which (a) stockholders of all series together will no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation, and
      (b) stockholders of all series will not receive the same form of consideration, distributed among stockholders in proportion to the market capitalization of each series of Genzyme's common stock as of the date of the first public announcement of the merger or business combination.


    If, however, Genzyme receives an opinion of tax counsel at any time that, because of a tax law change, the special voting rights described above would cause an adverse tax event, then Genzyme may, by vote of a majority of all of its common stock outstanding voting as one class--without need of an additional, separate series vote--eliminate the special voting rights of the GZMO, GZSP and/or GZTR Stock.


    Under Massachusetts law, any amendment to Genzyme's charter that would adversely alter or change the powers, preferences or special rights of any series of common stock must be approved by a majority of the outstanding shares of each affected series, voting together as a single class.

    The following types of charter amendments are considered to adversely affect a series of stock under Massachusetts law:

    - alteration or abolishment any of any preferential right of stock having preferences;

    - creation, alteration or abolishment of any redemption right of the stock;

    - alteration or abolishment of any preemptive right of the stock;

    - creation or alteration (other than abolishment) of any restriction on transfer of the stock; and


    - exclusion or limitation of the stockholder's right to vote on a matter except a limitation by virtue of voting rights given to new shares being authorized of a new or existing class of stock.



    Massachusetts law does not currently provide for any other separate voting rights for a series of common stock. Consequently, because most matters brought to a stockholder vote will require only the approval of a majority of all of Genzyme's outstanding capital stock entitled to vote and because the GENZ stockholders currently have more than the number of votes required to approve a matter, GENZ stockholders currently are in a position to control the outcome of most votes.



    AFTER THE RECAPITALIZATION AND MERGER. Upon completing the recapitalization and the merger, the voting-related terms and rights of the GENZ Stock and GZMO Stock will remain unchanged. The newly-created GZBX Stock will have .50 vote per share, which will adjust on the periodic schedule and in the same manner as the GZMO Stock, as described above. The GZBX Stock will also have the same special voting rights as the GZMO Stock, as well as the provision described above permitting stockholder elimination of those special voting rights to avoid an adverse tax consequence.

LIQUIDATION RIGHTS

    If Genzyme voluntarily or involuntarily dissolves, liquidates or winds up its affairs, common stockholders will be entitled to receive any net assets remaining for distribution after Genzyme has satisfied or made provision for its debts and obligations and for payment to any stockholders with preferential rights to receive distributions of its net assets. Genzyme will distribute any remaining assets to common stockholders on a per share basis in proportion to each series' respective per share liquidation units. Common stockholders will have no direct claim against any particular assets of Genzyme or its subsidiaries. Each series has the following number of liquidation units per share:

                                            PRE-RECAPITALIZATION   POST-RECAPITALIZATION
                                                 NUMBER OF               NUMBER OF
SERIES                                       LIQUIDATION UNITS       LIQUIDATION UNITS
------                                      --------------------   ---------------------
GENZ Stock................................          100                     100
GZMO Stock................................           25                      25
GZSP Stock................................           61                     N/A
GZTR Stock................................           58                     N/A
GZBX Stock (when created).................          N/A                      50

    Genzyme will adjust the liquidation units of the GZBX Stock, GZMO Stock, the GZSP Stock and the GZTR Stock only to avoid dilution in the aggregate liquidation rights of any series in the event the outstanding shares of any series are subdivided or combined by stock split, reverse stock split, reclassification or otherwise, or a dividend or distribution is given to stockholders of that series. A merger or business combination or a sale of all or substantially all of its assets will not be treated as a liquidation.

    Genzyme may not, however, without approval from each series voting as a separate class, effect a merger or business combination involving Genzyme that results in:

    - stockholders of all series no longer owning, directly or indirectly, at least 50% of the voting power of the surviving corporation; and

    - stockholders of each series not receiving the same form of consideration distributed among stockholders in proportion to the market capitalization of each series of common stock as of the date of the first public announcement of the merger or business combination.

GZMO DESIGNATED SHARES, GZSP DESIGNATED SHARES, GZTR DESIGNATED SHARES AND GZBX
  DESIGNATED SHARES


    Designated shares are authorized but unissued shares which Genzyme's board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of the issuance, sale or distribution to the division tracked by the shares. Until the shares are issued by Genzyme's board, designated shares are not outstanding shares of stock, and, therefore, may not receive dividends and cannot be voted by Genzyme.


GZMO DESIGNATED SHARES


    On May 31, 2000, there were 2,364,491 GZMO designated shares, which, if issued, would represent 14.8% of the outstanding shares of GZMO Stock. The number of GZMO designated shares, from time to time will be:


    - adjusted to reflect subdivisions or combinations by stock split, reverse stock split or otherwise of the GZMO Stock and dividends or distributions of shares of GZMO Stock to GZMO stockholders and other reclassifications of GZMO Stock;

    - decreased by

       - the number of any designated shares of GZMO Stock that Genzyme issues;

       - the number of any shares of GZMO Stock issued upon the exercise or conversion of securities convertible into GZMO Stock that are attributed to Genzyme General; and


       - the number of any shares of GZMO Stock that Genzyme issues as a dividend or distribution or by reclassification, exchange or otherwise to GENZ stockholders; and


    - increased by

       - the number of any outstanding shares of GZMO Stock that Genzyme repurchases, the consideration for which was paid by Genzyme General; and

       - the number of shares of GZMO Stock equal to the fair value, as determined by Genzyme's board, of assets or properties allocated to Genzyme General that are reallocated to Genzyme Molecular Oncology (excluding reallocations that represent sales at fair value between those divisions) divided by the fair market value of one share of GZMO Stock on the date of that reallocation.

GZSP DESIGNATED SHARES


    On May 31, 2000, there were 1,164,839 GZSP designated shares, which, if issued, would represent 7.3% of the outstanding shares of GZSP Stock. Up until the completion of the recapitalization, the number from time to time may be:


    - adjusted to reflect subdivisions or combinations by stock split, reverse stock split or otherwise of the GZSP Stock and dividends or distributions of shares of GZSP Stock to GZSP stockholders and other reclassifications of GZSP Stock; and

    - decreased by

       - the number of any designated shares of GZSP Stock that Genzyme issues;

       - the number of any shares of GZSP Stock issued upon the exercise or conversion of securities convertible into GZSP Stock that are attributed to Genzyme General; and

       - the number of any shares of GZSP Stock Genzyme issued as a dividend or distribution or by reclassification, exchange or otherwise to GENZ stockholders; and

    - increased by

       - the number of any outstanding shares of GZSP Stock that Genzyme repurchases, the consideration for which was paid by Genzyme General;

       - the number of shares of GZSP Stock equal to the fair value, as determined by Genzyme's board, of assets or properties allocated to Genzyme General that are reallocated to Genzyme Surgical Products (excluding reallocations that represent sales at fair value between those divisions) divided by the fair market value of one share of GZSP Stock as of the date of that reallocation; and

       - the number of shares of GZSP Stock equal to (1) the aggregate fair market value of any shares of GENZ Stock issued to the limited partners of Genzyme Development Partners in connection with Genzyme's exercise on behalf of Genzyme Surgical Products of its purchase option to reacquire all of the limited partnership interests of that partnership divided by (2) the fair market value of one share of GZSP Stock on the date of the exercise.

GZTR DESIGNATED SHARES


    On May 31, 2000, there were 2,966,913 GZTR designated shares, which, if issued, would represent 9.4% of the outstanding shares of GZTR Stock. Up until the completion of the recapitalization that number from time to time will be:


    - adjusted as appropriate to reflect subdivisions or combinations by stock split, reverse stock split or otherwise of the GZTR Stock and dividends or distributions of shares of GZTR Stock to GZTR stockholders and other reclassifications of GZTR Stock; and

    - decreased by

       - the number of any designated shares of GZTR Stock that Genzyme issues;

       - the number of any shares of GZTR Stock issued upon the exercise or conversion of securities convertible into GZTR Stock that are attributed to Genzyme General; and

       - the number of any shares of GZTR Stock issued as a dividend or distribution or by reclassification, exchange or otherwise to GENZ stockholders; and

    - increased by

       - the number of any outstanding shares of GZTR Stock that Genzyme repurchases, the consideration for which was paid by Genzyme General; and

       - the number of shares of GZTR Stock equal to the fair value, as determined by Genzyme's board, of assets or properties allocated to Genzyme General that are reallocated to Genzyme Tissue Repair (excluding reallocations that represent sales at fair value between those divisions), divided by the fair market value of one share of GZTR Stock on the date of the reallocation.

    Genzyme's charter prohibits it from taking any action that would reduce the number of designated shares of any series of common stock below zero.

GZBX DESIGNATED SHARES


    When the GZBX Stock is created and issued at the completion of the recapitalization and the merger, GZBX designated shares will also be created. The initial number of these designated shares will be the aggregate total of the pre-existing GZSP designated shares converted into GZBX designated shares at a ratio of 1-for-0.6060 and of the pre-existing GZTR designated shares converted at a ratio of 1-for-0.3352. Both ratios are the same as the ratios being applied to the conversions of the GZSP Stock and GZTR Stock into GZBX Stock in the recapitalization.



    Based on the number of GZSP designated shares and GZTR designated shares existing as of May 31, 2000, upon the creation of Genzyme Biosurgery, there would be 1,700,402 GZBX designated shares, which, if issued, would represent 4.9% of the outstanding shares of GZBX Stock, assuming that there are 34,800,000 shares of GZBX stock outstanding after the recapitalization and the merger. Following the recapitalization and the merger, that number, from time to time will be:


    - adjusted to reflect subdivisions or combinations by stock split, reverse stock split or otherwise of the GZBX Stock and dividends or distributions of shares of GZBX Stock to GZBX stockholders and other reclassifications of GZBX Stock;

    - decreased by

       - the number of any designated shares of GZBX Stock that Genzyme issues;

       - the number of any shares of GZBX Stock issued upon the exercise or conversion of securities convertible into GZBX Stock that are attributed to Genzyme General; and

       - the number of any shares of GZBX Stock Genzyme issued as a dividend or distribution or by reclassification, exchange or otherwise to GENZ stockholders; and

    - increased by

       - the number of any outstanding shares of GZBX Stock that Genzyme repurchases, the consideration for which was paid by Genzyme General;

       - the number of shares of GZBX Stock equal to the fair value, as determined by Genzyme's board, of assets or properties allocated to Genzyme General that are reallocated to Genzyme Biosurgery (excluding reallocations that represent sales at fair value between those divisions) divided by the fair market value of one share of GZBX Stock on the date of that reallocation; and

       - the number of shares of GZBX equal to (1) the aggregate fair market value of any shares of GENZ Stock issued to the limited partners of Genzyme Development Partners in connection with Genzyme's exercise on behalf of Genzyme Biosurgery of Genzyme's purchase option to reacquire all of the limited partnership interests of that partnership divided by
         (2) the fair market value of one share of GZBX Stock on the date of the exercise.

    Whenever Genzyme issues or sells additional shares of any series of common stock, Genzyme will identify:

    - the number of shares issued and sold for account of a particular division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of that division; and


    - the number of shares issued and sold from the designated shares of GZMO Stock, GZSP Stock, GZTR Stock and/or GZBX Stock.


    If Genzyme repurchases outstanding shares of GZMO Stock, GZSP Stock, GZTR Stock or GZBX Stock, Genzyme will identify the number of shares that are repurchased for consideration that was derived from Genzyme General and the number of designated shares may increase accordingly.

DETERMINATIONS BY GENZYME'S BOARD

    Any determination made by Genzyme's board in good faith under any of the provisions described above will be final and binding on all stockholders.

"ANTI-TAKEOVER" PROVISIONS

CONTRACTUAL MEASURES

    Genzyme's charter and by-laws contain provisions that could discourage potential takeover attempts and prevent stockholders from changing Genzyme's management. For example, Genzyme's board is authorized to issue shares of common stock and preferred stock in series, enlarge the board's size and fill any vacancies on the board. Also, stockholders face restrictions on calling a special meeting of stockholders, bringing business before an annual meeting and nominating candidates for election as directors. Genzyme also has agreements with some of its officers that contain change of control provisions.

    In addition, Genzyme has a stockholder rights plan. Under the plan, each outstanding share of Genzyme's common stock carries with it a right, currently unexercisable, that if triggered permits the holder to purchase large amounts of Genzyme's or any successor entity's securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 15% of Genzyme's common stock's voting power. The plan, however, prohibits the 15%-acquiror, or its affiliates, from exercising its Genzyme shares' purchase rights. As a result, the acquiror's interest in Genzyme is substantially diluted.

    Upon completing the recapitalization and the merger, Genzyme will amend its shareholder rights plan:

    - so that each share of GZBX Stock issued to Biomatrix common stockholders in the merger and to GZSP and GZTR stockholders in the recapitalization will carry with it one of these Genzyme stock purchase rights; and

    - to eliminate the provisions governing purchase rights associated with the GZSP Stock and GZTR Stock.


    A summary of the rights is contained in the "COMPARISON OF RIGHTS OF GENZYME AND BIOMATRIX STOCKHOLDERS." The rights are described more completely in a rights agreement between Genzyme and American Stock Transfer & Trust Company as rights agent. The agreement is an exhibit to Genzyme's Form 8-A/A filed with the SEC on June 11, 1999, and is incorporated in this document by reference.


BUSINESS COMBINATION STATUTE

    Under the Massachusetts Business Combination statute, if a person acquires 5% or more of the outstanding voting stock of a Massachusetts corporation without the approval of its board of directors, that person becomes an interested stockholder and he or she may not engage in business combination transactions with the corporation for three years. There are exceptions to this prohibition, including:

    - if the board of directors approves the acquisition of stock or the transaction before the time that the person became an interested stockholder;

    - if the interested stockholder acquires 90% of the outstanding voting stock of the company, excluding voting stock owned by directors who are also officers and some employee stock plans, in one transaction; or

    - if the transaction is approved by the board and by two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Genzyme is subject to the Massachusetts Business Combination statute unless it elects, with stockholder approval, not to be. Genzyme has not elected to be exempt and does not currently intend to do so.

CONTROL SHARE ACQUISITION STATUTE

    The Massachusetts Control Share Acquisition statute provides that each and any time a person offers to acquire, or acquires, shares of stock permitting it to control at least 20%, 33 1/3% or a majority of the voting power of a corporation, it cannot vote those acquired shares unless the acquiror obtains the approval of a majority in interest of the shares held by all stockholders, excluding shares held by the acquiror, officers of the corporation, and directors who are also employees of the corporation. The statute does not require that the acquiror have already purchased the shares before the stockholder vote.

    As permitted under Massachusetts law, Genzyme has elected not to be governed by the Massachusetts Control Share Acquisition statute. However, the statute permits Genzyme's board to elect at a future date to be governed by the statute by amending the company's by-laws accordingly. Any such amendment, however, would apply only to acquisitions that occur after the effective date of the amendment.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company is the registrar and transfer agent for each series of Genzyme's common stock. Its telephone number is
(212) 936-5100.

          DESCRIPTION OF GENZYME'S MANAGEMENT AND ACCOUNTING POLICIES

OVERVIEW

    Because each of Genzyme's operating divisions is part of a single company, Genzyme's board has adopted policies to address issues that may arise among divisions and to govern the management of and the relationships between each division. The issues addressed by the policies include:

    - the financing of each division;

    - competition among the divisions;

    - inter-divisional business transactions;

    - access to technology and know-how;

    - corporate opportunities; and


    - the allocation of debt, corporate overhead, interest, taxes and other charges among the divisions.



    Summarized below are the policies as they relate to Genzyme's four divisions. We recommend that you read the full text of the policies, which is contained in Exhibit 3 to a registration statement on Form 8-K filed by Genzyme with the SEC on June 30, 2000. Similar policies will apply to Genzyme Biosurgery upon its creation. You should read the full text of the policies, as proposed to amended and restated upon completion of the recapitalization and the merger, contained in Annex E to this joint proxy statement/prospectus. With a few exceptions that are noted, Genzyme's board may modify or rescind the policies, or adopt additional policies, in its sole discretion without approval of the stockholders, subject only to the board's fiduciary duty to Genzyme's stockholders.


PURPOSE OF GENZYME GENERAL, GENZYME MOLECULAR ONCOLOGY, GENZYME SURGICAL PRODUCTS, GENZYME TISSUE REPAIR AND GENZYME BIOSURGERY


    The purpose of Genzyme General is to develop and market therapeutic products and diagnostic services and products. The purpose of Genzyme Molecular Oncology is to create a focused, integrated oncology business that will develop and commercialize novel therapeutic and diagnostic products and services based on molecular tools and genomic information. The purpose of Genzyme Surgical Products is to create a business with a comprehensive approach to and portfolio of devices, biomaterials, biotherapeutics and other products for the field of biosurgery. The purpose of Genzyme Tissue Repair is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners). The purpose of Genzyme Biosurgery will be to create a business with a comprehensive approach to the field of biosurgery by developing and commercializing a portfolio of products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners) and a portfolio of devices, biomaterials, biotherapeutics and other products for the field of biosurgery.



    In addition to the programs initially assigned to each of the divisions, Genzyme expects that the product and service portfolio of each division will expand through the addition of complementary programs, products and services developed either internally or externally, including outside of Genzyme. Genzyme will operate and manage each of the divisions similarly to Genzyme General except as provided in the policies.


REVENUE ALLOCATION AND RECOGNITION


    Genzyme credits revenues received from third parties in connection with the products and services allocated to a particular division. When products and services that are normally sold by a division to third parties are used by other divisions, Genzyme records interdivisional revenue and interdivisional purchases, which Genzyme describes in detail in its policy "Other Interdivisional Transactions."


EXPENSE ALLOCATION

    Genzyme charges all direct expenses to the division that has incurred the expenses. Genzyme's policy "Other Interdivisional Transactions" addresses expenses other than direct expenses.

ASSET ALLOCATION

    Genzyme allocates assets that are exclusively dedicated to the production of goods and services of a particular division to that division. Genzyme addresses the use of production assets by more than one division in its policy "Other Interdivisional Transactions."

TAX ALLOCATIONS

    Genzyme allocates income taxes to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to it under generally accepted accounting principles as if it were a separate taxpayer. As of the end of any fiscal quarter, however, if a division cannot use any projected annual tax benefit attributable to it to offset or reduce its current or deferred income tax expense, Genzyme may allocate the tax benefit to the other divisions in proportion to their taxable income without any compensating payment or allocation.

ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS

    If Genzyme acquires any programs, products or assets from a third party, it will allocate among its divisions the aggregate cost of the acquisition and the programs, products or assets acquired. In the case of material acquisitions, Genzyme will make the allocation in a manner that its board determines to be fair and reasonable to each division and to holders of the common stock representing each division, taking into account matters that its board and its financial advisors, if any, deem relevant. Genzyme's policies provide that the determinations by its board will be final and binding on all holders of common stock.

DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS


    If Genzyme disposes of any programs, products or assets that do not consist of all or substantially all of the assets allocated to a division, it will allocate all proceeds to the division to which the program, product or asset had been allocated. If a program, product or asset was allocated to more than one division, Genzyme will allocate the proceeds among the divisions based on their interests in the program, product or asset. Genzyme will make the allocation in a manner that its board determines to be fair and reasonable to each of the divisions and to holders of the common stock representing each of the divisions, taking into account matters that its board and its financial advisors, if any, deem relevant. Genzyme's policies provide that the determinations by its board will be final and binding on all holders of common stock.


INTERDIVISIONAL ASSET TRANSFERS

    Genzyme's board may at any time reallocate any program, product or other asset from one division to any other division. It will make reallocations at fair market value, determined by its board, taking into account the following criteria in the case of a program under development:

    - the commercial potential of the program;

    - the phase of clinical development of the program;

    - the expenses associated with realizing any income from the program and the likelihood and timing of the realization; and

    - other matters that Genzyme's board and its financial advisors, if any, deem relevant.


    One division may pay another division the consideration for a reallocation in cash or other consideration with a value equal to the fair market value of the reallocated assets. In the case of a reallocation of assets from Genzyme General to another division, Genzyme's board may elect instead to account for the reallocation as an increase in the designated shares representing the division to which the assets are reallocated in accordance with the provisions of Genzyme's charter.


    These policies regarding transfers of assets between divisions will not be changed by Genzyme's board without the approval of the holders of the common stock representing each of the divisions voting as a separate class. If, however, the policy change affects one or more, but not all of the divisions, only holders of shares of the affected division(s) will be entitled to vote on the matter.

OTHER INTERDIVISIONAL TRANSACTIONS


    Genzyme's divisions may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. These transactions may include agreements by one division to provide products and services for use by another division, license agreements and joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. The division providing the products or services does not recognize revenue unless the division provides those products or services to unrelated third parties as part of its ordinary conduct of business. The transactions will be subject to the following conditions:



    - Genzyme will charge research and development (including clinical and regulatory support), distribution, sales, marketing, and general and administrative services (including allocated space) performed by one division for another division to the division for which the services are performed on a cost basis. It charges all direct expenses to the division that has incurred the expenses. It will allocate direct labor and indirect costs in reasonable and consistent manners based on the use by a division of relevant services.



    - Genzyme will charge the manufacturing of goods and services by one division exclusively for another division to the division for which it is performed on a cost basis. It will include in manufacturing costs an interest charge on the gross fixed assets used in the manufacturing process. It will determine gross fixed assets for the facility used at the beginning of each fiscal year. The interest rate will be Genzyme's short term borrowing rate at the beginning of each fiscal year. Genzyme will allocate direct labor and indirect costs in reasonable and consistent manners based on the benefit received by a division of related goods and services.



    - Other than transactions involving research and development, distribution, sales, marketing, general and administrative services, which are addressed above, all interdivisional transactions will be on terms and conditions obtainable in arm's length transactions with third parties.


    - Genzyme's board must approve interdivisional transactions that are performed on terms and conditions other than as described above and that are material to one or more of the participating divisions. In giving its approval, Genzyme's board must determine that the transaction is fair and reasonable to each participating division and to holders of the common stock representing each participating division.

    - Divisions may make loans to other divisions. Any loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of a similar type and duration. Genzyme's board must approve any loan in excess of $1 million. In giving its approval, the board must determine that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing each such division.

    - All material interdivisional transactions will be set forth in a written agreement signed by an authorized member of the management team of each division involved in the transaction.

ACCESS TO TECHNOLOGY AND KNOW-HOW

    Each division will have unrestricted access to all of Genzyme's technology and know-how that may be useful in that division's business, subject to any obligations or limitations that apply to the company.

DISPOSITION OF DESIGNATED SHARES OF GZMO STOCK, GZSP STOCK, GZTR STOCK AND GZBX STOCK

    Genzyme's board may from time to time and in its sole discretion dispose of designated shares of GZMO Stock, GZSP Stock, GZTR Stock and, when created, GZBX Stock in the following manner:

    - issue the designated shares upon the exercise or conversion of outstanding stock options, warrants or convertible securities allocated to Genzyme General;


    - sell the designated shares for any valid purpose, subject to the restrictions set forth in Genzyme's policy entitled "Issuance and Sale of
      Additional Shares of Common Stock," which is set forth on page    ; and


    - distribute the designated shares as a dividend to the holders of shares of GENZ Stock.

GZMO DESIGNATED SHARES

    Genzyme will distribute substantially all of the designated shares of GZMO Stock to holders of record of GENZ Stock, if as of November 30 of each year, the number of GZMO designated shares exceeds 10% of the number of shares of GZMO stock then issued and outstanding. Genzyme will, however, reserve for issuance a number of shares equal to the sum of:


    - the number of GZMO designated shares reserved for issuance with respect to securities convertible into GENZ Stock which include stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GENZ Stock, then outstanding as a result of anti-dilution adjustments required by the terms of these instruments or approved by Genzyme's board, plus


    - the number of GZMO designated shares reserved by Genzyme's board as of that date for sale not later than six months afterwards, with the proceeds to be allocated to Genzyme General.

GZSP DESIGNATED SHARES

    Genzyme will distribute substantially all of the designated shares of GZSP Stock to holders of record of GENZ Stock if, as of June 30 of each year, the number of GZSP designated shares exceeds 10% of the number of shares of GZSP Stock then issued and outstanding. Genzyme will, however, reserve a number of shares equal to the sum of:


    - the number of GZSP designated shares reserved for issuance with respect to securities convertible into GENZ Stock then outstanding as a result of anti-dilution adjustments required by the terms of these instruments or approved by Genzyme's board, plus


    - the number of GZSP designated shares reserved by Genzyme's board as of that date for sale not later than six months afterwards, with the proceeds to be allocated to Genzyme General.

GZTR DESIGNATED SHARES

    Genzyme will distribute substantially all designated shares of GZTR Stock to holders of record of GENZ Stock, if as of May 31 of each year, the number of GZTR designated shares exceeds 10% of the number of shares of GZTR stock then issued and outstanding. Genzyme will, however, reserve for issuance a number of shares equal to the sum of:


    - the number of GZTR designated shares reserved for issuance with respect to securities convertible into GENZ Stock then outstanding as a result of anti-dilution adjustments required by the terms of these instruments or approved by Genzyme's board, plus


    - the number of GZTR designated shares reserved by Genzyme's board as of that date for sale not later than six months afterwards, with the proceeds to be allocated to Genzyme General.

GZBX DESIGNATED SHARES

    Genzyme will distribute substantially all of the designated shares of GZBX Stock to holders of record of GENZ Stock if, as of September 30 of each year, starting on September 30, 2000, the number of GZBX designated shares exceeds 10% of the number of shares of GZBX Stock then issued and outstanding. Genzyme will, however, reserve a number of shares equal to the sum of:


    - the number of GZBX designated shares reserved for issuance with respect to securities convertible into GENZ Stock which then outstanding as a result of anti-dilution adjustments required by the terms of these instruments or approved by Genzyme's board, plus


    - the number of GZBX designated shares reserved by Genzyme's board as of that date for sale not later than six months afterwards, with the proceeds to be allocated to Genzyme General.

ISSUANCE AND SALE OF ADDITIONAL SHARES OF COMMON STOCK

    When Genzyme issues additional shares of its common stock, it will identify both:

    - the number of shares issued and sold for the account of the division to which they relate and the corresponding proceeds, which Genzyme will allocate to and reflect in the financial statements of that division; and

    - the number of shares issued and sold for the account of Genzyme General, which will reduce the number of designated shares of that division.

    Genzyme will not, however, sell any designated shares of a division, except upon exercise or conversion of options, warrants or convertible securities issued by Genzyme General that were adjusted as a result of a dividend of GZSP Stock, GZMO Stock, GZTR Stock or, when created, GZBX Stock paid to holders of GENZ Stock, unless either:

    - Genzyme's board determines that the division has sufficient cash to fund its operations for at least the next 12 months; or

    - Genzyme is then selling shares of a division for that division's own account in an amount that will produce proceeds sufficient to fund that division's cash needs for the next 12 months.

OPEN MARKET PURCHASES OF SHARES OF COMMON STOCK


    Genzyme may purchase its common stock in the open market in accordance with applicable securities law requirements. Genzyme will not, however, purchase its GZMO Stock, GZSP Stock, GZTR Stock, or, if created, GZBX Stock if, as an immediate result, the number of that series' designated shares will exceed 60% of the sum of the number of that series' shares outstanding and the number of its designated shares. Additionally, Genzyme may not, within 90 days of any open market purchase of shares of any of those series, exercise the right provided under its charter to exchange shares of that series for cash and/or shares of GENZ Stock.


CLASS VOTING


    Where Genzyme has provided that the approval of the holders of a series of its tracking stock is required to take any action pursuant to these policies or Genzyme's charter, the requirement may be satisfied if the action is approved by a majority of the votes cast at a meeting of the holders of that series at which a quorum is present. This is in addition to any stockholder approval required by Massachusetts law.


NON-COMPETE


    Genzyme's divisions may not materially engage in each other's principal businesses other than through joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. These permissible transactions are subject to the
conditions set forth on page    in Genzyme's policy entitled "Interdivisional
Asset Transfers." The divisions may compete in a business which is not a principal business of another division. Genzyme's board may determine in its good faith business judgment whether particular activities of one division constitute a material engagement in the principal businesses of another division.


CORPORATE OPPORTUNITIES


    Genzyme's board will review any matter which involves the allocation of a material corporate opportunity to any of the divisions, or in part to one division and in part to another division. The board will make its determination with regard to the allocation and benefit of an opportunity in accordance with its good faith business judgment of the best interests of Genzyme and all of its stockholders as a whole. In making this allocation, the board may consider, among other factors:


    - whether a particular corporate opportunity is principally related to the business of a particular division;

    - whether one division, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity;


    - whether one division, because of its allocated financial resources, will be better positioned to undertake the corporate opportunity; and


    - existing contractual agreements and restrictions.

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
           COMPARISON OF RIGHTS OF GENZYME AND BIOMATRIX STOCKHOLDERS

    Genzyme is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law or MBCL. Biomatrix is a Delaware corporation subject to the provisions of the Delaware General Corporation Law or DGCL. Upon completion of the merger, Biomatrix stockholders, whose rights are currently governed by the Biomatrix charter, bylaws and the DGCL, will become stockholders of Genzyme and their rights will be governed by the Genzyme charter, by-laws and the MBCL.


    The following description summarizes material differences which may affect the rights of holders of GZBX Stock and Biomatrix common stock. This is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of Genzyme capital stock, see "DESCRIPTION OF GENZYME CAPITAL
STOCK" beginning on page    . You should read carefully the relevant provisions
of the MBCL and the DGCL, the charter and by-laws of Genzyme and the charter and bylaws of Biomatrix, which are incorporated by reference into this joint proxy statement/prospectus.



                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
CORPORATE GOVERNANCE             The rights of Genzyme stockholders  The rights of Biomatrix
                                 are governed by Massachusetts law   stockholders are currently
                                 and Genzyme's charter and by-laws.  governed by Delaware law and
                                 Upon completion of the merger, the  Biomatrix' charter and bylaws.
                                 rights of Genzyme stockholders      Upon completion of the merger,
                                 will continue to be governed by     the rights of Biomatrix
                                 Massachusetts law and Genzyme's     stockholders who become Genzyme
                                 charter and by-laws.                stockholders in the merger will
                                                                     be governed by Massachusetts law
                                                                     and Genzyme's charter and
                                                                     bylaws.

AUTHORIZED CAPITAL STOCK         The authorized capital of Genzyme   The authorized capital stock of
                                 is set forth under the              Biomatrix consists of 60,000,000
                                 "DESCRIPTION OF GENZYME CAPITAL     shares of common stock, $0.0001
                                 STOCK" above.                       par value per share, and 3,000
                                                                     shares of preferred stock,
                                                                     $0.001 par value per share.

BOARD AUTHORITY TO ISSUE         The Genzyme board is authorized,    With respect to Biomatrix'
  CAPITAL STOCK                  without stockholder approval, to    preferred stock, the Biomatrix
                                 issue shares of common or           board is authorized, without
                                 preferred stock in one or more new  stockholder approval, to issue
                                 series and to determine the         shares of preferred stock in one
                                 preferences, voting powers,         or more series. The Biomatrix
                                 qualifications, and special or      board may determine or alter the
                                 relative rights or privileges of    rights, preferences, privileges
                                 any such series.                    and restrictions granted to or
                                                                     imposed upon unissued series of
                                                                     preferred stock.


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


                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
DIVIDENDS AND STOCK REPURCHASES  Under the MBCL, a corporation may   Under the DGCL, a corporation
                                 pay dividends or repurchase its     may pay dividends out of surplus
                                 own stock so long as:               or net profits for the current
                                 - the corporation is solvent;       or preceding fiscal year,
                                 - the dividend or repurchase does   provided that the capital of the
                                   not render the corporation        corporation is not less than the
                                   insolvent; and                    aggregate liquidation preference
                                 - the dividend or repurchase does   of the corporation's outstanding
                                   not violate the corporation's     stock having a preference upon
                                   charter.                          distribution of assets.
                                                                     Under the DGCL, a corporation
                                                                     may repurchase its own stock so
                                                                     long as the capital of the
                                                                     corporation is not impaired,
                                                                     except that the corporation can
                                                                     repurchase shares

                                                                     - entitled to preferences over a
                                                                       different class or series in a
                                                                       distribution of the
                                                                       corporation's assets, or

                                                                     - if no such preferred shares
                                                                     are outstanding, any of the
                                                                       company's shares

                                                                     provided that the repurchased
                                                                     shares are retired and cause a
                                                                     reduction in capital in the
                                                                     manner specified by the statute.

                                                                     Shares redeemable at the
                                                                     corporation's option cannot,
                                                                     under the DGCL, be repurchased
                                                                     for more than their redemption
                                                                     price.

                                 Unless the terms of any             Under the Biomatrix certificate
                                 outstanding series of preferred     of incorporation, Biomatrix'
                                 stock require otherwise, Genzyme's  board may declare and pay
                                 board may declare and pay           dividends on its common stock
                                 dividends on a series of common     from legally available funds,
                                 stock only from legally available   subject to the dividend rights
                                 funds or in an amount permitted     of any outstanding preferred
                                 under Genzyme's charter, whichever  stock. Biomatrix has never paid
                                 is less. The amount available for   cash dividends on its common
                                 dividends on each series of         stock.
                                 Genzyme common stock is described
                                 in the section entitled
                                 "DESCRIPTION OF GENZYME CAPITAL
                                 STOCK." Genzyme has never paid
                                 cash dividends on any of its
                                 series of common stock.

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
LIQUIDATION RIGHTS               In the event of a voluntary or      In the event of a voluntary or
                                 involuntary dissolution,            involuntary liquidation,
                                 liquidation or winding up of        dissolution or winding up of
                                 Genzyme's affairs, the holders of   Biomatrix, after Biomatrix has
                                 Genzyme's common stock are          satisfied or made provision for
                                 entitled to receive any net assets  its debts and obligations and
                                 remaining for distribution after    for payment to any preferred
                                 Genzyme has satisfied or made       stockholders, the common
                                 provision for its debts and         stockholders are entitled to any
                                 obligations and for payment to any  remaining assets available for preferred stockholders. Holders of  distribution. The merger of
                                 GZBX Stock will be entitled to a    Biomatrix or sale of its assets
                                 distribution of any remaining       is not considered a liquidation
                                 assets in proportion to other       or dissolution under the
                                 series' respective per share        Biomatrix charter.
                                 liquidation units, as adjusted.
                                 Holders of GZBX Stock will have 50
                                 liquidation units per share. Under
                                 Genzyme's charter, a merger or
                                 business combination or a sale of
                                 all or substantially all of
                                 Genzyme's assets will not be
                                 treated as a liquidation.

VOTING RIGHTS                    Stockholders of all series of       Biomatrix common stockholders
                                 Genzyme common stock vote together  vote together as one class on
                                 as one class on all matters on      all matters that common
                                 which common stockholders           stockholders are entitled to
                                 generally are entitled to vote.     vote. Subject to any voting
                                 Holders of GZBX Stock are entitled  rights that may be granted to
                                 to .50 vote for each share of       holders of preferred stock, all
                                 stock held at any meeting of        the voting powers of Biomatrix
                                 stockholders. Under the Genzyme     are vested in the Biomatrix
                                 charter, some specifically listed   common stockholders. Holders of
                                 matters require a separate series   Biomatrix common stock are
                                 votes. For a more detailed          entitled to one vote for each
                                 discussion of the voting rights of  share of stock held at any
                                 Genzyme Stock see "DESCRIPTION OF   meeting of stockholders.
                                 GENZYME CAPITAL STOCK--Voting
                                 Rights" beginning on page    .

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
REDEMPTION AND EXCHANGE          Under its charter, Genzyme has the  Biomatrix does not have the
  FEATURES                       option, at any time--and in some    option or obligation under its
                                 circumstances, is required--to      charter or by-laws to exchange
                                 exchange or redeem some or all of   or redeem its outstanding common
                                 the outstanding shares of the GZMO  stock.
                                 Stock, GZSP Stock, GZTR Stock and,
                                 when it is created, the GZBX
                                 Stock, for cash, GENZ Stock or
                                 other property in the manner
                                 described under the heading
                                 "DESCRIPTION OF GENZYME CAPITAL
                                 STOCK--Exchange of GZBX Stock,
                                 GZMO Stock, GZSP Stock and GZTR
                                 Stock" beginning on page    .

MEETINGS OF STOCKHOLDERS;        A special meeting of stockholders   A special meeting of
  NOTICE                         may be called only by the           stockholders may be called for
                                 president or by the board of        any purpose only by the chairman
                                 directors, upon the written         of the board or the chief
                                 application of stockholders who     executive officer.
                                 hold at least 90% (or any lesser
                                 percentage required by law) of the
                                 stock entitled to vote at the
                                 meeting.

                                 A written notice stating the time,  A written notice stating the
                                 place and purpose of the meeting    time, place and purpose of the
                                 shall be given at least 7 days      meeting shall be given at least
                                 before the meeting to each          10 but not more than 50 days
                                 stockholder entitled to notice. In  before the date of the meeting
                                 the case of a special meeting       to each stockholder entitled to
                                 called upon the written             vote at the meeting.
                                 application of stockholders, the
                                 meeting must be called at least 60
                                 but not more than 90 days before
                                 the meeting date, and notice must
                                 be given to stockholders entitled
                                 to vote at least 20 days before
                                 the meeting.

STOCKHOLDER ACTION BY WRITTEN    Under the MBCL, stockholders may    Under the DGCL, stockholders may
  CONSENT                        take any action without a meeting   take any action without a
                                 so long as they act by unanimous    meeting so long as the consent
                                 written consent. Genzyme's          is signed by no less than the
                                 charter, however, provides that     minimum number of stockholders
                                 stockholder actions can be taken    who would otherwise be required
                                 only at a duly called annual or     to take the actions if they
                                 special meeting and not by written  actually held a meeting.
                                 consent.                            Biomatrix' charter, however,
                                                                     provides that no stockholder
                                                                     action may be taken unless the
                                                                     consent is signed by the holders
                                                                     of all outstanding stock.

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
STOCKHOLDER PROPOSALS            Genzyme's by-laws provide that for  Biomatrix' bylaws provide that
                                 a stockholder proposal to be        for a stockholder proposal to be
                                 brought properly before an annual   brought properly before an
                                 meeting, the stockholder must       annual meeting, the stockholder
                                 notify Genzyme of the proposal      must notify Biomatrix of the
                                 either: (1) 60 days before the      proposal not less than 75 days
                                 annual meeting or (2) 90 but not    before the anniversary date of
                                 more than 120 days before the       the prior years' annual meeting.
                                 anniversary date of the prior       In the case of a special
                                 years' annual meeting, whichever    meeting, the stockholder must
                                 is earlier. This, however, does     notify Biomatrix not less than
                                 not apply if there was no annual    30 days but not more than 75
                                 meeting in the prior year or if     days prior to the meeting date
                                 the date of the current annual      specified in the notice.
                                 meeting is more than 30 days from   However, if notice or public
                                 the anniversary date of the prior   disclosure of the special
                                 year's annual meeting.              meeting was given within 40 days
                                                                     of the meeting, then the
                                                                     stockholder must notify
                                                                     Biomatrix no later than the
                                                                     10(th) day following the date of
                                                                     the notice or public disclosure.

QUORUM FOR MEETING OF            The holders of a majority in        The holders of a majority of the
  STOCKHOLDERS                   interest of all outstanding stock   outstanding shares of Biomatrix
                                 entitled to vote at a Genzyme       stock entitled to vote at a
                                 stockholder meeting, present in     meeting, present in person or
                                 person or represented by proxy,     represented by proxy,
                                 constitutes a quorum for            constitutes a quorum for
                                 transacting business at a meeting.  transacting business at a meeting.

STOCKHOLDER INSPECTION RIGHTS    By law, stockholders have the       Under the DGCL any stockholder
                                 right for a proper purpose to       has the right to inspect the
                                 inspect the company's charter,      company's stock ledger,
                                 by-laws, records of all meetings    stockholder list, and other
                                 of incorporators and stockholders,  books and records for a purpose
                                 and stock and transfer records,     reasonably related to the
                                 including the stockholder list.     person's interest as a
                                 Additionally, stockholders have a   stockholder.
                                 qualified right to inspect other
                                 books and records of the
                                 corporation.

NUMBER OF DIRECTORS              Genzyme currently has seven         Biomatrix currently has seven
                                 directors. Genzyme's by-laws        directors. Biomatrix' charter
                                 provide that the board of           and bylaws provide that the
                                 directors shall be at least three.  board of directors shall be at
                                 The number of directors is fixed    least three but not more than
                                 by the board and may be enlarged    thirteen directors, the actual
                                 at any time by a vote of the        number to be determined from
                                 majority of directors.              time to time by resolution of
                                                                     the board.


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

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
CLASSIFICATION OF BOARD OF       Genzyme's charter provides that     Biomatrix' charter provides that
  DIRECTORS                      the board of directors will         the board of directors will
                                 consist of three classes, with      consist of three classes, with
                                 each class being as equal in size   each class being as equal in
                                 as possible. Each class of          size as possible. Each class of
                                 directors is elected for a          directors is elected for a
                                 three-year term at alternating      three-year term at alternating
                                 annual meetings of the              annual meetings of the
                                 stockholders.                       stockholders.

REMOVAL OF DIRECTORS             Directors may be removed only for   Directors may be removed only
                                 cause by a majority vote of         for cause by a majority of
                                 stockholders. Under Genzyme's by-   stockholders. Under Biomatrix'
                                 laws, vacancies on the board may    charter, vacancies on the board
                                 be filled by the board. Vacancies   may be filled by a majority of
                                 resulting from the enlargement of   the board, though less than a
                                 the board may be filled by the      quorum.
                                 directors then in office, though
                                 less than a quorum.

LIMITATION ON PERSONAL           Genzyme's charter provides that     Biomatrix' charter provides that
  LIABILITY OF DIRECTORS AND     directors shall not be personally   directors shall not be
  OFFICERS                       liable to Genzyme or its            personally liable to Biomatrix
                                 stockholders for monetary damages   or its stockholders for monetary
                                 for breaching their fiduciary       damages for breaching their
                                 duties except to the extent         fiduciary duties except for:
                                 eliminating or limiting their       - breaches of their duty of
                                 liability is not permitted under    loyalty to Biomatrix or its
                                 the MBCL. Under the MBCL, a           stockholders;
                                 director is generally not excused   - acts or omissions not in good
                                 from liability for making             faith or involving intentional
                                 unauthorized loans or                 misconduct or a knowing
                                 distributions to insiders.            violation of law;

                                                                     - unlawful payment of dividends
                                                                       or unlawful repurchases of
                                                                       stock; or

                                                                     - transactions from which the
                                                                       directors derived improper
                                                                       personal benefit.

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

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
INDEMNIFICATION OF DIRECTORS     Massachusetts law permits, and      Delaware law permits, and
  AND OFFICERS                   Genzyme's charter provides for,     Biomatrix' charter provides for,
                                 indemnification of directors and    indemnification of directors,
                                 officers for all expenses and       officers, employees and agents
                                 liabilities imposed upon them due   for expenses, judgments or
                                 to any proceeding in which they     settlements actually and
                                 may become involved by serving or   reasonably incurred by them in
                                 having served as directors or       legal proceedings if they acted
                                 officers. Indemnification is        in good faith and in a manner
                                 denied, however, if the person is   they reasonably believed to be
                                 found not to have acted in good     in or not opposed to Biomatrix'
                                 faith with the reasonable belief    best interests. Biomatrix'
                                 that his or her action was in       bylaws provide that
                                 Genzyme's best interest. Genzyme's  indemnification is a contract
                                 by-laws provide that                right.
                                 indemnification is a contract       Delaware law permits, and
                                 right for the benefit of the        Biomatrix' charter and bylaws
                                 directors, officers and other       provide for, the Biomatrix board
                                 persons entitled to be              to purchase and maintain
                                 indemnified.                        insurance on behalf of
                                 The MBCL does not explicitly        directors, officers, employees
                                 address indemnifying persons        and against any liability
                                 against judgments in actions        asserted against them.
                                 brought by or in the right of the   The DGCL does not permit a
                                 corporation. The previously         corporation to indemnify persons
                                 discussed standard applies to such  against judgments in actions
                                 cases.                              brought by or in the right of
                                                                     the corporation.

AMENDMENTS TO CHARTER            Under the MBCL, a majority vote of  Under the DGCL, a charter may be
                                 stockholders is required to amend   amended by the affirmative vote
                                 some charter provisions, such as    of a majority of the outstanding
                                 increasing a company's authorized   stock and a majority of the
                                 capital stock. For most other       outstanding shares of each class
                                 amendments, the MBCL requires a     entitled to vote as a class.
                                 two-thirds vote, such as to change  Biomatrix' charter provides for
                                 a corporate name, change the        amendments to be made in the
                                 nature of the corporate business,   manner prescribed by Delaware
                                 or authorize the sale, mortgage,    law.
                                 pledge, lease or exchange of all
                                 the company's property or assets.
                                 The MBCL does, however, permit a
                                 corporate charter to specify a
                                 threshold vote of less than
                                 two-thirds, but of at least a
                                 majority; Genzyme's charter
                                 expressly permits a majority vote
                                 to make any amendments to its
                                 charter.

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
AMENDMENTS TO BY-LAWS            Genzyme's by-laws may be amended,   Biomatrix' bylaws may be altered
                                 altered or repealed, and new        or repealed, and new bylaws may
                                 by-laws may be adopted, by a        be made by the board of
                                 majority vote of the stockholders.  directors. Biomatrix
                                 The directors may also make, amend  stockholders may also make
                                 or repeal the by-laws, except any   additional bylaws and alter or
                                 by-law provision which under law,   repeal any bylaws previously
                                 the charter or the by-laws          adopted by the board or
                                 requires a stockholder vote. If     stockholders.
                                 the directors make, amend or
                                 repeal any by-law, Genzyme must
                                 notify the stockholders of that
                                 action at or before the time
                                 notice of the next stockholder
                                 meeting is given.

ANTI-TAKEOVER PROVISIONS         The Massachusetts "Business         Section 203 of the DGCL
                                 Combination" statute prohibits a    prohibits a Delaware corporation
                                 Massachusetts corporation from      from engaging in a "business
                                 engaging in a "business             combination" with a person
                                 combination" with a person owning   owning 15% or more of the
                                 5% or more of the corporation's     corporation's voting stock (an
                                 voting stock without the approval   "interested stockholder") for
                                 of its board to acquire that stock  three years following the time
                                 (an "interested stockholder"), for  that person became an interested
                                 three years from the time the       stockholder, unless the:
                                 person became an interested         - board, before the time the
                                 stockholder, unless the:              person became an interested
                                 - board approves the stock            stockholder, approved either
                                   acquisition or the combination      the business combination or
                                   transaction prior to the person     the transaction that resulted
                                   becoming an interested              in the person becoming an
                                   stockholder;                        interested stockholder;
                                 - interested stockholder acquires   - person became an interested
                                   90% of the outstanding voting       stockholder and 85% owner of
                                   stock of the company (excluding     the voting stock in the
                                   stock owned by                      transaction, excluding shares
                                   directors-officers or some          owned by directors and
                                   employee stock plans) in one        officers and shares owned by
                                   transaction; or                     some employee stock plans; or
                                 - combination transaction is        - combination transaction is
                                   approved by the board and by        approved by the board and
                                   two-thirds of the outstanding       authorized by the affirmative
                                   voting stock not owned by the       vote of at least two-thirds of
                                   interested stockholder.             the outstanding voting stock
                                                                       not owned by the interested
                                                                       stockholder.

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
                                 Genzyme is subject to the           A Delaware corporation can elect
                                 Massachusetts Business Combination  in its charter or bylaws not to
                                 statute unless it elects, with      be governed by Section 203.
                                 stockholder approval, not to be.    Biomatrix has not made that
                                 Genzyme has not made that           election.
                                 election.

CONTROL SHARE ACQUISITION        The Massachusetts "Control Share    Delaware does not have a Control
  STATUTE                        Acquisition" statute provides that  Share Acquisition statute.
                                 each and any acquisition by a
                                 person of 20%, 33 1/3% or a
                                 majority of the corporation's
                                 voting stock cannot vote the
                                 shares exceeding that threshold
                                 unless a majority of the
                                 outstanding shares not owned by
                                 the acquiror and the corporation's
                                 officers and employee-directors
                                 vote to permit it. Under its
                                 by-laws, Genzyme has elected not
                                 to be governed by this statute.

SHAREHOLDER RIGHTS PLAN          As described in the rights          Biomatrix does not have a
                                 agreement dated June 10, 1999       stockholder rights plan.
                                 between Genzyme and American Stock
                                 Transfer & Trust Company, as
                                 rights agent, each outstanding
                                 share of GENZ Stock, GZMO Stock,
                                 GZSP Stock, and GZTR Stock also
                                 represents a right that, if
                                 triggered, will permit the holder
                                 to purchase one one-hundredth of a
                                 share of Genzyme's:

                                 - Series A Junior Participating
                                   preferred stock for each GENZ
                                   Stock purchase right, at a price
                                   of $300;

                                 - Series B Junior Participating
                                   preferred stock for each GZTR
                                   Stock purchase right, at a price
                                   of $26;

                                 - Series C Junior Participating
                                   preferred stock for each GZMO
                                   Stock purchase right, at a price
                                   of $26; and

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
SHAREHOLDER RIGHTS PLAN          - Series D Junior Participating               (see above)
  (CONTINUED)                      preferred stock for each GZSP
                                   Stock purchase right, at a price
                                   of $150.

                                 Upon creation of the GZBX Stock,
                                 Genzyme and the rights agent will
                                 amend the rights agreement to
                                 provide for:

                                 - a purchase right to purchase one
                                   one-hundredth of a share of a
                                   newly redesignated Series B
                                   Junior Participating preferred
                                   stock, at a price to be
                                   determined by Genzyme's board
                                   prior to completing the
                                   recapitalization and merger; and

                                 - the elimination of the purchase
                                   rights to purchase the current
                                   Series B and Series D preferred
                                   stocks.

                                 The rights are not currently
                                 exercisable but will become
                                 exercisable upon the earlier of:

                                 - 10 days following the public
                                   announcement that a person or
                                   group has acquired 15% or more
                                   of the voting power of all
                                   series of Genzyme's outstanding
                                   common stock, or

                                 - 10 days after any person or
                                   group announces a tender or
                                   exchange offer which, if
                                   completed, would result in the
                                   offeror owning 15% or more of
                                   the voting power of all series
                                   of Genzyme's outstanding common
                                   stock.

                                 When exercisable, each right
                                 permits its holder to buy that
                                 number of shares of a series of
                                 Genzyme's common stock equal in
                                 value to twice the right's
                                 purchase price. The acquirer who
                                 triggers the rights cannot
                                 exercise or transfer its rights.

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
SHAREHOLDER RIGHTS PLAN          If any person acquiring 15% or                (see above)
  (CONTINUED)                    more of the voting power of
                                 Genzyme's outstanding common stock
                                 is involved in a merger or other
                                 business combination with Genzyme
                                 in which Genzyme is not the
                                 surviving corporation, each
                                 rightholder will be allowed to buy
                                 shares of the acquiring company's
                                 common stock at half their average
                                 market value upon paying the
                                 right's purchase price.

                                 The rights expire on March 28,
                                 2009 unless redeemed. The Genzyme
                                 board may redeem the rights at
                                 $0.001 per right any time before
                                 the tenth day after the 15% or
                                 greater acquisition. The rights
                                 have anti-takeover effects. They
                                 can cause substantial dilution to
                                 a person or group that attempts to
                                 acquire Genzyme on terms that are
                                 not approved by the board. The
                                 rights should not interfere with
                                 any merger or other business
                                 combination that Genzyme's board
                                 approves since Genzyme can redeem
                                 the rights before they become
                                 exercisable.

PROVISIONS RELATING TO SOME      Under the MBCL, the affirmative     The DGCL generally requires that
  BUSINESS COMBINATIONS          vote of two-thirds of the           a merger and consolidation, or
                                 outstanding shares of each class    sale, lease or exchange of all
                                 of stock (or such lower proportion  or substantially all of a
                                 permitted by the charter, but not   corporation's property and
                                 less than a majority) is required   assets be approved by the
                                 to authorize a merger or            directors and by a majority of
                                 consolidation of Genzyme into any   the outstanding stock. A
                                 other corporation, or the sale,     corporation's charter may
                                 lease, or exchange of all or        require a greater vote.
                                 substantially all of Genzyme's      Biomatrix' charter does not
                                 property and assets. Genzyme's      provide for a greater vote.
                                 charter provides that a majority
                                 of the outstanding shares of each
                                 class must approve a merger or
                                 sale of all or substantially all
                                 of Genzyme's assets.

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
PROVISIONS RELATING TO SOME      Under the MBCL, unless the          Under the DGCL, a surviving
  BUSINESS COMBINATIONS          corporation's charter otherwise     corporation need not obtain
  (CONTINUED)                    provides for a stockholder vote, a  stockholder approval for a
                                 surviving corporation need not      merger if:
                                 obtain stockholder approval for a   - each share of the surviving
                                 merger if:                            corporation's stock
                                 - any shares of the surviving         outstanding prior to the
                                   corporation to be issued or         merger remains outstanding in
                                   delivered in the merger will not    identical form after the
                                   increase the number of shares of    merger;
                                   common stock outstanding prior
                                   to the merger by more than 15%;   - the merger agreement does not
                                   and                                 amend the charter of the
                                                                       surviving corporation; and
                                 - the merger agreement does not
                                   amend the charter of the          - either no shares of common
                                   surviving corporation.              stock of the surviving
                                                                       corporation are to be issued
                                                                       or delivered in the merger or,
                                                                       if common stock will be issued
                                                                       or delivered, it will not
                                                                       increase the number of shares
                                                                       of common stock outstanding
                                                                       prior to the merger by more
                                                                       than 20%.

                                 Genzyme's charter requires that
                                 holders of each series of Genzyme
                                 common stock, with each series
                                 voting separately, approve any
                                 merger or business combination
                                 resulting in:

                                 - stockholders of all series
                                   together no longer owning,
                                   directly or indirectly, at least
                                   50% of the voting power of the
                                   surviving corporation; and

                                 - stockholders of all series not
                                   receiving the same form of
                                   consideration, distributed among
                                   stockholders in proportion to
                                   the market capitalization of
                                   each series of Genzyme common
                                   stock on the date of the first
                                   public announcement of the
                                   merger or business combination.

                                 This vote of the stockholders must
                                 be taken at a meeting at which
                                 both a quorum is present and the
                                 votes in favor of the merger
                                 exceed those against it.

                                   RIGHTS OF GENZYME STOCKHOLDERS
                                 GENERALLY AND OF GZBX STOCKHOLDERS  RIGHTS OF BIOMATRIX STOCKHOLDERS
                                 ----------------------------------  --------------------------------
APPRAISAL OR DISSENTERS' RIGHTS  Under Massachusetts law, a          Under Delaware law, the right of
                                 properly dissenting stockholder is  dissenting stockholders to
                                 entitled to receive the appraised   obtain the fair value for their
                                 value of his shares when the        shares is available in
                                 corporation votes to:               connection with some mergers or
                                 - sell, lease, or exchange all or   consolidations. Unless otherwise
                                   substantially all of its          provided in the corporate
                                   property and assets;              charter, appraisal rights are
                                 - adopt an amendment to its         not available to stockholders
                                   charter that adversely affects    when the corporation will be the
                                   the rights of the stockholder;    surviving corporation in a
                                   or                                merger and no vote of its
                                 - merge or consolidate with         stockholders is required to
                                   another corporation.              approve the merger. In addition,
                                 No appraisal rights are available,  no appraisal rights are
                                 however, to stockholders of a       available to holders of shares
                                 corporation surviving the merger,   of any class of stock which is
                                 if the merger does not require the  either:
                                 approval of these stockholders.     - listed on a national
                                 In order to exercise their          securities exchange or
                                 appraisal rights, stockholders        designated as a national
                                 must not vote in favor of the         market system security on an
                                 corporate action triggering the       interdealer quotation system
                                 appraisal right. Also, they must      by the NASD, or
                                 send the corporation a written      - held of record by more than
                                 objection to the corporate action     2,000 stockholders,
                                 stating their intention to demand   unless those stockholders are
                                 payment for their shares. If        required by the terms of the
                                 stockholders follow the appraisal   merger to accept anything other
                                 procedures set out under            than (1) shares of stock of the
                                 Massachusetts law, the "fair        surviving corporation, (2)
                                 value" of their stock will be       shares of stock of another
                                 determined as of the day before     corporation which, on the
                                 effectiveness of the corporate      effective date of the merger or
                                 action. The appraisal rights        consolidation, are of the kind
                                 provisions are the only remedy for  described above, (3) cash
                                 stockholders who object to the      instead of fractional shares of
                                 corporate action, unless the        such stock, or (4) any
                                 corporate action is determined to   combination of the consideration
                                 have been illegal, fraudulent or    set forth in (1) through (3).
                                 in breach of the board's fiduciary  Biomatrix stockholders will be
                                 duties.                             entitled to dissenters'
                                 For a description of the            appraisal rights in connection
                                 dissenters' appraisals rights that  with the merger.
                                 Genzyme stockholders will have in
                                 connection with the
                                 recapitalization, see "THE GENZYME
                                 RECAPITALIZATION
                                 PROPOSALS--Appraisal Rights of
                                 GZSP and GZTR Stockholders"
                                 beginning on page    .

                   COMPARISON OF RIGHTS OF GZBX STOCKHOLDERS
                         AND GZSP AND GZTR STOCKHOLDERS


    The rights of holders of GZSP Stock and GZTR Stock are governed by the Genzyme charter and bylaws and the MBCL. After the recapitalization and merger, the rights of those stockholders, as holders of GZBX Stock will continue to be governed by the Genzyme charter and bylaws and MBCL. The principal difference between their rights as GZBX stockholders as compared to their rights as GZSP or GZTR stockholders, is that the terms of the former are designed to reflect the performance and value of Genzyme Biosurgery rather than of Genzyme Surgical Products or Genzyme Tissue Repair. The terms of these stocks that are intended to make each stock reflect the financial performance of its own corresponding division are essentially identical and are discussed more fully in the discussion of Genzyme's tracking stock under "DESCRIPTION OF GENZYME CAPITAL
STOCK" beginning on page    . Other than the fact that each stock is designed to
reflect the financial performance of its corresponding division, the remaining material differences between these three stocks are as follows:



                          RIGHTS OF GZBX         RIGHTS OF GZSP         RIGHTS OF GZTR
                           STOCKHOLDERS           STOCKHOLDERS           STOCKHOLDERS
                       ---------------------  ---------------------  ---------------------
LIQUIDATION RIGHTS     Holders of GZBX Stock  Holders of GZSP Stock  Holders of GZTR Stock
                       have 50 liquidation    have 61 liquidation    have 58 liquidation
                       units per share. For   units per share. For   units per share. For
                       a fuller description   a fuller description   a fuller description
                       of liquidation         of liquidation         of liquidation
                       rights, see            rights, see            rights, see
                       "DESCRIPTION OF        "DESCRIPTION OF        "DESCRIPTION OF
                       GENZYME CAPITAL        GENZYME CAPITAL        GENZYME CAPITAL
                       STOCK--Liquidation     STOCK--Liquidation     STOCK--Liquidation
                       Rights" beginning on   Rights."               Rights."
                       page   .

VOTING RIGHTS          Holders of GZBX Stock  Holders of GZSP Stock  Holders of GZTR Stock
                       are entitled to .50    are entitled to 0.61   are entitled to 0.06
                       vote for each share    vote for each share    vote for each share
                       of stock held at any   of stock held at any   of stock held at any
                       meeting of             meeting of             meeting of
                       stockholders. For a    stockholders. For a    stockholders. For a
                       description of other   description of other   description of other
                       voting rights of       voting rights of       voting rights of
                       Genzyme Stock see      Genzyme Stock see      Genzyme Stock see
                       "DESCRIPTION OF        "DESCRIPTION OF        "DESCRIPTION OF
                       GENZYME CAPITAL        GENZYME CAPITAL        GENZYME CAPITAL
                       STOCK--Voting Rights"  STOCK--Voting          STOCK--Voting
                       beginning on page   .  Rights."               Rights."

                                 LEGAL MATTERS


    The validity of the GZBX Stock to be issued in the merger and the tax treatment of the recapitalization and the merger will be passed upon for Genzyme by Palmer & Dodge LLP, Boston, Massachusetts.


    The tax treatment of the merger will be passed upon for Biomatrix by Bingham Dana LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements of Genzyme Corporation, Genzyme General, Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Biomatrix incorporated in this joint proxy statement/ prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                     FUTURE BIOMATRIX STOCKHOLDER PROPOSALS

    If the merger is not consummated, or is not consummated within the time period currently contemplated, Biomatrix will hold its 2000 annual meeting of stockholders or a special meeting in lieu of the annual meeting. The Biomatrix board will make provision for presentation of proposals by stockholders at the 2000 annual meeting of stockholders, if any such meeting is held, provided such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC. To be considered for inclusion in the agenda for that meeting and the proxy materials relating to that meeting, those proposals must be received by Biomatrix no later than

    - if Biomatrix gives at least 40 days' notice of that meeting, 30 days prior to the date of that meeting, or

    - if Biomatrix gives less than 40 days' notice of that meeting, the tenth day following the day that Biomatrix mails notice of the date of that meeting or otherwise publicly discloses the date of that meeting.

                      FUTURE GENZYME STOCKHOLDER PROPOSALS

    To be included in Genzyme's 2001 annual proxy statement or to bring business before the annual meeting, a shareholder proposal must be received by Genzyme in writing no later than February 25, 2001. Genzyme's by-laws permit a stockholder to bring business before or propose director nominations to be considered at an annual meeting. The notice must contain specified information about the proposing stockholder and the proposed business or nomination. If any stockholder proposal is submitted after March 27, 2001, Genzyme's board will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting without any discussion of the matter in the proxy statement. If you are interested in the procedures required to submit a proposal, please contact Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139,
Attention: Clerk, phone: (617) 252-7500.

                                 OTHER MATTERS

    Neither Genzyme nor Biomatrix presently intends to bring before the Genzyme or Biomatrix special meetings any matters other than those specified in the notice accompanying this joint proxy statement/prospectus, and neither Genzyme nor Biomatrix has any knowledge of any other matters which may be brought up by other persons. However, if any other matters come before the Genzyme special meeting or the Biomatrix special meeting or any adjournments of those meetings, the persons named in the enclosed forms of the Genzyme proxy or Biomatrix proxy, as the case may be, including any substitutes, will use their best judgment to vote the proxies.

                      WHERE YOU CAN FIND MORE INFORMATION

    Genzyme and Biomatrix file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Genzyme and Biomatrix file with the SEC at the SEC's public reference rooms at the following locations:

    Public Reference Room        New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549           New York, NY 10048                 Suite 1400
                                                                 Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Genzyme may also be inspected at the offices of The Nasdaq Stock Market-Registered Trademark-, which is located at 1735 K Street, N.W., Washington, D.C. 20006 and concerning Biomatrix at the New York Stock Exchange, Inc. located at 11 Wall Street, New York, NY 10005.

    Genzyme filed a registration statement on Form S-4 to register with the SEC the GZBX Stock to be issued to GZSP and GZTR Stockholders in the recapitalization and Biomatrix stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Genzyme in addition to being a joint proxy statement of Genzyme and Biomatrix. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in Genzyme's registration statement or the exhibits to the registration statement.

    The SEC allows Genzyme and Biomatrix to "incorporate by reference" information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later-filed documents incorporated by reference in this joint proxy statement/prospectus.

    This joint proxy statement/prospectus incorporates by reference the documents set forth below that Genzyme and Biomatrix have previously filed with the SEC. These documents contain important business and financial information about Genzyme and Biomatrix that is not included in or delivered with this joint proxy statement/prospectus.


GENZYME FILINGS (FILE NO. 0-14680)                         PERIOD OR DATE FILED
----------------------------------             ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended December 31, 1999 filed on
                                               March 30, 2000, amended June 28, 2000

Quarterly Report on Form 10-Q                  Filed on May 15, 2000

Current Reports on Form 8-K                    Filed on January 10, 2000, March 15, 2000,
                                               March 23, 2000 and June 30, 2000

Proxy Statement on Schedule 14A                Filed on April 18, 2000

The description of GENZ Stock, GZMO Stock and  Filed on June 30, 2000
  GZTR Stock contained in Genzyme's
  Registration Statement on Form 8-A/A

GENZYME FILINGS (FILE NO. 0-14680)                         PERIOD OR DATE FILED
----------------------------------             ---------------------------------------------
The description of GENZ Stock purchase         Filed on June 11, 1999
  rights, GZMO Stock purchase rights and GZTR
  Stock purchase rights contained in
  Genzyme's Registration Statement on Form
  8-A/A

The description of GZSP Stock and GZSP Stock   Filed on June 30, 2000
  purchase rights contained in Genzyme's
  Registration Statement on Form 8-A/A

BIOMATRIX FILINGS (FILE NO. 0-19373)                              PERIOD
---------------------------------------------  ---------------------------------------------

Annual Report on Form 10-K                     Fiscal Year ended December 31, 1999, filed on
                                               March 30, 2000, amended April 26, 2000

Quarterly Report on Form 10-Q                  Filed on May 15, 2000

Current Report on Form 8-K                     Filed on March 15, 2000

The description of Biomatrix' common stock     Filed on June 12, 1998
  contained in Biomatrix' Registration
  Statement on Form 8-A.


    Genzyme and Biomatrix also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Genzyme and Biomatrix special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Genzyme has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Genzyme, and Biomatrix has supplied all such information relating to Biomatrix.

    If you are a Genzyme or Biomatrix stockholder, the companies may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

     Genzyme Corporation               Biomatrix, Inc.
    Shareholder Relations             Investor Relations
      One Kendall Square              65 Railroad Avenue
Cambridge, Massachusetts 02139   Ridgefield, New Jersey 07657
        (617) 252-7526                  (201) 945-9550


    You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Genzyme and Biomatrix have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy
statement/prospectus is dated         , 2000. You should not assume that the
information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of GZBX Stock in the recapitalization and the merger creates any implication to the contrary.

                                    ANNEX A
                                    AMENDED
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                              GENZYME CORPORATION,
                          SEAGULL MERGER CORPORATION,
                                      AND
                                BIOMATRIX, INC.

                          ----------------------------

                           DATED AS OF MARCH 6, 2000,
                          AMENDED AS OF APRIL 17, 2000

                          ----------------------------

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                      --------
ARTICLE I--THE MERGER...............................................     A-2
 1.1    The Merger..................................................     A-2
 1.2    Closing.....................................................     A-2
 1.3    Effective Time..............................................     A-2
 1.4    Articles of Organization and By-Laws........................     A-2
 1.5    Directors and Officers......................................     A-2

ARTICLE II--CONVERSION OF SECURITIES................................     A-2
 2.1    Conversion of Common Stock..................................     A-2
 2.2    Seller Common Stock Elections...............................     A-3
 2.3    Proration of Cash Election Price............................     A-4
 2.4    Anti-Dilution...............................................     A-6
 2.5    Stock Option Plans..........................................     A-6
 2.6    Biomatrix Convertible Note..................................     A-7
 2.7    Dissenting Shares...........................................     A-7
 2.8    Exchange of Certificates....................................     A-7
 2.9    No Transfers................................................     A-8
 2.10   No Liability................................................     A-8
 2.11   Lost Certificates...........................................     A-8
 2.12   Withholding Rights..........................................     A-8
 2.13   Distributions with Respect to Unexchanged Shares............     A-8
 2.14   Further Assurances..........................................     A-8

ARTICLE III--CERTAIN RELATED TRANSACTIONS...........................     A-9
 3.1    Funding of Cash Merger Consideration........................     A-9
 3.2    Reorganization..............................................     A-9

ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF BIOMATRIX.............    A-10
 4.1    Incorporation; Authority....................................    A-10
 4.2    Authorization and Enforceability............................    A-10
 4.3    Capitalization..............................................    A-10
 4.4    Biomatrix Subsidiaries......................................    A-11
 4.5    SEC Filings; Financial Statements...........................    A-12
 4.6    Absence of Undisclosed Liabilities..........................    A-12
 4.7    Absence of Certain Events...................................    A-12
 4.8    Contracts and Other Agreements..............................    A-12
 4.9    Compliance with Laws........................................    A-13
 4.10   Legal Proceedings...........................................    A-14
 4.11   Intellectual Property.......................................    A-14
 4.12   Insurance...................................................    A-15
 4.13   Commercial Relationships....................................    A-15
 4.14   Tax Matters.................................................    A-15
 4.15   Employee Benefit Plans......................................    A-16
 4.16   Employee Relations..........................................    A-17
 4.17   Environmental Matters.......................................    A-18
 4.18   No Breach...................................................    A-19
 4.19   Board Approval..............................................    A-19
 4.20   Anti-Takeover Laws..........................................    A-19
 4.21   Opinion of Biomatrix' Financial Advisor.....................    A-19
 4.22   Brokerage...................................................    A-19
 4.23   Investment Company Act......................................    A-19
 4.24   Proxy Statement and Registration Statement..................    A-19
 4.25   Year 2000 Matters...........................................    A-20

                                                                        PAGE
                                                                      --------
ARTICLE V--REPRESENTATIONS AND WARRANTIES OF GENZYME................    A-21
 5.1    Incorporation; Authority....................................    A-21
 5.2    Authorization and Enforceability............................    A-21
 5.3    Capitalization..............................................    A-22
 5.4    SEC Filings; Financial Statements...........................    A-23
 5.5    Absence of Undisclosed Genzyme Liabilities..................    A-23
 5.6    Absence of Certain Events...................................    A-24
 5.7    Contracts and Other Agreements..............................    A-24
 5.8    Compliance with Laws........................................    A-24
 5.9    Legal Proceedings...........................................    A-25
 5.10   No Breach...................................................    A-25
 5.11   Intellectual Property.......................................    A-26
 5.12   Insurance...................................................    A-26
 5.13   Employee Benefit Plans......................................    A-27
 5.14   Employee Relations..........................................    A-27
 5.15   Environmental Matters.......................................    A-27
 5.16   Board Approval..............................................    A-28
 5.17   Brokerage...................................................    A-28
 5.18   Year 2000 Matters...........................................    A-28
 5.19   Proxy Statement and Registration Statement..................    A-28
 5.20   Available Funds.............................................    A-28

ARTICLE VI--COVENANTS AND AGREEMENTS................................    A-29
 6.1    Biomatrix Conduct of Business...............................    A-29
 6.2    Genzyme Conduct of Business.................................    A-31
 6.3    Tax-Free Reorganization Treatment...........................    A-32
 6.4    Corporate Examinations and Investigations...................    A-33
 6.5    Expenses....................................................    A-33
 6.6    Third-Party Consents........................................    A-33
 6.7    Further Assurances..........................................    A-33
 6.8    Preparation of Disclosure Documents.........................    A-34
 6.9    Public Announcements........................................    A-35
 6.10   Nasdaq Matters..............................................    A-35
 6.11   No Solicitation.............................................    A-35
 6.12   Regulatory Filings..........................................    A-36
 6.13   Notification of Certain Matters.............................    A-36
 6.14   Registration of Option Shares...............................    A-36
 6.15   Employee Matters............................................    A-36
 6.16   Indemnification.............................................    A-37
 6.17   Affiliates Letters..........................................    A-37

ARTICLE VII--CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY
TO CONSUMMATE THE MERGER............................................    A-38
 7.1    Stockholder Approval........................................    A-38
 7.2    Registration Statement......................................    A-38
 7.3    Absence of Order............................................    A-38
 7.4    Regulatory Approvals........................................    A-38
 7.5    HSR Act.....................................................    A-38
 7.6    Nasdaq......................................................    A-38
ARTICLE VIII--CONDITIONS PRECEDENT TO THE OBLIGATION OF GENZYME AND
MERGER SUB TO CONSUMMATE THE MERGER.................................    A-38
 8.1    Representations, Warranties and Covenants...................    A-38
 8.2    Delaware Certificates.......................................    A-38
 8.3    Secretary's Certificates....................................    A-38
 8.4    Tax Opinion.................................................    A-39
 8.5    Merger Filings..............................................    A-39

                                                                        PAGE
                                                                      --------
ARTICLE IX--CONDITIONS PRECEDENT TO THE OBLIGATION OF BIOMATRIX TO
CONSUMMATE THE MERGER...............................................    A-39
 9.1    Representations, Warranties and Covenants...................    A-39
 9.2    Massachusetts Certificates..................................    A-39
 9.3    Clerk's Certificates........................................    A-39
 9.4    Tax Opinion.................................................    A-39
 9.5    Reorganization..............................................    A-40
 9.6    Merger Filings..............................................    A-40

ARTICLE X--TERMINATION, AMENDMENT AND WAIVER........................    A-41
10.1    Termination.................................................    A-41
10.2    Effect of Termination.......................................    A-42
10.3    Expense Reimbursement.......................................    A-42
10.4    Break-up Fees...............................................    A-42
10.5    Amendment...................................................    A-45
10.6    Waiver......................................................    A-45

ARTICLE XI--MISCELLANEOUS...........................................    A-46
11.1    No Survival.................................................    A-46
11.2    Notices.....................................................    A-46
11.3    Entire Agreement............................................    A-46
11.4    Governing Law...............................................    A-47
        Binding Effect; No Assignment; No Third-Party
11.5    Beneficiaries...............................................    A-47
11.6    Section Headings, Construction..............................    A-47
11.7    Counterparts................................................    A-47
11.8    Severability................................................    A-47
11.9    Submission to Jurisdiction; Waiver..........................    A-47
11.10   Waiver of Jury Trial........................................    A-48
11.11   Enforcement.................................................    A-48
11.12   Rules of Construction.......................................    A-48

                                    EXHIBITS

A-1      Revised Divisional Policies

A-2      Terms of GBS Division Common Stock

B        Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER
           (AS AMENDED BY AMENDMENT NO. 1 DATED AS OF APRIL 17, 2000)

    This Agreement and Plan of Merger (this "AGREEMENT"), dated as of March 6, 2000, is by and among Genzyme Corporation ("GENZYME"), a Massachusetts corporation, Seagull Merger Corporation, a Massachusetts corporation and a wholly owned subsidiary of Genzyme ("MERGER SUB"), and Biomatrix, Inc. ("BIOMATRIX"), a Delaware corporation.

    WHEREAS, the Boards of Directors of Genzyme and Biomatrix deem it advisable and in the best interests of each corporation and its respective stockholders that Genzyme and Biomatrix combine as described below in order to advance the long-term business interests of Genzyme and Biomatrix;

    WHEREAS, Genzyme through its Genzyme Surgical Products Division (the "GSP DIVISION") engages in the business of developing, manufacturing and marketing surgical products for cardiovascular surgery and general surgery, and Genzyme has issued shares of its Genzyme Surgical Products Division Common Stock, $.01 par value per share (the "GSP DIVISION COMMON STOCK") to reflect the value and track the performance of the GSP Division and, with respect to each such share, a certain number of GSP Stock Purchase Rights issued pursuant to the Amended and Restated Renewed Rights Agreement associated therewith (the "GENZYME RIGHTS PLAN", with the GSP Stock Purchase Rights associated therewith referred to collectively as the "GSP STOCK PURCHASE RIGHTS");

    WHEREAS, Genzyme through its Genzyme Tissue Repair Division (the "GTR DIVISION") engages in the business of developing and marketing biological products for orthopedic injuries, such as cartilage repair, and severe burns, and Genzyme has issued shares of its Genzyme Tissue Repair Common Stock (the "GTR DIVISION COMMON STOCK") to reflect the value and track the performance of the GTR Division and, with respect to each such share, a certain number of GTR Stock Purchase Rights issued pursuant to the Genzyme Rights Plan), with the GTR Stock Purchase Rights associated therewith referred to collectively as the "GTR STOCK PURCHASE RIGHTS");

    WHEREAS, Genzyme and Biomatrix would like to combine the business of Biomatrix with the businesses of the GSP Division and the GTR Division into a new division, currently referred to as the "Genzyme Biosurgery Division" (the "GBS DIVISION");

    WHEREAS, in connection with the formation of the GBS Division Genzyme will authorize a new series of common stock to be known as "Genzyme Biosurgery Division Common Stock" ("GBS DIVISION COMMON STOCK") to reflect the value and track the performance of the GBS Division, and with respect to each such share, a certain number of GBS Stock Purchase Rights issued pursuant to the Genzyme Rights Plan, as amended to reflect the creation and issuance of the GBS Division Common Stock.

    WHEREAS, the combination of Genzyme and Biomatrix shall be effected by the terms of this Agreement through a merger of Biomatrix with and into Merger Sub, as a result of which Biomatrix stockholders will have the right to receive cash and GBS Division Common Stock (the "MERGER");

    WHEREAS, in connection with the Merger, Genzyme wishes to combine the GSP Division and the GTR Division with the GBS Division, and in connection with such combination, the shares of GSP Division Common Stock and GTR Division Common Stock will be exchanged for shares of GBS Division Common Stock.

    WHEREAS, as a condition to, and concurrently with, the execution of this Agreement, certain Biomatrix stockholders have executed and delivered to Genzyme stockholder voting agreements; and

    WHEREAS, as a condition to, and concurrently with, the execution of this Agreement, Genzyme and Biomatrix have entered into an option agreement (the "STOCK OPTION AGREEMENT"), dated the date hereof, granting Genzyme an option to purchase shares of Biomatrix Common Stock, par value $.0001 per share ("BIOMATRIX COMMON STOCK"); and

    WHEREAS, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") for federal income tax purposes;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                             ARTICLE I--THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions herein, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Massachusetts Business Corporation Law ("MBCL"), Biomatrix shall be merged with and into Merger Sub. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, Merger Sub shall continue as the surviving corporation (sometimes referred herein as the "Surviving Corporation") and Biomatrix shall cease to exist as a separate corporation.

    1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Boston time, on a date to be specified by Genzyme and Biomatrix (the "CLOSING DATE"), which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX (other than delivery of items to be delivered at the Closing), at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, unless another date, place or time is agreed to by Genzyme and Biomatrix.

    1.3 EFFECTIVE TIME. At the Closing, the parties shall cause a Certificate of Merger with respect to the Merger to be filed and recorded in accordance with the DGCL and Articles of Merger with respect to the Merger to be filed in accordance with the MBCL (collectively, the "MERGER FILINGS"), and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the applicable Merger Filing is duly filed with the Secretary of State of Delaware in accordance with the DGCL and the Massachusetts Secretary of State in accordance with the MBCL, or at such later time as is specified in the Merger Filings (the "EFFECTIVE TIME"). The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL and Sections 78-85 of the MBCL.

    1.4 ARTICLES OF ORGANIZATION AND BY-LAWS. The Articles of Organization and By-Laws of Merger Sub, in each case as and By-Laws in effect immediately prior to the Effective Time, shall be the Articles of Organization and By-Laws of the Surviving Corporation until thereafter changed as provided therein or by applicable law, except that the name of the Surviving Corporation shall be changed to "GENZYME BIOSURGERY CORPORATION" or such other name as Genzyme may designate.

    1.5 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until his or her respective successor is duly elected and qualified.

                      ARTICLE II--CONVERSION OF SECURITIES

    2.1  CONVERSION OF COMMON STOCK.

    (a) At the Effective Time, by virtue of the Merger and without any action on the part of Genzyme, Biomatrix or Merger Sub:

        (i) Each share of Biomatrix Common Stock owned by Biomatrix or by any Biomatrix Subsidiary (as defined in Section 4.4(a)) shall be cancelled and extinguished and no payment shall be made with respect thereto.

        (ii) Subject to payment of cash in lieu of fractional shares as provided in Section 2.1(b) and subject to Sections 2.2 - 2.14, each share of Biomatrix Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.7) and shares held by Biomatrix or any Biomatrix Subsidiary), shall be cancelled and extinguished and automatically converted into the following (the "MERGER CONSIDERATION"):

           (A) for each such share of Biomatrix Common Stock with respect to which an election to receive a combination of GBS Division Common Stock and cash has been effectively made and not revoked or lost, pursuant to
       Section 2.2 and 2.3 hereof (a "STANDARD ELECTION"), the right to receive from Genzyme (x) a fraction of a share of GBS Division Common Stock (together with that portion of a GBS Stock Purchase Right) calculated by multiplying the Conversion Number by one minus the Standard Cash Percentage (as defined in Section 2.3(a)) and (y) an amount of cash equal to the product of the Cash Election Price and the Standard Cash Percentage (collectively, the "STANDARD CONSIDERATION"); or

           (B) for each such share of Biomatrix Common Stock with respect to which an election to receive solely cash has been effectively made and not revoked or lost, pursuant to Section 2.2 and 2.3 hereof (a "CASH ELECTION"), the right to receive in cash from Genzyme an amount equal to $37.00 (the "CASH ELECTION PRICE" or "CASH CONSIDERATION");

           (C) for each such share of Biomatrix Common Stock with respect to which an election to receive solely GBS Division Common Stock has been effectively made and not revoked or lost, pursuant to Section 2.2 and 2.3 hereof (a "STOCK ELECTION"), the right to receive from Genzyme one
       (1) (the "CONVERSION NUMBER") share of GBS Division Common Stock together with that number of GBS Stock Purchase Rights issued pursuant to the Genzyme Rights Plan (the "STOCK CONSIDERATION");

           (D) for each such share of Biomatrix Common Stock with respect to which no election has been effectively made and not revoked or lost, pursuant to Section 2.2 and 2.3 hereof (each a "NONELECTING SHARE"), the right to receive from Genzyme the Standard Consideration.

        (iii) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding following, and shall be unaffected by, the Merger.

    (b) In lieu of the issuance of fractional shares of GBS Division Common Stock, cash adjustments will be paid (without interest) to the holders of Biomatrix Common Stock immediately prior to the Effective Time in respect of any fractional share of GBS Division Common Stock that would otherwise be issuable to them (after aggregating all fractional shares to be received by such stockholders). The amount of such cash adjustments will be determined by multiplying each relevant holder's fractional interest by the reported last sale price on the Nasdaq National Market ("NASDAQ") for the GBS Division Common Stock on the trading day immediately preceding the Closing Date or, if the GBS Division Common Stock is not then traded on Nasdaq, the value of the GBS Division Common Stock on such day as determined in good faith by Genzyme, and rounding to the nearest cent.

    2.2  BIOMATRIX COMMON STOCK ELECTIONS.

    (a) Each person who, on or prior to the Election Date referred to in
Section 2.2(b) hereof, is a record holder of shares of Biomatrix Common Stock will be entitled, with respect to all or any portion of his shares, to make an unconditional election on or prior to such Election Date to receive a certain form of Merger Consideration on the basis hereinafter set forth.

    (b) Biomatrix shall prepare and mail a form of election (the "FORM OF ELECTION") with the Proxy Statement/Prospectus to the record holders of Biomatrix Common Stock as of the record date for the meeting of the stockholders of Biomatrix referred to in Section 6.8 hereof, which Form of Election may be used by each record holder of shares of Biomatrix Common Stock to specify the number of shares of Biomatrix Common Stock that such stockholder desires to have converted into the right to receive the Cash Consideration, the number of shares of Biomatrix Common Stock that such stockholder desires to have converted into the right to receive the Stock Consideration, and the number of shares of Biomatrix Common Stock that such stockholder desires to have converted into the right to receive the Standard Consideration. Any such holder's election shall have been properly made only if the Exchange Agent designated pursuant to
Section 2.8 shall have received at its designated office, by 5:00 p.m., Boston time on the business date (the "ELECTION DATE") immediately preceding the date of the meeting of the stockholders of Biomatrix referred to in Section 6.8 hereof, a Form of Election properly completed and signed and accompanied by certificates for the shares of Biomatrix Common Stock to which such Form of Election relates duly endorsed or otherwise in form acceptable for transfer on the books of Biomatrix.

    (c) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent
(i) prior to 5:00 p.m., Boston time on the Election Date or (ii) after the date of the Biomatrix Stockholder Meeting (as defined in Section 6.8), if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Biomatrix and Genzyme that this Agreement has been terminated in accordance with Article X hereof. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Biomatrix Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

    (d) Any determination of the Exchange Agent as to whether an election has been properly made or revoked pursuant to this Section 2.2 with respect to shares of Biomatrix Common Stock and as to when elections and revocations were received by it shall be binding. If the Exchange Agent determines that any election was not properly made with respect to shares of Biomatrix Common Stock, such shares shall be treated by the Exchange Agent as Nonelecting Shares. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of shares of Biomatrix Common Stock. The Exchange Agent may, with the mutual agreement of Biomatrix and Genzyme, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable to effect fully such elections.

    2.3. PRORATION. (a) Notwithstanding anything in this Agreement to the contrary (except as provided in Section 2.3(f)), the number of shares of Biomatrix Common Stock to be converted into the right to receive cash at the Effective Time (the "CASH ELECTION NUMBER") shall equal (i) the product of
(x) 0.2838 (the "CASH PERCENTAGE") and (y) the number of shares of Biomatrix Common Stock outstanding immediately prior to the Effective Time (excluding for this purpose any shares of Biomatrix Common Stock to be canceled pursuant to
Section 2.1(a)(i)) less (ii) the number of shares owned by Dissenting Holders with respect to which, at the Effective Time, demands for or rights of appraisal have not been withdrawn or lost. For purposes of this Agreement, the Standard Cash Percentage shall equal (x) the Cash Election Number divided by (y)(A) the number of shares of Biomatrix Common Stock outstanding immediately prior to the Effective Time (excluding for this purpose any shares of Biomatrix Common Stock to be canceled pursuant to Section 2.1(a)(i)) less (B) the number of shares owned by Dissenting Holders with respect to which, at the Effective Time, demands for or rights of appraisal have not been withdrawn or lost. For purposes of this Agreement the "STANDARD CASH SHARES" shall equal the Standard Cash Percentage multiplied by the sum of (i) the number of shares of Biomatrix Common Stock for which holders have made the Standard Election ("STANDARD ELECTION SHARES") and (ii) the number of Nonelecting Shares. The number of "AVAILABLE CASH SHARES" shall be equal to the Cash Election Number minus the number of Standard Cash Shares.

    (b) Standard Election Shares and Nonelecting Shares shall (subject to
Section 2.3(f)), be converted into the right to receive the Standard Consideration.

    (c) If the number of shares of Biomatrix Common Stock for which holders have made Cash Elections ("CASH ELECTION SHARES") exceeds the number of Available Cash Shares, then:

        (i) each Cash Election Share shall be converted into the right to receive (x) an amount of cash equal to the Cash Election Price multiplied by the Cash Proration Factor and (y) a fraction of a share of Genzyme Biosurgery Division Common Stock (and the associated fraction of a GBS Stock Purchase Right) calculated by multiplying the Conversion Number by one minus the Cash Proration Factor. The Cash Proration Factor shall equal the number of Available Cash Shares divided by the number of Cash Election Shares; and

        (ii) each share of Biomatrix Common Stock for which a holder has made a Stock Election (each a "STOCK ELECTION SHARE") shall be converted into the right to receive the Stock Consideration.

    (d) If the number of Cash Election Shares is less than the number of Available Cash Shares then:

        (i) each Cash Election Share shall be converted into the right to receive the Cash Consideration; and

        (ii) each Stock Election Share shall be converted into the right to receive (x) a fraction of a share of Genzyme Biosurgery Division Common Stock (and the associated fraction of a GBS Stock Purchase Right) equal to the Conversion Number multiplied by one minus the Stock Proration Factor and
    (y) cash in an amount equal to the product of the Cash Election Price and the Stock Proration Factor. The Stock Proration Factor shall equal the ratio of (A) the number of Available Cash Shares less the number of Cash Election Shares divided by (B) the number of Stock Election Shares.

    (e) If the number of Cash Election Shares is equal to the Available Cash Shares, then (subject to Section 2.3(f)) all Cash Election Shares shall be converted into the right to receive the Cash Election Price, and all Stock Election Shares shall be converted into the right to receive Stock Consideration.

    (f) In the event that the GBS Division Common Stock (excluding fractional shares to be paid in cash pursuant to Section 2.1(b)) to be issued in the Merger in exchange for shares of Biomatrix Common Stock, valued at the average of the high and low trading prices of the GBS Division Common Stock as reported on the Nasdaq for the Effective Date (or, if there is no such trading, as otherwise determined in good faith by Genzyme with the advice of tax counsel), minus the aggregate discount, if any, due to trading restrictions on the GBS Division Common Stock to be issued in the Merger (the "GBS DIVISION COMMON STOCK VALUE") is less than 45% of the total Merger Consideration to be paid in exchange for the shares of Biomatrix Common Stock (including without limitation the amount of cash to be paid in lieu of fractional shares pursuant to Section 2.1(b) and the estimated amount of cash that will be paid for Dissenting Shares pursuant to
Section 2.7 and any other payments required to be considered in determining whether the continuity of interest requirement applicable to reorganizations under Section 368 of the Code has been satisfied) (the "TOTAL CONSIDERATION"), then the Cash Percentage (and, accordingly, the Standard Cash Percentage) shall be reduced to the extent necessary to ensure that the GBS Division Common Stock Value is 45% of the Total Consideration.

    (e) In the event that the GBS Division Common Stock (excluding fractional shares to be paid in cash pursuant to Section 2.1(b)) to be issued in the Merger in exchange for shares of Biomatrix Common Stock, valued at the average of the high and low trading prices of the GBS Division Common Stock as reported on the Nasdaq for the Effective Date (or, if there is no such trading, as otherwise determined in good faith by Genzyme with the advice of tax counsel), minus the aggregate discount, if any, due to trading restrictions on the GBS Division Common Stock to be issued in the Merger (the

"GENZYME COMMON STOCK VALUE") is less than 45% of the total Merger Consideration to be paid in exchange for the shares of Biomatrix Common Stock (including without limitation the amount of cash to be paid in lieu of fractional shares pursuant to Section 2.1(b) and the amount of cash paid for Dissenting Shares pursuant to Section 2.7 and any other payments required to be considered in determining whether the continuity of interest requirement applicable to reorganizations under Section 368 of the Code has been satisfied) (the "TOTAL CONSIDERATION"), then the number of Electing Shares shall be reduced, and the number of Non-Electing Shares shall be correspondingly increased, to the extent necessary to ensure that the GBS Division Common Stock Value is 45% of the Total Consideration.

    2.4 ANTI-DILUTION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of GBS Division Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Genzyme's capitalization, other than pursuant to this Agreement, as the case may be (a "RECAPITALIZATION"), then an appropriate and proportionate adjustment shall be made to the Conversion Number and the Cash Election Price so that each holder of Biomatrix Common Stock shall receive under Section 2.1(a)(ii) hereof the number of shares of GBS Division Common Stock (except for fractional shares) and associated GBS Stock Purchase Rights or the amount of cash that such holder would have held immediately following the Recapitalization if the Merger had occurred immediately prior to the Recapitalization or the record date therefor, as applicable.

    2.5.  STOCK OPTION PLANS.

    (a) As soon as practicable following the date of this Agreement, the Board of Directors of Biomatrix (or, if appropriate, any committee administering the Biomatrix Stock Option Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding employee or director or consultant stock options to purchase shares of Biomatrix Common Stock granted under Biomatrix' 1994 Stock Option Plan or Biomatrix' Nonemployee Director Option Plan (the "BIOMATRIX STOCK OPTION PLANS"), with such options referred to as "BIOMATRIX STOCK OPTIONS"), to provide that, at the Effective Time of the Merger, each Biomatrix Stock Option outstanding immediately prior to the Effective Time of the Merger shall be assumed by Genzyme; each Biomatrix Option so assumed by Genzyme under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Biomatrix Stock Option Plan and option agreements issued thereunder immediately prior to the Effective Time (including, without limitation, any repurchase rights, but taking into account as if in effect prior to the Effective Time any modification of Biomatrix Options required of or permitted to Biomatrix pursuant to this Agreement), except that
    (x) each Biomatrix Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of GBS Division Common Stock and associated GBS Stock Purchase Rights equal to the product of the number of shares of Biomatrix Common Stock that were issuable upon exercise of such Biomatrix Option immediately prior to the Effective Time multiplied by the Conversion Number, rounded down to the nearest whole number of shares of GBS Division Common Stock, and (y) the per share exercise price for the shares of GBS Division Common Stock issuable upon exercise of such assumed Biomatrix Option will be equal to the quotient determined by dividing the exercise price per share of Biomatrix Common Stock at which such Biomatrix Option was exercisable immediately prior to the Effective Time by the Conversion Number, rounded up to the nearest whole cent, PROVIDED, HOWEVER, that in the case of any option to which Section 422 of the Code applies ("STATUTORY STOCK OPTIONS"), Biomatrix shall use reasonable efforts to cause the option price, the number of shares purchasable to such option and the terms and conditions of exercise of such option to be determined in order to comply with Section 424(a) of the Code; and

        (ii) except as provided herein or as otherwise agreed to by Biomatrix and Genzyme, the Biomatrix Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Biomatrix or any subsidiary shall terminate as of the Effective Time of the Merger, and Biomatrix shall ensure that following the Effective Time of the Merger no holder of a Biomatrix Stock Option nor any participant in any Biomatrix Stock Option Plan shall have any right thereunder to acquire equity securities of Biomatrix or the Surviving Corporation; and

        (iii) adjust the terms of the Biomatrix Stock Options to provide for accelerated vesting under certain circumstances as provided in Section 2.5 of the Biomatrix Disclosure Schedule.

    (b) Genzyme agrees to assume Biomatrix Stock Options as provided in paragraph (a) above. After the Effective Time, Genzyme will issue to each holder of an outstanding Biomatrix Option a notice describing the foregoing assumption of such Biomatrix Options by Genzyme.

    2.6 BIOMATRIX CONVERTIBLE NOTE. At the Effective Time, the outstanding 6.9% Convertible Subordinated Note Due May 14, 2003 made by Biomatrix in favor of SBC Warburg Dillon Read Inc. (the "BIOMATRIX CONVERTIBLE NOTE") to purchase shares of Biomatrix Common Stock will be assumed by Merger Sub. The Biomatrix Convertible Note so assumed by Merger Sub under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Biomatrix Convertible Note immediately prior to the Effective Time, except that
(i) the Biomatrix Convertible Note shall be convertible into such amount of cash and such number of shares of GBS Division Common Stock and the associated GBS Stock Purchase Rights, rounded to the nearest whole number of shares of GBS Division Common Stock, as the holder of the Biomatrix Convertible Note would have received had such holder converted the Biomatrix Convertible Note in full immediately prior to the Election Date and failed to make a Cash Election on or prior to such date and (ii) the Conversion Rate (as defined in the Biomatrix Convertible Note) will be equal to the product determined by multiplying the Conversion Rate then in effect by the Conversion Number, rounded to the nearest whole cent, subject to subsequent adjustment as provided in Section 2 of the Biomatrix Convertible Note. Prior to the Effective Time, Merger Sub shall execute and deliver to the holder of the Biomatrix Convertible Note a supplemental agreement regarding the conversion of the Biomatrix Convertible Note following the Effective Time in accordance with Section 2(h) thereof and providing registration rights with respect to the shares issuable upon conversion of the Biomatrix Convertible Note pursuant to the agreement described in Section 2.6 of the Biomatrix Disclosure Schedule.

    2.7 DISSENTING SHARES. Each share of Biomatrix Common Stock that, immediately before the Effective Time, was held by any person who has duly exercised the appraisal rights afforded to dissenting stockholders pursuant to
Section 262 of the DGCL (such shares, collectively, "DISSENTING SHARES") will be converted into the right to receive the fair value of such shares as determined in accordance with the provisions of the DGCL.

    2.8 EXCHANGE OF CERTIFICATES. At or prior to the date the Proxy Statement/Prospectus (as defined in Section 6.8) is mailed to shareholders of Biomatrix, Genzyme shall appoint an exchange agent (the "EXCHANGE AGENT"). Promptly after the Effective Time, Genzyme shall make available to the Exchange Agent certificates representing the shares of GBS Division Common Stock to be issued and shall pay to the Exchange Agent the aggregate cash amount to be paid, pursuant to this Agreement, in exchange for the outstanding shares of Biomatrix Common Stock. As promptly as practicable after the Effective Time, Genzyme or the Exchange Agent will send to each former holder of record of shares of Biomatrix Common Stock that were converted into the right to receive shares of GBS Division Common Stock and/or cash pursuant to this Agreement transmittal materials for use in exchanging Certificates for certificates representing the shares of GBS Division Common Stock and/or cash into which such holder's shares of Biomatrix Common Stock have been converted. Upon surrender of a Certificate to Genzyme or the Exchange Agent, together with a duly executed letter of transmittal and any other reasonably required documents, the holder of such Certificate will be entitled to receive, in exchange therefor, (x) a certificate for the number of shares of GBS Division Common Stock to which such holder is entitled, plus
(y) a check in the amount of any cash due pursuant to Section 2.1(a)(ii)(A),
Section 2.1(b) or Section 2.13, and such Certificate will be canceled. No interest will be paid or will accrue on any such amounts. Notwithstanding the foregoing, any surrendered Certificate that represents Dissenting Shares will be returned to the person surrendering such Certificate.

    2.9 NO TRANSFERS. After the Effective Time, no transfers of shares of Biomatrix Common Stock will be made in the stock transfer books of Biomatrix. If, after the Effective Time, any certificate representing shares of Biomatrix Common Stock (a "CERTIFICATE") is presented (for transfer or otherwise) to the Surviving Corporation or its transfer agent or the Exchange Agent, such certificates will be canceled and exchanged in accordance with Section 2.8.

    2.10 NO LIABILITY. Neither the Surviving Corporation nor the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

    2.11 LOST CERTIFICATES. In the event that any Certificate has been lost, stolen, or destroyed, then upon receipt of appropriate evidence as to the ownership, loss, theft, or destruction of such Certificate and of a customary indemnification agreement, Genzyme or its transfer agent or the Exchange Agent will issue in exchange for the lost, stolen, or destroyed Certificate (x) a certificate representing shares of GBS Division Common Stock and (y) a check in the amount of any cash due pursuant to Section 2.1(a)(ii)(A), Section 2.1(b) or
Section 2.13; PROVIDED, HOWEVER, that notwithstanding the foregoing, the record holder of any such Certificate representing Dissenting Shares shall, instead retain the right to receive the fair value of such shares as determined in accordance with the provisions of the DGCL.

    2.12 WITHHOLDING RIGHTS. Genzyme shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Biomatrix Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Genzyme, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Biomatrix Common Stock in respect of which such deduction and withholding was made.

    2.13 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividend or other distribution declared with respect to GBS Division Common Stock or GBS Stock Purchase Rights with a record date after the Effective Time will be paid to holders of unsurrendered Certificates until such holders surrender such Certificates. Upon the surrender of such Certificates in accordance with
Section 2.8, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time and not paid because of the failure to surrender such Certificates for exchange.

    2.14 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Biomatrix, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Biomatrix, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                   ARTICLE III--CERTAIN RELATED TRANSACTIONS

    3.1  FUNDING OF CASH MERGER CONSIDERATION.

    (a) Genzyme agrees that it will fund the total cash portion of the Merger Consideration payable pursuant to Section 2.1(a)(ii)(A) out of (i) cash currently on hand; and (ii) borrowings under Genzyme's existing credit facility with Fleet National Bank (as it may be amended, expanded or replaced) or other borrowings on commercially reasonable terms (the "GENZYME CREDIT FACILITY", with the total amount of such borrowings referred to as the "ALLOCATED BORROWINGS").

    (b) Biomatrix and Genzyme agree that the Allocated Borrowings will be allocated to the GBS Division in accordance with Genzyme's Divisional Policies (referred to in Section 3.2).

    3.2.  REORGANIZATION.

    (a) Genzyme agrees that, subject to receipt of the Genzyme Stockholder Approvals (as defined in Section 5.1(d)), it will (i) create the GBS Division,
(ii) establish the GBS Division Common Stock, (iii) combine the GSP Division and GTR Division with the GBS Division, (iv) exchange each share of GSP Division Common Stock for 0.6060 shares of GBS Division Common Stock, (v) exchange each share of GTR Division Common Stock for 0.3352 shares of GBS Division Common Stock, (vi) amend its "Management and Accounting Policies Governing the Relationship of Genzyme Divisions" (the "DIVISIONAL POLICIES") to make conforming changes to incorporate the GBS Division therein, to be substantially in the form of EXHIBIT A-1 hereto, (vii) convert all outstanding options to acquire GSP Division Common Stock and GTR Division Common Stock into options to acquire shares of GBS Division Common Stock on a basis comparable to the procedures set forth in Section 2.5 and (viii) make appropriate amendments to the Genzyme Rights Plan (collectively, the "REORGANIZATION"). Genzyme agrees that it will use reasonable commercial efforts to complete the Reorganization prior to or contemporaneous with the Effective Time.

    (b) The terms of the GBS Division Common Stock shall be substantially in the form of EXHIBIT A-2 hereto, and Genzyme agrees that it will not amend the terms of the GBS Division Common Stock in any material respect prior to the Effective Time without the consent of Biomatrix. In addition, Genzyme will not amend the exchange ratios described in paragraph (a) above without Biomatrix' prior consent.

            ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF BIOMATRIX

    Except as set forth on the disclosure schedule delivered by Biomatrix to Genzyme on the date hereof (the "Biomatrix Disclosure Schedule"), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Biomatrix hereby makes the following representations and warranties to Genzyme:

    4.1  INCORPORATION; AUTHORITY.

    (a) Each of Biomatrix and each Biomatrix Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of Biomatrix and each Biomatrix Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a material adverse effect on the assets, properties, business or financial condition of Biomatrix and the Biomatrix Subsidiaries, taken as a whole (a "BIOMATRIX MATERIAL ADVERSE EFFECT"); provided, however, that any or all of (i) a decline in the market price of a share of Biomatrix Common Stock or
(ii) litigation arising out of or resulting from the Merger shall not constitute Biomatrix Material Adverse Effect.

    (b) Biomatrix has previously made available to Genzyme true and complete copies of the charter and bylaws or other organizational documents of Biomatrix and each Biomatrix Subsidiary as presently in effect, and none of Biomatrix or any Biomatrix Subsidiary is in default in the performance, observation or fulfillment of such documents, except, in the case of Biomatrix Subsidiaries, such defaults that would not reasonably be expected to have a Biomatrix Material Adverse Effect.

    4.2 AUTHORIZATION AND ENFORCEABILITY. Biomatrix has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger to the adoption of this Agreement by the holders of Biomatrix Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Biomatrix. No other action on the part of Biomatrix is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Biomatrix Common Stock). This Agreement has been duly executed and delivered by Biomatrix and constitutes a valid and binding obligation of Biomatrix, enforceable in accordance with its terms.

    4.3  CAPITALIZATION.

    (a) The authorized capital stock of Biomatrix consists of 60,000,000 shares of Biomatrix Common Stock, of which 23,382,465 shares were issued and 23,290,171 shares were outstanding as of January 31, 2000, and 3,000 shares of preferred stock, par value $.0001 per share, none of which were issued and outstanding as of January 31, 2000. All of the issued and outstanding shares of Biomatrix' Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

    (b) Biomatrix has reserved 500,000 shares of Biomatrix Common Stock for issuance upon conversion of the Biomatrix Convertible Note. A true and complete copy of the Biomatrix Convertible Note has been furnished previously to Genzyme.

    (c) As of January 31, 2000, Biomatrix has reserved 4,145,311 shares of Biomatrix Common Stock for issuance pursuant to Biomatrix Options. Biomatrix Options to purchase 2,784,028 shares of Biomatrix Common Stock were outstanding as of January 31, 2000. Section 4.3(c) of the Biomatrix Disclosure Schedule includes a true and complete list of all Biomatrix Options outstanding as of January 31, 2000, and the exercise prices of such Biomatrix Options.

    (d) Except for (i) shares indicated as issued and outstanding on January 31, 2000, in Section 4.3(a), and (ii) shares issued after such date upon
(A) the conversion of the Biomatrix Convertible Note and (B) the exercise of outstanding Biomatrix Options listed in Section 4.3(c) of the Biomatrix Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Biomatrix Common Stock issued and outstanding.

    (e) There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating Biomatrix to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Biomatrix or obligating Biomatrix to grant, extend or enter into any such agreement, other than the Biomatrix Convertible Note and the Biomatrix Options listed in Section 4.3(c) of the Biomatrix Disclosure Schedule. To the best knowledge of Biomatrix, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Biomatrix, except as set forth in
Section 4.3(e) of the Biomatrix Disclosure Schedule.

    (f) Neither Biomatrix nor any Biomatrix Subsidiary beneficially owns any shares of capital stock of Genzyme.

    (g) Biomatrix has no outstanding bonds, debentures, notes or other indebtedness which have the right to vote on any matters on which stockholders may vote.

    4.4  BIOMATRIX SUBSIDIARIES.

    (a) Section 4.4(a) of the Biomatrix Disclosure Schedule sets forth all of the Biomatrix Subsidiaries and the jurisdiction in which each is incorporated or organized. Except as set forth in Section 4.4(a) of the Biomatrix Disclosure Schedule, all issued and outstanding shares or other equity interests of each Biomatrix Subsidiary are owned directly by Biomatrix free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "BIOMATRIX SUBSIDIARY" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Biomatrix or any Biomatrix Subsidiary is a general partner or (ii) of which at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Biomatrix or by any Biomatrix Subsidiary, or by Biomatrix and one or more Biomatrix Subsidiary.

    (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Biomatrix Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Biomatrix or any Biomatrix Subsidiary or obligating Biomatrix or any Biomatrix Subsidiary to grant, extend or enter into any such agreement. To the best knowledge of Biomatrix, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Biomatrix Subsidiary.

    (c) Section 4.4(c) of the Biomatrix Disclosure Schedule sets forth all equity interests held by Biomatrix as of the date of this Agreement in any entity that is not a Biomatrix Subsidiary, other than equity interests held for passive investment purposes that represent less than 10% of the relevant class of equity of the entity.

    4.5  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Biomatrix has previously made available to Genzyme its (a) Annual Report on Form 10-K for the year ended December 31, 1998 (the "BIOMATRIX 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (b) the proxy statements relating to Biomatrix' meeting of stockholders held after December 31, 1998 and (c) all other documents filed by Biomatrix with the SEC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since December 31, 1998. As of their respective dates, such documents complied, and all documents filed by Biomatrix with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in each case in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1998, Biomatrix has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all reports required to be filed by it under the Exchange Act. No Biomatrix Subsidiary is required to file any form, report or other document with the SEC.

    (b) The consolidated financial statements contained in the Biomatrix 10-K and in Biomatrix' quarterly report on Form 10-Q for the quarter ended
September 30, 1999 (the "BIOMATRIX 10-Q") and the unaudited consolidated financial statements for the year ended December 31, 1999 previously furnished to Genzyme (the "1999 FINANCIAL STATEMENTS") have been prepared from, and are in accordance with, the books and records of Biomatrix and present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of Biomatrix and the Biomatrix Subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Biomatrix 10-Q to normal year-end adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

    4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Since December 31, 1999 to the date of this Agreement, neither Biomatrix nor any Biomatrix Subsidiary has incurred or been subject to any material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), that would be required under generally accepted accounting principles to be reflected or disclosed in a consolidated balance sheet of Biomatrix as of the date of this Agreement (or the notes thereto), other than liabilities (a) adequately reflected or reserved against on Biomatrix' consolidated balance sheet as of December 31, 1999 (or the notes thereto) included in the 1999 Financial Statements, (b) included in Section 4.6 of the Biomatrix Disclosure Schedule or
(c) incurred since December 31, 1999 in the ordinary course of business consistent with past practice.

    4.7 ABSENCE OF CERTAIN EVENTS. Since December 31, 1999, (a) there has not been any event that has had, or is reasonably likely to have, a Biomatrix Material Adverse Effect and (b) Biomatrix has operated its business in the ordinary course consistent with past practice (including without limitation taking any of the actions described in clauses (i), (vi) or (xi) of
Section 6.1(b) or agreeing or obligating itself to do so), except for any actions after the date of this Agreement effected in compliance with
Section 6.1 or otherwise required under this Agreement.

    4.8  CONTRACTS AND OTHER AGREEMENTS.

    (a) Except for any contracts or agreements entered into after the date of this Agreement in compliance with Section 6.1, neither Biomatrix nor any Biomatrix Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Biomatrix 10-K or in any quarterly report on Form 10-Q or current report on Form 8-K filed by Biomatrix since December 31, 1998. All of such contracts and other agreements and all of the contracts required to be set forth in Section 4.8 of the Biomatrix Disclosure Schedule are valid, subsisting, in full force and effect, binding upon Biomatrix or the applicable Biomatrix Subsidiary, and, to the best knowledge of Biomatrix, binding upon the other parties thereto in accordance with their terms, and Biomatrix and the Biomatrix Subsidiaries are not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

    (b) Section 4.8 of the Biomatrix Disclosure Schedule sets forth a list of the following contracts and other agreements to which Biomatrix or any Biomatrix Subsidiary, as of the date of this Agreement, is a party or by or to which they or their assets or properties are bound or subject:

        (i) any agreement (A) involving research, development or the license of Proprietary Rights (as defined in Section 4.11(a)), (B) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (C) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (D) providing for the payment or receipt by Biomatrix or a Biomatrix Subsidiary of milestone payments or royalties, or
    (E) that individually requires aggregate expenditures by Biomatrix and/or any Biomatrix Subsidiary in any one year of more than $250,000;

        (ii) any indenture, trust agreement, loan agreement, note, agreement of surety, guarantee (other than the endorsement of checks) or indemnification that involves or evidences outstanding or potential indebtedness, obligations or liabilities for borrowed money in excess of $250,000;

        (iii) any agreement that limits or restricts Biomatrix, any Biomatrix Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any geographic area or with any person;

        (iv) any interest rate, equity or other swap or derivative instrument;
    or

        (v) any agreement obligating Biomatrix to register securities under the Securities Act of 1933, as amended (the "SECURITIES ACT").

    (c) Except as set forth in Section 4.8 of the Biomatrix Disclosure Schedule, to the best of Biomatrix' knowledge, no executive officer or director of Biomatrix has, directly or indirectly (through another entity in which such person has a material interest, other than as the holder of less than 5% of a class of capital stock), any material interest in any property or assets of Biomatrix (except as a stockholder) or a Biomatrix Subsidiary, any competitor, customer, supplier or agent of Biomatrix or a Biomatrix Subsidiary or any person that is currently a party to any material contract or agreement with Biomatrix or a Biomatrix Subsidiary.

    4.9  COMPLIANCE WITH LAWS.

    (a) Except as set forth in Section 4.9 of the Biomatrix Disclosure Schedule, Biomatrix and the Biomatrix Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the conduct of their businesses (collectively, "PERMITS"); such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of Biomatrix, threatened to revoke or limit any Permit.

    (b) Except as set forth in Section 4.9 of the Biomatrix Disclosure Schedule, Biomatrix and the Biomatrix Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which would not, in the aggregate, reasonably be expected to have a Biomatrix Material Adverse Effect.

    (c) Each product or product candidate subject to (i) the United States Food and Drug Administration (the "FDA") jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") or (ii) the European Medicines Evaluation Agency (the "EMEA") that is manufactured, tested, distributed, held, and/or marketed by Biomatrix or any Biomatrix Subsidiary is being manufactured, tested, distributed, held and marketed in compliance in all material respects with all applicable requirements under the FDCA or the rules and regulations of the EMEA, as the case may be, including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security and neither Biomatrix nor any Biomatrix Subsidiary has received any notice and there has been no threat from any regulatory agency, including without limitation the FDA or EMEA, claiming or alleging any lack of compliance with any of the foregoing, except for any of the foregoing that would not reasonably be expected to have a Biomatrix Material Adverse Effect.

    (d) Neither Biomatrix nor any Biomatrix Subsidiary nor, to the best of Biomatrix' knowledge, any director, officer, agent, employee or other person acting on behalf of Biomatrix, or any Biomatrix Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law. Neither Biomatrix nor any Biomatrix Subsidiary nor, to the best of Biomatrix' knowledge, any director, officer, agent, employee or other person acting on behalf of Biomatrix or any Biomatrix Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

    4.10 LEGAL PROCEEDINGS. Except as set forth in Section 4.10 of the Biomatrix Disclosure Schedule, there are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Biomatrix, any Biomatrix Subsidiary or any of their assets or properties. Except as set forth in Section 4.10 of the Biomatrix Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Biomatrix, threatened against Biomatrix, any Biomatrix Subsidiary or any of their securities, assets or properties.

    4.11  INTELLECTUAL PROPERTY.

    (a) Biomatrix and the Biomatrix Subsidiaries own, or are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights, and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from Biomatrix or a Biomatrix Subsidiary relating to any of the foregoing that are material to their businesses as presently conducted, including those that are related to the hylan technology described in the Biomatrix 10-K (collectively, the "PROPRIETARY RIGHTS"), subject to out licenses listed on Section 4.11 of the Biomatrix Disclosure Schedule and any other out licenses entered into after the date of this Agreement in compliance with Section 6.1.

    (b) A list of all copyrights, trademarks, service marks, trade names, patents and patent applications held by Biomatrix or a Biomatrix Subsidiary, as of the date if this Agreement, has been delivered previously to Genzyme and is included in Section 4.11 of the Biomatrix Disclosure Schedule. All patents, registered trademarks and copyrights set forth on the list referred to above are valid and subsisting.

    (c) Biomatrix is not aware of any claim by any third party that the businesses of Biomatrix or the Biomatrix Subsidiaries infringe upon the proprietary rights of others, nor has Biomatrix or any Biomatrix Subsidiary received any written notice or claim of infringement from any third party, except for any claims that would not reasonably be expected to have a Biomatrix Material Adverse Effect. Biomatrix is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. Except as disclosed in Section 4.11 of the Biomatrix Disclosure Schedule, to the best of Biomatrix' knowledge, Biomatrix and the Biomatrix Subsidiaries have the unencumbered right to sell their products and services free from any royalty or other financial obligations to third parties.

    (d) Except as set forth in Section 4.11 of the Biomatrix Disclosure Schedule, to the best knowledge of Biomatrix, none of the activities of the employees of Biomatrix or any Biomatrix Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. To the best of Biomatrix' knowledge, all employees and consultants who contributed to the discovery or development of any of the Proprietary Rights (other than Proprietary Rights licensed to Biomatrix or a Biomatrix Subsidiary by any party other than a consultant to Biomatrix or Biomatrix Subsidiary) did so either (i) within the scope of his or her employment such that, in accordance with applicable law, all Proprietary Rights arising therefrom became the exclusive property of Biomatrix or the Biomatrix Subsidiary or (ii) pursuant to written agreements assigning all Proprietary Rights arising therefrom to Biomatrix or the Biomatrix Subsidiary.

    4.12 INSURANCE. Section 4.12 of the Biomatrix Disclosure Schedule sets forth a true and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Biomatrix and the Biomatrix Subsidiaries as of the date of this Agreement. Neither Biomatrix nor any Biomatrix Subsidiary is in default with respect to any provision contained in such policy or binder nor has any of Biomatrix or a Biomatrix Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither Biomatrix nor any Biomatrix Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

    4.13 COMMERCIAL RELATIONSHIPS. The relationships of Biomatrix and the Biomatrix Subsidiaries with their distributors are generally good commercial working relationships. Except as set forth in Section 4.13 of the Biomatrix Disclosure Schedule, no such entity has canceled or otherwise terminated its relationship with Biomatrix or a Biomatrix Subsidiary or has, during the last twelve months, materially altered its relationship with Biomatrix or a Biomatrix Subsidiary. Except as set forth in Section 4.13 of the Biomatrix Disclosure Schedule, Biomatrix does not know of any plan or intention of any such entity, and has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with Biomatrix or a Biomatrix Subsidiary.

    4.14  TAX MATTERS.

    (a) For purposes of this Agreement, the term "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any domestic or foreign taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

    (b) All Tax Returns required to be filed on or before the date hereof by or with respect to Biomatrix and the Biomatrix Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Biomatrix or the Biomatrix Subsidiaries, whether or not shown on any Tax Return, have been paid. Biomatrix and the Biomatrix Subsidiaries file Tax Returns in all jurisdictions where they are required to so file.

    (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Biomatrix or the Biomatrix Subsidiaries, other than with respect to Taxes not yet due and payable.

    (d) No audit is pending with respect to any Tax Return of Biomatrix or the Biomatrix Subsidiaries, nor is Biomatrix or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any tax authority may be forthcoming. No deficiency for any Taxes has been proposed in writing against Biomatrix or the Biomatrix Subsidiaries, which deficiency has not been paid in full. No issue relating to Biomatrix or the Biomatrix Subsidiaries or involving any Tax for which Biomatrix or the Biomatrix Subsidiaries might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, would reasonably be expected to result in a deficiency for Taxes of Biomatrix or the Biomatrix Subsidiaries for any subsequent period, and neither Biomatrix nor its officers or directors knows of any other basis for the assertion of such a deficiency.

    (e) Biomatrix has made available to Genzyme complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to Biomatrix or the Biomatrix Subsidiaries.

    (f) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Biomatrix or the Biomatrix Subsidiary or any of their assets or properties.

    (g) Biomatrix and the Biomatrix Subsidiaries are not a party to or bound by, nor do they have any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither Biomatrix nor any Biomatrix Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

    (h) There is no contract or agreement, plan or arrangement obligating Biomatrix or the Biomatrix Subsidiaries to make any payment that would not be deductible by reason of Section 162(m) or 280G of the Code. Neither Biomatrix nor any Biomatrix Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

    (i) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to Biomatrix or any Biomatrix Subsidiary that are, or if issued would be, binding on Biomatrix or any Biomatrix Subsidiary.

    4.15  EMPLOYEE BENEFIT PLANS.

    (a) Except as described in Section 4.15 of the Biomatrix Disclosure Schedule, neither Biomatrix nor any Biomatrix Subsidiary now maintains or contributes to, nor has any outstanding liability with respect to, any pension, profit-sharing, deferred compensation, restricted stock bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement for the benefit of any director, officer, consultant or employee, whether active or terminated, of Biomatrix or any Biomatrix Subsidiary. Each of the arrangements set forth in Section 4.15 of the Biomatrix Disclosure Schedule is hereinafter referred to as an "EMPLOYEE BENEFIT PLAN."

    (b) Biomatrix has delivered to Genzyme true, correct, and complete copies of each Employee Benefit Plan, and with respect to each such plan (i) any associated trust, custodial, insurance, or service agreements, (ii) the annual reports for the three most recent years and summary plan descriptions submitted to any governmental agency or distributed to participants or beneficiaries thereunder, and (iii) the most recently received Internal Revenue Service ("IRS") determination letters and any governmental advisory opinions or rulings expressly applicable thereto, and
(iv) tests performed for each of the three most recent years for each plan that is required to be tested for nondiscrimination under Section 401(a)(4), 401(k) or 401(m) of the Code.

    (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and applicable to such plan.

    (d) (i) There is no pending, or to the best of Biomatrix' knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the best of Biomatrix' knowledge, any fiduciary or service provider thereof relating to such Plan.

        (ii) Neither Biomatrix nor any Biomatrix Subsidiary has ever sponsored or participated in a defined benefit pension plan within the meaning of
Section 414(j) of the Code. No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by Biomatrix or any Biomatrix Subsidiary (other than insurance premiums satisfied in due course).

        (iii) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction that would subject Biomatrix or any Biomatrix Subsidiary directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

        (iv) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA).

    (e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that Biomatrix or any Biomatrix Subsidiary is required, under the terms of each such plan, to have paid as contributions to that plan as of the end of the most recently ended plan year of that plan.

    (f) Except as described on Section 4.15 of the Biomatrix Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant, or employee of Biomatrix or any Biomatrix Subsidiary or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, or employee.

    (g) No Employee Benefit Plan is a multi-employer plan (within the meaning of Section 3 of ERISA) or subject to Section 302 of ERISA or Section 412 of the Code.

    4.16  EMPLOYEE RELATIONS.

    (a) Except as indicated in Section 4.16 of the Biomatrix Disclosure Schedule, upon termination of the employment of any employees, none of Biomatrix, the Biomatrix Subsidiaries nor Genzyme will be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to all current directors, officers, employees or consultants of Biomatrix and the Biomatrix Subsidiaries including, in each case, name, current job title and annual rate of compensation has been made available previously to Genzyme.

    (b) No work stoppage or labor strike against Biomatrix or any Biomatrix Subsidiary is pending or threatened. Neither Biomatrix nor any Biomatrix Subsidiary is involved in or, to the knowledge of Biomatrix, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to Biomatrix. Neither Biomatrix nor any Biomatrix Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, directly or indirectly, result in material liability to Biomatrix. Neither Biomatrix nor any Biomatrix Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 4.16 of the Biomatrix Disclosure Schedule and no collective bargaining agreement is being negotiated by Biomatrix or any Biomatrix Subsidiary. No union organizing campaign or activity with respect to non-union employees of Biomatrix or any Biomatrix Subsidiary is ongoing, pending or, to the best knowledge of Biomatrix, threatened.

    4.17  ENVIRONMENTAL MATTERS

    (a) Except as disclosed in documents filed prior to the date hereof by Biomatrix with the SEC under the Exchange Act and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Biomatrix Material Adverse Effect: (i) Biomatrix and the Biomatrix Subsidiaries have obtained all permits required by any Environmental Law necessary to conduct their respective businesses, and complied with all applicable Environmental Laws (as defined in Section 4.17(b)) and such permits; (ii) to the knowledge of Biomatrix, the properties currently owned or operated by Biomatrix and the Biomatrix Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 4.17(c)); (iii) to the knowledge of Biomatrix, the properties formerly owned or operated by Biomatrix or any of the Biomatrix Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Biomatrix or any of the Biomatrix Subsidiaries;
(iv) neither Biomatrix nor any of the Biomatrix Subsidiaries are subject to liability or obligated to report or respond in any way for any Hazardous Substance placement, release disposal or contamination on the property of any third party; (v) neither Biomatrix nor any of the Biomatrix Subsidiaries have generated, used, handled, transported, stored or released from or at any location, including without limitation any properties currently or formerly owned or operated by or for the benefit of Biomatrix or any of the Biomatrix Subsidiaries, any Hazardous Substance except in compliance with applicable law; and (vi) neither Biomatrix nor any of the Biomatrix Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Biomatrix or any of the Biomatrix Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law.

    (b) As used herein, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) pollution, the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

    (c) As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is: (i) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law;
(ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any governmental entity pursuant to any Environmental Law.

    (d) Biomatrix and the Biomatrix Subsidiaries own no real property except as set forth in filings with the SEC under the Exchange Act.

    4.18 NO BREACH. Except for (a) filings with the SEC under the Exchange Act, (b) the filing of the Merger Filings as provided in Section 1.3, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR ACT") and (d) matters listed in
Section 4.18 of the Biomatrix Disclosure Schedule, the execution, delivery and performance of this Agreement by Biomatrix and the consummation by Biomatrix of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Biomatrix, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a material default under, any material instrument, contract or other agreement to which Biomatrix or any Biomatrix Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to Biomatrix or the Biomatrix Subsidiaries or by which any of Biomatrix' or the Biomatrix Subsidiaries' assets or properties is bound, (iv) violate any Permit,
(v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (vi) result in the creation of any lien or other encumbrance on the assets or properties of Biomatrix or a Biomatrix Subsidiary, excluding from the foregoing clauses (iii), (iv), (v) and
(vi) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a Biomatrix Material Adverse Effect or interfere with the ability of Biomatrix to consummate the transactions contemplated hereby.

    4.19 BOARD APPROVAL. The Board of Directors of Biomatrix, as of the date of this Agreement, has determined (a) that the Merger is fair to, and in the best interests of, Biomatrix and its stockholders, (b) to propose this Agreement for adoption by Biomatrix' stockholders and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of Biomatrix adopt this Agreement.

    4.20 ANTI-TAKEOVER LAWS. Biomatrix has taken all action necessary such that no "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

    4.21 OPINION OF BIOMATRIX' FINANCIAL ADVISOR. Biomatrix has received the opinion of Lehman Brothers, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Biomatrix Common Stock.

    4.22 BROKERAGE. Other than Lehman Brothers, no broker, finder, agent or similar intermediary has acted on behalf of Biomatrix in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Biomatrix, or any action taken by Biomatrix. Biomatrix previously has provided Genzyme with a copy of Lehman Brothers' engagement letter.

    4.23 INVESTMENT COMPANY ACT. Neither Biomatrix nor any Biomatrix Subsidiary is an "Investment Company" within the meaning of such term under the Investment Company Act of 1940.

    4.24 PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Biomatrix for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Genzyme Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the

Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Biomatrix for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the "PROXY STATEMENT/PROSPECTUS"), on the date it is first mailed to holders of Biomatrix Common Stock and holders of Genzyme Common Stock or at the time of the Biomatrix Stockholders Meeting (as defined in Section 6.8(b)) or the Genzyme Stockholders Meeting] (as defined in Section 6.8(c)), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, insofar as it relates to the information required to be supplied by Biomatrix, will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

    4.25 YEAR 2000 MATTERS. Biomatrix and the Biomatrix Subsidiaries have not experienced, and do not reasonably expect to experience, any material problems related to computer hardware, firmware, software, systems, databases, devices, machinery, equipment and related items (including embedded microcontrollers in non-computer equipment) ("SYSTEMS") failing to be Year 2000 Compliant. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means, when used with respect to Systems, that such Systems whether used alone or in combination, will correctly differentiate between years, in different centuries, and will accurately process date/time data (including, where applicable, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations and unusual date situations, without interruption.

              ARTICLE V--REPRESENTATIONS AND WARRANTIES OF GENZYME

    Except as set forth on the disclosure schedule delivered by Genzyme to Biomatrix in the date hereof (the "GENZYME DISCLOSURE SCHEDULE"), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Genzyme and Merger Sub, jointly and severally, hereby make the following representations and warranties to Biomatrix:

    5.1  INCORPORATION; AUTHORITY.

    (a) Each of Genzyme and each Genzyme Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each of Genzyme and each Genzyme Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a material adverse effect on the assets, properties, business or financial condition of (i) Genzyme and Genzyme Subsidiaries, taken as a whole or (ii) the GSP Division and GTR Division, taken as a whole (the "COMBINING GENZYME BUSINESSES"), (with each of the foregoing referred to as a "GENZYME MATERIAL ADVERSE EFFECT"); PROVIDED, HOWEVER, that any or all of (i) a decline in the share price of any series of Genzyme Common Stock or (ii) litigation arising out of or resulting from the Merger shall not be considered a Genzyme Material Adverse Effect. As used in this Agreement, "GENZYME SUBSIDIARY" means Merger Sub and any other corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Genzyme or any Genzyme Subsidiary is a general partner or (ii) of which at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Genzyme or by any Genzyme Subsidiary, or by Genzyme and one or more Genzyme Subsidiary.

    (b) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any other business activities.

    (c) Genzyme has previously made available to Biomatrix true and complete copies of its charter and bylaws and the Divisional Policies as presently in effect, and none of Genzyme or any Genzyme Subsidiary is in default in the performance, observation or fulfillment of its organizational documents or the Divisional Policies, except, (i) with respect to the Divisional Policies and
(ii) in the case of Genzyme Subsidiaries, such defaults that would not reasonably be expected to have a Genzyme Material Adverse Effect.

    (d) Section 5.1 of the Genzyme Disclosure Schedule accurately describes all the votes of Genzyme stockholders required for Genzyme to be authorized to consummate the Merger and the Reorganization (the "GENZYME STOCKHOLDER APPROVALS").

    5.2 AUTHORIZATION AND ENFORCEABILITY. Each of Genzyme and Merger Sub has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, subject to any required stockholder approvals. Except for the Genzyme Stockholder Approvals, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Genzyme and Merger Sub. This Agreement has been duly executed and delivered by each of Genzyme and Merger Sub and constitutes the valid and binding obligation of each of Genzyme and Merger Sub, enforceable in accordance with its terms.

    5.3  CAPITALIZATION.

    (a) The authorized capital stock of Genzyme consists of 390,000,000 shares of common stock ("GENZYME COMMON STOCK") and 10,000,000 shares of preferred stock, $0.01 par value per share ("GENZYME PREFERRED STOCK"). Of the Genzyme Common Stock, as of the date of this Agreement, 200,000,000 shares have been designated Genzyme General Division Common Stock ("GGD DIVISION COMMON STOCK"), 40,000,000 shares have been designated GTR Division Common Stock, 40,000,000 have been designated Molecular Oncology Division Common Stock, $0.01 par value per share ("GMO DIVISION COMMON STOCK"), 60,000,000 shares have been designated GSP Division Common Stock and 50,000,000 shares have been undesignated as to series. As of January 31, 2000, 84,345,052 shares of GGD Division Common Stock were issued and outstanding, 28,503,599 shares of GTR Division Common Stock were issued and outstanding, 13,431,794 shares of GMO Division Common Stock were issued and outstanding, and 14,847,687 shares of GSP Division Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Genzyme's Preferred Stock are outstanding. Of the Genzyme Preferred Stock, as of the date of this Agreement, 2,000,000, 400,000, 400,000 and 600,000 shares have been designated as Series A Junior Participating Preferred Stock, Series B Junior Participating Preferred Stock, Series C Junior Participating Preferred Stock and Series D Junior Participating Preferred Stock, respectively, and reserved for issuance under Genzyme's Rights Plan. All issued and outstanding shares of GGD Division Common Stock, GTR Division Common Stock, GMO Division Common Stock and GSP Division Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights. The shares of GBS Division Common Stock to be issued pursuant to this Agreement will have been duly authorized and when issued as provided in this Agreement, will be validly issued and fully paid and non-assessable and issued free of preemptive rights. All of the capital stock of Merger Sub is as of the date hereof, and will be at the Effective Time, duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by Genzyme.

    (b) As of the Effective Time, Genzyme shall have sufficient shares of GBS Division Common Stock reserved under its stock option plans for the Biomatrix Options assumed pursuant to Section 2.5.

    (c) As of January 31, 2000, Genzyme has reserved 8,484,135 shares of GSP Division Common Stock and GTR Division Common Stock for issuance pursuant to outstanding options and warrants. Options and warrants to purchase 7,038,727 shares of GSP Division Common Stock and GTR Division Common Stock were outstanding as of January 31, 2000. Section 5.3(c) of the Genzyme Disclosure
Schedule includes a true and complete summary of all options and warrants to acquire GSP Division Common Stock or GTR Division Common Stock outstanding as of January 31, 2000, and the exercise prices of such options and warrants.

    (d) There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating Genzyme to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of GSP Division Common Stock or GTR Division Common Stock or obligating Genzyme to grant, extend or enter into any such agreement, other than the options and warrants or convertible notes referred to in Sections 5.3(c) and 5.3(d) of the Genzyme Disclosure Schedule and any options or warrants granted after the date of this Agreement in compliance with Section 6.2. To the best knowledge of Genzyme, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the GSP Division Common Stock or GTR Division Common Stock, except as set forth in Section 5.3(d) of the Genzyme Disclosure Schedule.

    (e) Since January 31, 2000 Genzyme has not issued any shares of GSP Division Common Stock or shares of GTR Common Stock except for issuances upon the exercise of outstanding options, warrants or convertible securities.

    5.4  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Genzyme previously has made available to Biomatrix its (a) Annual Report on Form 10-K for the year ended December 31, 1998 (the "GENZYME 10-K"), as filed with the SEC, (b) all proxy statements relating to Genzyme's meetings of stockholders held since December 31, 1998 and (c) all other documents filed by Genzyme with the SEC under the Exchange Act since December 31, 1998 (together with the documents filed by Genzyme with the SEC under the Exchange Act prior to the Effective Time, the "GENZYME SEC REPORTS"). As of their respective dates, such documents complied, and all documents filed by Genzyme with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in each case in all material respects with applicable SEC requirements and did not, and in the case of documents filed on or after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1998, Genzyme has timely filed, and between the date of this Agreement and the Closing Date, will timely file with the SEC all documents required to be filed under Sections 13, 14 or 15(d) of the Exchange Act.

    (b) The consolidated financial statements contained in the Genzyme 10-K and in Genzyme's quarterly report on Form 10-Q for the quarter ended September 30, 1999 (the "GENZYME 10-Q") have been prepared from, and are in accordance with, the books and records of Genzyme and present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of Genzyme and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject, in the case of the unaudited financial statements included in the Genzyme 10-Q, to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

    (c) The combined financial statements for the GSP Division contained in the Genzyme Current Report on Form 8-K dated June 11, 1999 and the Genzyme 10-Q have been prepared from, and are in accordance with, the books and records of Genzyme and fairly present in all material respects the combined financial condition, results of operations and cash flows of the GSP Division as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject, in the case of the unaudited financial statements included in the Genzyme 10-Q, to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

    (d) The combined financial statements for the GTR Division contained in the Genzyme 10-K and the Genzyme 10-Q have been prepared from, and are in accordance with, the books and records of Genzyme and fairly present in all material respects the combined financial condition, results of operations and cash flows of the GTR Division as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject, in the case of the unaudited financial statements included in the Genzyme 10-Q, to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

    5.5 ABSENCE OF UNDISCLOSED GENZYME LIABILITIES. Since September 30, 1999 to the date of this Agreement, neither Genzyme nor any Genzyme Subsidiary has incurred any material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), that would be required under generally accepted accounting principles to be reflected or disclosed in a consolidated balance sheet of Genzyme as of the date of this Agreement (or the notes thereto), other than liabilities (a) adequately reflected or reserved against on Genzyme's audited consolidated balance sheet as of December 31, 1998 included in the Genzyme 10-K, (b) reflected in Genzyme's unaudited consolidated balance sheet (or the notes thereto) dated September 30, 1999, (c) incurred since September 30, 1999 in the ordinary course of business or (d) that would not have a Genzyme Material Adverse Effect.

    5.6 ABSENCE OF CERTAIN EVENTS. Since September 30, 1999, (a) there has not been any event that has had, or is reasonably likely to have, a Genzyme Material Adverse Effect and (b) in so far as it relates to the Combining Genzyme Businesses, Genzyme has operated its business in the ordinary course consistent with past practice, except for any actions after the date of this Agreement effected in compliance with Section 6.2 or otherwise required under this Agreement.

    5.7  CONTRACTS AND OTHER AGREEMENTS.

    (a) Except for any contracts or agreements entered into after the date of this Agreement in compliance with Section 6.2 or for which no consent is required under Section 6.2, neither Genzyme nor any Genzyme Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Genzyme 10-K or in any quarterly report on Form 10-Q or current report on Form 8-K filed by Genzyme since December 31, 1998. All of such contracts and other agreements which relate to or affect the Combining Genzyme Businesses and all of the contracts required to be set forth in Section 5.7 of the Genzyme Disclosure Schedule are valid, subsisting, in full force and effect, binding upon Genzyme or the applicable Genzyme Subsidiary, and, to the best knowledge of Genzyme, binding upon the other parties thereto in accordance with their terms, and Genzyme and the Genzyme Subsidiaries are not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

    (b) Section 5.7 of the Genzyme Disclosure Schedule sets forth a list of:

        (i) any agreement that limits or restricts Genzyme, any Genzyme Subsidiary or any of their affiliates or successors in competing or engaging in any line of business of the Combining Genzyme Businesses, in any geographic area or with any person and which would reasonably be expected to materially interfere with the conduct of the Combining Genzyme Businesses as currently conducted; and

        (ii) any agreement obligating Genzyme to register securities under the Securities Act.

    (c) Except as set forth in Section 5.7 of the Genzyme Disclosure Schedule, to the best of Genzyme's knowledge, no executive officer or director of Genzyme has, directly or indirectly (through another entity in which such person has a material interest, other than as the holder of less than 5% of a class of capital stock), any material interest in any property or assets of the Combining Genzyme Businesses (except as a stockholder), any competitor, customer, supplier or agent of the Combining Genzyme Businesses or any person that is currently a party to any material contract or agreement with the Combining Genzyme Businesses.

    5.8  COMPLIANCE WITH LAWS.

    (a) Except as set forth in Section 5.8 of the Genzyme Disclosure Schedule, insofar as it relates to the Combining Genzyme Businesses, Genzyme and the Genzyme Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the conduct of their businesses (collectively, "GENZYME PERMITS"); such Genzyme Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of Genzyme, threatened to revoke or limit any such Genzyme Permit.

    (b) Except as set forth in Section 5.8 of the Genzyme Disclosure Schedule, insofar as it relates to the Combining Genzyme Businesses, Genzyme and the Genzyme Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which would not, in the aggregate, reasonably be expected to have a Genzyme Material Adverse Effect.

    (c) Each product or product candidate subject to (i) FDA jurisdiction under the FDCA or (ii) the EMEA that is manufactured, tested, distributed, held, and/or marketed by Genzyme or any Genzyme Subsidiary and which relates to the Combining Genzyme Businesses is being manufactured, tested, distributed, held and marketed in compliance in all material respects with all applicable requirements under the FDCA or the rules and regulations of the EMEA, as the case may be, including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security and neither Genzyme nor any Genzyme Subsidiary has received any notice and there has been no threat from any regulatory agency, including without limitation the FDA or EMEA, claiming or alleging any lack of compliance with any of the foregoing, except for any of the foregoing that would not reasonably be expected to have a Genzyme Material Adverse Effect.

    (d) Neither Genzyme nor any Genzyme Subsidiary nor, to the best of Genzyme's knowledge, any director, officer, agent, employee or other person acting on behalf of Genzyme, or any Genzyme Subsidiary, has, with respect to the Combining Genzyme Businesses, used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law. Insofar as it relates to the Combining Genzyme Businesses, neither Genzyme nor any Genzyme Subsidiary nor, to the best of Genzyme's knowledge, any director, officer, agent, employee or other person acting on behalf of Genzyme or any Genzyme Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

    5.9 LEGAL PROCEEDINGS. Except as set forth in Genzyme SEC Reports, there are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Genzyme, any Genzyme Subsidiary or any of their assets or properties that could reasonably be expected to have a Genzyme Material Adverse Effect. Except as set forth in Genzyme SEC Reports, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Genzyme, threatened against Genzyme, any Genzyme Subsidiary or any of their securities, assets or properties that could reasonably be expected to have a Genzyme Material Adverse Effect.

    5.10 NO BREACH. Except for (a) the filing of the Registration Statement with the SEC, (b) filings required under the Exchange Act, (c) the filing of the Merger Filings as provided in Section 1.3, (d) the filing of a Notification and Report form under the HSR Act, (e) any required Genzyme stockholder approvals identified in Section 5.9 of the Genzyme Disclosure Schedule and (f) any approvals required under Genzyme's debt arrangements or other matters identified in Section 5.10 of the Genzyme Disclosure Schedule, the execution, delivery and performance of this Agreement by Genzyme and consummation by it of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Genzyme or Merger Sub, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate or accelerate obligations under, or constitute (or with notice or lapse of time or both constitute) a material default under, any material instrument, contract or other agreement to which Genzyme or a Genzyme Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Genzyme or a Genzyme Subsidiary or by which any of their assets or properties is bound,
(iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation of any lien or other encumbrance on the assets or properties of Genzyme or a Genzyme Subsidiary, excluding from the foregoing clauses (ii), (iii), (iv) and
(v) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a Genzyme Material Adverse Effect or materially interfere with the ability of Genzyme or Merger Sub to consummate the transactions contemplated hereby.

    5.11  INTELLECTUAL PROPERTY.

    (a) Genzyme and the Genzyme Subsidiaries own, or are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises and copyrights, and all applications for any of the foregoing, and all technology, know how and processes necessary for the conduct of the businesses of the Combining Genzyme Businesses as presently conducted (the "GENZYME PROPRIETARY RIGHTS") except (i) to the extent failure to have such ownership or licenses would not reasonably be expected to have a Genzyme Material Adverse Effect or (ii) as disclosed in the Genzyme SEC Reports.

    (b) Genzyme is not aware of any claim by any third party that the businesses of the Combining Genzyme Businesses infringe upon the proprietary rights of others, nor has Genzyme or any Genzyme Subsidiary received any written notice or claim of infringement with respect to such businesses from any third party other than any claims that would not reasonably be expected to have a Genzyme Material Adverse Effect. Genzyme is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Genzyme Proprietary Rights. Except as disclosed in Section 5.11 of the Genzyme Disclosure Schedule, to the best of Genzyme's knowledge, Genzyme and the Genzyme Subsidiaries have the unencumbered right to sell the products and services of the Combining Genzyme Businesses free from any royalty or other financial obligations to third parties.

    (c) Except as set forth in Section 5.11 of the Genzyme Disclosure Schedule, to the best knowledge of Genzyme, insofar as it relates to the Combining Genzyme Businesses, none of the activities of the employees of Genzyme or any Genzyme Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. To the best of Genzyme's knowledge, all employees and consultants who contributed to the discovery or development of any of the Genzyme Proprietary Rights (other than Proprietary Rights licensed to Genzyme or a Genzyme Subsidiary by any party other than a consultant to Genzyme or Genzyme Subsidiary) did so either (i) within the scope of his or her employment such that, in accordance with applicable law, all Genzyme Proprietary Rights arising therefrom became the exclusive property of Genzyme or the Genzyme Subsidiary or (ii) pursuant to written agreements assigning all Genzyme Proprietary Rights arising therefrom to Genzyme or the Genzyme Subsidiary.

    5.12 INSURANCE. Genzyme maintains policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance as are customary for similar well-managed businesses.
Section 5.12 of the Genzyme Disclosure Schedule describes the products liability insurance (including any related umbrella coverage) maintained by Genzyme. Neither Genzyme nor any Genzyme Subsidiary is in default with respect to any provision contained in such policy or binder nor has any of Genzyme or a Genzyme Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither Genzyme nor any Genzyme Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

    5.13  Employee Benefit Plans.

    (a) Except as described in Section 5.13 of the Genzyme Disclosure Schedule, neither Genzyme nor any Genzyme Subsidiary now maintains or contributes to, nor has any outstanding liability with respect to, any pension, profit-sharing, deferred compensation, restricted stock bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement for the benefit of any director, officer, consultant or employee, whether active or terminated, of Genzyme or any Genzyme Subsidiary and related to the Genzyme Combining Businesses. Each of the arrangements set forth in Section 5.13 of the Genzyme Disclosure Schedule is hereinafter referred to as a "GENZYME EMPLOYEE BENEFIT PLAN."

    (b) Genzyme has delivered to Genzyme true, correct, and complete copies of each Genzyme Employee Benefit Plan.

    (c) Each Genzyme Employee Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code and applicable to such plan.

    (d) There is no pending, or to the best of Genzyme's knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Genzyme Employee Benefit Plan, or to the best of Genzyme's knowledge, any fiduciary or service provider thereof relating to such Plan.

    (e) With respect to each Genzyme Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that Genzyme or any Genzyme Subsidiary is required, under the terms of each such plan, to have paid as contributions to that plan as of the end of the most recently ended plan year of that plan.

    5.14 EMPLOYEE RELATIONS. No work stoppage or labor strike against Genzyme or any Genzyme Subsidiary and relating to or affecting the Genzyme Combining Businesses is pending or threatened. Neither Genzyme nor any Genzyme Subsidiary is involved in or, to the knowledge of Genzyme, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee of the Genzyme Combining Businesses, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to Genzyme. Neither Genzyme nor any Genzyme Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to the Genzyme Combining Businesses that would, directly or indirectly result in material liability to Genzyme. Neither Genzyme nor any Genzyme Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees of the Genzyme Combining Businesses other than as set forth in Section 5.14 of the Genzyme Disclosure Schedule and no such collective bargaining agreement is being negotiated by Genzyme or any Genzyme Subsidiary. No union organizing campaign or activity with respect to non-union employees of the Genzyme Combining Businesses is ongoing, pending or, to the best knowledge of Genzyme, threatened.

    5.15 ENVIRONMENTAL MATTERS. Except as disclosed in documents filed prior to the date hereof by Genzyme with the SEC under the Exchange Act and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Genzyme Material Adverse Effect, insofar as it relates to the Combining Genzyme Businesses: (i) Genzyme and the Genzyme Subsidiaries have obtained all permits required by any Environmental Law necessary to conduct their respective businesses, and complied with all applicable Environmental Laws and such permits; (ii) to the knowledge of Genzyme, the properties currently owned or operated by Genzyme and the Genzyme Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) to the knowledge of Genzyme, the properties formerly owned or operated by Genzyme or any of the Genzyme Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Genzyme or any of the Genzyme Subsidiaries;
(iv) neither Genzyme nor any of the Genzyme Subsidiaries are subject to liability or obligated to report or respond in any way for any Hazardous Substance placement, release disposal or contamination on the property of any third party; (v) neither Genzyme nor any of the Genzyme Subsidiaries have generated, used, handled, transported, stored or released from or at any location including without limitation any properties currently or formerly owned or operated by or for the benefit of Genzyme or any Genzyme Subsidiary any Hazardous Substance except in compliance with applicable law; and (vi) neither Genzyme nor any of the Genzyme Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Genzyme or any of the Genzyme Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law.

    5.16 BOARD APPROVAL. The Board of Directors of Genzyme, as of the date of this Agreement, has determined (a) to propose that Genzyme's stockholders approve the Reorganization and the issuance of the shares of GBS Division Common Stock issuable pursuant to this Agreement and (b) recommend that the stockholders of Genzyme approve the Reorganization and the issuance of the shares of GBS Division Common Stock issuable pursuant to this Agreement.

    5.17 BROKERAGE. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder, agent or similar intermediary has acted on behalf of Genzyme in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Genzyme, or any action taken by Genzyme.

    5.18 YEAR 2000 MATTERS. Insofar as it relates to or affects the Combining Genzyme Businesses, Genzyme and the Genzyme Subsidiaries have not experienced, and do not reasonably expect to experience, any material problems related to Systems failing to be Year 2000 Compliant.

    5.19 PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Genzyme for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Genzyme for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Biomatrix Common Stock or holders of any series of Genzyme Common Stock or at the time of the Biomatrix Stockholders Meeting or Genzyme Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, insofar as it relates to the information required to be supplied by Genzyme, will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

    5.20 AVAILABLE FUNDS. Genzyme has sufficient funds on hand or available to it under the Genzyme Credit Facility as necessary to satisfy all of Genzyme's and Merger Sub's obligations under this Agreement and in connection with the transactions contemplated hereby, including, without limitation, the obligation to pay the cash portion of the Merger Consideration and to pay all related fee and expenses in connection with the Merger.

                      ARTICLE VI--COVENANTS AND AGREEMENTS

    6.1 BIOMATRIX CONDUCT OF BUSINESS. Except with the prior written consent of Genzyme and except as otherwise contemplated herein or referred to in
Section 6.1 of the Biomatrix Disclosure Schedule, during the period from the date hereof to the Closing Date, Biomatrix shall observe the following covenants:

    (a)  AFFIRMATIVE COVENANTS PENDING CLOSING.  Biomatrix shall:

        (i) PRESERVE THE BUSINESS; MAINTAIN PROPERTIES, CONTRACTS. Use reasonable commercial efforts to preserve the business of Biomatrix, and perform and comply in all material respects with the terms of the contracts referred to in Section 4.8;

        (ii) OPERATE IN THE ORDINARY COURSE OF BUSINESS. Operate Biomatrix' business in the ordinary course consistent with past practices;

        (iii) PROTECT INTELLECTUAL PROPERTY RIGHTS. Use reasonable commercial efforts to preserve and protect the Proprietary Rights;

        (iv) RETAIN EMPLOYEES. Use reasonable commercial efforts consistent with past practices to preserve intact and keep available the services of present employees of Biomatrix and the Biomatrix Subsidiaries;

        (v) COMPLY WITH BIOMATRIX OPTIONS AND CONVERTIBLE NOTE. Take all actions necessary with respect to Biomatrix Options and the Biomatrix Convertible Note to effectuate the terms of this Agreement, provided, however, that Genzyme shall have the right to approve any agreements to modify terms of the underlying instruments;

        (vi) MAINTAIN INSURANCE. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

        (vii) NOTIFY ON FDA MATTERS. Subject to the terms of applicable contracts, notify Genzyme promptly (A) after receipt of any material communication from the FDA and before giving any material submission to the FDA, except with respect to any product for which Genzyme has or is developing a competing product, and (B) prior to the addition of new clinical trials; and

        (viii) TAXES. Pay all taxes when due and, except where Biomatrix has filed for extensions, file all Tax Returns due between the date hereof and the Effective Time.

    (b) NEGATIVE COVENANTS PENDING CLOSING.  Biomatrix shall not:

        (i) DISPOSE OF ASSETS. Sell or transfer, or mortgage, pledge, lease or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding $250,000;

        (ii) INCUR LIABILITIES. Incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments to or by Biomatrix or any Biomatrix Subsidiary of $250,000 or more or issue or incur any indebtedness that is convertible into equity securities or has voting rights;

        (iii) PAY COMPENSATION. Except as is otherwise disclosed in this Agreement, increase the compensation payable to any officer, director, employee, agent or consultant; or enter into any employment, severance or other agreement with any officer or director of Biomatrix or a Biomatrix Subsidiary; or adopt, or increase the benefits under, any employee benefit plan, except as required by law;

        (iv) CHANGE CAPITAL STOCK. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except (1) issuances upon the exercise or conversion of options, warrants and convertible securities outstanding on the date of this Agreement and disclosed in the Biomatrix Disclosure Schedule and (2) repurchases from employees and consultants pursuant to the terms of agreements in existence on the date of this Agreement;

        (v) AMEND CHARTER AND BY-LAWS. Cause, permit or propose any amendments to the Certificate of Incorporation or By-laws of Biomatrix;

        (vi) MAKE ACQUISITIONS. Make, or permit to be made, any material acquisition of property or assets outside the ordinary course of business;

        (vii) EXPEND CAPITAL. Authorize any single capital expenditure in excess of $100,000 or capital expenditures which in the aggregate exceed $500,000;

        (viii) CHANGE ACCOUNTING POLICIES. Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Biomatrix 10-K or Biomatrix 10-Q;

        (ix) MAKE CHANGES RELATING TO TAXES. Settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax or surrender any right to claim a Tax refund or make any election with respect to Taxes;

        (x) SETTLE LEGAL PROCEEDINGS. Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby; provided that, at the request of Genzyme, Biomatrix shall use its reasonable commercial efforts to settle any such matter prior to the Effective Date on terms mutually satisfactory to Biomatrix and Genzyme;

        (xi) ENTER INTO EXTRAORDINARY TRANSACTIONS. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Biomatrix or any of the Biomatrix Subsidiaries (other than the Merger);

        (xii) DISCHARGE INDEBTEDNESS. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the 1999 Financial Statements or incurred in the ordinary course of business and other than the payment, discharge or satisfaction of expenses incurred in connection with the transactions contemplated by this Agreement;

        (xiii) TRIGGER WARN ACT OBLIGATIONS. Effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

        (xiv) ENTER INTO NEW AGREEMENTS/AMENDMENTS. Enter into or modify in any material respect, or permit a Biomatrix Subsidiary to enter into or modify in any material respect, any license, development, research or collaboration agreement with any other person or entity other than modifications contemplated by such agreements; or

        (xv) ASSUME OBLIGATIONS. Agree or obligate itself to do any of the foregoing.

    Nothing contained in this Agreement shall give Genzyme, directly or indirectly, the right to control or direct Biomatrix' operations prior to the Effective Time. Prior to the Effective Time, Biomatrix shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. In the event Genzyme's consent is required under this Section 6.1, such consent shall not be unreasonably withheld or delayed.

    6.2. GENZYME CONDUCT OF BUSINESS. Except with the prior written consent of Biomatrix and except as otherwise contemplated herein or referred to in
Section 6.2 of the Genzyme Disclosure Schedule, during the period from the date hereof to the Closing Date, Genzyme shall observe the following covenants:

    (a) AFFIRMATIVE COVENANTS PENDING CLOSING. Genzyme shall, insofar as it relates to the Combining Genzyme Businesses:

        (i) PRESERVE THE BUSINESS; MAINTAIN PROPERTIES, CONTRACTS. Use reasonable commercial efforts to preserve the business of Genzyme, and perform and comply in all material respects with the terms of the contracts referred to in Section 5.7;

        (ii) OPERATE IN THE ORDINARY COURSE OF BUSINESS. Operate Genzyme's business in the ordinary course consistent with past practices;

        (iii) PROTECT INTELLECTUAL PROPERTY RIGHTS. Use reasonable commercial efforts consistent with past practices to preserve and protect the Genzyme Proprietary Rights;

        (iv) RETAIN EMPLOYEES. Use reasonable commercial efforts consistent with past practices to preserve intact and keep available the services of present employees of Genzyme and the Genzyme Subsidiaries; and

        (v) MAINTAIN INSURANCE. Use reasonable commercial efforts to keep in effect casualty, public liability, product liability, worker's compensation and other insurance policies in coverage amounts customary for similar businesses.

        (vi) NOTIFY ON FDA MATTERS. Subject to the terms of applicable contracts, notify with Biomatrix promptly after receipt of any material communication from the FDA regarding a Serious Adverse Event or Serious Adverse Device Event (as defined under applicable FDA regulations), except where it relates to a product for which Biomatrix has or is developing a competing product.

    (b)  NEGATIVE COVENANTS PENDING CLOSING.  Genzyme shall not:

        (i) DISPOSE OF ASSETS. Insofar as it relates to the Combining Genzyme Businesses, sell or transfer, or mortgage, pledge, lease or otherwise encumber any of its assets, including its Genzyme Proprietary Rights, other than sales or transfers in the ordinary course of business, in connection with the Allocated Borrowings or in amounts not exceeding $500,000;

        (ii) INCUR LIABILITIES. Allocate any indebtedness for borrowed money to the Combining Genzyme Businesses, other than the Allocated Borrowings and for working capital, or issue or incur any indebtedness that is convertible into equity securities relating to or that has voting rights with respect to the Combining Genzyme Businesses;

        (iii) PAY COMPENSATION. Insofar as it relates to or affects the Combining Genzyme Businesses and except in the ordinary course consistent with past practice, increase the compensation payable to any officer, director, employee, agent or consultant; or adopt, or increase the benefits under, any employee benefit plan, except as required by law;

        (iv) ISSUE GBS DIVISION COMMON STOCK. Except pursuant to this Agreement or the Reorganization, issue any shares of GBS Division Common Stock or options, warrants or other rights to acquire GBS Division Common Stock;

        (v) CHANGE CAPITAL STOCK. Except pursuant to the Reorganization, make any change in the number of shares of GSP Division Common Stock or GTR Division Common Stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or convert any obligation into, shares of GSP Division Common Stock or GTR Division Common Stock, or declare or pay any dividend or other distribution with respect to any shares of its GSP Division Common Stock or GTR Division Common Stock, or redeem or otherwise repurchase any shares of GSP Division Common Stock or GTR Division Common Stock, except
    (1) issuances upon the exercise or conversion of options, warrants and convertible securities outstanding on the date of this Agreement and disclosed herein, (2) issuances in the ordinary course of business consistent with past practice, not to exceed 900,000 shares in the aggregate, in connection with research, development and product commercialization activities or the grant of non-employee options therefor and (3) repurchases from employees and consultants pursuant to the terms of agreements in existence on the date of this Agreement;

        (vi) AMEND CHARTER AND BY-LAWS. Other than as contemplated by this Agreement, cause, permit or propose any amendments to the Articles of Organization or By-laws of Genzyme or cause permit or propose any amendments to the Divisional Policies which would require the approval of holders of GBS Division Common Stock as a class if the shares of GBS Division Common Stock issuable in the Merger were outstanding;

        (vii) MAKE ACQUISITIONS. Insofar as it relates to or affects the Combining Genzyme Businesses, make, or permit to be made, any material acquisition of property or assets outside the ordinary course of business;

        (viii) CHANGE ACCOUNTING POLICIES. Insofar as it relates to or affects the Combining Genzyme Businesses, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Genzyme 10-K or Genzyme 10-Q;

        (ix) ENTER INTO EXTRAORDINARY TRANSACTIONS. Insofar as it relates to or affects the Combining Genzyme Businesses, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Genzyme or any of the Genzyme Subsidiaries (other than the Merger and the Reorganization) which would require the approval of holders of GBS Division Common Stock as a class if the shares of GBS Division Common Stock issuable in the Merger were outstanding;

        (x) TRIGGER WARN ACT OBLIGATIONS. Insofar as it relates to or affects the Combining Genzyme Businesses, effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

        (xi) ASSUME OBLIGATIONS. Insofar as it relates to or affects the Combining Genzyme Businesses, agree or obligate itself to do any of the foregoing.

    Nothing contained in this Agreement shall give Biomatrix, directly or indirectly, the right to control or direct Genzyme's operations prior to the Effective Time. Prior to the Effective Time, Genzyme shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. In the event Biomatrix' consent is required under this Section 6.2, such consent shall not be unreasonably withheld or delayed.

    6.3 TAX-FREE REORGANIZATION TREATMENT. No party will knowingly take or cause or permit to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

    6.4 CORPORATE EXAMINATIONS AND INVESTIGATIONS. (a) Subject to the terms and conditions set forth in the confidentiality agreement, dated December 2, 1999, between Genzyme and Lehman Brothers Inc., as financial advisor to and on behalf of, Biomatrix (the "GENZYME CONFIDENTIALITY AGREEMENT"), prior to the Effective Time, Genzyme shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Biomatrix, as is reasonably necessary or appropriate in connection with Genzyme's investigation of Biomatrix with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of Biomatrix' business and Biomatrix shall cooperate fully therein. No investigation by Genzyme shall diminish or obviate any of the representations, warranties, covenants or agreements of Biomatrix contained in this Agreement. In order that Genzyme may have full opportunity to make such investigation, Biomatrix shall furnish the representatives of Genzyme during such period with all such information and copies of such documents concerning the affairs of Biomatrix as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

    (b) Subject to the terms and conditions set forth in the confidentiality agreement, dated February 15, 2000, between Genzyme and Biomatrix (the "BIOMATRIX CONFIDENTIALITY AGREEMENT" and together, with the Genzyme Confidentiality Agreement, the "CONFIDENTIALITY AGREEMENTS"), prior to the Effective Time, Biomatrix shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Genzyme, as is reasonably necessary or appropriate in connection with Biomatrix' investigation of Genzyme with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of Genzyme "s business and Genzyme shall cooperate fully therein. No investigation by Biomatrix shall diminish or obviate any of the representations, warranties, covenants or agreements of Genzyme contained in this Agreement. In order that Biomatrix may have full opportunity to make such investigation, Genzyme shall furnish the representatives of Biomatrix during such period with all such information and copies of such documents concerning the affairs of Genzyme as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

    6.5 EXPENSES. Prior to the Effective Time, Biomatrix and Genzyme shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

    6.6 THIRD-PARTY CONSENTS. Prior to the Closing Date, the parties shall use their reasonable commercial efforts to obtain all authorizations, consents and Permits of others, necessary or desirable in connection with the consummation of the Merger.

    6.7 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its respective reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

    Nothing in this Agreement shall require Biomatrix or any Biomatrix subsidiary (prior to or following the Merger) to license, sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to license, sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the license, sale, holding separate or other disposition of, any assets of Biomatrix or any Biomatrix Subsidiary, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason.

    6.8  PREPARATION OF DISCLOSURE DOCUMENTS.

    (a) As soon as practicable following the date of this Agreement, Biomatrix and Genzyme shall prepare the Proxy Statement/Prospectus. Biomatrix and Genzyme shall, in cooperation with the other, file the Proxy Statement/Prospectus with the SEC as its preliminary proxy statement and Genzyme shall, in cooperation with Biomatrix, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Biomatrix and Genzyme shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Biomatrix shall mail the Proxy Statement/ Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies. Genzyme shall mail the Proxy Statement/Prospectus to its holders of Common Stock as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

    (b) (i) Biomatrix shall, as soon as practicable following the date of this Agreement and the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "BIOMATRIX STOCKHOLDERS MEETING") for the purpose of obtaining the required stockholder votes with respect to this Agreement, (ii) the Board of Directors of Biomatrix, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of Biomatrix to the stockholders of Biomatrix (as determined in good faith by the Board of Directors of Biomatrix based upon the advice of outside counsel), shall recommend adoption of this Agreement by its stockholders and (iii) Biomatrix shall take all lawful action to solicit such adoption.

    (c) (i) Genzyme shall, as soon as practicable following the date of this Agreement and the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its holders of Common Stock (the "GENZYME STOCKHOLDERS MEETING") for the purpose of obtaining the required stockholder votes with respect to the Reorganization and the issuance of the shares of GBS Division Common Stock pursuant to this Agreement, (ii) the Board of Directors of Genzyme, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of Genzyme to the stockholders of Genzyme (as determined in good faith by the Board of Directors of Genzyme based upon the advice of outside counsel), shall recommend approval by its stockholders of the Reorganization and the issuance of the shares of GBS Division Common Stock pursuant to this Agreement and (iii) Genzyme shall take all lawful action to solicit such approval.

    (d) Except as required by law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Genzyme or Biomatrix without the approval of the other party (which shall not be unreasonably withheld). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (e) Biomatrix shall use reasonable efforts to cause to be delivered to Genzyme a letter from Biomatrix' independent public accountants, dated the date on which the Registration Statement shall become effective, addressed to Biomatrix, Genzyme and their boards of directors, in form and substance reasonably satisfactory to Genzyme and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    6.9 PUBLIC ANNOUNCEMENTS. Genzyme and Biomatrix will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange or Nasdaq if such party has first used reasonable efforts to consult with the other party.

    6.10 NASDAQ MATTERS. Prior to the Closing Date, Genzyme shall use its reasonable commercial efforts to list for trading with Nasdaq the shares of GBS Division Common Stock to be issued in the Merger. Prior to the Closing Date, Biomatrix shall take such actions as are necessary so that trading of Biomatrix Common Stock on the New York Stock Exchange ceases prior to the Effective Time.

    6.11 NO SOLICITATION. Biomatrix will not, and will not permit any of its directors, officers, employees, agents or other representatives (including any financial advisors or attorneys) or those of any Biomatrix Subsidiary to:

    (a) solicit, initiate, facilitate or encourage discussions with any person, other than Genzyme, relating to the possible acquisition of Biomatrix or any Biomatrix Subsidiary or of all or a material portion of the assets or capital stock of Biomatrix or any Biomatrix Subsidiary or any merger, reorganization, consolidation, business combination, share exchange, recapitalization, dissolution, liquidation or similar transaction involving Biomatrix or any Biomatrix Subsidiary (an "ALTERNATIVE TRANSACTION");

    (b) participate in any negotiations regarding, or furnish to any other person non-public information with respect to, any effort or attempt by any person to do or to seek any Alternative Transaction; or

    (c) grant any waiver or release under any standstill or similar agreement.

    Notwithstanding the foregoing, Biomatrix and the Board of Directors of Biomatrix shall be permitted:

        (i) to the extent applicable, to comply with Rule 14e-2(a) under the Exchange Act with regard to an Alternative Transaction; and

        (ii) to engage in any discussions or negotiations with, or to provide any information to, a person who makes an unsolicited bona fide written proposal for an Alternative Transaction with terms which the Board of Directors of Biomatrix determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to Biomatrix' stockholders than the Merger, if and only to the extent that, in the case of the actions referred to in this clause (ii), (A) Biomatrix is not in breach of its obligations under this Section 6.11, (B) the Board of Directors of Biomatrix concludes in good faith, after receipt of the advice of its outside legal counsel, that the provision of such information or the engaging in such negotiations or discussions is required by the directors' fiduciary duties in accordance with Delaware law and (C) prior to providing any information or data to any person in connection with an Alternative Transaction, the Board of Directors of Biomatrix receives from such person an executed confidentiality agreement with terms substantially similar to those contained in the Confidentiality Agreement (except as to standstill or non-solicitation provisions, provided that if Biomatrix enters into a confidentiality agreement without standstill or non-solicitation provisions or without standstill or non-solicitation provisions that are substantially similar to those in the Confidentiality Agreement, then Genzyme shall be relieved of the standstill or non-solicitation provisions, as applicable, in the Confidentiality Agreement).

    Biomatrix shall notify Genzyme promptly (and, in any case, within one business day) of any written inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, any of its representatives concerning an Alternative Transaction, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such material. Biomatrix agrees that it will keep Genzyme informed, on a prompt basis (and, in any case, within one business day), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Biomatrix agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Alternative Transaction or similar transaction or arrangement and will not waive any rights under any confidentiality agreements entered into with such parties. Biomatrix agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this 6.11 of the obligations undertaken in this Section 6.11. Biomatrix agrees that a breach of this Section 6.11 by any of its directors, officers, employees, agents or other representatives shall be deemed a breach by Biomatrix.

    6.12 REGULATORY FILINGS. As soon as is reasonably practicable, Genzyme and Biomatrix shall file, and Biomatrix shall endeavor to cause such stockholders of Biomatrix as are required to file, with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. Biomatrix and Genzyme each shall promptly (a) supply the other with any information which may be required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

    6.13 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing Date, Biomatrix shall give prompt notice to Genzyme, and Genzyme shall give prompt notice to Biomatrix, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of Biomatrix or Genzyme, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    6.14 REGISTRATION OF OPTION SHARES. Promptly after the Effective Time, Genzyme shall file one or more registration statements on Form S-8 (or any successor or other appropriate form), with respect to the shares of GBS Division Common Stock subject to Biomatrix Stock Options, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such options or purchase rights remain outstanding.

    6.15  EMPLOYEE MATTERS.

    (a) Genzyme will give individuals who are employed by Biomatrix and the Biomatrix Subsidiaries immediately prior to the Effective Time and remain as employees of Genzyme or a Genzyme Subsidiary ("AFFECTED EMPLOYEES") full credit for purposes of eligibility, vesting, benefit accrual (excluding however, benefit accrual under any defined benefit plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Genzyme or any subsidiary of Genzyme for such Affected Employees' service with Biomatrix or any subsidiary of Biomatrix to the same extent as though the Affected Employee had been employed by Genzyme.

    (b) Genzyme will waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time.

    (c) As of the Effective Time, Genzyme shall assume and honor in accordance with their terms all written employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Biomatrix or any subsidiary and any director, officer, employee or consultant thereof, including those described in Section 6.15(c) of the Biomatrix Disclosure Schedule, except as otherwise expressly agreed in writing between Genzyme and such person.

    (d) Except with the prior written consent of Genzyme, during the period from the date hereof to the Closing Date, Biomatrix shall not and shall not permit any Biomatrix Subsidiary (i) to make any discretionary contribution to the Biomatrix 401(k) plan (the "Plan") or (ii) to make any required contribution to the Plan in Biomatrix Shares. Prior to the Closing Date, Biomatrix shall terminate the Plan.

    6.16  INDEMNIFICATION.

    (a) From and after the Effective Time, Genzyme will cause the Surviving Corporation to fulfill and honor in all respects the obligations, to the extent legally permissible, of Biomatrix pursuant to any indemnification provisions under Biomatrix' Certificate of Incorporation or By-laws as in effect on the date hereof (the persons entitled to indemnification thereunder being referred to herein as the "INDEMNIFIED PARTIES").

    (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers substantially all of its assets to any person in a single transaction or a series of transactions, then, and in each such case, Genzyme will either guarantee the indemnification obligations referred to in this Section 6.16 or will make or cause to be made proper provision so that the successors and assigns of the Surviving Corporation assumes the indemnification obligations described herein for the benefit of the Indemnified Parties.

    (c) The provisions of this Section 6.16 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    (d) For a period of six years after the Effective Time, Genzyme shall use its best efforts to maintain in effect the current level and scope of directors' and officers' liability insurance policy (a copy of which has previously been delivered to Genzyme) from comparable insurers; PROVIDED, HOWEVER, that in no event shall Genzyme be required to expend in any one year in excess of 150% of the annual premium currently paid by Biomatrix for such coverage.

    6.17 AFFILIATES LETTERS. Biomatrix will use its commercially reasonable efforts to cause each person whom Biomatrix believes may be deemed to be an "affiliate" of Biomatrix, as that term is defined for purposes of paragraphs
(c) and (d) of Rule 145 under the Securities Act, to execute and deliver to it as promptly as practicable an executed copy of an affiliate letter substantially in the form of Exhibit B attached hereto. Biomatrix acknowledges that the shares of GBS Division Common Stock issued to these persons will contain an appropriate legend referring to the restrictions contained in Rule 145 and may be subject to stop order instructions with respect thereto.

              ARTICLE VII--CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

    The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the other party, at or before the Effective Time, of each of the following conditions:

    7.1 STOCKHOLDER APPROVAL. Biomatrix shall have obtained the required vote of holders of Biomatrix Common Stock necessary to adopt this Agreement. Genzyme shall have obtained the Genzyme Stockholder Approvals.

    7.2 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall remain effective and shall not be subject to a stop order at the Effective Time.

    7.3 ABSENCE OF ORDER. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    7.4 REGULATORY APPROVALS. All approvals from governmental entities shall have been obtained; provided, however, that the conditions of this Section 7.4 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

    7.5 HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    7.6 NASDAQ. The shares of GBS Division Common Stock issuable in the Merger shall have been listed on Nasdaq.

            ARTICLE VIII--CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                GENZYME AND MERGER SUB TO CONSUMMATE THE MERGER

    The obligations of Genzyme and Merger Sub to consummate the Merger are subject, to the fulfillment of the following conditions, any one or more of which may be waived by Genzyme:

    8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Other than changes contemplated by the Agreement, the representations and warranties made by Biomatrix in this Agreement (without regard to knowledge or materiality qualifiers) (a) shall have been accurate as of the date of this Agreement and
(b) shall be accurate as of the Closing Date as if made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be accurate in all material respects as of such date and (ii) where the failure to be accurate, considered in the aggregate, would not reasonably be expected to have a Biomatrix Material Adverse Effect. Biomatrix shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Biomatrix shall have delivered to Genzyme a certificate from its chief executive officer, dated the Closing Date, to the foregoing effect.

    8.2 DELAWARE CERTIFICATES. Biomatrix shall have delivered a copy of the Certificate of Incorporation of Biomatrix, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Biomatrix' corporate good standing.

    8.3 SECRETARY'S CERTIFICATE. Biomatrix shall have delivered a certificate of the Secretary of Biomatrix, dated as of the Closing Date, certifying as to
(a) the incumbency of officers of Biomatrix executing documents executed and delivered in connection herewith, (b) a copy of the By-Laws of Biomatrix, as in effect from the date this Agreement was approved by the Board of Directors of

Biomatrix until the Closing Date and (c) a copy of the resolutions of the Board of Directors of Biomatrix authorizing and approving the applicable matters contemplated hereunder.

    8.4 TAX OPINION. Genzyme shall have received the opinion of Palmer & Dodge LLP, counsel to Genzyme, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion (a) the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (b) each of Biomatrix and Genzyme will be a party to that reorganization within the meaning of Section 368(b) of the Code. The issuance of such opinion shall be conditioned on receipt of representation letters from each of Biomatrix and Genzyme. The specific provisions of each such representation letter shall be in form and substance satisfactory to Palmer & Dodge LLP and Bingham Dana LLP, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Closing Date.

    8.5 MERGER FILINGS. Biomatrix shall have executed and delivered the Merger Filings referred to in Section 1.3.

             ARTICLE IX--CONDITIONS PRECEDENT TO THE OBLIGATION OF
                       BIOMATRIX TO CONSUMMATE THE MERGER

    The obligation of Biomatrix to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

    9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Other than changes contemplated by this Agreement, the representations and warranties made by each of Genzyme and Merger Sub in this Agreement (without regard to knowledge or materiality qualifiers) (a) shall have been accurate as of the date of this Agreement and (b) shall be accurate as of the Closing Date as if made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be accurate in all material respects as of such date and
(ii) where the failure to be accurate, considered in the aggregate, would not reasonably be expected to have a Genzyme Material Adverse Effect. Each of Genzyme and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Each of Genzyme and Merger Sub shall have delivered to Biomatrix a certificate from its chief executive officer, dated the Closing Date, to the foregoing effect.

    9.2 MASSACHUSETTS CERTIFICATES. Each of Genzyme and Merger Sub shall have delivered (i) a copy of its Articles of Organization, as in effect immediately prior to the Closing Date, certified by the Massachusetts Secretary of State and
(ii) a certificate, as of the most recent practicable date, of the Massachusetts Secretary of State as to its corporate good standing.

    9.3 CLERK'S CERTIFICATES. Each of Genzyme and Merger Sub shall have delivered a certificate of its Clerk, dated as of the Closing Date, certifying as to (a) the incumbency of its officers executing documents executed and delivered in connection herewith, (b) a copy of its By-Laws, as in effect from the date this Agreement was approved by its Board of Directors until the Closing Date and (c) a copy of the resolutions of its Board of Directors authorizing and approving the applicable matters contemplated hereunder.

    9.4 TAX OPINION. Biomatrix shall have received the opinion of Bingham Dana LLP, counsel to Biomatrix, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion (a) the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (b) each of Biomatrix and Genzyme will be a party to that reorganization within the meaning of Section 368(b) of the Code. The issuance of such opinion shall be conditioned on receipt of representation letters from each of

Biomatrix and Genzyme. The specific provisions of each such representation letter shall be in form and substance satisfactory to Bingham Dana LLP and Palmer & Dodge LLP, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Closing Date.

    9.5 REORGANIZATION. Biomatrix shall have received evidence reasonably satisfactory to it that the Reorganization shall occur on or before the Closing Date.

    9.6 MERGER FILINGS. Genzyme shall have executed and delivered the Merger Filings referred to in Section 1.3.

                  ARTICLE X--TERMINATION, AMENDMENT AND WAIVER

    10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after adoption by holders of Biomatrix Common Stock:

    (a) by either Biomatrix or Genzyme, by written notice to the other, if the Effective Time shall not have occurred on or before September 30, 2000; provided, however, that the right to terminate this Agreement under this
Section 10.1(a) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

    (b) by Biomatrix (provided that Biomatrix is not then in breach of any representation, warranty, covenant or other agreement contained herein, where all of such breaches in the aggregate would reasonably be expected to result in a Biomatrix Material Adverse Effect), by written notice to Genzyme, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of Genzyme, and (i) such breach and each other such breach in the aggregate would reasonably be expected to result in a Genzyme Material Adverse Effect, and
(ii) such breach is either not cured within twenty (20) days following written notice to Genzyme or by its nature cannot be cured;

    (c) by Genzyme (provided that Genzyme is not then in material breach of any representation, warranty, covenant or other agreement contained herein, where all of such breaches in the aggregate would reasonably be expected to result in a Genzyme Material Adverse Effect), by written notice to Biomatrix, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of Biomatrix, and (i) such breach and each other such breach in the aggregate would reasonably be expected to result in a Biomatrix Material Adverse Effect, and
(ii) such breach is either not cured within twenty (20) days following written notice to Biomatrix or by its nature cannot be cured;

    (d) by either Genzyme or Biomatrix, by written notice to the other, if any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable;

    (e) by either Genzyme or Biomatrix, by written notice to the other, if the stockholders of Biomatrix shall not have adopted this Agreement (a "BIOMATRIX STOCKHOLDER FAILURE EVENT") or Genzyme has not obtained the Genzyme Stockholder Approvals (a "GENZYME STOCKHOLDER FAILURE EVENT") within ninety (90) days after the later of (i) the date the Registration Statement has been declared effective by the SEC or (ii) the date of the most recent supplemental proxy materials the SEC requires Biomatrix or Genzyme to distribute to its stockholders; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of stockholder adoption of this Agreement on or before such date;

    (f) by Genzyme, by written notice to Biomatrix, if Biomatrix' Board of Directors (i) fails to include in the Proxy Statement/Prospectus its recommendation that Biomatrix' stockholders vote to adopt this Agreement,
(ii) withdraws, modifies or qualifies in a manner materially adverse to Genzyme its approval of or its recommendation that its stockholders vote for the adoption of this Agreement, (iii) adopts resolutions approving or otherwise authorizes or recommends an Alternative Transaction or (iv) fails to recommend against a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act;

    (g) by Biomatrix, if as a result of a proposal for an Alternative Transaction, the Board of Directors of Biomatrix shall have determined in good faith, after receipt of the advice of outside legal counsel, that the directors are obligated by their fiduciary duties in accordance with Delaware law to terminate this Agreement; PROVIDED, HOWEVER, that it shall be a condition precedent to the termination of this Agreement by Biomatrix pursuant to this Section 10.1(g) that Biomatrix shall have provided Genzyme at least five
(5) days notice of its intention to exercise its right to terminate pursuant to this Section 10.1(g);

    (h) by Biomatrix, by written notice to Genzyme, if Genzyme's Board of Directors (i) fails to include in the Proxy Statement/Prospectus its recommendation that Genzyme's stockholders vote to approve the Reorganization and the issuance of the GBS Division Common Stock pursuant to this Agreement or
(ii) withdraws, modifies or qualifies in a manner materially adverse to Biomatrix its approval of or its recommendation that its stockholders vote for the approval of the Reorganization and the issuance of the GBS Division Common Stock pursuant to this Agreement; and

        (i) at any time with the written consent of Genzyme and Biomatrix.

    10.2  EFFECT OF TERMINATION.  If this Agreement is terminated as provided in
Section 10.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Genzyme and Biomatrix and their respective directors, officers or stockholders, except that (a) the provisions of this
Article X, Article XI, Section 6.5 relating to expenses, Section 6.9 relating to publicity, and the Confidentiality Agreements shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

    10.3  EXPENSE REIMBURSEMENT.

    (a) Biomatrix shall pay to Genzyme an amount equal to all out-of-pocket expenses and fees incurred by Genzyme, including without limitation fees and expenses payable to all legal, accounting, financial and professional advisers, relating to the Merger or the transactions contemplated by this Agreement not exceeding $2,000,000 in the aggregate, upon the termination of this Agreement by Genzyme pursuant to Section 10.1(f).

    (b) Genzyme shall pay to Biomatrix an amount equal to all out-of-pocket expenses and fees incurred by Biomatrix, including without limitation fees and expenses payable to all legal, accounting, financial and professional advisers, relating to the Merger or the transactions contemplated by this Agreement not exceeding $2,000,000 in the aggregate, upon the termination of this Agreement by Biomatrix pursuant to Section 10.1(h).

    (c) Any payments required by this Section 10.3 will be payable by wire transfer of immediately available funds to an account designated by the receiving party. Notwithstanding Section 6.5, Biomatrix and Genzyme agree that if either party fails to promptly make any payment required under this
Section 10.3 and the receiving party commences a suit against the paying party to collect such payment, the losing party shall indemnify the prevailing party for its costs and expenses (including attorney's fees and expenses) incurred in connection with such suit and if the receiving party is the prevailing party then the paying party shall pay the receiving party interest on the amount of the payment at the prime rate of Fleet National Bank (or its successors or assigns) in effect on the date the payment was payable pursuant to this
Section 10.3.

    10.4  BREAK-UP FEES.

    (a) Biomatrix shall pay Genzyme a termination fee of $22,000,000 (less any amount paid pursuant to Section 10.3(a) if applicable) (the "BREAK-UP FEE") upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Biomatrix pursuant to
    Section 10.1(g), in which case the Break-Up Fee shall be paid at the time of, and as a condition to, such termination; or

        (ii) the termination of this Agreement pursuant to Section 10.1(e) in connection with a Biomatrix Stockholder Failure Event if at the time of the Biomatrix Failure Event,

           (A) there shall have been announced or commenced an Alternative Transaction with a Third Party (as defined below) and Biomatrix shall have executed or consummated an agreement to engage in the same, in which case the Break-Up Fee shall be paid at the time of and, in the case of a termination by Biomatrix as a condition to, such termination, or

           (B) there shall have been announced or commenced an Alternative Transaction with a Third Party and (x) Biomatrix shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any Affiliate (as defined below) thereof or with a Competing Party (as defined below) within twelve months after the date of the Biomatrix Stockholder Failure Event or (y) Biomatrix' Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any Affiliate thereof or with a Competing Party within twelve months after the date of the Biomatrix Stockholder Failure Event, in which case the Break-Up Fee will be payable upon the occurrence of the event referred to in (x) or
       (y) above; or

        (iii) the termination of this Agreement by Genzyme pursuant to
    Section 10.1(f) if at the time of such termination,

           (A) there shall have been announced or commenced, or Biomatrix shall have received a proposal for, an Alternative Transaction with a Third Party and Biomatrix shall have executed or consummated an agreement to engage in the same, in which case the Break-Up Fee shall be paid at the time of such termination, or

           (B) there shall have been announced or commenced, or Biomatrix shall have received a proposal for, an Alternative Transaction with a Third Party and (x) Biomatrix shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any Affiliate thereof or with a Competing Party within twelve months after the date of such termination or (y) Biomatrix' Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any Affiliate thereof or with a Competing Party within twelve months after the date of such termination, in which case the Break-Up Fee will be payable upon the occurrence of the event referred to in (x) or (y) above.

    (b) Genzyme shall pay Biomatrix a termination fee of $22,000,000 (less any amount paid pursuant to Section 10.3(b) if applicable) (the "GENZYME BREAK-UP FEE") upon the earlier to occur of the following events:

        (i) the termination of this Agreement pursuant to Section 10.1(e) in connection with a Genzyme Stockholder Failure Event if at the time of the Genzyme Stockholder Failure Event,

           (A) there shall have been announced or commenced a Genzyme Alternative Transaction (as defined below) with a Third Party and Genzyme shall have executed or consummated an agreement to engage in the same, in which case the Genzyme Break-Up Fee shall be paid at the time of, and in the case of a termination by Genzyme as a condition to, such termination, or

           (B) there shall have been announced or commenced a Genzyme Alternative Transaction with a Third Party and (x) Genzyme shall have engaged in, or entered into an agreement to engage in, a Genzyme Alternative Transaction with such Third Party or any Affiliate thereof or with a Competing Party within twelve months after the date of such Genzyme Stockholder Failure Event or (y) Genzyme's Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any Affiliate thereof or with a Competing Party within twelve months after the date of such Genzyme Stockholder Failure Event, in which case the Genzyme Break-Up Fee will be payable upon the occurrence of the event referred to in (x) or (y) above.

        (ii) the termination of this Agreement pursuant to Section 10.1(h) by Biomatrix if at the time of such termination,

           (A) there shall have been announced or commenced, or Genzyme shall have received a proposal for, a Genzyme Alternative Transaction with a Third Party and Genzyme shall have executed or consummated an agreement to engage in the same, in which case the Genzyme Break-Up Fee shall be paid at the time of such termination, or

           (B) there shall have been announced or commenced, or Genzyme shall have received a proposal for, a Genzyme Alternative Transaction with a Third Party and (x) Genzyme shall have engaged in, or entered into an agreement to engage in, a Genzyme Alternative Transaction with such Third Party or any Affiliate thereof or with a Competing Party within twelve months after the date of such termination or (y) Genzyme's Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any Affiliate thereof or with a Competing Party within twelve months after the date of such termination, in which case the Genzyme Break-Up Fee will be payable upon the occurrence of the event referred to in (x) or (y) above.

    (c) As used in this Agreement, (A) "Genzyme Alternative Transaction" means either (i) a transaction pursuant to which any Third Party acquires 30% or more of the outstanding shares of GTR Division Common Stock or GSP Division Common Stock, pursuant to a tender offer or exchange offer of otherwise, (ii) a merger, consolidation or other combination with any Third Party involving Genzyme or any Genzyme Subsidiary in which the holders of GTR Division Common Stock or GSP Division Common Stock do not own at least a majority of the equity of the entity that controls the GTR Division's business or the GSP Division's business after completion of such transaction, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Genzyme) having a fair market value (as determined by the Board of Directors of Genzyme in good faith) equal to more than 30% of the fair market value of all the assets of the Combining Genzyme Businesses immediately prior to such transaction; (B) "Third Party" means any person (or group of persons) other than Genzyme or Biomatrix or their Affiliates; (C) "Competing Party" shall mean, in the context of an Alternative Transaction, any person other than Genzyme or its Affiliates who announces or commences an Alternative Transaction, or with whom an Alternative Transaction occurs, while an Alternative Transaction with a Third Party is pending and, in the context of a Genzyme Alternative Transaction, any person other than Biomatrix or its Affiliates who announces or commences a Genzyme Alternative Transaction, or with whom a Genzyme Alternative Transaction occurs while a Genzyme Alternative Transaction with a Third Party is pending; and
(D) "Affiliate" means, with respect to any person or entity, any other person or entity that controls, is controlled by, or is under common control with, such person or entity.

    (d) Any payments required by this Section 10.4 will be payable by the paying party by wire transfer of immediately available funds to an account designated by the receiving party. Notwithstanding Section 6.5, Genzyme and Biomatrix agree that if the paying party fails to promptly make any payment required under this
Section 10.4 and the receiving party commences a suit against the paying party to collect such payment, the losing party shall indemnify the prevailing party for its costs and expenses (including attorneys fees and expenses) incurred in connection with such suit and if the receiving party is the prevailing party then the paying party shall pay the receiving party interest on the amount of the payment at the prime rate of Fleet National Bank (or its successors or assigns) in effect on the date the payment was payable pursuant to this
Section 10.4.

    (e) The maximum amount payable by Biomatrix pursuant to Section 10.3 and this Section 10.4 is subject to the limitations of Section 10 of the Stock Option Agreement.

    10.5 AMENDMENT. This Agreement may not be amended except by an instrument signed by each of the parties hereto by action taken by or on behalf of their respective Boards of Directors; PROVIDED, HOWEVER, that after adoption of this Agreement by the stockholders of Biomatrix, without the further approval of the stockholders of Biomatrix, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 2.1,
(b) alters or changes any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, if any, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of Biomatrix.

    10.6 WAIVER. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; PROVIDED THAT any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                           ARTICLE XI--MISCELLANEOUS

    11.1 NO SURVIVAL. None of the representations and warranties of Biomatrix or Genzyme contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

    11.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

    (a) if to Genzyme or Merger Sub, to:

       Genzyme Corporation
       One Kendall Square
       Cambridge, MA 02139-1562
       Attn: Earl M. Collier, Jr., Executive Vice President
       Telephone: (617) 252-7500
       Facsimile: (617) 252-7802

       with a copy to:

       Palmer & Dodge LLP
       One Beacon Street
       Boston, MA 02108
       Attn: Paul Kinsella
       Telephone: (617) 573-0100
       Facsimile: (617) 227-4420

    (b) if to Biomatrix, to:

       Biomatrix, Inc.
       65 Railroad Avenue
       Ridgefield, NJ 07657
       Attn: Dr. Endre A. Balazs, Chairman and
            Chief Executive Officer
       Telephone: 201-945-9550
       Facsimile: 201-945-1430

       with a copy to:

       Bingham Dana LLP
       150 Federal Street
       Boston, MA 02110
       Attn: Justin P. Morreale
       Telephone: (617) 951-8000
       Facsimile: (617) 951-8736

    Any party may by notice given in accordance with this Section 10.2 to the other parties designate another address or person for receipt of notices hereunder.

    11.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreements, which shall survive execution of this Agreement, as they may be modified by Section 6.11 hereof. Each party confirms that in entering into this Agreement, such party has not relied on any representation, warranty or other statement of any kind other than such representations, warranties and other statements as are contained in this Agreement (including the schedules hereto).

    11.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of law provisions, except to the extent that the laws of the State of Delaware apply to the Merger and the rights of Biomatrix stockholders relative to the Merger.

    11.5  BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES.

    (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other party hereto.

    (b) Other than Section 6.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Genzyme and Biomatrix and their respective successors and permitted assigns and right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    11.6 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "SECTION" or "SECTIONS" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

    11.7 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

    11.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

    11.9 SUBMISSION TO JURISDICTION; WAIVER. Each of Biomatrix and Genzyme irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of The Commonwealth of Massachusetts and each of Biomatrix and Genzyme hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Biomatrix and Genzyme hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that
(i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    11.10 WAIVER OF JURY TRIAL. Each party hereto waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any agreement, contract or other document or instrument executed in connection herewith, or any of the transactions contemplated hereby.

    11.11 ENFORCEMENT. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

    11.12 RULES OF CONSTRUCTION. (a) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    (b) For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Biomatrix Disclosure Schedule or Genzyme Disclosure Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Biomatrix Disclosure Schedule or Genzyme Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

    (c) The phrase "to the best of Biomatrix' knowledge", to Biomatrix' knowledge" and similar qualifiers shall mean and be limited to the actual knowledge after reasonable inquiry of the persons identified in Section 11.12 of the Biomatrix Disclosure Schedule.

    (d) The phrase "to the best of Genzyme's knowledge", to Genzyme's knowledge" and similar qualifiers shall mean and be limited to the actual knowledge after reasonably inquiry of the persons identified in Section 11.12 of the Genzyme Disclosure Schedule.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

                                                       GENZYME CORPORATION

                                                       By:  /s/ EARL M. COLLIER, JR.
                                                            -----------------------------------------
                                                            Name:  Earl M. Collier, Jr.
                                                            Title:  Executive Vice President

                                                       SEAGULL MERGER CORPORATION

                                                       By:  /s/ EARL M. COLLIER, JR.
                                                            -----------------------------------------
                                                            Name:  Earl M. Collier, Jr.
                                                            Title:  President

                                                       By:  /s/ DAVID B. JOHNSTON
                                                            -----------------------------------------
                                                            Name: David B. Johnston
                                                            Title: Treasurer

                                                       BIOMATRIX, INC.

                                                       By:  /s/ ENDRE A. BALAZS
                                                            -----------------------------------------
                                                            Name:  Endre A. Balazs
                                                            Title:  Chairman and Chief Executive
                                                            Officer, and Chief Scientific Officer

                                                       By:  /s/ RORY B. RIGGS
                                                            -----------------------------------------
                                                            Name:  Rory B. Riggs
                                                            Title:  President

                                                       By:  /s/ MAXINE SEIFERT
                                                            -----------------------------------------
                                                            Name:  Maxine Seifert
                                                            Title:  Vice President, Finance, Chief
                                                            Financial Officer and Treasurer

                      EXHIBIT A-1 TO THE MERGER AGREEMENT
                      MANAGEMENT AND ACCOUNTING POLICIES,
                     AS PROPOSED TO BE AMENDED AND RESTATED
              SEE ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS

                      EXHIBIT A-2 TO THE MERGER AGREEMENT
                     TERMS OF THE GBS DIVISION COMMON STOCK
              SEE ANNEX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS

                       EXHIBIT B TO THE MERGER AGREEMENT
                                AFFILIATE LETTER
                                 March 6, 2000

Genzyme Corporation
One Kendall Square, 1400 Building
Cambridge, MA 02139

Ladies and Gentlemen:

    Pursuant to the Agreement and Plan of Merger dated as of March 6, 2000 (the "Merger Agreement") among Genzyme Corporation ("Genzyme"), a Massachusetts corporation, Seagull Merger Corporation ("Merger Sub"), a Massachusetts corporation and wholly-owned subsidiary of Genzyme, and Biomatrix, Inc. (the "Company"), a Delaware corporation, providing for the merger of the Company with and into Merger Sub (the "Merger"), the undersigned will receive shares of Genzyme Biosurgery Division Common Stock, $0.01 par value per share (the "GBS Shares") in exchange for the shares of common stock of the Company (the "Company Shares") owned by the undersigned. In connection with receipt of the GBS Shares pursuant to the Merger, the undersigned represents, warrants and agrees as follows:

    1. The undersigned has been advised that if the undersigned is an "affiliate" of the Company at the time the Merger Agreement was submitted for approval of the shareholders of the Company and a distribution by the undersigned of the GBS Shares has not been registered under the Securities Act of 1933, as amended (the "Act"), Rule 145 under the Act will restrict the undersigned's sales of GBS Shares received in the Merger. The undersigned will not sell or otherwise dispose of any GBS Shares, except pursuant to Rule 145(d) under the Act, an effective registration statement under the Act or an exemption from the registration requirements under the Act, provided that the undersigned may make bona fide gifts or distributions (including, if the undersigned is a partnership, to its partners) without consideration or transfers by operation of law, so long as any donee or transferee agrees not to sell, transfer or otherwise dispose of GBS Shares except as provided herein.

    2. Genzyme is under no obligation to register the sale, transfer or other disposition by the undersigned of the GBS Shares, or to take any action necessary in order to make an exemption from registration available.

    The undersigned understands that the certificates representing the GBS Shares will be placed on the "stop-transfer list" maintained by Genzyme's transfer agent; will remain so listed so long as the restrictions imposed on the GBS Shares under Paragraph number 1 above remain in effect; and there will be placed on the certificates representing such shares and any certificates delivered in substitution or exchange therefor, a legend stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT WITH THE ISSUER DATED MARCH 6, INCLUDING WITHOUT LIMITATION A RESTRICTION THAT THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH RULE 145(D) UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT. THE ISSUER WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE.

    The undersigned has carefully read this letter, including the limitations upon the disposition of the GBS Shares received by the undersigned contained herein, and has obtained such advice regarding execution of this letter as the undersigned deemed necessary.

    This letter agreement is governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

                                            Very truly yours,
                                            ------------------------------------
                                            Name:

                                            Address:

Accepted:

GENZYME CORPORATION

By:
--------------------------------------
   Name:
   Title:

Dated: March 6, 2000


                                Exhibit B-page 2

                                    ANNEX B
                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT (this "Agreement") dated as of March 6, 2000 is entered into by and between Genzyme Corporation ("Genzyme"), a Massachusetts corporation, and Biomatrix, Inc. ("Biomatrix"), a Delaware corporation. Concurrently with the execution and delivery of this Agreement, Genzyme and Biomatrix are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Biomatrix will be merged with and into a wholly owned subsidiary of Genzyme ("Merger Sub") with Merger Sub continuing as the surviving corporation (the "Merger"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement. As a condition and inducement to Genzyme's willingness to enter into the Merger Agreement, Genzyme has required that Biomatrix agree, and Biomatrix has so agreed, to grant to Genzyme an option to acquire shares of common stock, par value $0.0001 per share, of Biomatrix ("Biomatrix Common Stock") upon the terms and subject to the conditions set forth herein.

    Accordingly, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF OPTION.

    Biomatrix hereby grants to Genzyme an irrevocable option (the "Option") to acquire up to 4,600,000 shares (the "Option Shares") of the Biomatrix Common Stock (being not more than 19.9% of the number of shares of Biomatrix Common Stock outstanding as of the date hereof) in the manner set forth below at a price of $30.00 per share (the "Exercise Price"). The number of shares of Biomatrix Common Stock that may be purchased upon exercise of this Option and the Exercise Price are subject to adjustment as provided in Section 9.

2. EXERCISE OF OPTION.

    (a) The Option may only be exercised by Genzyme, in whole or in part, at any time or from time to time, after the date (i) the Merger Agreement becomes terminable under circumstances which would entitle Genzyme to a payment under Section 10.4 of the Merger Agreement and (ii) assuming the Merger Agreement had been terminated (regardless of whether it is terminated), Genzyme in fact would become entitled to a payment under
       Section 10.4 of the Merger Agreement (with any such time being referred to as the "Exercise Event"). Biomatrix shall notify Genzyme promptly in writing of the occurrence of the Exercise Event, it being understood that the giving of such notice by Biomatrix shall not be a condition to the right of Genzyme to exercise the Option. In the event Genzyme wishes to exercise the Option, Genzyme shall deliver to Biomatrix a written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") shall occur on a date and at a time designated by Genzyme in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing shall be held at the offices of counsel to Genzyme. Upon the giving by Genzyme to Biomatrix of the Exercise Notice and payment of the aggregate Exercise Price with respect to the Option Shares specified in the Exercise Notice, and provided that the conditions set forth in Section 3 to Biomatrix' obligation to issue the Option Shares to Genzyme hereunder have been satisfied or waived, Genzyme shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer book of Biomatrix shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Genzyme.

    (b) Genzyme may pay the Exercise Price either by (i) cash in the form of a bank or cashier's check or by wire transfer to an account specified by Biomatrix or (ii) surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing (x) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (y) the difference between
       (I) the Fair Market Value per share of Biomatrix Common Stock on the date of the Exercise Notice and (II) the per share Exercise Price. For purposes of this Agreement, the "Fair Market Value" of a share of Biomatrix Common Stock shall mean the closing price for a share of Biomatrix Common Stock on the New York Stock Exchange on the trading day immediately preceding the applicable date (or if Biomatrix Common Stock is not quoted on the New York Stock Exchange, on the principal trading market on which such shares are traded as reported by a recognized source).

    (c) The Option shall terminate upon the earliest to occur of (i) the Effective Date, (ii) 180 days following the Exercise Event or
       (iii) 30 days after the date as of which an Exercise Event could no longer occur; provided, however, with respect to the preceding clause (ii) of this sentence, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

3. CONDITIONS TO CLOSING.

    The obligation of Biomatrix to issue the Option Shares to Genzyme hereunder is subject to the conditions that (i) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to (x) promptly make and process all necessary filings and applications and obtain all consents, approvals, orders, authorizations, registrations and declarations or expiration or termination of any required waiting periods and (y) have any such injunction or other order vacated or reversed.

4. CLOSING.

    At any Closing, (i) Biomatrix shall deliver to Genzyme a single certificate in definitive form representing the number of Option Shares designated by Genzyme in its Exercise Notice, such certificate to be registered in the name of Genzyme and to bear the legend set forth in Section 11 hereof, and (ii) Genzyme shall pay to Biomatrix the aggregate Exercise Price for the shares of Biomatrix Common Stock so designated (by cash or surrender of a portion of the Option). At any Closing at which Genzyme is exercising the Option in part, Genzyme shall present and surrender this Agreement to Biomatrix, and Biomatrix shall deliver to Genzyme an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Biomatrix Common Stock constituting the Option Shares purchasable hereunder. Biomatrix shall pay all of its own expenses, and any and all Federal, state and local transfer or issuance taxes, and other similar charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4.

5. REPRESENTATIONS AND WARRANTIES OF BIOMATRIX.

    Biomatrix represents and warrants to Genzyme that (i) Biomatrix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) the execution and delivery of this Agreement by Biomatrix and consummation by Biomatrix of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Biomatrix and no other corporate proceedings on the part of Biomatrix are necessary to authorize this Agreement or any of the transactions contemplated hereby; (iii) this Agreement has been duly executed and delivered by Biomatrix and constitutes a legal, valid and binding obligation of Biomatrix and, assuming this Agreement constitutes a legal, valid and binding obligation of Genzyme, is enforceable against Biomatrix in accordance with its terms, except that any indemnification and contribution provisions may be limited by considerations of public policy; (iv) except for any filings as may be required under the HSR Act, Biomatrix has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued shares of Biomatrix Common Stock for Genzyme to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional shares of Biomatrix Common Stock or other securities which may be issuable pursuant to Section 9 upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of any preemptive rights; (v) upon delivery of the Option Shares and any other securities to Genzyme upon exercise of the Option or upon becoming deemed the holder of record of the Option Shares and any other securities upon exercise of the Option, Genzyme will acquire such Option Shares or other securities free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Genzyme; (vi) the execution and delivery of this Agreement by Biomatrix does not, and the performance of this Agreement by Biomatrix will not, (A) violate the Certificate of Incorporation or By-Laws of Biomatrix, (B) conflict with or violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator, governmental or regulatory body applicable to Biomatrix or any of the Biomatrix Subsidiaries or by which they or any of their property is bound or (C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Biomatrix or any of the Biomatrix Subsidiaries pursuant to, any contract or agreement to which Biomatrix or any of the Biomatrix Subsidiaries is a party or by which Biomatrix or any of the Biomatrix Subsidiaries or any of their property is bound, except, in the case of clauses (B) and (C) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Biomatrix Material Adverse Effect; (vii) the execution and delivery of this Agreement by Biomatrix does not, and the performance of this Agreement by Biomatrix will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act, if applicable; and (viii) none of Biomatrix, any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of Biomatrix to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act and, assuming the representations and warranties of Genzyme contained in clause (iv) of Section 6 are true and correct, the issuance, sale and delivery of the Option Shares hereunder will be exempt from the registration and prospectus delivery requirements of the Securities Act (and Biomatrix shall not take any action which would cause the issuance, sale and delivery of the Option Shares hereunder not to be exempt from such requirements). Until the Option has been exercised or terminated in full and Genzyme no longer holds any Option Shares, Biomatrix shall not adopt a stockholders' rights plan or similar arrangement that would restrict the exercise (in whole or in part) of the Option, the beneficial ownership by Genzyme or any of its affiliates of any of the Option Shares, or the consummation of the other transactions contemplated hereby.

6. REPRESENTATIONS AND WARRANTIES OF GENZYME.

    Genzyme represents and warrants to Biomatrix that (i) Genzyme is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) the execution and delivery of this Agreement by Genzyme and the consummation by Genzyme of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Genzyme and no other corporate proceedings on the part of Genzyme are necessary to authorize this Agreement or any of the transactions contemplated hereby; (iii) this Agreement has been duly executed and delivered by Genzyme and constitutes a legal, valid and binding obligation of Genzyme and, assuming this Agreement constitutes a legal, valid and binding obligation of Biomatrix, is enforceable against Genzyme in accordance with its terms except that any indemnification and contribution provisions may be limited by considerations of public policy; and (iv) any shares of Biomatrix Common Stock acquired upon exercise of the Option will not be acquired by Genzyme with a view to the public distribution thereof in violation of applicable law and Genzyme will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

7. CERTAIN RIGHTS.

(A) REPURCHASE RIGHT.

    At the request of Genzyme at any time during the period during which this Option is exercisable (the "Purchase Period"), Biomatrix (or any successor entity thereof) shall, subject to the limitation set forth in Section 10, purchase from Genzyme (x) all or any portion of the Option at the price set forth in subparagraph (i) below or (y) all or any portion of the Option Shares, if any, acquired by Genzyme pursuant to the Option at the price set forth in subparagraph (ii) below.

    (i) The purchase price for the applicable portion of the Option shall be the difference between the "Market/Offer Price" (as defined below) for a share of Biomatrix Common Stock as of the date Genzyme gives notice of its intent to exercise its rights under this Section 7 and the Exercise Price, multiplied by the number of Option Shares purchasable pursuant to the Option (or portion thereof with respect to which Genzyme is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price. For purposes of this subparagraph (i), "Market/Offer Price" shall mean, as of any date, the higher of (x) the highest price per share offered as of such date pursuant to any Alternative Transaction which was initiated prior to such date and not withdrawn as of such date and (y) the highest Fair Market Value of a share of Biomatrix Common Stock during the 10 trading days prior to such date.

    (ii) The purchase price of the Option Shares shall be the product of
       (x) the Market/Offer Price multiplied by (y) the number of shares of Biomatrix Common Stock so purchased.

(B) PAYMENT AND REDELIVERY OF SHARES.

    In the event Genzyme exercises its rights under Section 7(a), Biomatrix shall, within three business days after Genzyme delivers notice pursuant to
Section 7(a) (which notice may be delivered prior to consummation of the exercise of the Option), pay the required amount to Genzyme in immediately available funds and Genzyme shall surrender to Biomatrix the Option or the certificates evidencing the Biomatrix Common Stock purchased by Genzyme pursuant thereto, and Genzyme shall represent and warrant that it owns such shares of Biomatrix Common Stock and that such shares of Biomatrix

Common Stock are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

(C) REPURCHASE PRICE REDUCED AT GENZYME'S OPTION.

    In the event the repurchase price specified in Section 7(a) would subject the purchase of the Option or the Option Shares purchased by Genzyme pursuant to the Option to a vote of the shareholders of Biomatrix pursuant to applicable law or Biomatrix' Certificate of Incorporation, then Genzyme may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

8. REGISTRATION RIGHTS.

    (a) Following the termination of the Merger Agreement, Genzyme may request, by written notice (a "Registration Notice") to Biomatrix, that Biomatrix register under the Securities Act all or any part of the Option Shares (the "Registrable Securities") in order to permit the public sale or other disposition of such shares.

    (b) Biomatrix shall use its best efforts to prepare and file a registration statement under the Securities Act covering the Registrable Securities to cause, as promptly as practicable, the Securities and Exchange Commission to declare such registration statement effective and to maintain the effectiveness of such registration statement until the earlier of 180 days after the effective date and the date on which all of the Registrable Securities covered by the registration statement have been sold; provided, however, that (i) Genzyme shall not be entitled to more than an aggregate of two effective registration statements hereunder and
       (ii) Biomatrix may delay filing any such registration statement for up to 40 days after a Registration Notice is received if Biomatrix is in possession of material non-public information that its board of directors in good faith determines would be materially detrimental if disclosed at such time and, in the written opinion of counsel to Biomatrix, such information would have to be disclosed if a registration statement were filed at that time. Biomatrix shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as Genzyme may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that Biomatrix shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

    (c) The registration rights set forth in this Section 8 are subject to the condition that Genzyme shall provide Biomatrix with such information with respect to itself and its plan for distribution for the Registrable Securities as is necessary to enable Biomatrix to include in a registration statement all material facts required to be disclosed with respect to thereto.

    (d) A registration effected under this Section 8 shall be effected at Biomatrix' expense, except for underwriting discounts and commissions and the fees and expenses of counsel to Genzyme, and Biomatrix shall provide such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings. In connection with any underwritten registration, the parties agree (i) to indemnify each other and any underwriters in the customary manner, (ii) if applicable, to enter into an underwriting agreement in form and substance customary for transactions of this type with the underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if any managing underwriter deems it necessary, participating in road show presentations).

9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

    In the event of any change in the Biomatrix Common Stock by reason of stock dividends, split-ups, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, and the Exercise Price, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Genzyme shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Genzyme would have received in respect of the Biomatrix Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

10. CASH PAYMENT LIMITATION.

    Notwithstanding any other provision of this Agreement, in no event shall the Maximum Cash Payment exceed $22 million. For purposes of this Agreement, the term "Maximum Cash Payment" shall mean the aggregate amount of the following:
(i) the amount of cash received by Genzyme pursuant to Sections 10.3 and 10.4 of the Merger Agreement; (ii) the amount of cash received by Genzyme pursuant to the exercise of the put right with respect to the Option under Section 7(a)(i); and (iii) the amount by which proceeds realized by Genzyme upon any and all dispositions of the Option or any Option Shares by Genzyme (other than to Biomatrix pursuant to Section 7(a) hereof) exceeds the Exercise Price paid by Genzyme therefor. Should the Maximum Cash Payment exceed $22 million at any time or from time to time, Genzyme agrees to remit promptly to Biomatrix the amount of any such excess, including any excess received upon any disposition of the Option or any Option Shares to any third party.

11. RESTRICTIVE LEGENDS.

    Each certificate representing Option Shares issued to Genzyme hereunder shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

12. LISTING AND HSR FILING.

    Biomatrix promptly shall take any action necessary for the shares of Biomatrix Common Stock to be acquired upon exercise of the Option to be listed on the New York Stock Exchange. Promptly after the date such a filing is permitted to be made, each of the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act, if any, to permit the acquisition of the shares of Biomatrix Common Stock subject to the Option at the earliest possible date.

13. BINDING EFFECT.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 11.

14. SPECIFIC PERFORMANCE.

    The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

15. ENTIRE AGREEMENT.

    This Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, both written and oral, between the parties with respect to the subject matter hereof.

16. FURTHER ASSURANCES.

    Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to constitute the transactions contemplated hereby.

17. SEVERABILITY.

    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

18. NOTICES.

    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

    (a) if to Genzyme, to:
       Genzyme Corporation
       One Kendall Square
       Cambridge, MA 02139-1562

    (b) Attn: Earl M. Collier, Jr., Executive Vice President
       Telephone: (617) 252-7500
       Facsimile: (617) 252-7802
       with a copy to:
       Palmer & Dodge LLP
       One Beacon Street
       Boston, Massachusetts
       02108 Attn: Paul M. Kinsella
       Telephone: (617) 573-0100
       Facsimile: (617) 227-4420

    (c) if to Biomatrix, to:
       Biomatrix, Inc.
       65 Railroad Avenue
       Ridgefield, NJ 07657
       Attn: Dr. Endre A. Balazs,
       Chairman and Chief Executive Officer
       Telephone: (201) 945-9550
       Facsimile: (201) 945-1430
       with a copy to:
       Bingham Dana LLP
       150 Federal Street
       Boston, Massachusetts 02110
       Attn: Justin P. Morreale
       Telephone: (617) 951-8000
       Facsimile: (617) 951-8736

19. GOVERNING LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

20. COUNTERPARTS.

    This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which together shall constitute one and the same instrument.

21. EXPENSES.

    Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

22. AMENDMENTS; WAIVER.

    This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

23. ASSIGNMENT.

    Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that Genzyme may (a) assign any of its rights hereunder to any affiliate and (b) assign its registration rights under Section 8 to any subsequent holder of Option Shares other than a holder who acquired such shares in a sale that was registered under the Securities Act.

24. SUBMISSION TO JURISDICTION; WAIVER.

    Each of Biomatrix and Genzyme irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of The Commonwealth of Massachusetts and each of Biomatrix and Genzyme hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Biomatrix and Genzyme hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    IN WITNESS WHEREOF, the parties hereto have caused this Stock Option Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                             GENZYME CORPORATION

                                                       By:           /s/ EARL M. COLLIER, JR.
                                                            -----------------------------------------
                                                                       Earl M. Collier, Jr.
                                                                     EXECUTIVE VICE PRESIDENT

                                             BIOMATRIX, INC.

                                                       By:             /s/ ENDRE A. BALAZS
                                                            -----------------------------------------
                                                                         Endre A. Balazs
                                                              CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                                                     CHIEF SCIENTIFIC OFFICER

                                    ANNEX C


                                LEHMAN BROTHERS

                                                                March 6, 2000

Board of Directors
Biomatrix, Inc.
65 Railroad Avenue
Ridgefield, NJ 07657

Members of the Board:

    We understand that Biomatrix, Inc ("Biomatrix") intends to enter into a transaction with Genzyme Corporation ("Genzyme") pursuant to which Biomatrix will merge (the "Merger") with and into a newly-formed subsidiary of Genzyme. Upon effectiveness of the Merger, each outstanding share of common stock of Biomatrix will be converted into the right to receive 1.000 shares of a newly created series of tracking stock (the "Newco Tracking Stock") of Genzyme (the "Exchange Ratio") or, at the election of the holders of Biomatrix' common stock, $37.00 in cash (the "Cash Consideration" and, together with the Exchange Ratio, the "Consideration") (the "Proposed Transaction"). In addition, we understand that the total amount of cash to be paid by Genzyme will be in an amount equal to approximately $245 million and, in the event that the stockholders of Biomatrix elect to receive Cash Consideration in excess of that amount, the amount of cash to be paid to electing stockholders for each share of common stock of Biomatrix will be reduced, as applicable, on a pro rata basis, and in the event that stockholders of Biomatrix elect to receive Cash Consideration in an aggregate amount less than such amount, the amount of Cash Consideration to be paid to stockholders electing to receive shares of Newco Tracking Stock will be increased on a pro rata basis. We further understand that each holder of Genzyme Surgical Products ("GSP") tracking stock will receive 0.6060 shares of Newco Tracking Stock in the Proposed Transaction and each holder of Genzyme Tissue Repair ("GTR") tracking stock will receive 0.3352 shares of Newco Tracking Stock in the Proposed Transaction, and the business of Biomatrix, the GSP Division of Genzyme and the GTR Division of Genzyme will be combined into a new division of Genzyme ("Newco"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated on or about the date hereof, among Genzyme, Genzyme Merger Subsidiary and Biomatrix (the "Agreement").

    We have been requested by the Board of Directors of Biomatrix to render our opinion with respect to the fairness, from a financial point of view, to Biomatrix' stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, Biomatrix' underlying business decision to proceed with or effect the Proposed Transaction.

    In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning Biomatrix, Genzyme, GSP and GTR that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, (3) financial and operating information with respect to the business, operations and prospects of Biomatrix furnished to us by Biomatrix, including financial projections prepared by the management of Biomatrix, (4) financial and operating information with respect to the businesses, operations and prospects of Genzyme, GSP and GTR furnished to us by Genzyme, including financial projections prepared by the management of Genzyme, (5) a trading history of Biomatrix' common stock from January 1, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of the GSP tracking stock from June 28, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a trading history of the GTR tracking stock from January 1, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (8) a comparison of the historical financial results, present financial condition and estimates of future financial performance of Biomatrix with those of other companies that we deemed relevant, (9) a comparison of the historical financial results, present financial condition and estimates of future financial performance of GSP with those of other companies that we deemed relevant,
(10) a comparison of the historical financial results, present financial condition and estimates of future financial performance of GTR with those of other companies that we deemed relevant, (11) the historical financial results, present financial condition and estimates of future financial performance of the combined businesses comprising the Newco Tracking Stock on a pro forma basis and a comparison of the historical financial results, present financial condition and estimates of future financial performance of Newco with those of other companies that we deemed relevant, (12) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (13) the relative contributions of Biomatrix, GSP and GTR to the financial and operating results of Newco upon the consummation of the Proposed Transaction, (14) published estimates of third party research analysts with respect to the future financial performance of Biomatrix, and (15) the results of our efforts to solicit indications of interest from third parties with respect to a purchase of all or a portion of Biomatrix' business. In addition, we have had discussions with the managements of Biomatrix and Genzyme concerning the respective businesses, operations, assets, financial conditions and prospects of Biomatrix, Genzyme, GSP, GTR and Newco (including the cost savings, operating synergies and strategic benefits expected by the managements of Biomatrix and Genzyme to result from the combination of the businesses of Biomatrix, GSP and GTR) and have undertaken such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of Biomatrix and Genzyme that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Biomatrix, upon advice of Biomatrix we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Biomatrix as to the future financial performance of Biomatrix. However, for purposes of our analysis, we also have considered somewhat more conservative assumptions and estimates which resulted in certain adjustments to the projections of Biomatrix. We have discussed these adjusted projections with the management of Biomatrix and they have agreed with the appropriateness of the use of such projections in performing our analysis. With respect to the financial projections of each of GSP and GTR, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Genzyme as to the future financial performance of each of GSP and GTR and that each of GSP and GTR will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of Biomatrix, GSP and GTR and have not made or obtained any evaluations or appraisals of the assets or liabilities of Biomatrix, GSP or GTR. Upon the advice of Biomatrix and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a tax free transaction to the stockholders of Biomatrix with respect to any gain attributable to the shares of Newco Tracking Stock received by such stockholders. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    In addition, we do not express any opinion as to the prices at which the shares of Newco Tracking Stock will trade following consummation of the Proposed Transaction and this opinion should not be viewed as providing any assurance that the market value of the Newco Tracking Stock to be received by the stockholders of Biomatrix will be in excess of the market value of the shares of Biomatrix common stock owned by such stockholders at any time prior to consummation of the Proposed Transaction.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of Biomatrix in the Proposed Transaction is fair to such stockholders.

    We have acted as financial advisor to Biomatrix in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, Biomatrix has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Biomatrix and Genzyme in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of Biomatrix, Genzyme, GSP and GTR for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of Biomatrix and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Biomatrix as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                    ANNEX D
                       FAIRNESS OPINION OF MERRILL LYNCH

                                                                  April 17, 2000

Board of Directors
Genzyme Corporation
One Kendall Square
Cambridge, MA 02139-1562

Members of the Board:

    Genzyme Corporation ("GENZYME"), Seagull Merger Corporation, a wholly owned subsidiary of Genzyme ("GENZYME MERGER CORP."), and Biomatrix, Inc. ("BIOMATRIX") have entered into an Agreement and Plan of Merger dated as of March 6, 2000, as amended by Amendment No. 1 to the Agreement dated as of April 17, 2000 (as so amended, the "Agreement"). The Agreement provides that, among other things, Biomatrix will be merged (the "MERGER") with and into Genzyme Merger Corp. and, at the election of the holder of each outstanding share of Biomatrix common stock, par value $0.0001 per share (each a "BIOMATRIX SHARE"), each Biomatrix Share will be automatically converted (subject to adjustment, if any, as contemplated by the Agreement) into the right to receive:

    (1) cash (a "CASH ELECTION"), in an amount equal to $37.00; or

    (2) one (the "CONVERSION NUMBER") share of Genzyme Biosurgery Division common stock ("GBS STOCK"; any such election to receive the stock consideration being, a "STOCK ELECTION"); or

    (3) a combination of cash and GBS Stock (a "STANDARD ELECTION") consisting of (x) a fraction of a share of GBS Stock calculated by multiplying the Conversion Number by one minus the Cash Election Number (as such term is defined below) divided by the number of Biomatrix Shares outstanding immediately prior to the effective time of the Merger (the "STANDARD CASH PERCENTAGE") and (y) an amount of cash equal to the product of $37.00 and the Standard Cash Percentage (the consideration described in the preceding clauses (x) and (y) being, collectively, the "STANDARD CONSIDERATION").

    The Agreement also provides that, with respect to each Biomatrix Share for which a valid election is not made, such Biomatrix Share will be converted into the right to receive the Standard Consideration.

    The Agreement provides that the number of Biomatrix Shares to be converted into the right to receive cash consideration (the "CASH ELECTION NUMBER") will equal approximately 28.38% of the number of Biomatrix Shares outstanding immediately prior to the Merger. We understand that the total amount of cash to be paid by Genzyme in the Merger will be in an amount equal to approximately $245 million. In the event that the number of Biomatrix Shares elected by the holders thereof to be converted into cash as Cash Elections, or as part of Standard Elections, exceeds the Cash Election Number, those holders of Biomatrix Shares who elected Cash Elections will receive a reduced amount of cash consideration and an increased amount of stock consideration for each of their Biomatrix Shares, in each case, on a pro rata basis and as set forth in the Agreement. In the event that the number of Biomatrix Shares elected by the holders thereof to be converted into cash as Cash Elections, or as part of Standard Elections, is less than the Cash Election Number, those holders of Biomatrix Shares who elected Stock Elections will receive an increased amount of cash consideration, and a reduced amount of stock consideration for each of their Biomatrix Shares, in each case, on a pro rata basis and as set forth in the Agreement. The foregoing adjustments are subject to an additional pro rata adjustment to satisfy the requirements applicable to reorganizations under
Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). The terms and conditions of the Merger are set forth in greater detail in the Agreement. The Merger is expected to be considered by the shareholders of Biomatrix at a special shareholders' meeting to be held in June, 2000, and is expected to be consummated on or shortly after the date of such meeting, subject to, among other things, the shareholders of Genzyme approving certain proposals related to the Reorganization (as defined below).

    Prior to, and as a condition to the closing of, the Merger, Genzyme will
(a) create a Biosurgery Division (the "GBS DIVISION"), and establish the GBS Stock through, among other things, certain amendments to Genzyme's articles of incorporation and its "Management and Accounting Policies Governing the Relationship of Genzyme Divisions" (the "DIVISIONAL POLICIES") and (b) combine the Genzyme Tissue Repair Division (the "GTR DIVISION") and the Genzyme Surgical Products Division (the "GSP DIVISION") with the GBS Division so that the GBS Division is the surviving division in a transaction in which (x) each outstanding share of Genzyme Tissue Repair Division Common Stock ("GTR STOCK") will be converted into a fraction of a share of GBS Stock equal to an exchange ratio of 0.3352 shares of GBS Stock (the "GTR EXCHANGE RATIO") and (y) each outstanding share of Genzyme Surgical Products Division Common Stock ("GSP STOCK") will be converted into a fraction of a share of GBS Stock equal to an exchange ratio of 0.6060 shares of GBS Stock (the "GSP EXCHANGE RATIO"; the actions contemplated by clauses (a) and (b) above being, the "REORGANIZATION"). The terms and conditions of the Reorganization are set forth in greater detail in the Agreement. The Reorganization is expected to be considered by the shareholders of Genzyme at a special shareholders' meeting to be held in June, 2000, and is expected to be consummated on or shortly after the date of such meeting, subject to, among other things, the shareholders of Biomatrix approving the Merger.

    You have asked us whether, in our opinion, (1) the proposed consideration to be paid by Genzyme pursuant to the Merger is fair to Genzyme from a financial point of view, (2) the GTR Exchange Ratio is fair to holders of GTR Stock from a financial point of view, and (3) the GSP Exchange Ratio is fair to holders of GSP Stock from a financial point of view.

    In arriving at the opinions set forth below, we have, among other things:

    (1) Reviewed Genzyme's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, December 31, 1998 and December 31,1999;

    (2) Reviewed Biomatrix' Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

    (3) Reviewed the audited combined financial statements of the GTR Division and related financial information for the three fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

    (4) Reviewed the audited combined financial statements of the GSP Division and related financial information for the two fiscal years ended December 31, 1998 and December 31, 1999;

    (5) Reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets and prospects of the GTR Division and the GSP Division furnished to us by Genzyme;

    (6) Reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets and prospects of Biomatrix, furnished to us by Biomatrix and Genzyme;

    (7) Conducted discussions with members of management of Genzyme concerning the businesses and prospects of the GTR Division, the GSP Division and the proposed GBS Division, and their views regarding the strategic rationale for, and the effects on Genzyme of, the Reorganization;

    (8) Conducted discussions with members of management of Genzyme concerning the businesses and prospects of the GBS Division and Biomatrix, and their views regarding the strategic rationale for, and the effects on Genzyme and the proposed GBS Division of, the Merger;

    (9) Compared the historical and projected results of operations of Biomatrix, the GTR Division and the GSP Division with that of certain companies which we deemed to be reasonably similar to Biomatrix, the GTR Division and the GSP Division, respectively;

    (10) Reviewed the historical market prices and trading activity for the GSP Stock and the GTR Stock and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the GSP Division and the GTR Division, respectively;

    (11) Reviewed the historical market prices and trading activity for Biomatrix Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to Biomatrix;

    (12) Considered the pro forma effects of the Merger on Genzyme, including, without limitation, the pro forma effects of the Merger on Genzyme's balance sheets, earnings and cash flow;

    (13) Reviewed the existing articles of incorporation and by-laws of Genzyme and its current Divisional Policies;

    (14) Reviewed the Agreement and exhibits thereto, including Exhibit A-1, the proposed amended Divisional Policies, and Exhibit A-2, the terms of the proposed GBS Stock; and

    (15) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Biomatrix or Genzyme or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Biomatrix or Genzyme. With respect to the financial projections and analyses furnished to, or discussed with, us by Biomatrix or Genzyme, as the case may be, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of Biomatrix and Genzyme, as the case may be, as to the expected future financial performance of Biomatrix, Genzyme, the GTR Division or the GSP Division, as the case may be. We also have assumed that the Merger and the Reorganization will have the accounting treatment set forth in the Agreement and that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

    Our opinion is necessarily based upon market, economic and other conditions, including generally accepted accounting principals, as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have any material adverse effect on the contemplated benefits of the Merger.

    We are acting as financial advisor to Genzyme in connection with the Reorganization and the Merger and will receive a fee from Genzyme for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Genzyme has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Biomatrix and Genzyme and may continue to do so and receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade Biomatrix Shares, as well as the GBS Stock and shares of the other series of the common stock of Genzyme, for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of Genzyme. Our opinion does not address the merits of the underlying decision by Genzyme to engage in the Reorganization or the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Reorganization or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the GBS Stock, or any other tracking series of common stock of Genzyme, will trade following the consummation of each of the Reorganization and the Merger. We express no opinion as to fairness of the Reorganization to the holders of Genzyme General Division Common Stock or Genzyme Molecular Oncology Division Common Stock.

    On the basis of, and subject to the foregoing, we are of the following opinions:

1. The proposed consideration to be paid by Genzyme pursuant to the Merger is fair to Genzyme from a financial point of view.

2. The GTR Exchange Ratio is fair to holders of GTR Stock from a financial point of view.

3. The GSP Exchange Ratio is fair to holders of GSP Stock from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                             INCORPORATED
                                          --------------------------------------

                                    ANNEX E
     GENZYME MANAGEMENT AND ACCOUNTING POLICIES, AS PROPOSED TO BE AMENDED
        AND RESTATED UPON COMPLETION OF THE RECAPITALIZATION AND MERGER

    THE BOARD OF DIRECTORS OF GENZYME CORPORATION (THE "GENZYME BOARD") HAS ADOPTED THE FOLLOWING POLICIES TO GOVERN THE MANAGEMENT OF GENZYME BIOSURGERY, GENZYME GENERAL AND GENZYME MOLECULAR ONCOLOGY, AND THE RELATIONSHIPS BETWEEN EACH DIVISION. EXCEPT AS OTHERWISE PROVIDED IN THE POLICIES, THE GENZYME BOARD MAY MODIFY OR RESCIND THE POLICIES, OR ADOPT ADDITIONAL POLICIES, IN ITS SOLE DISCRETION WITHOUT APPROVAL OF THE STOCKHOLDERS, SUBJECT ONLY TO THE GENZYME BOARD'S FIDUCIARY DUTY TO THE STOCKHOLDERS OF GENZYME CORPORATION.

1. PURPOSE OF GENZYME BIOSURGERY, GENZYME GENERAL AND GENZYME MOLECULAR ONCOLOGY. The purpose of Genzyme Biosurgery is to create a business with a comprehensive approach to the field of biosurgery by developing and commercializing a portfolio of products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of GDP) and a portfolio of devices, biomaterials, biotherapeutics and other products for the field of biosurgery; these products and services include (i) the products and
services offered or under development by Biomatrix, Inc. as of       , 2000, and
included in the Descriptive Memorandum furnished by it to Genzyme Corporation, and (ii) products and services offered or under development by Genzyme Corporation's former Genzyme Tissue Repair Division and Genzyme Corporation's
former Genzyme Surgical Products Division as of       , 2000. The purpose of
Genzyme General is to develop and market therapeutic products and diagnostic services and products. The purpose of Genzyme Molecular Oncology is to create a focused, integrated oncology business that will develop and commercialize novel therapeutic and diagnostic products and services based upon molecular tools and genomic information. In addition to the programs initially assigned to each of Genzyme Biosurgery and Genzyme Molecular Oncology, it is expected that the product and service portfolio of each division will expand through the addition of complementary programs, products and services developed either within or outside of the division, including acquiring or in-licensing programs, products and services from outside of Genzyme Corporation. Each of Genzyme Biosurgery and Genzyme Molecular Oncology will be operated and managed similarly to Genzyme General except as provided herein.

2. REVENUE ALLOCATION. Revenues from the sale or licensing of a division's products and services to entities external to Genzyme Corporation shall be credited to that division. Products and services normally sold by a division to entities external to Genzyme Corporation that are used by other divisions within Genzyme Corporation shall be recorded as interdivisional revenues and interdivisional purchases subject to the policy regarding Other Interdivisional Transactions.

3. EXPENSE ALLOCATION. Direct Expenses shall be charged to the division for whose benefit the Direct Expenses have been incurred. Expenses other than Direct Expenses shall be subject to the policy regarding Other Interdivisional Transactions.

4. ASSET ALLOCATION. Assets that are exclusively dedicated to the production of goods and services of a division shall be allocated to that division. Production assets that are utilized by more than one division shall be subject to the policy regarding Other Interdivisional Transactions.

5. TAX ALLOCATIONS. Income taxes shall be allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme Corporation, any projected annual tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions in proportion to their taxable income without any compensating payment or allocation

6. ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS. Upon the acquisition by Genzyme Corporation from a third party of any programs, products or assets (whether by acquisitions of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired shall be allocated among the divisions of Genzyme Corporation. In the case of material acquisitions, such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to each division and to the holders of the common stock representing each division, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination will be final and binding on the holders of common stock.

7. DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS. Upon the sale, transfer, assignment or other disposition by Genzyme Corporation of any program, product or asset not consisting of all or substantially all of the assets of the division, all proceeds from such disposition shall be allocated to the division to which the program, product or asset had been allocated among such divisions based on their respective interests in such program, product or asset. Such allocations shall be made in a manner determined by the Genzyme Board to be fair and reasonable to such divisions and to holders of the common stock representing such divisions, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on the holders of common stock.

8. INTERDIVISIONAL ASSET TRANSFERS. The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations shall be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors, if any, deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to Genzyme Biosurgery or Genzyme Molecular Oncology, the Genzyme Board may elect to account for such reallocation as an increase in the Designated Shares representing the division to which such assets are reallocated in accordance with the provisions of Genzyme Corporation's articles of organization.

    Notwithstanding the foregoing, no Key GMO Program, as defined below, may be transferred out of Genzyme Molecular Oncology without a class vote of the holders of the common stock representing Genzyme Molecular Oncology (the "GZMO Stock") unless the Genzyme Board determines that such Key GMO Program has application outside of the field of oncology, in which case it may be transferred out only for the non-oncology applications; provided, however that the SAGE Service (as herein defined) may not be transferred out of Genzyme Molecular Oncology for any application without the approval of the holders of the GZMO Stock voting as a separate class.

    A "Key GMO Program" is any of the following: (i) use of the Serial Analysis of Gene Expression ("SAGE-TM-") technology licensed from The Johns Hopkins University School of Medicine for third parties ("SAGE Service"); (ii) the clinical program developing adenovirus vectors containing the tumor antigens Ad-MART 1 or Ad-gp100 for the treatment of melanoma; (iii) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications; (iv) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications; (v) the research program developing adenovirus and lipid vectors containing genes to regulate the immune system for oncology indications, including heat shock proteins; (vi) the research program developing antibody-based gene therapy for the treatment of tumors; and (vii) any additional program, product or service being developed from time to time in Genzyme Molecular Oncology which (a) constituted 20% or more of the research and development budget of Genzyme Molecular Oncology in any one of the three most recently completed fiscal years or

(b) has had a cumulative investment of $8 million or more in research and development expenses by Genzyme Molecular Oncology.


    The foregoing policies regarding transfers of assets between divisions will not be changed by the Genzyme Board without the approval of the holders of the common stock representing Genzyme Biosurgery (the "GZBX Stock") and the GZMO Stock, each voting as a separate class; provided, however, that if a policy change affects one, but not both of, Genzyme Biosurgery and Genzyme Molecular Oncology, only holders of shares representing the affected division will be entitled to vote on such matter.


9. OTHER INTERDIVISIONAL TRANSACTIONS. This policy shall cover interdivisional transactions other than asset transfers, which shall be subject to the policy regarding Interdivisional Asset Transfers. From time to time, a division may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint venture or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. The division providing such products and services does not recognize revenue on any such transaction unless the division provides such products and services to unrelated third parties in the ordinary course of business. Such transactions shall also be subject to the following conditions:

        (a) Research and development (including clinical and regulatory support), distribution, sales, marketing, and general and administrative services (including allocated space) performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. Direct costs shall be allocated in a manner described above under "Expense Allocation" and such division performing the work will not recognize revenue as a result of performing such work. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the utilization by the division of the services to which such costs relate.

        (b) Manufacturing of goods and services by one division exclusively for the benefit of another division and not for external sale shall be charged to the division for which the work is performed on a cost basis. Manufacturing costs shall include an interest charge on the gross fixed assets employed in such manufacturing process. Gross fixed assets in this case shall be determined at the beginning of each fiscal year for the facility used. The interest rate in this case shall be the short term borrowing rate of Genzyme Corporation at the beginning of each fiscal year. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the receipt of benefit by the division of the goods and services to which such costs relate.

        (c) Other than Research and development (including clinical and regulatory support) distribution, sales, marketing, general and administrative services (including allocated space), interdivisional transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties.

        (d) Any interdivisional transaction (i) to be performed on terms and conditions that deviate from the policies set forth in subparagraphs (a),
    (b) or (c) above and (ii) that is material to one or more of the participating divisions will require approval by the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to the holders of the common stock representing each such division.

        (e) Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme Corporation for a loan of like type and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division.

        (f) All material interdivisional transactions shall be reduced to service contracts and signed by an authorized member of the management team of affected divisions.

10. ACCESS TO TECHNOLOGY AND KNOW-HOW. Each division of Genzyme Corporation shall have unrestricted access to all technology and know-how of the Corporation that may be made useful to such division's business, subject to any obligations or limitations applicable to Genzyme Corporation and its divisions.


11. DISPOSITION OF GZBX AND GZMO DESIGNATED SHARES.



        (a) The GZBX Designated Shares and the GZMO Designated Shares may be
    (i) issued upon the exercise or conversion of outstanding stock options, warrants or convertible securities allocated to Genzyme General,
    (ii) subject to the restrictions set forth in Paragraph 13, sold for any valid business purpose, or (iii) distributed as a dividend to the holders of shares of the common stock representing Genzyme General (the "GENZ Stock"), all as determined from time to time by the Genzyme Board in its sole discretion.



        (b) If, as of September 30 of each year starting on September 30, 2000, the number of GZBX Designated Shares on such date exceeds the sum of
    (i) ten percent (10%) of the number of shares of GZBX Stock then issued and outstanding and (ii) the number of shares of GZBX Stock issuable on such date with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GZBX Stock outstanding on such date, substantially all GZBX Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (x) the number of GZBX Designated Shares reserved for issuance with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GENZ Stock outstanding on such date ("GENZ Convertible Securities") as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board and (y) the number of GZBX Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.


        (c) If, as of November 30 of each year, the number of GZMO Designated Shares on such date exceeds the sum of (i) ten percent (10%) of the number of shares of GZMO Stock then issued and outstanding and (ii) the number of shares of GZMO Stock issuable on such date with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GZMO Stock outstanding on such date, substantially all GZMO Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of
    (x) the number of GZMO Designated Shares reserved for issuance upon the exercise or conversion of GENZ Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board and (y) the number of GZMO Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.


12. ISSUANCE AND SALE OF ADDITIONAL SHARES OF COMMON STOCK. When additional shares of common stock are issued and sold by Genzyme Corporation, Genzyme Corporation will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and
(ii) the number of such shares issued and sold that shall reduce the number of Designated Shares of such division. Notwithstanding the foregoing, Genzyme will not sell any GZBX Designated Shares or GZMO

Designated Shares (except upon exercise or conversion of options, warrants or convertible securities issued by Genzyme General that were adjusted as a result of a dividend of GZBX or GZMO Stock paid to holders of GENZ Stock) unless
(i) the Genzyme Board determines that Genzyme Biosurgery or Genzyme Molecular Oncology, as the case may be, has cash sufficient to fund its operations for at least the next 12 months or (ii) shares of GZBX Stock or GZMO Stock, as the case may be, are concurrently being sold for the account of Genzyme Biosurgery or Genzyme Molecular Oncology, respectively, in an amount that will produce proceeds sufficient to fund such division's cash needs for the next 12 months.


13. OPEN MARKET PURCHASES OF SHARES OF COMMON STOCK. Genzyme Corporation may make open market purchases of its common stock in accordance with applicable securities law requirements; provided, however, that in no event shall any such purchases be made if as an immediate result thereof the number of Designated Shares representing a division will exceed 60% of the number of shares of such division outstanding plus such number of Designated Shares. Notwithstanding the foregoing, within 90 days of any open market purchase of the common stock representing any division, Genzyme Corporation may not exercise the right provided under its articles of organization to exchange shares representing such division for cash and/or shares of GENZ Stock.

14. CLASS VOTING. In addition to any stockholder approval required by Massachusetts law, whenever the approval of the holders of the common stock representing a division is required to take any action pursuant to these policies or Genzyme Corporation's articles of organization, such requirement shall be satisfied if a meeting of the holders of the common stock representing such division is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.

15. NON-COMPETE. Genzyme Biosurgery, Genzyme General and Genzyme Molecular Oncology shall not engage to any material extent in each other's principal businesses other than through joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties, which transactions shall be subject to the conditions set forth in Paragraph 9. The divisions may compete in a business which is not a principal business of another division. The Genzyme Board may determine in its good faith business judgment whether any particular activities of one division involve a material engagement in the principle businesses of another division.


16. CORPORATE OPPORTUNITIES. The Genzyme Board will review any matter which involves the allocation of a material corporate opportunity to any of the divisions, or in part to one division and in part to another division. In accordance with Massachusetts law, the Genzyme Board will make its determination with regard to the allocation of any such opportunity and the benefit of any such opportunity in accordance with its good faith business judgment of the best interests of Genzyme and all of its stockholders as a whole. Among the factors that the Genzyme Board may consider in making this allocation are (i) whether a particular corporate opportunity is principally related to the business of Genzyme Biosurgery, Genzyme General or Genzyme Molecular Oncology; (ii) whether one division, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; (iii) whether one division, because of its financial resources, will be better positioned to undertake the corporate opportunity; and (iv) existing contractual agreements and restrictions.

                                    ANNEX F
             TERMS OF THE GENZYME BIOSURGERY DIVISION COMMON STOCK

    THE PARAGRAPH NUMBERING OF THE FOLLOWING TEXT REFLECTS THE EXPECTED PARAGRAPH NUMBERING OF THE THAT TEXT WHEN IT BECOMES A PART OF THE ARTICLES OF ORGANIZATION OF GENZYME CORPORATION.

E. GENZYME BIOSURGERY DIVISION COMMON STOCK

1. AUTHORIZED AMOUNTS AND DESIGNATIONS.

    One hundred million (100,000,000) shares of Common Stock are designated as a series of Common Stock with the following designation: Genzyme Biosurgery Division Common Stock (the "GBS Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, PROVIDED that no decrease shall reduce the number of shares of GBS Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into GBS Stock.

2. DIVIDENDS AND DISTRIBUTIONS.

    Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the GBS Stock, in such amounts and at such times as the Board of Directors may determine, only out of the lesser of
(a) funds of the Corporation legally available therefor and (b) the Available GBS Dividend Amount.

3. VOTING RIGHTS.

    The holders of GBS Stock, voting together with the holders of shares of all other series of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Common or Preferred Stock or as may otherwise be required by law. Each share of GBS Stock shall entitle the holder thereof to .50 votes through December 31, 2000. On January 1, 2001 and on each January 1 every two years thereafter, the number of votes to which the holder of each share of GBS Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of GBS Stock by
(ii) the Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other series of voting Common Stock outstanding on such date shall have a number of votes such that each share of the series of outstanding Common Stock that has the highest Fair Market Value per share on such date (the "Base Series") shall have one vote and each share of each other series of outstanding Common Stock shall have the number of votes determined according to the immediately preceding sentence, treating, for such purpose, the Base Series as the GGD Stock in such sentence. If shares of GBS Stock are entitled to vote separately as a class, each share of GBS Stock shall have one vote.

4. LIQUIDATION, DISSOLUTION OR WINDING UP.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of GBS Stock shall be as follows:

    (a) After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of GBS Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of all series of Common Stock. Each share of GBS Stock shall, subject to this Section IV.E.4(a), have 50 liquidation units.

    (b) For the purposes of Section IV.E.4(a) any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

5. SPECIAL VOTING RIGHTS.

    The Corporation shall not, without approval by the holders of the GBS Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

    (a) allow any proceeds from the Disposition of the properties or assets allocated to Genzyme Biosurgery Division to be used in the business of any other Division without fair compensation being allocated to Genzyme Biosurgery Division as determined by the Board of Directors;

    (b) allow any properties or assets allocated to Genzyme Biosurgery Division to be used in the business of any other Division or for the declaration or payment of any dividend or distribution on any series of Common Stock other than the GBS Stock without fair compensation being allocated to Genzyme Biosurgery Division as determined by the Board of Directors;

    (c) issue, sell or otherwise distribute shares of GBS Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to Genzyme Biosurgery Division; PROVIDED, HOWEVER, that the Corporation may without such approval issue GBS Designated Shares;

    (d) change the rights or preferences of the GBS Stock so as to affect the GBS Stock adversely; or

    (e) effect any merger or business combination involving the Corporation as a result of which (i) the holders of all series of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and
       (ii) the holders of all series of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each series of Common Stock as of the date of the first public announcement of such merger or business combination.

    Notwithstanding the foregoing, if the Corporation receives an opinion of Qualified Tax Counsel that, by reason of any Tax Law Change, the special voting rights of the GBS Stock set forth in this subsection 5 would cause a Tax Event absent the termination of such rights, then the Corporation may, by vote of a majority of the stock outstanding and entitled to vote thereon, voting together as a single class, authorize an amendment to these Articles of Organization to effect the termination of such rights in order to avoid the occurrence of such Tax Event. Any such amendment shall not be deemed to change the rights or preferences of the GBS Stock so as to affect the GBS Stock adversely as contemplated by either Section IV.E.5(d) or Section 77 of the Massachusetts Business Corporation Law.

6. EXCHANGE OR REDEMPTION OF GBS STOCK.

    Shares of GBS Stock are subject to exchange or redemption upon the terms and conditions set forth below:

(A) OPTIONAL EXCHANGE OF GBS STOCK.

    (1) The Board of Directors may at any time, including without limitation in the event of the reallocation, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets allocated to Genzyme Biosurgery Division to any other Division of Genzyme (a "GBS Reallocation"), declare that each of the outstanding shares of GBS Stock shall be exchanged, on an Exchange Date, as determined by the Board of Directors, for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value of one share of the GBS Stock (the "GBS Optional Exchange Amount") as of the date of the first public announcement by the Corporation (the "GBS Optional Exchange Announcement Date") of such exchange divided by (2) the Fair Market Value of one share of GGD Stock as of such GBS Optional Exchange Announcement Date or (b) cash equal to the GBS Optional Exchange Amount, or (c) any combination of GGD Stock and cash equal to the GBS Optional Exchange Amount as determined by the Board of Directors.

    (2) If the Corporation receives an opinion of Qualified Tax Counsel that a Tax Event has occurred by reason of any Tax Law Change, then the Board of Directors may at any time declare that each of the outstanding shares of GBS Stock shall be exchanged, on an Exchange Date, as determined by the Board of Directors, hereof, for a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) the Fair Market Value of one share of the GBS Stock as of the date of the first public announcement by the Corporation of such exchange divided by (2) the Fair Market Value of one share of GGD Stock as of such date.

    (3) At any time at which all of the assets and liabilities attributed to Genzyme Biosurgery Division (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, a "GBS Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, exchange on an Exchange Date, as determined by the Board of Directors, all of the outstanding shares of GBS Stock for that number of the shares of common stock of each GBS Subsidiary equal to the number of such GBS Subsidiary shares outstanding immediately prior to such exchange multiplied by the GBS Allocation Ratio, such shares of common stock of each GBS Subsidiary to be delivered to the holders of shares of GBS Stock on the Exchange Date either directly or indirectly through the delivery of shares of another GBS Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of GBS Stock on a pro rata basis in accordance with the number of shares of GBS Stock held by each such holder, each of which shares of common stock of such GBS Subsidiary shall be, upon such delivery, fully paid and nonassessable; PROVIDED, HOWEVER, that upon any such exchange, any existing GBS Designated Shares shall be cancelled in exchange for the allocation to Genzyme General of the direct or indirect interest of the Corporation in any remaining outstanding shares of each such GBS Subsidiary that are not transferred to the holders of GBS Stock in such exchange.

(B) MANDATORY EXCHANGE OR REDEMPTION OF OR PAYMENT OF DIVIDEND ON GBS STOCK.

    (1) GBS MANDATORY PAYMENT. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets allocated to Genzyme Biosurgery Division to any person, entity or group (other than a Disposition of a type set forth in subsection (2) of this subsection (b)), on or prior to the 60(th) Business Day, or such earlier date required under this Section IV.E.6, following the date of the GBS Mandatory Payment Announcement (as defined in
       Section IV.E.6(d)(2)), the Corporation shall select one of the following alternatives, as determined by the Board of Directors in its discretion:

       (A) provided that there are funds of the Corporation legally available therefor, pay to the holders of the shares of GBS Stock a dividend on a pro rata basis in accordance with the number of shares of GBS Stock held by each such holder in cash, securities (other than shares of a series of Common Stock) and/or other property having a Fair Market Value as of the date of the Disposition in the aggregate equal to the Fair Market Value as of the date of the Disposition of the GBS Net Proceeds of such Disposition; or

       (B) provided that there are funds of the Corporation legally available therefor,

           (i) if such Disposition involves all (not merely substantially all) of the properties and assets attributed to Genzyme Biosurgery Division, redeem or exchange as of a Redemption Date determined by the Board of Directors, all outstanding shares of GBS Stock in exchange for, on a pro rata basis, cash, securities (other than shares of a series of Common Stock) and/or other property having a Fair Market Value as of the date of the Disposition in the aggregate equal to the Fair Market Value as of the date of the Disposition of the GBS Net Proceeds of such Disposition; or

           (ii) if such Disposition involves substantially all (but not all) of the properties and assets attributed to Genzyme Biosurgery Division, redeem or exchange as of a Redemption Date as determined by the Board of Directors such number of whole shares of GBS Stock (which may be all, but not more than all, of such shares outstanding) as have in the aggregate an average Closing Price during the period of ten (10) consecutive Business Days beginning on the first Business Day immediately following the date of the Estimated GBS Net Proceeds Announcement (as defined in Section IV.E.6(d)(2)) closest to the Fair Market Value as of the date of the Disposition of the GBS Net Proceeds of such Disposition in consideration for, on a pro rata basis, cash, securities (other than shares of a series of Common Stock) and/or other property having a Fair Market Value as of the date of the Disposition in the aggregate equal to such Fair Market Value of the GBS Net Proceeds; or

       (C) declare that each outstanding share of GBS Stock shall be exchanged as of an Exchange Date as determined by the Board of Directors into a number of fully paid and nonassessable shares of GGD Stock equal to 110% of the ratio (calculated to the nearest five decimal places) of the average Closing Price of one share of GBS Stock over the period of ten (10) consecutive Business Days beginning on the first Business Day immediately following the date of the Estimated GBS Net Proceeds Announcement (as defined in Section IV.E.6(d)(2)) to the average Closing Price of one share of GGD Stock over the same ten Business Day period.

    Any redemption or exchange of or dividend payment on GBS Stock made pursuant to this Section IV.E.6(b)(1) or Section IV.E.6(c)(3) is hereinafter referred to as a "GBS Mandatory Payment." Notwithstanding the foregoing provisions of this
Section IV.E.6(b), the Corporation shall redeem GBS

Stock as provided by Section IV.E.6(b)(1)(B) only if the amount to be paid pursuant to such redemption is less than or equal to the Available GBS Dividend Amount as of the Redemption Date.

    (2) EXCEPTIONS TO MANDATORY PAYMENT. Notwithstanding the foregoing
       Section IV.E.6(b)(1) or Section IV.E.6(c)(3), a GBS Mandatory Payment shall not be required by the occurrence of a Disposition:

       (A) by the Corporation of all or substantially all of the Corporation's properties and assets in one transaction or a series of related transactions, including such Disposition in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in
           Section IV.E.4;

       (B) of the properties and assets attributed to Genzyme Biosurgery Division as contemplated by Section IV.E.6(a)(3) or otherwise to all holders of GBS Stock divided among such holders on a pro rata basis in accordance with the number of shares GBS Stock outstanding;

       (C) to any person or entity controlled (as determined by the Board of Directors) by the Corporation;

       (D) in connection with a Related Business Transaction in respect of Genzyme Biosurgery Division; or

       (E) that is conditioned upon the affirmative vote of the holders of GBS Stock, voting as a separate class.

(C) TERMINATION OF CASH EXCHANGE RIGHT.

    If the Corporation receives an opinion of Qualified Tax Counsel that, by reason of any Tax Law Change, the right or obligation of the Corporation to exchange GBS Stock for cash, securities or other property pursuant to
Section IV.E.6(a)(1) or (3) or IV.E.6(b) (each, a "GBS Cash Exchange Right") would cause a Tax Event if not terminated, then the Board of Directors may at any time, by a vote of a majority of the directors then in office, elect to terminate any or all such GBS Cash Exchange Rights, with the result that the Corporation shall thereafter have, depending on which GBS Cash Exchange Right(s) is (are) so terminated:

    (1) under Section IV.E.6(a)(1) only the right to cause the exchange of GBS Stock for GGD Stock and not for cash, securities or other property other than capital stock of the Corporation,

    (2) no right to effect an exchange under Section IV.E.6(a)(3), and/or

    (3) no right or obligation to effect a GBS Mandatory Payment under
       Section IV.E.6(b), provided that if the Board shall no longer have the right or obligation to effect a GBS Mandatory Payment under
       Section IV.E.6(b), then if a GBS Mandatory Payment thereunder shall otherwise be or have been required, the Corporation instead shall have the obligation to effect on or prior to the first Business Day after the 90(th) day following the consummation of such Disposition, a GBS Mandatory Payment pursuant to which it shall exchange each outstanding share of GBS Stock for a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to
       (i) the Fair Market Value of one share of the GBS Stock as of the date of the first public announcement of such Disposition by the Corporation by press release divided by (ii) the Fair Market Value of one share of GGD Stock as of such date.

    Notwithstanding the foregoing, the Board of Directors may not terminate any GBS Cash Exchange Right during the period commencing on the date of a Disposition requiring a GBS Mandatory Payment until the date upon which the related GBS Mandatory Payment is effected by the Corporation.

(D) EXCHANGE AND REDEMPTION PROCEDURES.

    (1) If the Corporation determines to exchange shares of GBS Stock pursuant to Section IV.E.6(a), the Corporation shall cause notice to be sent not less than 30 nor more than 60 days prior to the Exchange Date in the form and manner set forth in Section IV.F.1, and the procedures governing such exchange shall be those set forth in Section IV.F.1.

    (2) Not later than the 20(th) Business Day following the consummation of a Disposition described in Section IV.E.6(b)(1) with respect to Genzyme Biosurgery Division, the Corporation shall announce publicly by press release (1) the estimated GBS Net Proceeds, (2) the number of outstanding shares of GBS Stock and (3) the number of shares of GBS Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof (the "Estimated GBS Net Proceeds Announcement"). Not earlier than the day immediately following the 10(th)Business Day, nor later than the 20(th) Business Day, following the date of the Estimated GBS Net Proceeds Announcement, the Corporation shall announce publicly by press release which of the actions specified in Section IV.E.6(b)(1) that it has irrevocably determined to make in respect of such Disposition (the "GBS Mandatory Payment Announcement").

    (3) If the Corporation determines to pay a dividend pursuant to
       Section IV.E.6(b)(1)(A), the Corporation shall, not later than the 20(th) Business Day following the date of the Estimated GBS Net Proceeds Announcement, cause notice to be sent to the holders of shares of GBS Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of GBS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 10(th) Business Day and not later than the 20(th) Business Day following the date of such notice, (2) the anticipated payment date of such dividend (which shall not be more than 60 Business Days following the date of the GBS Mandatory Payment Announcement), (3) the type and amount of property to be paid as such dividend in respect of the outstanding shares of GBS Stock, (4) the GBS Net Proceeds, (5) the number of outstanding shares of GBS Stock and the number of shares of GBS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and
       (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities (unless the terms of a Convertible Security provide otherwise) on or prior to the record date referred to in clause (1) of this sentence. Except as provided in the preceding sentence, such notice shall conform with the provisions governing notice at Section IV.F.1 and the provisions governing the payment of such dividend shall be those set for in such
       Section IV.F.1 to the extent such provisions are applicable to the payment of a dividend.

    (4) If the Corporation determines to redeem shares of GBS Stock pursuant to
       Section IV.E.6(b)(1)(b)(i), the Corporation shall, not later than the 20(th) Business Day following the date of the Estimated GBS Net Proceeds Announcement, cause notice to be sent in the form and manner set forth in
       Section IV.F.1, and the procedures governing such redemption shall be those set forth in Section IV.F.1; PROVIDED, however, the Redemption Date shall not be more than 60 Business Days following the date of the GBS Payment Method Announcement. Such notice shall also state the GBS Net Proceeds.

    (5) If the Corporation determines to redeem shares of GBS Stock pursuant to
       Section IV.E.6(b)(1)(B)(ii), the Corporation shall, not later than the 20(th) Business Day following the date of the GBS Estimated Net Proceeds Announcement, cause notice to be sent in the form and manner set forth in Section IV.F.1, and the procedures governing such redemption shall be those set forth in
       Section IV.F.1; PROVIDED, however, the Redemption Date shall not be more than 60 Business Days following the date of the Estimated GBS Net Proceeds Announcement. The notice delivered hereunder shall also state
       (a) the GBS Net Proceeds and (b) a date (the "selection date") not earlier than the 10(th) Business Day and not later than the 20(th) Business Day following the date of such notice on which shares of GBS Stock shall be selected for redemption and that the Corporation will not be required to register a transfer of any shares of GBS Stock for a period of ten (10) Business Days next preceding the Selection Date.

       (6) If the Corporation determines to exchange GBS Stock for GGD Stock pursuant to Section IV.E.6(b)(1)(C), the Corporation shall cause notice to be sent in the form and manner set forth in
           Section IV.F.1, and the procedures governing such exchange shall be those set forth in Section IV.F.1; PROVIDED, however, the Exchange Date shall not be more than 60 Business Days following the date of the GBS Mandatory Payment Announcement. Such notice shall also state the GBS Net Proceeds.

    (7) If the Corporation determines to exchange GBS Stock for GGD Stock pursuant to Section IV.E.6(c)(3), the Corporation shall cause notice to be sent not less than 30 nor more than 60 days in the form and manner set forth in Section IV.F.1, and the procedures governing such exchange shall be those set forth in Section IV.F.1.

(E) SPECIAL MANDATORY PAYMENT PROVISIONS.

    For purposes of this Section IV.E.6:

    (1) "substantially all of the properties and assets allocated to Genzyme Biosurgery Division" shall mean a portion of the properties and assets allocated to Genzyme Biosurgery Division (A) that represents at least 80% of the then-current fair value (as determined by the Board of Directors) of, or (B) to which is attributable at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation derived from, the properties and assets allocated to Genzyme Biosurgery Division;

    (2) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

    (3) in the event that at the time of any Disposition there are outstanding any Convertible Securities convertible into or exercisable for shares of GBS Stock that would give the holders rights to receive any dividend related to the Disposition upon exercise, conversion or otherwise, or would adjust as a result of such dividend to give the holder equivalent economic rights, then the shares of GBS Stock underlying such Convertible Securities will be taken into account for purposes of computing the GBS Allocation Ratio and determining the terms of any dividend payment on such shares;

    (4) in the event that as a result of or in connection with a dividend payment pursuant to Section IV.E.6(b)(1)(A) there ceases to be any properties or assets attributed to Genzyme Biosurgery Division, then each outstanding share of GBS Stock shall immediately following such dividend payment be cancelled and all rights of a holder of a share of GBS Stock shall cease except for the right to such dividend payment; and

    (5) there shall be added to any cash portion of a GBS Mandatory Payment paid to holders of GBS Stock, which cash comprised a portion of the GBS Net Proceeds, any interest earned by

       Genzyme Biosurgery Division or the Corporation on such cash from the date of the Disposition up to the record date of such GBS Mandatory Payment.

7. DEFINITIONS.

    As used in this Section IV.E., the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires. Capitalized terms used but not defined in this
Section IV.E.7 shall have the meanings given them in Section IV.F.7.

    (a) "Available GBS Dividend Amount," on any date, shall mean the greater of:

       (1) the excess of

           (A) the greater of (x) the fair value on such date of the net assets of Genzyme Biosurgery Division and (y) an amount equal to
               $            (division equity allocated to Genzyme Biosurgery
               Division at             , 2000), such dollar amount to be
               increased or decreased, as appropriate, to reflect, after
                           , 2000, (A) the Earnings Attributable to Genzyme
               Biosurgery Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GBS Stock or any other class of capital stock attributed to Genzyme Biosurgery Division, but excluding dividends or other distributions paid in shares of GBS Stock to the holders thereof or in shares of any other class of capital stock attributed to Genzyme Biosurgery Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of Genzyme Biosurgery Division made in accordance with generally accepted accounting principles, over

           (B) the sum of (x) the aggregate par value of all outstanding shares of GBS Stock and any other class of capital stock attributed to Genzyme Biosurgery Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to Genzyme Biosurgery Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, PROVIDED that such excess shall be reduced by any amount necessary to enable Genzyme Biosurgery Division to pay its debts as they become due, and

       (2) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if Genzyme Biosurgery Division were a separate corporation.

    (b) "Earnings Attributable" to Genzyme Biosurgery Division for any period shall mean the net income or loss of Genzyme Biosurgery Division for such period (or for the fiscal periods of the Corporation commencing prior to
       the GBS Effective Date and after             , 2000, pro forma net income
       or loss of Genzyme Biosurgery Division as if the GBS Effective Date were
                   , 2000) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; PROVIDED, HOWEVER, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

    (c) "GBS Allocation Ratio," as of any date, shall mean the fraction computed by dividing the GBS Shares Outstanding by the sum of the GBS Shares Outstanding plus the GBS Designated Shares.

    (d) "GBS Designated Shares" as of any date shall mean a number of shares of
       GBS Stock that, as of the GBS Effective Date, shall be             ,
       which number shall be subject to adjustment as provided in the next sentence. The number of Genzyme Biosurgery Designated Shares shall from time to time be

       (1) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GBS Stock and dividends or distributions of shares of GBS Stock to holders of GBS Stock and other reclassifications of GBS Stock,

       (2) decreased by (A) the number of any shares of GBS Stock issued by the Corporation, the proceeds of which are allocated to Genzyme General Division, (B) the number of any shares of GBS Stock issued upon the exercise or conversion of Convertible Securities attributed to Genzyme General Division, and (C) the number of any shares of GBS Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock, and

       (3) increased by (A) the number of any outstanding shares of GBS Stock repurchased by the Corporation, the consideration for which was allocated to Genzyme General Division, (B) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to Genzyme General Division that are reallocated to Genzyme Biosurgery Division (other than reallocations that represent sales at fair value between such Divisions) divided by the Fair Market Value of one share of GBS Stock as of the date of such reallocation, (C) the number equal to (i) the aggregate Fair Market Value of any shares of GGD Stock issued to the limited partners of Genzyme Development Partners L.P. ("GDP") in connection with the Corporation's exercise on behalf of Genzyme Biosurgery Division of its purchase option to reacquire all of the limited partnership interests of GDP divided by (ii) the Fair Market Value of one share of GBS Stock as of the date of such exercise, and (D) the number equal to Fair Market Value of any shares of GBS Stock issued to Genzyme General Division in satisfaction of its refunding obligations under the Confirmation and Acknowledgement of Programmer Allocation, dated as of June 21, 1999, in connection with the transfer by the Genzyme Tissue Repair Division of its ownership interest in the Diacrin/Genzyme LLC to the Genzyme General Division.

    PROVIDED, that the Corporation shall take no action which would have the effect of reducing the GBS Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the GBS Stock and with the Clerk of the Corporation.

    (e) "GBS Effective Date" shall mean             , 2000.

    (f) "GBS Net Proceeds" shall mean, as of any date, with respect to a Disposition of any of the properties and assets of Genzyme Biosurgery Division, a fraction of the proceeds from such disposition determined by multiplying the GBS Allocation Ratio by the gross proceeds of such Disposition after any adjustment to such gross proceeds resulting from payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of either such Disposition or any mandatory exchange, redemption or dividend payment resulting from such Disposition (or that would have been payable but for the utilization of tax benefits attributable to any division or group of the Corporation other than Genzyme Biosurgery Division (a

       "Non-GBS Division")), (b) any transaction costs borne by a Non-GBS Division in connection with such Disposition, including, without limitation, any legal, investment banking and accounting fees and expenses borne by a Non-GBS Division in connection with such Disposition,
       (c) any liabilities and other obligations (contingent or otherwise) of Genzyme Biosurgery Division borne by a Non-GBS Division in connection with such Disposition, including, without limitation, any indemnity or guarantee obligations incurred by a Non-GBS Division in connection with the Disposition or any liabilities assumed by a Non-GBS Division for future purchase price adjustments, and (d) any preferential amounts, accumulated and unpaid dividends and other obligations in respect of any Preferred Stock attributed to Genzyme Biosurgery Division.

    (g) "GBS Shares Outstanding" as of any date shall mean the number of shares of GBS Stock then issued and outstanding.

    (h) "Genzyme Biosurgery Division" shall mean, at any time, the Corporation's interest in [(i) businesses, products, or development or research programs relating to (A) the prevention or treatment of tissue damage and
       (B) surgical devices, closures, instruments, biomaterials and biotherapeutics directed toward the cardiovascular, general and plastic surgery markets, which exist as of the GBS Effective Date (other than such businesses, products, or development or research programs allocated to Genzyme Development Partners, L.P. or that were allocated to the Genzyme Molecular Oncology or Genzyme General divisions immediately prior to the GBS Effective Date);](ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; and (iii) such businesses, products, or development or research programs developed in, or acquired by the Corporation for, Genzyme Biosurgery Division on or after the GBS Effective Date, in each case as determined by the Board of Directors; PROVIDED, HOWEVER, that, from and after any Disposition or transfer to another Division of any business, product, development program, research project, assets or properties, Genzyme Biosurgery Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. Genzyme Biosurgery Division shall be represented by the GBS Stock.

    [THE FOLLOWING PROVISIONS APPLY GENERALLY TO ALL SERIES OF GENZYME'S COMMON STOCK.]

F. GENERAL PROVISIONS REGARDING THE COMMON STOCK

8. GENERAL EXCHANGE AND REDEMPTION PROVISIONS.

    In the event of any exchange or mandatory redemption or dividend pursuant to the provisions of these Articles of Organization, the following provisions shall apply:

    (a) Any notice delivered hereunder shall be sent by the Corporation to each record holder of shares of the Common Stock to be exchanged or redeemed or upon which will be made a dividend payment (the "Exchange Stock") and to the holders of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such Exchange Stock (unless alternate provision for such notice is made pursuant to the terms of such Convertible Securities). Unless otherwise required by any other provision of these Articles of Organization, such notice shall be sent not less nor more than 60 days prior to the Exchange Date.

    (b) With respect to an exchange or redemption, such notice shall state, to the extent and in the manner applicable, (1) the number of shares of Exchange Stock outstanding on the record date for such exchange or redemption and the number of such shares to be redeemed or exchanged,
       (2) the aggregate amount and form of consideration, including shares of Common Stock, other securities, cash or other property, that will be paid on the Exchange Date or

       Redemption Date upon the exchange or redemption of the shares of Exchange Stock, (3) the amount and form of such consideration to be received by such holder with respect to each share of the Exchange Stock held by such holder, including details as to the calculation thereof, (4) the Exchange Date or Redemption Date, (5) the place or places where certificates for shares of Exchange Stock, properly endorsed or assigned for transfer are to be surrendered for delivery of such consideration (unless the Corporation shall waive such requirement), (6), if applicable, a statement to the effect that, subject to Section IV.F.1(e) dividends on shares of Exchange Stock shall cease to be paid as of such Exchange Date or Redemption Date, (7) the number of shares of Exchange Stock into or for which outstanding Convertible Securities are convertible, exchangeable or exercisable as of the record date for such exchange or redemption and the conversion, exchange or exercise price thereof and
       (8) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive its pro rata portion of the consideration, as applicable, upon redemption or exchange only if such holder properly converts, exchanges or exercises such Convertible Securities (unless the terms of a Convertible Security provide otherwise) on or prior to the Exchange Date or Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities if such holder thereafter converts, exchanges or exercises such Convertible Securities.

    (c) Any notice delivered under this Section IV.F.1 shall be sent by first-class mail, postage prepaid at such holder's address as the same appears on the stock transfer books of the Corporation. Neither the failure to mail such notice to any particular holder of shares of Exchange Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of shares of Exchange Stock or the validity of any such exchange, redemption or dividend payment.

    (d) The Corporation shall not be required to issue or deliver fractional shares of any series of Common Stock, capital stock, securities or other property to any holder of shares of Exchange Stock upon any such exchange, redemption or dividend payment. If more than one share of Exchange Stock shall be held by the same holder of record, the Corporation shall aggregate the number of shares of any security that shall be issuable or any other property that shall be distributable to such holder upon any such exchange, redemption or dividend payment. If fractional shares of any security would be required to be issued or distributed to the holder of Exchange Stock, the Corporation shall, if such fractional shares are not issued or distributed to such holder, either arrange for the disposition of such fraction by or on behalf of such holder or pay the Fair Market Value (without interest) of such fractional shares.

    (e) No adjustments in respect of dividends shall be made upon the exchange or redemption of any shares of Exchange Stock; provided, however, that if the Exchange Date shall be subsequent to the record date for determining holders of Exchange Stock entitled to the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Exchange Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange or redemption of such shares.

    (f) With respect to an exchange or redemption, before any holder of shares of Exchange Stock shall be entitled to receive the consideration to be received by such holder with respect to the exchange or redemption of such shares of Exchange Stock, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Exchange Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation will as soon as practicable after such surrender of certificates representing such shares of Exchange Stock deliver to the person for whose account such shares of Exchange Stock were so surrendered, or to the nominee or nominees of such person, the consideration to which such person shall be entitled as aforesaid, together with any fractional share payment contemplated by Section IV.F.1(d).

    (g) With respect to an exchange or redemption, from and after the Exchange Date, all rights of a holder of shares of Exchange Stock shall cease except for the right, upon surrender of the certificates representing such shares of Exchange Stock, to receive the consideration for which such shares were exchanged are redeemed, together with any fractional share payment contemplated by Section IV.F.1(d), and rights to dividends as provided in Section IV.F.1(e). No holder of a certificate that immediately prior to the Exchange Date represented shares of Exchange Stock shall be entitled to receive any dividend or interest payment or other distribution with respect to the shares of any security or instrument for which the Exchange Stock was exchanged or redeemed until surrender of such holder's certificate for a certificate or certificates or instrument or instruments representing such security (unless the Corporation shall waive such requirement). Subject to applicable escheat and similar laws, upon such surrender, there shall be paid to the holder the amount of any dividend or interest payments or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of shares of the kind of securities represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date, the Corporation shall, however, be entitled to treat the certificates for Exchange Stock that have not yet been surrendered for exchange or redemption as evidencing the ownership of the number of shares of the kind of securities for which the shares of Exchange Stock represented by such certificates shall have been exchanged or redeemed, notwithstanding the failure to surrender such certificates.

    (h) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any securities in exchange for or upon redemption of or dividend payment on shares of Exchange Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any such securities issued in exchange or upon redemption or as a dividend in a name other than that in which the shares of Exchange Stock so exchanged or redeemed or paid as a dividend upon were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is due.

    (i) After the Exchange Date, any share of Exchange Stock issued upon conversion or exercise of any Convertible Security shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Exchange Stock, be exchanged for the amount of cash, securities and/or other property thereof (together with any payments in lieu of fractional shares or dividends, if any) that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion privilege in effect immediately prior to any exchange by the Corporation of any shares of Exchange Stock would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion would be entitled to receive the amount of cash, securities and/or other property he or she would have owned immediately following such action had such Convertible Security been converted immediately prior to such exchange. The foregoing provisions shall not apply to the extent that equivalent adjustments are otherwise made pursuant to the provisions of such Convertible Security.

9. VOTING OF CONTROLLED SHARES.

    Shares of any series of Common Stock held by a corporation or other entity controlled by the Corporation (other than an employee benefit plan) shall be voted on any proposal requiring a vote of the holders of such series in the same proportion as votes are cast for or against such proposal by all other holders of such series.

10. DISCRIMINATION BETWEEN CLASSES OF COMMON STOCK.

    Subject to the provisions of each series of Common Stock regarding the payment of dividends on such series of Common Stock, the Board of Directors may, in its sole discretion, declare and pay dividends exclusively on any series of Common Stock, or all series, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on any series, the respective voting and liquidation rights of each series, the amounts of prior dividends declared on each series or any other factor.

11. ADJUSTMENTS RELATIVE TO VOTING RIGHTS AND LIQUIDATION.

    If at any time the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of any series of Common Stock, or pay a dividend or make a distribution in shares of any series of Common Stock to holders of such series, the per share voting rights and the liquidation units of each series of Common Stock other than the GGD Stock shall be appropriately adjusted so as to avoid dilution in the aggregate voting and liquidation rights of any series. The issuance by the Corporation of shares of any series of Common Stock (whether by a dividend or otherwise) to the holders of any other series of Common Stock shall not require adjustment pursuant to this paragraph.

12. RANK.

    All series of Common Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Common Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Common Stock as to the payment of dividends or the distribution of assets.

13. FRACTIONAL SHARES.

    Any series of Common Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of such series of Common Stock.

14. DEFINITIONS.

    As used in these Articles of Organization, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

    (a) "Business Day" shall mean each weekday other than any day on which any relevant series of common stock is not traded on any national securities exchange or the Nasdaq National Market or in the over-the-counter market.

    (b) The "Closing Price," with respect to any security, as of any given day, shall be (x) if such security is listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange Composite Tape (or any successor composite tape reporting transactions on national securities exchanges) or, if such composite tape shall not be in use or shall not report transactions in such shares, the last reported sales price regular way on the principal national securities exchange on which such shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of such series of stock has been traded during such consecutive trading days), or, if there is no such sale on any such day, the mean of the bid and asked prices on such day, or (y) if such shares are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the mean of the closing bid and asked prices as reported by the Nasdaq National Market or a similar source selected from time to time by the Corporation for the purpose.

    (c) "Convertible Securities" shall mean any securities (including employee stock options) of the Corporation that are convertible into or evidence the right to purchase any shares of any series of Common Stock.

    (d) "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of any properties or assets, other than by pledge, hypothecation or grant of any security interest in such properties or assets.

    (e) "Exchange Date" shall mean, in respect of any exchange of any share of a series of Common Stock effected pursuant to these Articles of Organization, the date upon which such exchange becomes effective.

    (f) "Fair Market Value" shall mean

       (1) as to shares of any series of stock of the Corporation as of any date, the average of the daily Closing Prices for the 20 consecutive Business Days commencing on the 30th Business Day prior to such date, except that in the event such Closing Prices are unavailable, Fair Market Value shall be determined by the Board of Directors;

       (2) in the case of securities other than securities of the Corporation, if such security of a class that has previously been publicly traded for a period of at least three months, the Market Value thereof or, in the case of a security that has not been publicly traded for at least such period, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors;

       (3) in the case of property other than securities, the "Fair Market Value" as determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice.

       (4) Any determination of Fair Market Value made under clauses 2 or 3 above shall be described in a statement filed with the records of the actions of the Board of Directors.

    (g) "Market Capitalization" of any series of Common stock on any date shall mean the product of (i) the Fair Market Value of one share of such series of Common Stock on such date and (ii) the number of shares of such series of Common Stock outstanding on such date.

    (h) "Market Value" as of any day of any security shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a trading day, and, if such day is not a trading day, on the trading day immediately preceding such day); or, in case no such reported sale takes place on such trading day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such trading day, in either case, on the New York Stock Exchange; or, if the shares of such class or series are not quoted on the New York Stock Exchange on such trading day, on the Nasdaq National Market; or, if the shares of such class or series are not quoted on the Nasdaq National Market on such trading day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such trading day as furnished by any New York Stock Exchange member firm selected from time to time by the corporation; or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such trading day (including, without limitation, because such securities are not publicly held), the market value as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors. Any determination of Fair Market Value made under the final clause of the preceding sentence shall be described in a statement filed with the records of the actions of the Board of Directors.

    (i) "Qualified Tax Counsel" shall mean tax counsel who may be regular outside counsel to the Corporation but shall not be an officer or employee of the Corporation or any of its affiliates.

    (j) "Redemption Date" shall mean, in respect of any redemption of any share of a series of Common Stock effected pursuant to these Articles of Organization, the date upon which such redemption becomes effective.

    (k) "Related Business Transaction" shall mean, with respect to the Disposition of all or substantially all the properties and assets attributed to a particular series of Common Stock, such Disposition in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which
       (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is engaged primarily or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the division or group of the Corporation to which were attributed such properties and assets prior to such Disposition, as determined by the Board of Directors.

    (l) "Tax Event" shall mean, with respect to any series of Common Stock that it has become (or will become, as the context may require) more likely than not that for United States Federal income tax purposes (i) the Corporation or the holders of its stock are, or at any time in the future will be, subject to tax or other adverse tax consequences upon the issuance or receipt of shares of such series of Common Stock or by reason of the existence of such series of Common Stock or (ii) either such series of Common Stock or the GGD Stock is not, or at any time in the future will not be, treated solely as stock of the Corporation.

    (m) "Tax Law Change" shall mean (i) any enactment of, amendment to, or change in the laws of the United States or any political subdivision thereof (including any announced proposed change by an applicable legislative committee or the chair in such laws), (ii) any promulgation of, amendment to, or change in the regulations under the laws of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change in or promulgation of regulations by an administrative agency) or (iii) any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations. For purposes of rendering an opinion as to a Tax Law Change, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

                                    ANNEX G
                             DELAWARE APPRAISAL LAW
                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ((S)) 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
           (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
       (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
       (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. "98, eff. 7-1-98.)

                                    ANNEX H
                          MASSACHUSETTS APPRAISAL LAW
               CHAPTER 156B OF THE GENERAL LAWS OF MASSACHUSETTS

SECTION 86.  SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

    If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eight-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating the he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (OR, IN THE CASE OF A CONSOLIDATION OR MERGER, THE NAME OF THE RESULTING OR SURVIVING CORPORATION SHALL BE INSERTED), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payments for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88.  NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

    The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89.  DEMAND FOR PAYMENT; TIME FOR PAYMENT

    If within twenty days after the date of mailing of a notice under subsection
(e) of section eight-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90.  DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

    If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91.  PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

    If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92.  DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

    After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93.  REFERENCE TO SPECIAL MASTER

    The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94.  NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

    On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholders parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95.  COSTS; INTEREST

    The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96.  DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

    Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

       (1) bill shall not be filed within the time provided in section ninety;

       (2) A bill, if filed, shall be dismissed as to such stockholder; or

       (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97.  STATUS OF SHARES PAID FOR

    The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98.  EXCLUSIVE REMEDY; EXCEPTION

    The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Amended and Restated Articles of Organization, By-laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

    Article VI of Genzyme's By-laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); PROVIDED that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and PROVIDED, FURTHER, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

    The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

    Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-laws.

    Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) See Exhibit Index immediately following the signature page.

    (b) Not applicable.

    (c)(1) Opinion of Lehman Brothers Inc. (included as Annex C to the joint proxy statement/prospectus which is a part of this registration statement).

      (2) Opinion of Merrill Lynch (included as Annex D to the joint proxy statement/prospectus which is part of this registration statement).

ITEM 22.  UNDERTAKINGS


    (a) The undersigned registrant hereby undertakes:



       (1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



       (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
       Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of June 30, 2000.



                                                       GENZYME CORPORATION

                                                       BY:             /S/ MICHAEL S. WYZGA
                                                            -----------------------------------------
                                                                         Michael S. Wyzga
                                                            SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                                             OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on June 30, 2000.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                /s/ HENRI A. TERMEER*                  Principal Executive
     -------------------------------------------         Officer and Director
                  Henri A. Termeer

                /s/ MICHAEL S. WYZGA                   Principal Financial and
     -------------------------------------------         Accounting Officer
                  Michael S. Wyzga

         /s/ CONSTANTINE E. ANAGNOSTOPOULOS*           Director
     -------------------------------------------
           Constantine E. Anagnostopoulos

             /s/ DOUGLAS A. BERTHIAUME*                Director
     -------------------------------------------
                Douglas A. Berthiaume

                 /s/ HENRY E. BLAIR*                   Director
     -------------------------------------------
                   Henry E. Blair

              /s/ ROBERT J. CARPENTER*                 Director
     -------------------------------------------
                 Robert J. Carpenter

               /s/ CHARLES L. COONEY*                  Director
     -------------------------------------------
                  Charles L. Cooney

                 /s/ HENRY R. LEWIS*                   Director
     -------------------------------------------
                   Henry R. Lewis


*By:  /s/ MICHAEL S. WYZGA
      --------------------------------------
      Michael S. Wyzga
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger, dated as of March 6, 2000,
                        among Genzyme Corporation, Seagull Merger Sub and Biomatrix,
                        Inc. as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated April 17, 2000 (attached as Appendix A to the joint proxy statement/prospectus contained in this
                        registration statement).

         3.1            Restated Articles of Organization of Genzyme, as amended.
                        Filed as Exhibit 1 to Genzyme's Current Report on Form 8-K
                        filed with the Commission on June 20, 2000, and incorporated herein by reference.

         3.2            By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to
                        Genzyme's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference.

         4.1            Indenture, dated as of May 22, 1998, between Genzyme and
                        State Street Bank and Trust Company, as Trustee, including the form of Note. Filed as Exhibit 4.3 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-59513) and
                        incorporated herein by reference.

         4.2 Registration Rights Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation,
                        Goldman, Sachs & Co. and Cowen & Company. Filed as Exhibit
                        4.4 to Genzyme's Registration Statement on Form S-3 (File
                        No. 333-59513) and incorporated herein by reference.

         4.3            Purchase Agreement, dated as of May 19, 1998, among Genzyme,
                        Credit Suisse First Boston Corporation, Goldman, Sachs & Co.
                        and Cowen & Company. Filed as Exhibit 4.5 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-59513) and
                        incorporated herein by reference.

         4.4            Amended and Restated Renewed Rights Agreement dated as of
                        June 10, 1999 between Genzyme and American Stock Transfer
                        and Trust Company. Filed as Exhibit 4 to Amendment No. 1 to
                        Genzyme's Registration Statement on Form 8-A dated June 11,
                        1999, and incorporated herein by reference.

         4.5 Warrant issued to Richard Warren, Ph.D. Filed as Exhibit 4 to the Form 8-K of IG Laboratories, Inc. dated October 11,
                        1990 (File No. 0-18439), and incorporated herein by reference.

         4.6            Form of Genzyme General Division Convertible Debenture dated
                        August 29, 1998, including a schedule with respect thereto filed pursuant to Instruction 2 to Item 601 of
                        Regulation S-K. Filed as Exhibit 4.15 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-64901) and
                        incorporated herein by reference.

         4.7            Registration Rights Agreement dated as of August 29, 1997 by and among Genzyme and the entities listed on the signature pages thereto. Filed as Exhibit 10.8 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

         4.8            Warrant Agreement between Genzyme and Comdisco, Inc. Filed as Exhibit 10.22 to a Form 10 of PharmaGenics, Inc.
                        ("PharmaGenics") (File No. 0-20138), and incorporated herein by reference.

         5.1 Opinion of Palmer & Dodge LLP regarding validity of securities to be issued under this registration statement.
                        Filed herewith.

         8.1            Opinion of Palmer & Dodge LLP regarding certain United
                        States federal income tax consequences of the merger. Filed herewith.

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
         8.2            Opinion of Bingham Dana LLP regarding certain United Stated federal income tax consequences of the merger. Filed
                        herewith.

        23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme. Filed herewith.

        23.2 Consent of PricewaterhouseCoopers LLP, independent accountants to Biomatrix, Inc. Filed herewith.

        23.3            Consent of Palmer & Dodge LLP (contained in Exhibit 5.1 and
                        Exhibit 8.1 hereto).

        23.4            Consent of Bingham Dana LLP (contained in Exhibit 8.2).

        23.5            Consent of Lehman Brothers, Inc. Filed herewith.

        23.6            Consent of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated. Filed herewith.

        24.1            Power of Attorney (included on the signature page hereto).

        99.1            Form of Proxy Cards for holders of Genzyme common stock.
                        Filed herewith.

        99.2            Form of Proxy Card for holders of Biomatrix common stock. To be filed by amendment.

        99.3 Form of Election Form/Letter of Transmittal for holders of Biomatrix common stock. Filed herewith.

        99.4            Opinion of Lehman Brothers, Inc. (included as Annex C to the joint proxy statement/ prospectus which is a part of this
                        registration statement).

        99.5            Opinion of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated (included as Annex D to the joint proxy statement/prospectus which is a part of this registration statement).

        99.6            Management and Accounting Policies Governing the
                        Relationship of Genzyme Divisions, as proposed to be amended and restated (included as Annex E to the joint proxy
                        statement/ prospectus which is a part of this registration statement).

        99.7            Terms of GZBX Stock (included as Annex F to the joint proxy statement/prospectus which is a part of this registration
                        statement).